EXHIBIT 15.2

The Company’s responses to the requirements of Form 20-F (except for the US Audit Report of Independent Accountants, which is included under Item 18 “Financial Statements”) have been incorporated into this annual report by reference to the Company’s Report on Form 6-K dated March 16, 2005 which contains the Company’s Annual Report and Accounts 2004. Pursuant to Rule 12b-23(a) of the Securities Exchange Act of 1934, as amended, the information incorporated into this annual report by reference to such Form 6-K is attached as an exhibit hereto.

A strategy that delivers

BG Group Annual Report and Accounts 2004

Our vision

Natural gas is our business.
We are a rapidly growing company,
with expertise across the gas chain.
Our vision is to be the leading natural gas
company in the global energy market –
operating responsibly and delivering
outstanding value to our shareholders.

Contents

2	[THIS SECTION HAS INTENTIONALLY BEEN REMOVED.]	49	Directors’ report
3	[THIS SECTION HAS INTENTIONALLY BEEN REMOVED.]	51	Remuneration report
6	Operating and financial review	61	Auditor’s report
6	BG Group’s global operations	62	Principal accounting policies
8	Business overview	64	Accounts
9	Strategy	120	Supplementary information
11	Operating review	126	Five year financial summary
20	Financial review	132	Shareholder information
30	Future prospects	140	Notice of Annual General Meeting
31	Corporate Responsibility	146	Cross reference to Form 20-F
35	Risk factors	147	Index
39	Corporate governance	148	Presentation of non-GAAP
39	Governance framework		measures and glossary
44	Board of Directors	149	Definitions
46	Executive Committee

Front cover	Financial calendar

	Ex-dividend date for 2004 final dividend	30 March 2005
	Record date for 2004 final dividend	1 April 2005
	Annual General Meeting	4 May 2005
Payment of final dividend
	Shareholders	13 May 2005
	ADR holders	20 May 2005
	Financial year end	31 December 2005

BG Group
Sector comparator group
FTSE 100

The graph on the front cover shows BG Group’s total shareholder return (£) compared to the equivalent return for an oil and gas sector comparator group and the FTSE 100 since listing of BG Group plc shares on 13 December 1999. More information is available on page 56 of this report.

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Operating and financial review
BG Group’s global operations

6	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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`

BG Group’s main activities

Exploration and Production (E&P)
BG Group explores, develops, produces and markets gas and oil around the world. Around 72% of 2004 production was gas. The Group uses its technical, commercial and gas chain skills to deliver projects at low cost, whilst maximising the sales value of its hydrocarbons.

Liquefied Natural Gas (LNG)
BG Group’s LNG activities combine the development of LNG liquefaction and regasification facilities with the purchasing, shipping and sale of LNG. The Group uses its expertise in LNG to connect its own and other producers’ gas reserves to markets.

Transmission and Distribution (T&D)
BG Group’s T&D expertise and activities develop markets for natural gas and provide them with supply from its own and others’ reserves through transmission and distribution networks.

Power
A large proportion of the incremental worldwide demand for gas is attributable to power stations. BG Group develops, owns and operates gas-fired power generation plants.

Other businesses
BG Group aims to enhance the value of existing assets by developing complementary businesses using existing infrastructure, customers, skills and technology; e.g. fuel and compression services for Natural Gas Vehicles and co-generation facilities.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	7

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Operating and financial review
Business overview

Group-wide activities
A leading player in the global energy market, BG Group is a rapidly growing business with operations in over 20 countries over five continents. BG Group is principally engaged in exploration and production and the development and supply of existing and emerging gas markets around the world. Gas discoveries often require complex chains of physical infrastructure and commercial agreements to deliver the gas to markets and BG Group has proven skills and experience in creating value from these chains.

Exploration and Production (E&P)
BG Group’s high-performing E&P activities are the centre of gravity for the Group, with a focus on gas.

BG Group has a highly performance-focused culture and is an industry leader in production growth, unit operating costs and finding and development (F&D) costs(a). Exploration excellence has been key to the Group’s success, with a 64% exploration and appraisal success rate in 2004 and more than doubling our proved reserves since the end of 1999.

Liquefied Natural Gas (LNG)
In just three years from securing capacity rights at the Lake Charles regasification terminal in the USA, BG Group has established itself as one of the leading companies in North American LNG importation. The USA is the largest and one of the most attractive gas markets in the world and BG Group has a strong position with its regasification capacity rights at Lake Charles and Elba Island. The Group is also developing regasification terminals in the UK and Italy. The Group also has liquefaction plants in Trinidad and is developing plants in Egypt.

Transmission and Distribution (T&D)
BG Group draws on expertise in T&D to invest in strategic assets in developing gas markets to secure high growth and good returns. Economic development in Brazil and India is rapidly increasing demand for gas and power.

BG Group has secured long-term distribution franchises in areas where governments encourage the building of gas distribution networks, (e.g. the 30 year concession agreement for Comgas in Brazil).

Distribution businesses also provide access to the end customer, which provides incremental opportunities (e.g. BG Group’s Iqara businesses in Brazil and India which supply co-generation units to customers for electricity and heat).

Power Generation
Power generation is a key driver of gas demand and BG Group’s expertise in this sector is valuable both in terms of BG Group’s own power business and in understanding gas industry dynamics. BG Group has a strong portfolio of modern gas power plants which can provide high levels of efficiency and flexibility, valued by our customers.

Regulatory Environment
BG Group’s E&P activities are conducted in many different countries and are therefore subject to a broad range of legislation and regulations. These cover virtually all aspects of E&P activities, including, for example, licence award or acquisition, production rates, royalties, pricing, environmental protection, export, taxes and foreign exchange. The terms and conditions of the licences, leases and contracts under which the Group holds its gas and oil interests vary from country to country. These licences, leases and contracts are generally entered into with a government entity or state company and are sometimes entered into with private owners. These arrangements usually take the form of licences or production sharing contracts (PSC).

BG Group’s other activities are also subject to a broad range of legislation and regulations in the various countries in which the Group operates.

Many of the countries in which the Group does and expects to do business have recently developed, or are in the process of developing, new regulatory and legal structures with a view to helping their gas and power markets grow within a clear and controlled framework. Additionally, the Group’s operations within the European Union (EU) may be subject to EU legislation including Competition law.

(a) For an explanation of how BG Group calculates its finding and development costs refer to the definitions on page 149.

8	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Operating and financial rev iew
Strategy

Strategy summary

As an integrated gas company, BG Group aims to deliver sustainable g rowth in shareholder value through a strategy which capitalises on the Group’s skills and experience.

The Group combines a deep understanding of gas markets with industry leading skills in finding and commercialising gas and in project delivery. This enables BG Group to access competitively price d resources and bring them to market quickly and cost effectively and to create value across the gas chain.

BUSINESS ENVIRONMENT
The benefits of natural gas over other fossil fuels are well known. Natural gas is a relatively clean fossil fuel and can replace less environmentally friendly energy sources. It is competitively priced, plentiful and offers geographical diversity of supply. The US Energy Information Administration (EIA) predicts that the compound annual growth rate between 2 000 and 2025 for global gas consumption will substantially exceed those of other fuels.

Within the natural gas industry, the Liquefied Natural Gas (LNG) sector has, in recent times, attracted a significant amount of interest from both demand and supply perspectives. As an integrated gas major, we believe that BG Group is strongly positioned within the natural gas industry as a whole and the LNG business in particular.

STRATEGY IN ACTION
Market focus
BG Group seeks to maintain a deep understanding of current gas demand and market trends. The Group aims to have a balance between major OECD markets and selected developing markets.

BG Group is focused on the major OECD markets of North America and Europe, notably the important US and UK markets where indigenous supply is diminishing, leading to a steadily growing need for imported gas, via both LNG and pipeline.

In these markets, gas imports present BG Group with an opportunity to use its LNG and transmission skills and strong portfolio position.

In addition, BG Group is building markets in developing economies. The Group is focussing on Brazil and India because of their rapid economic development, fast-growing long-term demand for gas and because of the success the Group already has operating there.

Integration
BG Group continues to build a port folio of assets which are becoming increasingly connected and complementary to each other. The Group’s skills across the gas chain and our integrated approach are enabling the Group to develop and take advantage of new opportunities. Examples can be seen right across our business segments and regions. In the UK, for example, our market share is creating supply options from a range of piped and LNG sources. More specifically, our production hubs and infrastructure in the UK North Sea are adding value to new prospects across the median line in Norway. In the USA, our regasification position is adding value to reserves in Trinidad and also in Egypt. In Brazil, our strongly growing transmission and distribution position in Comgas may enable BG Group to add value to potential future gas discoveries in the Santos Basin, in

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	9

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Operating and financial review
Strategy continued

addition to monetising additional resources from Bolivia.

Competitive supply
Securing competitively priced supply is an essential part of BG Group’s strategy for success, since cost leadership is a pre-requisite for long-term success in a commodity business.

In 2004, BG Group contracted, on competitive terms, additional third-party volumes from Egypt and Equatorial Guinea.

Future growth
BG Group has a mixed portfolio that includes young assets with in-built growth. Four key drivers will underpin future long-term growth of the business:

•	strong asset base with in-built growth;

•	incremental investments around existing asset base;

•	connecting assets to enhance value; and

•	new opportunities that give extra impetus to the existing asset base.

Growth potential can be found in our portfolio of operating assets (e.g. Egypt, India and the USA), from investing in incremental projects, capitalising on existing infrastructure (e.g. Trinidad and UK North Sea) and through new exploration acreage (e.g. Norway, Canada, Mauritania and Brazil).

STRATEGY BY BUSINESS SEGMENT
BG Group’s E&P business is and will remain for the foreseeable future the centre of gravity of the Group, based on its long life assets and growing exploration prospect inventory. With a first class record in exploration and production around the world, E&P is the Group’s principal value creator.

In LNG, BG Group has strengthened its position in the Atlantic Basin, moving to develop multiple regasification positions (Lake Charles, Elba Island, Milford Haven and Brindisi) and building competitively priced and flexible supplies. Its strong future growth prospects mean that LNG is expected to make an increasing contribution to Group earnings in the medium term.

In T&D, BG Group is focused on markets with significant potential for growth in gas usage, for example Comgas (Brazil) and our Indian T&D businesses (Mahanagar Gas and Gujarat Gas).

A large proportion of incremental worldwide demand is attributable to power generation and BG Group will continue to seek selective additions to its high return portfolio of power assets.

CORPORATE RESPONSIBILITY
BG Group recognises that activities surrounding the extraction and supply of fossil fuels can have economic, environmental and social impacts and our aim is that the overall effect on host countries and communities should be positive.

At BG Group, we believe that it is good business to operate responsibly. We think that successful relationships with hosts contribute to good and sustainable returns for shareholders. BG Group sets standards for employee behaviour through the BG Group Statement of Business Principles (the Group’s code of ethics for all employees).

The Corporate Responsibility section (page 31) summarises BG Group’s social and environmental performance. The 2004 Corporate Responsibility Report contains more detail on this area.

10	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Operating and financial review
Operating review

Exploration and Production

2004 Highlights
•	Total operating profit increased 26% to £1 204 million
•	28 exploration and appraisal wells drilled with 18 successful
•	First production of Karachaganak Phase 2 liquids exported via CPC
•	Acquired exploration and production assets in Canada and Trinidad and Tobago and a further 40% stake in the Rosetta gas field, Egypt
•	Acquired or awarded exploration blocks in Brazil, Mauritania, Norway and the UK
•	Exploration success in UK, Mauritania, Canada and Trinidad
•	Development of Simian Sienna and Sapphire underway to supply Egyptian LNG trains
•	Development of ECMA underway to supply Atlantic LNG Train 4

BG Group’s high performing E&P business had another strong year in 2004. The 2006 production target has been increased by 9.4% to 580 000 boed.

2004 PERFORMANCE†
Production increased by 7% to 166.8 mmboe. The main contributors to this increase were Kazakhstan (7 mmboe), Egypt (6 mmboe) and Canada (3 mmboe). During 2003, production volumes rose by 15% (20 mmboe), due mainly to contributions from Trinidad and Tobago (13 mmboe) and Egypt (5 mmboe).

In 2004, proved reserves increased by 2% to 2 147 mmboe from 2 104 mmboe in 2003, after production of 166.8 mmboe and acquisition of 64 mmboe.

Of the 28 exploration and appraisal wells completed in 2004, 18 were successful, representing a success rate of 64%. Successful wells were drilled in Canada, UK, Tunisia, Trinidad, Mauritania, Kazakhstan, Bolivia, Egypt and Thailand (2003 success rate of 71% with 17 wells completed; 2002 success rate of 72% with 25 wells completed).

UK and Norway
The UK accounted for around 40% of BG Group’s production in 2004. The principal operating assets include the Armada and Seymour fields, the Blake Area, the Easington Catchment Area (ECA), the Everest and Lomond fields, the J-Block (Joanne and Judy) and Jade fields, the Elgin/Franklin fields and the Central Area Transmission System (CATS).

In 2004, further progress was made on the development of the new Atlantic/ Cromarty and Buzzard fields which are expected to begin production towards the end of 2005 and 2006 respectively.

During 2004, BG Group and partners announced the successful appraisal of the formerly fallow Maria discovery and found hydrocarbons in the adjacent Maria Horst prospect. First production is targeted for late 2006 to early 2007 via the BG Group operated Armada platform.

In early December, the NW Seymour well on the BG Group operated Seymour field (BG Group 57%) resulted in an oil discovery. The well tested at around 5 000 bopd and development options are being evaluated. It is anticipated that the well will be tied back to the Armada platform.

†	The countries listed are in order of production volume.

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Operating and financial review
Operating review continued

In the UK’s 22nd licensing round, held during 2004, BG Group was awarded three blocks (and their operatorship) adjacent to the BG Group operated Armada asset.

Since entry in early 2004, BG Group now holds nine exploration licences offshore Norway. Seven of these licences lie in the southern North Sea adjacent to the UK/Norway median line and close to BG Group’s UK central North Sea core producing area. Present activity includes the acquisition of new 3D seismic data over one of the licences and an exploration well may potentially be drilled in 2005 or 2006.

Kazakhstan
BG Group is joint operator of the giant Karachaganak gas condensate field in north-west Kazakhstan.

The Karachaganak field (BG Group 32.5%) is one of the largest oil and gas condensate fields in the world. The new Phase 2 facilities came fully on-stream in May 2004. As a consequence, approximately 60% of liquids produced are now sold at Novorossiysk at international prices. The remaining untreated production continues to be sold to Russian markets.

The Group is also a partner in the North Caspian Sea PSA (BG Group 16.67%), including the Kashagan field, and is currently progressing the disposal of its interest.

Egypt
BG Group is operator of two gas-producing areas offshore the Nile Delta –the Rosetta concession and the West Delta Deep Marine (WDDM) concession (comprising the operational Scarab Saffron fields; Simian Sienna and Sapphire fields, which are in development and the Serpent, Saurus, Sequoia and Solar discoveries).

2004 was a year of considerable progress for all BG Group’s activities in Egypt. BG Group continues to be a key supplier to the domestic market through its Rosetta and Scarab Saffron fields and is close to completing the infrastructure for supply to the Egyptian LNG export project. Simian and Sienna are expected to supply Egyptian LNG from the second quarter of 2005 and Sapphire is expected to supply from the third quarter of 2005.

In 2004, BG Group acquired a further 40% interest in the Rosetta concession and reached agreement with EGPC and EGAS to increase the Daily Contracted Quantity

(DCQ) to 345 mmscfd from 275 mmscfd, effective from the second quarter of 2005. Debottlenecking of the processing terminal is expected to increase facility capacity to meet the revised DCQ.

The development of the Scarab Saffron fields provides an example of world class project delivery, producing first gas in March 2003, following discovery in May 1998. The Scarab Saffron development is one of the longest sub-sea tie backs in the world and the first deep water development in Egypt. Like Rosetta, Scarab Saffron has proved to be highly reliable and able to produce above its DCQ. The field supplies the domestic market (586 mmscfd DCQ) and from the first quarter of 2005, BG Group and partners will begin processing 225 mmscfd of gas from Scarab Saffron at the SEGAS LNG plant located at Damietta. BG Group has agreed to purchase 0.7 mtpa LNG output for markets in the Atlantic Basin (see LNG section page 14).

The Simian Sienna fields are being developed to supply Train 1 of the Egyptian LNG project and the Sapphire field to supply Train 2.

Trinidad and Tobago
BG Group produced 19 mmboe of gas in Trinidad and Tobago during 2004. The BG Group operated Dolphin field in the East Coast Marine Area (ECMA) supplies gas into the domestic market while the BG Group operated North Coast Marine Area (NCMA) development supplies gas into Atlantic LNG Trains 2 and 3 for export to North America.

In May 2004, BG Group acquired operatorship and 65% of the 111 sq km onshore Central Block development in Trinidad, which includes the Carapal Ridge discovery, the largest made onshore in Trinidad and Tobago in the last 40 years, and other prospective acreage. The Central Block is expected to continue to supply the domestic market under existing agreements and is expected to supply Atlantic LNG Train 4 from the middle of 2006.

In February 2005, BG Group and partners announced a gas discovery in the offshore Manatee 1 exploration well in Block 6d, ECMA.

Tunisia
BG Group produced 12.3 mmboe of gas and condensate in Tunisia during 2004. BG Tunisia supplied about 50% of gas demand in the Tunisian market from its

(a) As defined by the SEC.

12	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Miskar field (BG Group 100%). The average daily gas and condensate production reached a peak of 33 610 boe, which is the highest rate since operations commenced. Miskar gas is processed at the Group’s onshore Hannibal terminal and sold under long-term contract to the Tunisian state electricity and gas company. Offshore compression installed in 2004 will be commissioned in 2005 to maintain the production plateau of the field. Additional drilling is being planned with the aim of further extending the field plateau.

India
In 2004, gross production from BG Group’s expanded Panna/Mukta and Tapti (PMT) fields, constituted approximately 10% of India’s total oil and gas production. Currently, only 8% of the power generated within India is fuelled by natural gas, compared to around 30% worldwide. BG Group believes that this, together with potential for increasing gas penetration in the industrial, commercial and residential market segments, offers growth opportunities to integrated gas companies.

Gas production at the PMT fields has increased by 45% since acquisition in 2001 and the Group is working with partners and the Government to progress expansion projects that are planned to almost double PMT’s oil and gas production rate in the next four years. As part of this, BG Group and its partners are working towards bringing the Mid-Tapti field on-stream in late 2007.

In October 2004, the Government approved a $200 million (gross) development plan for the Panna field and the Engineering, Procurement and Construction (EPC) contract in respect of this development has been awarded.

Bolivia
In the fourth quarter of 2004, first production from the Margarita Early Production Facilities commenced. Gas is being delivered into the Brazilian market.

BG Group holds a number of E&P interests in Bolivia. Following the July 2004 referendum, the Government has proposed amendments to the existing legal framework, including the enactment of a new Hydrocarbons Law, which mark a significant departure from the principles which currently govern the hydrocarbon sector. BG Group will continue to monitor the situation and is hopeful that the Government will allow the economic development of Bolivian oil and gas reserves.

Canada
In March 2004, BG Group acquired exploration and producing assets in Canada for US$345.6 million from El Paso. BG Canada now holds significant oil and gas acreage of which a large proportion is undeveloped, offering considerable exploration potential close to existing infrastructure. BG Group acquired these assets as part of its wider strategy to supply the US gas market.

The assets are located in four core areas – Bubbles (north-east part of British Columbia (NEBC)), Ojay/Sundown (south part of NEBC), Copton (western Alberta) and Waterton (south-western Alberta). BG Group has access to three major pipelines (Alliance, Westcoast and Nova) for gas transportation from Canada to the USA.

The Group’s first Canadian drilling programme began in May 2004 and continued through the winter drilling season. Of seven wells drilled and completed by year end, four were successful. A further three wells found gas bearing reservoirs and are under evaluation.

Mauritania
In March 2004, BG Group acquired a 13.084% interest in PSC A (covering Block 3 and shallow water Blocks 4 and 5) and an 11.63% interest in PSC B (covering deep water Blocks 4 and 5) in Mauritania for $132 million (plus up to $5.1 million of conditional payments). Three oil discoveries (Chinguetti, Tiof and Tevet) have been made in PSC B and a gas field has been discovered in PSC A. The Chinguetti field is now in development and the Government intends to exercise its back-in right under PSC B which will reduce BG Group’s share in the Chinguetti field to 10.23%. The acreage acquired contains multiple additional prospects. Three prospects were drilled in 2004, one of which was successful. A further five are expected to be drilled in 2005.

Brazil
In December 2004, drilling activities commenced on the BM-S-10 block (BG Group 25%). This is expected to be followed by drilling on three other blocks (BG Group 25% to 100%) during 2005.

In May 2004, BG Group announced the acquisition of 100% ownership and operatorship of exploration Block BM-S-13 offshore São Paulo.

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Operating and financial review
Operating review continued

Liquefied Natural Gas 2004 Highlights
•	Supplied 41% of US LNG imports
•	Signed a 17 year LNG supply agreement with Equatorial Guinea
•	Five year agreement reached to process gas and buy 0.7 mtpa LNG from Damietta, Egypt
•	EPC contract awarded for Brindisi LNG regasification terminal, Italy and sales agreement signed for 2.4 mtpa LNG to partner Enel
•	Shareholder agreements and EPC signed for a LNG regasification terminal at Milford Haven, UK
•	Took delivery of two new LNG carriers

BG Group’s LNG division continued to grow strongly in 2004 and remains a key area of investment for the Group.

2004 PERFORMANCE
Atlantic LNG continued to perform well. Construction of Egyptian LNG Trains 1 and 2 moved ahead of schedule and EPC contracts were awarded for the Brindisi and Milford Haven regasification projects. Signature of agreements to toll gas and buy LNG through the Damietta plant in Egypt was also announced.

Liquefaction
Trinidad
Atlantic Train 4 construction is expected to be completed by the end of 2005. Existing trains continued to perform well with Train 3 in its first full year of production and Train 1 benefiting from the higher US gas price environment.

Egypt
 The Group’s project delivery skills were clearly demonstrated as construction of Egyptian LNG moved ahead of schedule. The first cargo from Train 1 is expected in the second quarter of 2005. Egyptian LNG is being developed in industry record time, only six years from the discovery of the reserves to first LNG. Train 2 follows closely, with expected start-up six months ahead of plan in the fourth quarter of 2005. From the first quarter of 2005, BG Group and partners in the West Delta Deep Marine (WDDM) concession have begun tolling 225 mmscfd gas through the SEGAS Damietta LNG plant. Under the five year contract, BG Group’s subsidiary BG Gas Marketing Limited (BGGM) will purchase 0.7 mtpa output for regasification at Lake Charles.

Other areas
 BG Group is exploring the possibilities of exporting natural gas to the USA by means of a liquefaction project located in Brazil.

BG Group is also in discussions to develop a LNG export scheme in Nigeria.

BG Group completed the sale of its 50% interest in the Muturi PSC and its related 10.73% in the Tangguh LNG project in Indonesia for $253 million.

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Regasification
USA
Lake Charles
During 2004, BG Group was responsible for delivering just over 1% of the US daily gas demand and around 41% of LNG imported into the USA.

The Phase 1 expansion of the Lake Charles plant by the operator Trunkline LNG is on track for its scheduled completion in the fourth quarter of 2005. The increased capacity is contractually committed to BG Group, taking the Group’s total capacity rights from 0.63 bcfd up to 1.2 bcfd, with 1.5 bcfd peak send out.

Phase 2, which is expected to expand capacity further to 1.8 bcfd with 2.1 bcfd peaking capacity, received Federal Energy Regulatory Commission approval in September 2004 and is scheduled for completion in mid-2006. Under the Phase 2 project BG Group aims to diversify its market destinations through firm capacity in the new Trunkline gas pipeline.

BG Group continued to source cargoes on the short-term market to fill the terminal. In a more competitive market, BG Group secured 100 actual cargoes for delivery to the USA (59 cargoes to Lake Charles and 41 cargoes to Elba Island) and remarketed a further 18 to other markets (primarily in Asia) in order to take advantage of higher prices.

Elba Island
Since acquiring the capacity and associated LNG purchase and gas sales agreements at Elba Island at the end of 2003, BG Group and upstream partners’ LNG from Atlantic Trains 2 and 3 has been regasified and marketed in the USA.

Providence
BG LNG Services, in a joint venture with KeySpan Corporation, the largest natural gas distributor in north-east USA, continues to explore an upgrade of KeySpan’s existing LNG storage peak-shaving facility in Providence, Rhode Island to allow for marine deliveries.

Italy
Approval was received for the 6 mtpa Brindisi regasification terminal in 2003. The EPC contract was awarded at the end of 2004, with first LNG targeted for 2008. BG Group and Enel will share 4.8 mtpa priority capacity at the terminal, with the remaining 20% set for third-party access, in compliance with Italian regulatory requirements. The Italian authorities are currently seeking the agreement of the European Commission to these requirements in accordance with the provisions of the Second EU Gas Directive. In January 2005, the partners signed an agreement for Enel to purchase 2.4 mtpa LNG from BG Group, which will be sourced primarily from Egyptian LNG Train 2.
UK
On 30 November, BG Group and partners signed shareholder and other related agreements to develop a LNG regasification terminal at Milford Haven, in Wales – the Dragon LNG Terminal. This triggered the award of the EPC contract and work commenced at the end of 2004 with a target completion date of the fourth quarter of 2007. On 1 February 2005, OFGEM granted the project an exemption from the regulated third-party access provisions imposed by the Second EU Gas Directive. The European Commission has two months from that date in which to request changes to the exemption. As the partners and OFGEM have been working to finalise the exemption in close collaboration with the Commission since the conclusion of an informal exemption process last year, it is not expected that any material changes will be requested.

LNG Shipping
BG Group’s shipping position remains a key enabler for the LNG business to ensure delivery and flexibility under long-term contracts and to acquire short-term cargoes and benefit from arbitrage opportunities.

BG Group took delivery of the Methane Princess in February 2004 and the Methane Kari Elin in June 2004. Both ships have capacity of 138 000 cubic metres of LNG.

During the year, BG Group ordered three 145 000 cubic metre new-build ships from Samsung to be delivered in 2006 and has options and firm orders for further ships beyond 2006.

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Operating and financial review
Operating review continued

Transmission and Distribution 2004 Highlights
•	Comgas continues to grow volumes, up 11%
•	Strong volume growth at Mahanagar Gas in India
•	Additional compressed natural gas stations developed by Gujarat Gas in India

BG Group’s expertise and activities in T&D are important features of its integrated gas strategy and contribute to the development of natural gas markets.

2004 PERFORMANCE
Comgas (BG Group 60.1%) is Brazil’s largest gas distribution company. At the end of 2004, it was serving around 450 000 customers in the São Paulo concession area, up from 416 000 in 2003 and 378 000 in 2002.

BG Group has a controlling 45.11% share in and is the technical operator of MetroGAS – the largest natural gas distribution company in Argentina. Since the devaluation of the Argentine Peso in 2002, MetroGAS has been unable to service its debt (a large proportion of which was denominated in US dollars). Work on restructuring MetroGAS’ debt continues.

Gujarat Gas Company Limited (GGCL) (BG Group 65.1%) is India’s largest private gas distribution and transmission company. In 2004, a general shortage of gas in India resulted in a sales volume decrease of 12% to 691 mmcm, compared to 771 mmcm in 2003 and 480 mmcm in 2002. However, a better sales mix, including more industrial customers, and cost savings improved margins to achieve a 7% increase in net profit.

Mahanagar Gas Limited (MGL) (BG Group 49.75%), which owns a gas distribution system in Mumbai, saw its volumes rise 32% to 392 mmcm, compared with 297 mmcm in 2003 and 204 mmcm in 2002.

Brazil
Under the Comgas concession, a tariff review is required every five years. The first tariff review was completed in April 2004 and defined the overall level and structure of tariffs to May 2009. Comgas and the Group believe this has provided an excellent platform for future growth of the business – made possible by active dialogue with the São Paulo regulator, enabling BG Group to reach a conclusion that will prove positive for both sides.

In July 2004, Comgas secured $90 million project financing from the International Finance Corporation, a member of the World Bank Group, to finance the expansion of the network by 1 000 km over the next five years.

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India
At the end of 2004, the Gujarat Industrial Development Corporation granted GGCL the right to lay gas pipelines in the major industrial Vapi area. During 2004, GGCL signed 377 mcmd of additional gas supply contracts with customers.

In March 2004, GGCL announced a compressed natural gas (CNG) for vehicles expansion programme that includes the installation of additional stations in Surat, Bharuch and Ankleshwar. The first phase was completed in December with two new stations at Surat and one in Bharuch, taking GGCL’s total number of stations to seven.

Some of the increased volume at MGL was stimulated by the growth of CNG through the installation of two new refuelling stations, taking the total number of stations to 100 at the end of February 2005.

UK
The Interconnector (BG Group 25%) has 20 bcma capacity which can be transported from Bacton into the Continental European grid. In addition, the pipeline has current reverse flow capacity of 8.5 bcma. Volumes from the UK into Europe fell in 2004 but there was a marked increase in the level of reverse flow from Europe into the UK as a result of the UK’s increasing need to import gas as indigenous production declines. The reverse flow capacity is being expanded to 16.5 bcma which is anticipated for December 2005 and 23.5 bcma by December 2006.

In 2002, at the request of the Northern Ireland Authority for Energy Regulation, the shareholders of Premier Transmission Limited (PTL) (BG Group 50%) commenced discussions to sell PTL to a purchaser funded 100% by debt under a ‘mutual’ structure designed to deliver cost savings to Northern Ireland’s gas consumers. On 25 February 2005, BG Group and the other PTL shareholders (KeySpan CI Ltd and KeySpan (UK) Limited) signed a conditional share sale and purchase agreement to sell the entire issued share capital of PTL to the Premier Transmission Financing Company Limited. This transaction is not expected to have a material impact on the Group’s financial position.

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Operating and financial review
Operating review continued

Power
2004 Highlights
•	Increased utilisation at powerp lants in the Philippines
•	Santa Rita set a world record time for completion of its first major overhaul

A large proportion of the incremental worldwide demand for gas is attributable to power stations. BG Group has a profitable portfolio of modern, efficient combined cycle gas turbine (CCGT) power stations with committed off-take agreements where BG Group’s return results from maximising plant availability. These off-take agreements are structured to provide BG Group with protection from market price and volume risk.

2004 PERFORMANCE
In its first major overhaul, completed in May 2004, Santa Rita set a new world record for the shortest overhaul time for the advanced V84.3A gas turbine unit. San Lorenzo completed its corresponding overhaul in November 2004 and matched the record set by Santa Rita.

UK
Premier Power Limited, a wholly-owned subsidiary of the Group, owns and operates the 1 316 MW Ballylumford power station in Northern Ireland which has electricity supply agreements with Northern Ireland Electricity.

BG Group also has a 50% interest in the 1130 MW Seabank power station, near

Bristol, one of the UK’s most efficient power stations.

Philippines
BG Group has a 40% stake in two gas-fired power stations, Santa Rita (1 000 MW) and San Lorenzo (505 MW). Both sell electricity to Meralco, the Philippines’ largest power distribution company, under 25 year power purchase agreements (PPAs). In January 2004, the PPAs were amended, although changes made are subject to final regulatory approval. These amendments include incentives to increase dispatch levels.

Italy
BG Group exercised its pre-emptive right to take a further 1.68% stake in Serene (BG Group now 33.68%) which operates 400 MW of co-generation at five locations adjacent to Fiat Auto factories.

Tunisia
The 500 MW Barca power project in Tunisia, which was previously expected to be on-stream in 2006, has been postponed.

18	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Other businesses
2004 Highlights
•	18 new Natural Gas Vehicle (NGV) stations in the state of São Paulo, Brazil
•	Co-generation contracts enter commercial operation in Brazil

IQARA
Iqara is a UK-based subsidiary of BG Group and operates in India and Brazil. It operates principally in the NGV and compressed natural gas (CNG) businesses and in co-generation and telecommunications.

The NGV and CNG businesses complement BG Group’s core distribution business, using customer contact to stimulate further natural gas demand.

The telecommunications business also added customers in Brazil and India.

Brazil
Iqara Gas Natural grew its network of CNG filling stations by 18 to a total of 38 in São Paulo.

In 2004, BG Group, through its subsidiary Iqara Energy Services, expanded the provision of co-generation based energy supply services to four co-generation projects and one ongoing gas-fired air conditioning project in commercial operation.

India
During 2004, Iqara’s telecommunications business increased its customer base by 267% to 82 566 from 22 505 at the end of 2003.

MICROGEN
Microgen is an innovative energy system being developed by BG Group for individual homes and small businesses. The prototype Microgen appliance generates heat for water and space heating and simultaneously produces electricity, reducing consumption of externally generated power. Microgen is currently undergoing field trials for performance and reliability. This follows commitment by the UK Government in 2004 to reduce the VAT rate on micro combined heat and power products like Microgen, subject to successful field trials.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	19

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Operating and Financial Review
Financial review

Financial results

	Group turnover			Total operating profit/(loss)(a)

	2004	2003	2002	2004	2003	2002
	£m	£m	£m	£m	£m	£m

Exploration and Production	2 153	1 794	1 555	1 204	959	731

Liquefied Natural Gas	1 098	945	309	94	77	8

Transmission and Distribution	644	678	541	134	116	50

Power Generation	201	184	189	121	129	124

Other activities	8	3	66	(31)	(30)	(25)

Less: intra-group sales	(22)	(17)	(50)

Total	4 082	3 587	2 610	1 522	1 251	888

(a) Total operating profit/(loss) includes the Group’s share of operating profits less losses in joint ventures and associated undertakings.

The operations of BG Group comprise Exploration and Production (E&P), Liquefied Natural Gas (LNG), Transmission and Distribution (T&D), Power Generation (Power) and Other activities.

A five year summary from 2000 to 2004 of the financial results of BG Group’s continuing operations is set out on page 130. For a summary of the five year financial results including those activities discontinued in 2000 (comprising assets demerged to Lattice), see page 126.

The Operating and Financial Review should be read in conjunction with the consolidated Financial Statements and related notes included elsewhere in this report. The Group presents certain non-GAAP measures in the operating and financial review that management believe facilitate the understanding of the underlying business performance and improves the comparability of results for the periods concerned. Further explanation of these measures and why management believe these are useful in understanding the results of operations can be found under ‘Presentation of Non-GAAP Measures’ on page 148.

BG Group’s post-tax ROACE(a)* was 17.6% (2003 16.3%; 2002 10.9%). The 2002 ROACE figure includes the impact of the introduction of the North Sea tax surcharge on deferred tax balances (see page 24 for more detail); excluding this impact, 2002 post-tax ROACE was 13.2%.

OPERATING RESULTS
Strong performances across the Group’s operating segments underpinned a 22% increase in total operating profit in 2004	as compared with 2003. Further detail of each segment’s operating result is given in the separate sections below.

E&P
E&P’s turnover increased by 20% to £2 153 million from £1 794 million in 2003 and £1 555 million in 2002. The increase in 2004 was driven principally by the new liquids exports from the Karachaganak field through the CPC pipeline, higher gas production from the Scarab Saffron fields and the acquired Canadian properties. Higher realised prices were partially offset by adverse US dollar exchange rate movements which together contributed a net £161 million to the increase in turnover. The 2003 increase was driven by higher production volumes. Higher realised prices were partially offset by adverse US dollar exchange rate movements and together contributed a net £100 million to the 2003 increase in turnover (see page 37 for more detail on exchange rates).

Approximately two thirds of BG Group’s UK gas production is expected to be sold under contract for the 2004/2005 gas year. Prices for the majority of these gas contracts are reset annually on 1 October. For the 2004/2005 gas year beginning 1 October 2004, average prices, assuming a constant sales mix, are expected to be around 20 pence per therm (compared to 17 pence per therm for the previous year). For the 2003/2004 gas year, UK gas contract prices increased by around 7% compared to the previous year.

In 2004, the average realised international gas price increased by 2%, in Sterling

*	See presentation of non-GAAP measures, page 148.
(a)	See page 128 for a definition of how ROACE (return on average capital employed) is calculated.

20	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Exploration and Production

	2004	2003	2002

Production volumes (mmboe)
– oil	21.4	23.7	22.5

– liquids	25.6	19.2	19.4

– gas	119.8	113.1	94.2

	166.8	156.0	136.1

Average realised prices

– oil per barrel (£/$)	21.53/39.24	17.89/29.18	16.67/24.86

– liquids per barrel (£/$)	14.21/25.90	8.86/14.45	7.96/11.87

– UK gas per produced therm (pence)	19.64	16.92	15.91

– international gas per produced therm (pence)	13.95	13.67	12.49

– overall gas per produced therm (pence)	16.18	15.16	14.26

Development expenditure (£m)	620	486	704

Gross exploration expenditure (£m)

– capitalised exploration expenditure	262	156	274

– other exploration expenditure	74	36	65

	336	192	339

terms compared to the previous year. In 2003 average international gas prices increased by 9% due to the link between some international gas contracts and oil indices, although this effect was offset by the adverse movement in the US$/UK£ exchange rate during the same period.

Unit lifting costs were £1.03 per boe in 2004 compared with £0.91 per boe in 2003 and £1.04 per boe in 2002. Unit operating expenditure was £2.01 per boe in 2004 against £1.85 per boe in 2003 and £2.09 per boe in 2002. The increases in lifting and unit operating costs in 2004 were due primarily to the impact of higher oil prices on royalties and tariffs, higher royalty rates on Canadian production and start-up costs of the Karachaganak export facilities, all partially offset by the favourable effects of a weaker US dollar. The decline in costs in 2003 compared with 2002 reflected the mix effect of increases in lower cost production from new and existing international fields and the favourable effect of the weaker US dollar.

Total E&P operating profit in 2004 increased by 26% to £ 1 204 million (2003 £959 million; 2002 £731 million). The increase reflected production growth from the Karachaganak field, new production from the Scarab Saffron and Canadian fields and higher prices, offset by the unfavourable effect of a weaker US Dollar exchange rate. At constant US$/UK£ exchange rates and upstream prices*, total operating profit in 2004 would have increased by 6%. The 31% increase in operating profit in 2003 reflected production growth of 15% and higher realised prices, partially offset by adverse US$/UK£ exchange rate movements. At constant US$/UK£ exchange rates and upstream prices*, total operating profit in 2003 would have increased by 14%.

Well write-off costs were £52 million (2003 £46 million; 2002 £12 million). The higher write-off charge in 2004 compared with 2003 reflected the increased exploration activities across the Group. The higher charge in 2003 compared with 2002 reflected the write-off of a number of relatively high cost wells, including the Artemis well in the UK North Sea.

LNG
Turnover increased to £1 098 million in 2004 (2003 £945 million; 2002 £309 million), reflecting increased activity in the US LNG market. LNG shipping and marketing activity accounted for all of the turnover in all three years.

Total operating profit was £94 million in 2004 compared to £77 million in 2003 and £8 million in 2002. The increase in 2004 reflected improved marketing margins and a strong performance at Atlantic LNG, partially offset by a weaker US dollar. The increase in 2003 reflected higher profit from the shipping and marketing business (up from break-even in 2002 to £44 million) due to significantly higher volumes of LNG imported into the USA and higher prices. Contracts for the purchase of LNG and sale of natural gas into the USA via the Group’s shipping and marketing business are both linked primarily to the Henry Hub reference price in the USA.

The segment results include the Group’s share of the operating profits of Atlantic LNG Company of Trinidad & Tobago Unlimited and Atlantic LNG 2/3 Company of Trinidad & Tobago Unlimited, both associated undertakings. These companies (collectively ALNG), export LNG to the USA, Europe and Asia. BG Group’s share of their 2004 operating profits was £65 million (2003 £56 million; 2002 £29 million). All three years reflect the results of ALNG Train 1, whilst Train 2 started production towards the end of 2002 and Train 3 commenced mid-2003. Income from Trains 2 and 3 is

* See presentation of non-GAAP measures, page 148.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	21

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Operating and financial review
Financial review continued

derived through a net entitlement per unit of throughput and price changes on LNG sales are passed back upstream on a netback basis. The increase in operating profit in 2004 reflects the full year contribution from Train 3, together with higher prices at Train 1, partially offset by adverse exchange rate movements. The increase in operating profit in 2003 reflected the additional contribution from Trains 2 and 3 and increased volumes and higher prices at Train 1.

T&D
T&D’s turnover in 2004 was £644 million (2003 £678 million; 2002 £541 million). Total operating profit in 2004, including the Group’s share of profit in joint ventures and associated undertakings, was £134 million (2003 £116 million; 2002 £50 million). The decrease in turnover in 2004 was principally due to the disposal of Phoenix Natural Gas in December 2003 and weaker Argentine Peso and Brazilian Real exchange rates, partially offset by higher volumes at Comgas.

Comgas’ turnover increased by 2% to £397 million, with a 11% increase in volumes and higher prices following the tariff review being offset by a weaker Brazilian Real. In 2003, there was a 33% increase in Comgas’ turnover to £390 million, with a 17% increase in volumes and higher prices being partially offset by adverse exchange rate movements.

Comgas continued to deliver an increase in Sterling-reported profit with operating profit up 38% to £80 million (2003 £58 million; 2002 £32 million). The increase in 2004 reflected an 11% increase in volumes, lower costs and higher prices following the tariff review being offset by a weaker exchange rate. The 81% increase in 2003 reflected a 17% volume increase and higher margins, partially offset by a weaker Brazilian Real.

MetroGAS’ turnover in 2004 was £150 million (2003 £135 million; 2002 £134 million). The £15 million increase in 2004 reflected 20% volume growth offset by a weaker Argentine Peso. The £1 million increase in 2003 reflected a 17% volume increase, offset by lower prices and unfavourable exchange rate movements.

The £2 million increase in operating profit from MetroGAS to £20 million (2003 £18 million; 2002 £3 million) reflected the volume growth referred to above in both 2004 and 2003. Also, 2002 included a one-off charge in relation to doubtful debts (£8 million).

MetroGAS and its holding company, Gas Argentino, are in the process of a capital restructuring. It is possible that this will lead to a change in the ownership structure of these companies and this in turn will result in BG Group ceasing to consolidate these units as subsidiary undertakings. If this were to happen, the contribution that these companies make to Group operating profit would reduce.

T&D’s share of profits in joint ventures and associated undertakings was £40 million (2003 £42 million; 2002 £33 million).

POWER
Power’s turnover was £201 million in 2004 (2003 £184 million; 2002 £189 million). Turnover in all three years was attributable to Premier Power in the UK and has risen in line with the terms of the power sales agreement which allows changes in gas cost to be passed through to customers.

Total operating profit of £121 million (2003 £129 million; 2002 £124 million) included the Group’s share of profits in joint ventures and associated undertakings of £88 million (2003 £96 million; 2002 £93 million) – attributable to the power plants at Seabank (UK), Santa Rita and San Lorenzo (Philippines), Serene (Italy) and Genting Sanyen Power (Malaysia).

The 6% decrease in total operating profit in 2004 reflected weaker US Dollar exchange rates, which adversely affected the translation of results from the Philippine associate businesses. The 4% increase in total operating profit in 2003 followed the start-up of the San Lorenzo power station in the fourth quarter of 2002.

OTHER ACTIVITIES
Turnover in 2004 was £8 million (2003 £3 million; 2002 £66 million).

The total operating loss in 2004 was £31 million compared with £30 million in 2003 and £25 million in 2002. The loss in all three years related mainly to new business development expense, including Microgen, Natural Gas Vehicles and Telecoms, partially offset by the release of a provision on certain long-term gas contracts no longer required.

EXCEPTIONAL ITEMS – OPERATING RESULTS
There were no exceptional operating items in the three years to 2004.

22	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Profit for the year

		2004			2003			2002

		Exceptional	Business		Exceptional	Business		Exceptional		Business
	Total	items	performance(a)	Total	items	performance(a)	Total	items		performance(a)
	£m	£m	£m	£m	£m	£m	£m	£m		£m

Total operating profit	1 522	–	1 522	1 251	–	1 251	888	–		888

Profit/(loss) on disposal of fixed assets
	92	92	–	117	117	–	(14)	(14)		–

Interest	(70)	–	(70)	(78)	–	(78)	(80)	–		(80)

Tax	(612)	(30)	(582)	(502)	(32)	(470)	(374)	–		(374)

Minority interest	(28)	–	(28)	(20)	–	(20)	(10)	–		(10)

Earnings	904	62	842	768	85	683	410	(14)		424

Earnings per share	25.6p	1.8p	23.8p	21.8p	2.4p	19.4p	11.6p	(0.4	)p	12.0p

(a) Business performance represents continuing operations excluding exceptional items. For further information on exceptional items*, see note 6, page 78.

EXCEPTIONAL ITEMS – PROFIT/(LOSS) ON DISPOSALS
The items excluded from Business Performance are exceptional items as defined by Financial Reporting Standard (FRS) 3 – i.e. items which derive from events or transactions that fall within the ordinary activities of BG Group but which require separate disclosure in order to present a proper understanding of the performance during a period. All profits and losses on the disposal of fixed assets and investments are reported as exceptional items. Any related interest and tax on these items is also reported as being exceptional. For a full reconciliation between the results including and excluding exceptional items and for further details of exceptional items, see the consolidated profit and loss account on pages 64 and 65 and note 6, page 78. In addition, see presentation of non-GAAP measures on page 148 and the reconciliation provided above.

In 2004, the profit on disposal of fixed assets and investments of £92 million (2003 £117 million profit; 2002 £14 million loss) included a profit of £71 million on the sale of BG Group’s interests in the Muturi Production Sharing Contract (Muturi PSC) in Indonesia. On 13 May, BG Group announced that it had completed the sale of its 50% interest in the Muturi PSC in West Papua, for approximately $253 million (£142 million). BG Group’s interest in the Muturi PSC provided a 10.73% interest in the Tangguh LNG project.

In 2003, the profit included £77 million on the sale of a package of UK North Sea assets, £32 million on the sale of BG Group’s 51% interest in Phoenix Natural Gas Limited and £6 million profit on the partial sale of BG Brindisi LNG S.p.A. The 2002 loss included a £7 million loss on disposal of BG Group’s 100% investment in Iqara EcoFuels Limited and a loss of £2 million relating to the disposal of part of the Rose field in the UK North Sea.

INTEREST
In 2004, BG Group’s net interest payable was £70 million (2003 £78 million; 2002 £80 million). This includes the Group’s share in the net interest charge of joint ventures and associated undertakings, which was £34 million in 2004 (2003 £41 million; 2002 £36 million).

TAXATION
BG Group’s tax charge in 2004 before exceptional items* was £582 million (2003 £470 million; 2002 £374 million). The charges incorporate the changes enacted in the Finance Act 2002, including a 10% surcharge on North Sea profits. This surcharge gave rise to a £51 million charge in 2002 relating to opening UK deferred tax balances, as well as increasing the current year tax charge for all three years. Excluding exceptional items* and, in 2002, the impact of the change to opening balances, BG Group’s effective tax rate for 2004 was 40% (2003 40%; 2002 40%).

Including exceptional items but excluding the change relating to 2002 opening

* See presentation of non-GAAP measures, page 148.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	23

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Operating and financial review
Financial review continued

Capital investment

	2004		2003	2002
	£m		£m	£m

Intangible fixed assets	294		201	274

Tangible fixed assets	1 061		607	904

	1 355		808	1 178

Fixed asset investments and acquisitions	539		246	332

Total	1 894	(a)	1 054	1 510

(a)	Includes £120 million for the acquisition of a further 40% interest in the Rosetta gas field in Egypt. In the table above £101 million is recorded as tangible fixed assets, £4 million as intangible fixed assets and £15 million as fixed asset investments and acquisitions. The latter relates to incremental increases in working capital.

balances*, the Group’s tax charge for 2004 was £612 million (2003 £502 million; 2002 £323 million), representing an effective tax rate of 39.6% (2003 38.9%; 2002 40.7%). In 2004 the exceptional tax charge of £30 million arose on the sale of BG Group’s interest in the Muturi PSC (£28 million) and shares in a listed company, Gas Authority of India Limited (£2 million). In 2003, an exceptional tax charge of £32 million arose on the sale of a package of North Sea assets.

EARNINGS AND EARNINGS PER SHARE
Excluding exceptional items*, earnings rose by 23% in 2004. The growth in earnings and earnings per share is illustrated on page 23 together with a reconciliation of earnings and earnings per share including and excluding exceptional items. Earnings (and earnings per share) including exceptional items were £904 million (25.6 pence) in 2004, £768 million (21.8 pence) in 2003 and £410 million (11.6 pence) in 2002.

Excluding exceptional items*, earnings (and earnings per share) were £842 million (23.8 pence) in 2004, £683 million (19.4 pence) in 2003 and £424 million (12.0 pence) in 2002. Excluding the one-off charge (£51 million) relating to opening deferred tax balances on the introduction of the North Sea tax surcharge, described above, 2002 pre-exceptional earnings and earnings per share* were £475 million and 13.5 pence respectively.

CAPITAL INVESTMENT
Capital investment in 2004 was £1 894 million (2003 £1 054 million; 2002 £1 510 million) including £150 million in relation to the North Caspian Sea

(Kazakhstan) Production Sharing Agreement, which is reimbursable upon the sale of BG Group’s interest. The table above shows the composition of the increase in fixed assets between intangible, tangible and investments.

E&P’s capital investment (including capitalised exploration expenditure) was £1 380 million (2003 £654 million; 2002 £1 238 million). In 2004, this included £355 million on the acquisition of subsidiary undertakings completed during the year in Canada, Mauritania and Trinidad. Excluding acquisitions, capital investment was mainly in Kazakhstan, Egypt, UK North Sea and Tunisia and £120 million to acquire a further 40% interest in the Rosetta gas field in Egypt. E&P investment in 2003 included £104 million relating to BG Group’s investment in the North Caspian Sea, and in 2002 included the £247 million acquisition of BG Exploration and Production India Limited.

Gross exploration expenditure incurred during 2004 was £336 million (2003 £192 million; 2002 £339 million), of which £262 million was capitalised (2003 £156 million; 2002 £274 million). The amounts in 2002 included payments in respect of the exercise of pre-emption rights and the continuing exploration and appraisal programme in the North Caspian Sea.

Development expenditure totalled
£620 million compared with £486 million in 2003 and £704 million in 2002. Development expenditure in 2004 was primarily in respect of West Delta Deep Marine (WDDM), Karachaganak, Buzzard, Atlantic/Cromarty and Miskar fields. Expenditure in 2003 was

* See presentation of non-GAAP measures, page 148.

24	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Cash flow before financing

	2004	2003	2002
	£m	£m	£m

Normal operating activities	1 582	1 444	1 015

Financial items	(460)	(462)	(119)

Purchase of fixed assets and investments	(1 390)	(1 090)	(1 386)

Sale of fixed assets and investments	174	191	7

Cash flow before financing	(94)	83	(483)

primarily in respect of the Karachaganak, WDDM, Easington Catchment Area (ECA), Miskar, North Coast Marine Area (NCMA), Bongkot and Buzzard fields and was focused in 2002 on the Karachaganak, WDDM, ECA, Miskar, NCMA, Armada and Jade fields.

LNG’s capital investment in 2004 was £417 million compared with £301 million in 2003 and £117 million in 2002. Investment in 2004 primarily related to the delivery of two LNG vessels and development of the Egyptian LNG (ELNG) and Atlantic LNG (ALNG) Train 4 liquefaction plants.

LNG investment in 2003 related to the development of ELNG, the continued expansion of ALNG and the acquisition of contractual rights in respect of the purchase of LNG regasification services and related gas sales at the Elba Island terminal and in 2002 related mainly to ALNG and ELNG.

T&D’s capital investment in 2004 amounted to £66 million (2003 £76 million; 2002 £81 million). Expenditure in all three years was incurred mainly on the development of the Comgas network.

Capital investment in Power during 2004 was £3 million (2003 £3 million; 2002 £50 million) and in all three years related mainly to the Premier Power CCGT project.

Over the three years 2004 to 2006, capital investment, excluding acquisitions and investment in the North Caspian Sea Production Sharing Agreement, which is reimbursable upon the sale of the Group’s interest, is expected to average around £1.2 billion per annum, with the allocation between years being subject to the phasing of projects. The Group proposes to meet this expenditure from both the operating cash flows of the business and, as appropriate, funds raised in the capital markets, including use of existing lines of credit.

CASH FLOW
Cash flow from operating activities in 2004 was £1 582 million – an increase of £138 million compared with 2003 (£1 444 million; 2002 £1 015 million), principally reflecting increased operating profit.

Dividends from joint ventures and associated undertakings amounted to £81 million in 2004 (2003 £88 million; 2002 £68 million). In 2004 and 2003, a dividend was received from Genting Sanyen Power and, in all three years, dividends were received from ALNG, Interconnector, Santa Rita and Seabank.

Returns on investments and servicing of finance accounted for a net cash outflow of £15 million in 2004 (2003 £30 million; 2002 £32 million). This included a £3 million outflow (2003 £6 million; 2002 £4 million) in respect of dividends paid to minority shareholders.

Tax of £387 million was paid in 2004 compared with £332 million in 2003 and £240 million in 2002. The increase in 2004 and 2003 reflected the Group’s higher taxable profit.

Payments to acquire fixed assets and investments amounted to £1 390 million in 2004 (2003 £1 090 million; 2002 £1 386 million). In 2004, the Group paid £189 million in respect of the purchase of the entire share capital of El Paso Oil and Gas Canada, Inc., £92 million for the entire share capital of Aventura Energy, Inc., in Trinidad and Tobago, £74 million for the entire share capital of Mauritania Holdings BV and £120 million to increase the Group’s share of the Rosetta concession in Egypt from 40% to 80%. There were no acquisitions in 2003. Payments in 2002 included £247 million in respect of the purchase of the entire share capital of BG Exploration and Production India Limited (offset by £57 million cash acquired as part of this acquisition) and payments in relation to the exercise of pre-emption rights in respect of the North Caspian Sea Production Sharing Agreement.

Receipts in respect of the disposal of fixed assets and investments were £174 million in 2004 (2003 £191 million; 2002 £7 million). Receipts in 2004 included £142 million from the disposal of BG Group’s interests in the Muturi Production Sharing Contract and Tangguh LNG project and £32 million for the disposal of the Group holding in a listed company, GAIL (India) Limited (previously Gas Authority of India Limited); receipts in 2003 included £120 million on the disposal of the Group’s 51% share in Phoenix Natural Gas (UK) (offset by £6 million cash disposed) and £72 million in respect of a package of North Sea E&P assets.

The cash flows of the business are subject to the same risks and uncertainties as the Group’s results – for example, market fluctuations in gas and oil commodity prices and foreign exchange rates.

NET BORROWINGS
Net borrowings (comprising cash, current asset investments, finance leases and short- and long-term borrowings) increased to £999 million from £721 million as at 31 December 2003 (£1 002 million as at 31 December 2002). The increase in 2004 is mainly attributable to capital investment including the acquisition of two LNG tankers under finance leases. The decrease in 2003 was mainly because of increased profit and the proceeds from the disposal

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	25

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Operating and financial review
Financial review continued

of fixed assets and investments, together with favourable exchange rate adjustments.

As at 31 December 2004, the Group’s share of third-party net borrowings in joint ventures and associated undertakings amounted to approximately £500 million (2003 approximately £400 million) of which £96 million is guaranteed by the Group (2003 £113 million). Including BG Group shareholder loans of £605 million (2003 £614 million) the total Group share of these net borrowings was £1.1 billion (2003 £1 billion). These net borrowings are taken into account in the Group’s share of the net assets in joint ventures and associated undertakings which are included in BG Group’s fixed asset investments.

BG Group shareholders’ funds as at 31 December 2004 were £4 570 million compared with £3 925 million at the beginning of the year. The gearing ratio was 17.9% (31 December 2003 15.5%).

Details of the maturity, currency and interest rate profile of the Group’s borrowings as at 31 December 2004 are shown in notes 18 to 21, page 86, and details of the Group’s current asset investments as at 31 December 2004 are shown in note 17, page 85.

BG Group’s principal borrowing entities are: BG Energy Holdings Limited (BGEH), and certain wholly-owned subsidiary undertakings whose borrowings are guaranteed by BGEH (collectively BGEH Borrowers); Methane Services Limited, a wholly-owned subsidiary of BGEH, the lessee under a number of LNG ship charters which constitute finance leases (the majority of which are guaranteed by BGEH); and MetroGAS, Gas Argentino, Comgas and Gujarat Gas, which conduct their financing activities on a stand-alone basis and whose borrowings are non-recourse to other members of the Group.

BGEH is the Group’s principal credit rated entity, with long-term credit ratings of A-from Fitch, A3 from Moody’s and A- from Standard & Poor’s. BGEH has short-term credit ratings of F-2 from Fitch, P-2 from Moody’s and A-2 from Standard & Poor’s.

As at 31 December 2004, BGEH Borrowers had a $1 billion US Commercial Paper Programme, which was unutilised, and a $1 billion Eurocommercial Paper Programme, of which $519 million was unutilised. BGEH Borrowers also had a

$2 billion Euro Medium Term Note Programme, of which $1 365 million was unutilised, and aggregate committed multicurrency revolving borrowing facilities of $1 105 million, of which $553 million matures in 2005 and $552 million in 2007. These facilities were undrawn as at 31 December 2004. In addition, at 31 December 2004, BGEH had uncommitted multicurrency borrowing facilities of £633 million, which were unutilised.

There are no restrictions on the application of funds in any of the borrowing facilities of BGEH Borrowers.

The principal source of liquidity at Gujarat Gas, which has no borrowings, was cash and current asset investments of Indian Rupees (INR) 1.8 billion (£22 million).

As at 31 December 2004, Comgas had committed borrowing facilities of Brazilian Reals (BRL) 735 million (£143 million), of which BRL 223 million (£44 million) was unutilised, and uncommitted borrowing facilities of BRL 669 million (£131 million), of which BRL 485 million (£95 million) was unutilised.

MetroGAS announced in 2002 that it had suspended payments of principal and interest on its financial indebtedness of approximately $450 million. Gas Argentino also suspended debt service on borrowings of $70 million. All the borrowings of MetroGAS and Gas Argentino are non-recourse to other members of the Group. On 7 November 2003, MetroGAS announced an offer to restructure its financial obligations pursuant to an out-of-court agreement. Work on restructuring the MetroGAS debt continues.

Since the beginning of the debt restructuring, BG Group has publicly announced that it has no obligation to financially support, nor will it financially support, either Gas Argentino or MetroGAS. As the Group has no obligation to make good the losses in either company, it has not recognised the losses of the minority interests within BG Group shareholders’ funds.

The borrowing facilities of MetroGAS and Gas Argentino contain certain financial covenants, and some of the borrowings of MetroGAS and Comgas have restrictions on their use, being linked to capital projects.

The distribution of the profits of MetroGAS and Comgas is restricted under local legislation. Details of these

26	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Contractual obligations – payments due by period(a)

	Total	Within 1 year	1-3 years	3-5 years	After 5 years
	£m	£m	£m	£m	£m

Gross borrowings	1 339	577	59	204	499

Future finance lease obligations	142	–	–	–	142

Other long-term liabilities reflected on the balance sheet	273	–	4	36	233

	1 754	577	63	240	874

Operating leases	341	50	92	65	134

Purchase obligations(b)	26 834	1 580	3 310	3 175	18 769

Total	28 929	2 207	3 465	3 480	19 777

(a)	These amounts do not include associated future interest payments.
(b)	Excludes commitments for capital expenditure at 31 December 2004 of £1 583 million.

restrictions are shown in note 31, page 108. Distribution of the profits of BG Group’s other subsidiary undertakings is not materially restricted.

MetroGAS and Gas Argentino borrow without recourse to the Group and currently have insufficient access to liquidity to meet all their financial obligations and, as noted above, these entities have suspended payments on their financial indebtedness. Excluding MetroGAS and Gas Argentino, it is considered that the Group has sufficient liquidity facilities to meet current working capital requirements.

DIVIDEND
Following demerger in 2000, BG Group’s policy was to maintain a constant dividend in real terms. By 2003, the Group had made considerable progress in the development and execution of its strategy and this transformed the earnings and cash flow capacity of the business. Consequently, the Board recommended a 12% increase in the dividend in 2003. For 2004, the Directors recommend an increase of 10% to 3.81 pence per share (2003 3.46 pence; 2002 3.1 pence). The final dividend will be paid on 13 May 2005 (20 May 2005 in respect of American Depositary Shares (ADSs)).

In considering the dividend level, the Board takes account of the outlook for earnings growth, cash flow generation and financial gearing. The aim is to provide real, sustainable long-term growth in the dividend. The interim dividend will be set at half the preceding full year dividend.

CONTRACTUAL OBLIGATIONS
The table above shows the Group’s contractual obligation payments by period. The table includes the Group’s borrowings, future finance lease obligations, operating leases, purchase obligations and other long-term liabilities reflected on the balance sheet; principally provisions for future decommissioning activities.

BG Group’s purchase obligations largely relate to gas purchases in the Group’s LNG business. These contracts are of a long-term nature, providing assured supply to its portfolio of regasification capacity rights. Other obligations relate to BG Group’s power plants and pipelines around the world. Obligations in respect of these agreements are also included in the table above.

The Group proposes to meet its commitments from both the operating cash flows of the business and from use of the money and capital markets, including existing committed lines of credit.

Other contingencies (see note 26, page 93) mainly include the provision of indemnities to third parties in respect of the Company and its subsidiary undertakings, in the normal course of business.

INSURANCE
A comprehensive insurance programme is maintained to mitigate significant losses and, as is consistent with good energy industry practice, includes cover for physical damage, removal of debris, control of wells, redrill, pollution and employer’s and third party liabilities.

The programme incorporates the use of the Group’s captive insurance subsidiary, and is subject to certain limits, deductibles, terms and conditions. However, some of the major consequences of the risks involved in BG Group’s activities cannot, or may not, reasonably and economically be insured. See page 35 for further details of the principal risk factors that may affect the Group’s business.

CRITICAL ACCOUNTING POLICIES
BG Group’s Principal Accounting Policies are set out on pages 62 to 63. To apply certain of these policies, management is required to make estimates and assumptions that affect reported profit, assets and liabilities. Actual outcomes could differ from those calculated based on estimates or assumptions.

BG Group believes that the accounting policies discussed below – exploration expenditure, depreciation, decommissioning and impairments – are the critical policies where changes in the estimates and assumptions made could have a significant impact on the consolidated Financial Statements. In addition, under US GAAP only, the accounting policy relating to derivative instruments and hedging activity is also considered a critical accounting policy.

One particular estimate which affects all the UK GAAP policies discussed below is the estimation of hydrocarbon reserves. The Group’s estimate of reserves of gas and oil are reviewed and, where appropriate, updated quarterly. They are also subject to periodic review by external advisors. A number of factors impact on the value of gas and oil reserves, including the available

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Operating and financial review
Financial review continued

reservoir data, commodity prices and future costs, and the valuation is subject to revision as these factors change.

Exploration expenditure
BG Group accounts for exploration expenditure under the ‘successful efforts’ method. The success or failure of each exploration effort is judged on a well-by-well basis as each potential hydrocarbon structure is identified and tested. Certain expenditure, such as licence acquisition and drilling costs, is capitalised within intangible assets pending determination of whether or not proved reserves have been discovered. A review is carried out at least annually and any unsuccessful expenditure is written off to the profit and loss account. Costs that relate directly to the discovery and development of specific gas and oil reserves are capitalised and depreciated over the useful economic lives of those reserves. Certain expenditure that is general in nature, such as geological and geophysical exploration costs, is written off directly to the profit and loss account.

An alternative policy would be the ‘full cost’ method under which all costs associated with exploring for and developing gas and oil reserves within a cost pool are capitalised and written off against income from subsequent production. While the reported profit under each method will be the same over the total life of the entity, profit is generally recognised earlier under the full cost method.

As at 31 December 2004, BG Group held a balance of £910 million relating to capitalised exploration expenditure within intangible fixed assets, of which £498 million related to assets in the North Caspian Sea for which there is a sales agreement in place.

Intangible costs held for more than one year relate to offshore and frontier areas where further work is being undertaken on geological and geophysical assessment, development design and commercial arrangements. For additional information on capitalised exploration expenditure within intangible fixed assets see note 11, page 81.

Depreciation
Exploration and production assets are depreciated using the unit of production method based on the proved developed reserves of those fields, except that a basis of total proved reserves is used for acquired interests and for facilities.

BG Group applies the SEC definitions for proved reserves and proved developed reserves.

Under the UK Statement of Recommended Practice (SORP) entitled ‘Accounting for Oil and Gas Exploration, Development, Production and Decommissioning Activities’, commercial reserves are recommended as the basis for calculating depreciation. This definition permits the inclusion of probable as well as proved reserves. This option is subject to a higher degree of estimation than that used by BG Group.

Management estimates that a 1% change throughout 2004 in the estimation of proved reserves associated with producing fields would have changed the 2004 depreciation charge by £4 million. Changes in the estimation of reserves relating to non-producing fields would not have impacted the 2004 depreciation charge.

Decommissioning
Decommissioning provisions are recognised in the financial statements at the net present value of the future expenditure required to settle the Group’s decommissioning obligations. The discount implicit in recognising the decommissioning liability is unwound over the life of the provision and is included in the profit and loss account as a financial item within the net interest charge. Where a provision gives access to future economic benefits, an asset is recognised and depreciated in accordance with the Group’s depreciation policy.

The measurement of decommissioning provisions involves the use of estimates and assumptions such as the discount rate used to determine the net present value of the liability. The estimated cost of decommissioning is based on engineering estimates and reports from independent advisors. In addition, the payment dates of expected decommissioning costs are uncertain and are based on economic assumptions surrounding the useful economic lives of the fields concerned. During 2004, BG Group completed a group wide review of its exploration and production decommissioning obligations. The review did not result in a material change to the decommissioning estimates for the Group.

On the basis that all other assumptions in the calculation remain the same, a 10% change in the cost estimates used to assess the final decommissioning obligations would result in a change to the decommissioning provision of £24 million as at 31 December 2004. This change would be offset by a change in the value of the associated asset, resulting in no change to the consolidated net assets. The impact on 2005 profit of such a change is estimated to be £7 million, comprising a £6 million change in the depreciation charge and a £1 million change in the unwinding of the provision charge.

Impairments
The Group reviews its assets for impairment if there is an indication that the carrying amount may not be recoverable. Impairment reviews compare the carrying value of an income generating unit with its recoverable amount. The recoverable amount is the higher of the net realisable value and the estimated value in use. Value in use is based on the net present value of expected future pre-tax cash flows. Impairment reviews may cover all operating segments.

BG Group uses long-term assumptions to determine the net present value of future cash flows for use in impairment reviews. Particular assumptions which impact the calculations are commodity prices, exchange rates and discount rates. Page 36 includes further detail in relation to commodity prices and exchange rates.

E&P activities form BG Group’s largest business segment, the results of which are sensitive to a number of factors, but particularly to commodity prices. Whilst low commodity prices over an extended period may result in impairment charges, the likelihood of this is partly mitigated by the predominance of gas in the Group’s portfolio.

BG Group performs impairment testing for gas and oil reserves using its proved plus probable reserves estimates, which are based on the SPE definition.

US GAAP – derivative instruments and hedging activity
Under US GAAP, BG Group recognises all derivatives as either assets or liabilities on the balance sheet and measures them at fair value. BG Group uses derivative instruments to manage the risk of fluctuations in commodity prices, interest rates and currency exchange rates. The fair value of these instruments is determined based on quoted market prices for the same or similar instruments. If a quoted

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market price is not available, the fair value is determined based on the present value of estimated future cash flows using a risk free discount rate.

The main assumption used in the calculation of the fair value of commodity contracts relates to future gas prices. This is used in the estimation of future cash flows. Management estimates that a 10% change in the assumed future gas price would result in a £188 million change in BG Group’s net income and net assets as prepared under US GAAP.

RELATED PARTY TRANSACTIONS
BG Group provides goods and services to and receives goods and services from its joint ventures and associated undertakings.

In the year ended 31 December 2004, the Group incurred charges of £428 million (2003 £249 million; 2002 £71 million) and, in turn, charged £94 million (2003 £113 million; 2002 £29 million) under these arrangements. In addition, the Group provides financing to some of these parties by way of loans. As at 31 December 2004, loans of £605 million (2003 £614 million) were due from joint ventures and associated undertakings. These loans are accounted for as part of the Group’s investment in joint ventures and associated undertakings and disclosed in note 13, page 83. Interest of £16 million (2003 £17 million; 2002 £19 million) was charged on these loans during the year at interest rates of between 0% and 9.95% (2003 0% and 9.95%). The maximum debt outstanding during the year was £683 million (2003 £614 million).

During 2004, MetroGAS incurred charges relating to trading transactions of £18 million (2003 £17 million; 2002 £8 million) from another shareholder. As at 31 December 2004, MetroGAS owed £2 million to this party (2003 £1 million).

During 2004, Comgas received charges relating to trading transactions of £1 million (2003 £1 million; 2002 £1 million) from another shareholder. As at 31 December 2004, £nil million was outstanding with this party (2003 £nil).

During the year, there were also a number of transactions between the Company and its subsidiary undertakings which are eliminated on consolidation and therefore not disclosed.

RESEARCH AND DEVELOPMENT
Expenditure on research and development is made to enable the Group to continuously build and develop its core competencies in gas chain technologies. In this way, the Group maintains its ability to leverage superior value from its ongoing business operations and new opportunities. Consolidated expenditure on research and development in 2004 charged to the profit and loss account was £7 million (2003 £8 million; 2002 £11 million).

US GAAP RECONCILIATION
The differences between UK and US GAAP are set out in note 30, page 102.

The differences include accounting for pension costs, goodwill, share options, liquidated damages, decommissioning costs, derivative instruments and deferred tax. Under Financial Accounting Standard (FAS) 133, BG Group’s derivative instruments are marked-to-market. BG Group uses derivative instruments for hedging purposes only, to manage the risk of fluctuations in commodity prices, interest rates and foreign currencies. BG Group’s results under US GAAP may continue to be subject to volatility because of the requirement of FAS 133 to mark-to-market a number of instruments and contracts at the period end.

From 1 January 2005, BG Group will no longer account under UK GAAP; it will present its primary financial statements under International Financial Reporting Standards (IFRS) adopted at the European level (see below). The US GAAP reconciliation will therefore change to reconcile IFRS to US GAAP. Differences in accounting policies between IFRS and US GAAP include pensions, share options, liquidated damages, decommissioning costs, derivative instruments and deferred tax.

INTERNATIONAL FINANCIAL REPORTING STANDARDS
BG Group has prepared a restatement of its 2003 and 2004 income statements and balance sheets to comply with IFRS.

The GAAP differences identified during the restatement process changed the Group’s 2004 earnings of £904 million (2003 £768 million) under UK GAAP to £886 million (2003 £774 million) under IFRS. Net assets as at 31 December 2004 also changed from £4 590 million (2003 £3 916 million) under UK GAAP to £4 587 million (2003 £3 915 million) under IFRS.

A brief description of the differences in accounting policy under IFRS is provided below.

Employee benefits
Under IFRS (IAS 19) actuarial gains and losses in respect of pension and post-retirement plans are charged to the income statement using the ‘corridor’ approach. This is expected to result in an increase in operating costs and finance costs compared to UK GAAP.

Share-based payment
Under IFRS (IFRS 2) the fair value of all share-based payments to employees is charged to the income statement over the vesting period. This is expected to result in an increase in operating costs compared to UK GAAP.

Income taxes
Under IFRS (IAS 12) deferred tax liabilities are recognised for all taxable temporary differences. Deferred tax provisions will increase on adoption of IFRS.

Financial instruments (from 1 January 2005 only)
Under IFRS (IAS 39) certain long-term UK gas contracts which meet the definition of a derivative instrument are recognised on the balance sheet at fair value with movements in fair value going through the income statement. The adoption of IAS 39 is likely to result in volatility in the income statement primarily as a result of the mark-to-market re-measurement of these sales contracts, which are considered to be derivatives under IFRS. Movements in the fair value of these contracts will be separately identified in BG Group’s results under IFRS.

Further standards (and interpretations of existing standards) may be issued that will be adopted for financial years beginning on or after 1 January 2005. In addition, accounting practice in respect of IFRS is continuing to evolve. As a result, the full effect of reporting under IFRS for the year ended 31 December 2005, as outlined above, may be subject to change.

The restated 2003 and 2004 income statements and balance sheets and the 2005 opening balance sheet following the adoption of IAS 32 and IAS 39 have been prepared to comply with IFRS.

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Operating and financial review
Future prospects

Future key projects

For the longer term future additional projects will come from three main streams of business activity:

•	Enhancement of value in existing core assets;

•	Capturing the growth potential of LNG; and

•	Creating future value through exploration.

BUSINESS ENVIRONMENT
The oil and gas industry benefited from higher oil and gas prices during 2004. The Group believes that there are a number of important factors specific to the natural gas business that will sustain the positive business environment for gas. In 2004, the US-based Energy Information Administration (EIA) predicted that the compound annual growth rate for global gas consumption between 2000 and 2025 will substantially exceed those of the other principal fossil fuels (see graph on page 9 for more information).

Against a background of continuing growth in demand, key drivers of government energy policies around the world include concern over security of supply and the need to address climate change. In this context, the Group believes that gas will have an increasingly important role to play, as it is both more abundant than oil and also results in the lowest carbon dioxide emissions for a given energy output of all fossil fuels. Underpinning these advantages are the improvements in the cost structure of gas supply that will continue to ensure the price competitiveness of gas in the marketplace.

CORE ASSET ENHANCEMENT
Existing assets in the UK North Sea and in Kazakhstan are examples of assets where incremental investments will add value. In the North Sea, new prospects close to existing hubs can be quickly tied into delivery infrastructure, reducing costs and lead times and thereby driving good returns. In Kazakhstan, the Karachaganak gas condensate field will be a major driver to BG Group’s future production potential through de-bottlenecking, additional condensate processing trains and through developing an additional gas project. In our developing markets of Brazil and India we are looking at additional opportunities to further develop our T&D business and in the Philippines we also plan to enhance our existing power position.

LNG GROWTH
The growth potential of the LNG portfolio has the distinctive features of both expansion capacity and flexibility around timing to allow supply and demand developments to be synchronised. The Group’s ability to offer partners and governments firm market access today is opening up new opportunities. The expansion options embedded within the Group’s portfolio have the potential to allow import capacity to increase from 21 mtpa in 2009 to 35 to 40 mtpa from early in the next decade. The market access this offers will in turn underpin development on the supply side, including de-bottlenecking of the existing plants and from new trains at Egyptian LNG and Atlantic LNG. For the longer term a range of greenfield opportunities are under review.

EXPLORATION
The long-term growth programme is also supported by continuing acquisition of exploration acreage in both core assets and new frontiers. Exploration potential was the rationale for the acquisitions in 2004 in Mauritania, Trinidad and Canada. Key prospects in the UKCS, Norway, Egypt and Brazil have the potential to add to the material reserves discovered at the beginning of 2005 in the Manatee field in Trinidad.

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Operating and financial review
Corporate Responsibility

Corporate Responsibility summary

2004 in review
•	Improved safety performance with a reduced lost time injury frequency per million man hours worked of 0.6 – the lowest ever result for BG Group
•	Signed up to the UN Global Compact
•	Held ethics workshops for employees as part of promoting BG Group’s Business Principles
•	Ensured the lessons learned from the contractor fatality in India were disseminated across the Group
•	Increased voluntary contributions to social and educational projects: £3.5 million
•	Achieved 100% certification of the environmental management systems of major operations
•	Greenhouse gas emissions per unit of throughput from operations under BG Group’s control fell by 1%

The location of natural gas resources means that BG Group can be working in, or considering working in, countries at differing stages of economic, environmental and social development. Corporate Responsibility is core to our business and is part of our business decision making.

The BG Group Statement of Business Principles (the Group’s code of ethics for all employees) forms the basis for our approach to Corporate Responsibility. The Business Principles and supporting Group Policies are available on the BG Group website.

BG Group’s commitment to high standards of corporate governance is described on page 39 of this report.

RESPONSIBLE CONDUCT
Adding value to economies
BG Group helps governments access subsurface resources. Value is added through the provision of cleaner energy and infrastructure for development, payment of taxes and royalties to governments, employment and training of staff and suppliers, as well as through any social investment made.

BG Group supports the Extractive Industries Transparency Initiative (EITI), a UK Government sponsored initiative to promote transparent reporting by governments of aggregate revenues derived from mineral resource extraction. BG Group and other energy companies in Trinidad and Tobago are testing EITI reporting templates.

Behaviour
All employees are expected to comply with the Statement of Business Principles.

Guidance is provided to employees on how to think through ethical concerns and there are also opportunities for debate within the Company. The Group Executive held seminars on sustainable development and human rights. In addition ethics workshops were held for employees in the UK, Tunisia and India.

The Company investigated two cases in accordance with the BG Group Whistleblowing policy in 2004 and remedial action was taken where necessary. Neither case was material nor related to the Group’s financial reporting.

There were 85 entries for the 2005 Chairman’s Awards scheme which encourages innovation in the drive for continuous

Corporate Responsibility improvement.

Investor dialogue
Shareholders and analysts can access written reports and presentations from the BG Group website to keep up to date with business developments. BG Group responds to selected ethical surveys from the socially responsible investment community, and is a member of the FTSE4Good and the Dow Jones Sustainability Indexes.

The investment bank, Goldman Sachs, created its Energy, Environment and Social Index in February 2004 to identify specific environmental and social issues likely to be material for company competitiveness and reputation in the oil and gas industry. BG Group ranked eighth out of 23 companies in the index.

RESPONSIBLE TO OUR PEOPLE
Managing people
BG Group employs around 5 200 people, over 8% of whom work away from their home country. BG Group strives to keep its people healthy, safe and secure as the skills, capability and creativity of its people are at the heart of the Group’s success. The Company remains committed to nurturing

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Operating and financial review
Corporate Responsibility continued

a culture – a BG Society – where people take charge of creating an environment which gets the job done, is satisfying to work in and develops them personally. Creativity, collaborative working and performance orientation are part of this mindset.

The Group believes that people must take responsibility for their own actions and personal development. Every employee should feel accountable for achieving high levels of performance and behavioural standards.

BG Group has developed its HR agenda to ensure that it continues to meet the demands of the growing business. In particular, the agenda commits the Group to:

•	identifying the people inside and outside the Company with the necessary capabilities to sustain delivery of the performance and growth ambitions of the business;

•	ongoing improvement in employee development, investing in programmes to develop the skills, experience and attributes necessary to sustain success;

•	continuing to develop leadership and teamworking skills at every level of the Company; and

•	developing the BG Society through employee engagement and by fostering individual responsibility to develop a satisfying working environment which supports continuous learning.

BG Group’s growth and success is supported by its ability to mobilise employees around the world to resource skills where needed. The global mobility of employees facilitates career development for employees of all nationalities, knowledge sharing and networking around the business.

In 2003, BG Group invested in a customised International Management Programme (IMP), aimed at developing local managers and accredited by the Chartered Management Institute. Building on the success of the IMP, 2004 saw the launch of a new Flexible Management Programme which is based on self-managed learning, supported by a range of core modules. A capability framework for general management skills was also produced to help individuals improve their performance and realise their management potential. Initiatives such as these enable BG Group to harness global talent and develop a diverse pool of international managers for the future.

Safety through foresight not hindsight
BG Group achieved its lowest lost time injury frequency ever in 2004: the rate of lost time injuries fell to 0.6 per million hours worked (0.7 in 2003). The implementation of new tools and processes targeting specific risks and behaviours is a major factor in this improved performance.

With safety, there is no room for complacency. It is with deep regret that the Company reports one contractor fatality this year. The fatality was due to a fall from height in India. Lessons learned from the investigation have been disseminated around BG Group including joint ventures and associated undertakings.

Four more assets implemented behaviour-based safety processes in 2004, bringing the overall figure to eleven operated assets. Behaviour-based safety is an employee-driven process designed to reduce at-risk behaviours by identifying and reinforcing safe behaviours.

Implementation included the training of around 1 000 employees and contractors across BG Group assets to observe their colleagues at work and give them feedback on their behaviours. This process helped BG Group to double the number of near miss and hazard reports received.

BG Group’s 14 point assurance tool was revised in 2004 and now helps measure perceptions and behaviours, as well as improving the assets’ HSSE management system. This approach enhanced consistency and the focus on all three elements of a safety culture: organisation, people and activity.

There was also a focus on improving the integrity of BG Group assets to manage major hazards. Group-wide reviews, with support from an external consultancy, are currently taking place to identify any weaknesses and help share good practice amongst assets and provide external assurance.

Keeping people healthy
Occupational Health covers two elements:

•	how work can affect health (e.g. noise exposure causing hearing loss);

•	how health can affect work (e.g. fitness for air travel).

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The main occupational health issues for the Group concern office environments (correct use of display screen equipment, good manual handling techniques and safe driving) and operational environments (good manual handling techniques and reducing exposure to noise and external pollution). BG Group reported the introduction of a health assurance framework in the 2003 Annual Report and Accounts. In 2004, 80% of assets used the Group’s health assurance framework to identify health requirements and monitor compliance with Group policy.

There were 0.2 cases of occupational illness per million hours worked (down from 0.3 in 2003). A workgroup was established in 2004 to examine data reliability on general sickness absence and occupation related illness (reported in the 2003 Annual Report and Accounts) and liaise with industry organisations.

In 2004, 0.8% of the workforce used TalkDirect, the employee assistance programme providing independent, confidential counselling for all people who work for BG Group, as well as for their partners and children (up to 21 years of age). The majority of calls (68%) were on non-work matters.

Security
The location of natural gas resources combined with the continuing threats of terrorism and organised crime can pose particular security challenges. BG Group identifies and mitigates security risks, and provides employee training; employees are responsible for ensuring they are up to date with the latest guidance and aware of how to avoid difficult situations.

BG Group took additional steps to protect staff and families in the face of the continuing threat of international and domestic terrorism – particularly in the Middle East, North Africa and Asia Pacific – and an increased threat of violent crime in South America and Trinidad. Higher risk assets were identified and security reviews completed.

All employees were accounted for following the earthquake and subsequent tsunamis in the Indian Ocean in December 2004. One employee died whilst on holiday in Sri Lanka. Offshore facilities were unaffected.

RESPONSIBLE TO SOCIETY
Social impacts and community liaison
BG Group conducts ongoing dialogue with

individuals and communities near its operations. Social Impact Assessments (SIA) and dialogue help clarify likely benefits, identify potential impacts and understand concerns, so that these can be addressed.

Human rights
BG Group has processes and guidance in place to protect human rights of employees as part of our normal business activities. BG Group supports the Voluntary Principles on Security and Human Rights.

Social investment
BG Group believes that business growth and community development can go hand in hand. Assets develop Community Investment Plans (CIP) to link social investment to business objectives. These identify social development projects that will also help maintain the licence to grow, build better relationships with stakeholders and improve employee morale.

In India, Mahanagar Gas was highly commended among all entries for the 2004 UK Energy Institute awards for its ‘pipewalker’ project, recruiting a team of pensioners and unemployed people to provide surveillance on the 1 450 km network.

Egyptian LNG installed a water pipeline to supply its site and the Behera governorate, increasing water distribution by 50% to the communities around Idku. Egyptian LNG sized the pipeline capacity above its needs to enable the local water company to improve their pipeline infrastructure and remedy a significant water shortage problem in the Idku area. The project cost $4.8 million; $1.5 million of this was due to oversizing the pipeline diameter to increase flow capacity. 405 200 people benefit from the project by either having access to treated water for the first time or improved reliability of supply. The project created 200 jobs during the construction stage and through ongoing maintenance.

Socio-economic development activities focus on ‘skills transfer’: equipping people with the personal, technical, commercial and environmental skills to develop a role in their community. This theme underpins the Group’s contribution to sustainable development without creating dependency in local communities.

Voluntary contributions to social and educational projects in 2004 totalled £3.5 million (17% up on 2003) according to the London Benchmarking Group model (www.lbg-online.net), used by many FTSE companies to measure and report community contributions, outputs and impacts. Adding contractual contributions, this figure rises to £9.2 million.

Employee involvement
BG Group runs a variety of employee involvement programmes to support employees who want to give time and/or money to charities and community organisations.

The matched funding scheme, CareShare, allows employees to increase the money they raise up to a maximum of £250 per employee per year: £14 000 was contributed in 2004 to the £30 000 raised by 78 employees for 34 charities (26% increase in employee participation on 2003).

The 12 employees on the BG SPIRIT yacht in the Global Challenge ocean race had raised £37 000 for charity by February 2005. BG Group Energy Challenges in Bolivia, Egypt, Trinidad and Tobago and the UK raised £296 000 for local charities.

BG Group made donations to the Asia Tsunami appeals. Employees also donated and their contributions were matched by the Company. These will be reported fully in the 2005 Annual Report and Accounts.

ENVIRONMENTALLY RESPONSIBLE
Strategy
BG Group’s core business is the production, supply and distribution of gas. Gas is a relatively clean fuel, capable of high energy conversion efficiencies and can have a beneficial impact on the environment, where it is used to replace other fossil fuels. However, BG Group’s business activities also have the capacity to produce negative environmental impacts. BG Group operates a company-wide environmental management system to minimise negative effects and to ensure compliance with applicable environmental regulations.

Recognising the advantages of independent assurance, the Group made a commitment that all major controlled activities will achieve external certification of their environmental management systems. In 2004, Premier Power in Northern Ireland and Scarab Saffron in Egypt achieved certification. With this, all major operations required to do so have established and certified environmental

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Operating and financial review
Corporate Responsibility continued

management systems to international standards (ISO14001 or EMAS).

Climate change is a major environmental issue. The Kyoto Protocol came into force in February 2005 after Russia’s ratification of it in 2004. The Emissions Trading Scheme (ETS) became operational in January 2005. With these developments will come the reality of emissions caps for signatory countries and also for industry within those countries. In some cases such caps may favour conversion to gas fuel as a lower carbon alternative to oil or coal, resulting in business opportunities.

Operationally, BG Group has been preparing for entry to the EU ETS, which will result in caps on its carbon dioxide emissions in EU countries. BG Group’s current analysis suggests this will have a limited financial impact on the Company during the first commitment period (2005 to 2007). The allocations for the second commitment period (2008 to 2012) are still under discussion and it is too early to comment on the business impact.

BG Group’s environmental reporting on greenhouse gas (GHG) emissions is consistent with international good practice. In 2004, we updated, where appropriate, data collection methodologies and emission factors to bring these fully in line with recently released industry standard guidelines from the International Petroleum Industry Environmental Conservation Association (IPIECA) and the American Petroleum Institute (API).

In 2004, operations under BG Group control emitted 5.6 million tonnes of carbon dioxide equivalent (comprising carbon dioxide and methane). This represents a rise of 12% in absolute emissions compared to 2003 and is associated with increased production volumes and drilling activity. Increased fuel consumption and flaring during higher maintenance activities at Karachaganak, the acquisition of a new operation in Canada, inclusion of marine vessel fuel use and the first year of full operation at Scarab Saffron, as well as increased drilling activity in Egypt account for the majority of the increase. Despite the increase in absolute emissions, total operated emissions per unit of throughput of oil and gas decreased slightly (1%) between 2003 and 2004, as overall throughput increased at a higher rate than the emissions.

Equity share emissions from BG Group operated and non-operated activities rose by 8% to 9.1 million tonnes carbon dioxide equivalent. The main reasons for the increases were those mentioned above, as well as increases in emissions associated with increased power generation at Seabank and Genting. Total equity share emissions per unit of throughput rose slightly (1%).

The loss of biodiversity is an important issue for sustainable development and will increasingly influence access to sites and operational practices. BG Group has conducted a high level biodiversity review to define biodiversity issues in relation to each operational asset. The results reveal that BG Group’s current portfolio is predominantly located in areas of relatively low biodiversity sensitivity. Initiatives to improve operational recognition of the potential issues are being focused initially on the more sensitive environments of those assets in the BG Group portfolio such as Trinidad and Tobago and Bolivia. In addition, BG Group continues to work proactively with other companies to develop and promote state of the art tools to manage biodiversity issues.

Local environmental impacts related to air and water quality, resources usage and waste management are managed within the continuous improvement philosophy inherent in ISO14001 management systems and to meet local environmental regulatory requirements. Projects and operations are guided by the Group’s aim of going beyond compliance to meet internationally accepted good practice.

(a) 2003 emission rebased for consistency with new IPIECA/API guidelines

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Operating and financial review
Risk factors

BG Group may be affected by a number of risks, not all of which are within its control. Outlined below is a description of the principal risk factors that may affect the Group’s business and share price. Other factors besides those listed below may also adversely affect the Group. The process that BG Group has in place for managing these risks is set out on page 43 of this report. Actions being taken by management to mitigate some of these risks are identified, as appropriate, elsewhere in this report. The risk factors should be considered in connection with the cautionary note to shareholders in relation to forward-looking statements on page 149.

STRATEGY
The Group’s continued success depends on the development of an appropriate strategy and its effective implementation.

Success will depend on having clear internal alignment between Group strategies and regional business strategies and having the right management skills and leadership to deliver that success.

The Group also depends on its ability to attract, retain and motivate additional highly skilled and qualified people. If the Group lost the services of key people or was unable to attract and retain employees with the right capabilities and experience, it could have a material effect on the Group’s business and operations.

EXPLORATION AND NEW VENTURES
The Group’s future production, and therefore cash flow and income, is highly dependent upon finding, acquiring and developing reserves. In general, the rate of production from natural gas and oil reservoirs declines as reserves are depleted. The Group’s future oil and gas production is dependent on managing the risks in the interpretation of geological data.

LNG is also becoming an increasingly important element of the Group’s business and its growth in this area is dependent upon the level of success it achieves in connecting competitively priced gas to high value markets.

PROJECT PRE-SANCTION DEFINITION AND COMMERCIALISATION
During the pre-sanction phase, the principal activities can be summarised as: selecting the appropriate engineering design for the project; putting in place all the necessary commercial arrangements,

which will underpin the project and adequately apportion risks and liabilities amongst the project stakeholders; and obtaining the applicable governmental or regulatory consents, permits, licences or approvals required for the project.

The principal engineering related risk is failure to undertake adequate front-end-engineering-design work during the pre-sanction phase to enable a sufficiently accurate assessment of the post-sanction project schedule and cost.

On the commercial side, gas related projects usually require a chain of agreements, frequently amongst different parties. Failure to complete this chain prior to project sanction can leave projects exposed to excessive commercial risk.

If the Group is not successful in securing appropriate long-term commercial agreements or, where required, any applicable governmental or regulatory consents, permits, licences or approvals, it may be unable to commercialise its reserves and this may have a material effect on the Group’s medium- to long-term cash flow and income.

PROJECT DELIVERY
Project delivery is subject to technical, commercial and economic risks. Development projects may be delayed or unsuccessful for many reasons, including cost overruns, equipment shortages and mechanical and technical difficulties.

Projects may also require the use of new and advanced technologies, which can be expensive to develop, purchase and implement and may not function as expected. In addition, some development projects will be located in deepwater or other hostile environments or produce hydrocarbons from challenging reservoirs, which can exacerbate such problems.

Risks in downstream activities include the timely completion of projects under construction, security of supply, unscheduled outages, electricity transmission system or gas pipeline system constraints and reliable application of new technologies to operations.

OPERATIONS
The Group’s revenues are dependent on the continued performance of its operating facilities. Operational risks include:

•	Poor asset integrity – the integrity of the Group’s assets can be affected by a number of factors including improper maintenance regimes, inadequate planning of inspections and not operating equipment within design parameters.

•	Plant availability and shutdowns – volume targets can be significantly impacted by inadequate planning of shutdowns and equipment failing.

•	Performance of joint venture partners – the volume and/or financial targets of the Group’s assets will depend on the performance of the Group’s partners. The Group generally participates in business activities with joint venture partners and does not have direct control of some of its assets.

If these risks materialise, the Group may not meet its planned safety standards, output levels or unit operating costs. These factors may have an effect on cost control, or a potentially material impact on the Group’s reputation and the results of the Group’s operations.

POLITICAL CLIMATE
As a global business, BG Group’s overall success depends in part upon managing differing political, economic and market conditions. BG Group encounters different legal and regulatory requirements in the countries in which its assets are located. Specific country risks include:

•	Government instability;

•	Regional instability;

•	Government intervention in licence awards;

•	Erosion of value and expropriation of assets;

•	Breach or cancellation of contractual rights; and

•	Political roadblocks to key project delivery.

Recognition of changing political and market conditions is critical to BG Group’s long-term success. Adverse changes in the political and economic environments in the countries where the Group operates could have an effect on the Group’s business and reputation.

REGULATORY CLIMATE
BG Group’s E&P activities are conducted in many different countries and are therefore subject to a broad range of legislation and regulations. The terms and conditions of the licences, leases and contracts under which the Group holds its gas and oil interests vary from country to country.

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Operating and financial review
Risk factors continued

Licences give the holder the right to explore for, and exploit a discovery of, hydrocarbon resources whilst bearing the risk of, and financing the, exploration, development and production activities. The licence holder is in principle entitled to all production and agrees to remit to the state (which remains the owner of the subsoil hydrocarbon resources) a production based royalty or income tax and possibly other taxes that may apply under local tax legislation.

Production Sharing Contracts set out the rules governing the co-operation between the holder(s) of the production licence and the host state (generally represented by a state company). The production licence holders take on all risk and finance all E&P activities and operations.

BG Group’s other activities are also subject to a broad range of legislation and regulation in the various countries in which the Group operates.

Many of the countries in which the Group does and expects to do business have recently developed, or are in the process of developing, new regulatory and legal structures. These regulatory and legal structures and their interpretation and application by administrative agencies may be specific to a given market and untested. BG Group may be offered the opportunity to help shape suitable regulations – but with no guarantee that its voice will be heard. Regulatory frameworks also tend to evolve as markets mature which may affect the Group.

Any changes in the regulatory climate in which the Group operates may potentially have a material impact on the Group’s business. In particular, any change that has a material affect on gas sales contracts may have a material impact on the Group’s cash flow and income. Additionally, changes in local fiscal regimes can adversely affect the applicable tax rates in the countries where BG Group has operations. Such changes may also have a material impact on the Group’s cashflows and income. Failure to meet regulatory requirements may have a material affect on the Group’s reputation.

PORTFOLIO
Failure to manage the Group’s portfolio of assets could have a material impact on the Group’s business. The Group has a wide portfolio of assets, spread across business segments and geographies.

The Group carries out regular reviews to re-balance its portfolio, looking at numerous factors including segmental weighting, geographical weighting, political risk weighting and gas/oil mix. Nevertheless the Group will still be exposed to risk factors such as adverse changes in the business environment, taxes, governmental regulation and the demand for gas and LNG as a source of energy.

STAKEHOLDER ENGAGEMENT
Failure to manage stakeholders’ expectations, needs and concerns could potentially impact BG Group. The future success and reputation of BG Group depends on acknowledging and actively monitoring the concerns of all legitimate stakeholders – including employees, investors, governments, civil society groups, non-government organisations and communities where it operates –and taking their interests into account, where appropriate, in decision making and operations.

CORPORATE RESPONSIBILITY
Failure to implement Corporate Responsibility principles and policies in investment decisions and in day-to-day operations could have a material impact on the Group’s business. BG Group’s Statement of Business Principles and supporting Group Policies define the Company’s philosophy and underpin Corporate Responsibility practice throughout the organisation.

As the Company grows, the search for new sources of gas will take the Group into areas which present new and different challenges to the Group’s firm commitment to make Corporate Responsibility central to how it does business.

HEALTH, SAFETY, SECURITY & ENVIRONMENT
The Group’s worldwide operations are subject to a broad range of Health, Safety and Environmental regulations.

Failure to maintain and improve the Group’s performance in the areas of health, safety, security and the environment could result in injury to people and damage to, or destruction of, facilities or the environment, each of which could have a material impact on the Group’s business and reputation.

The Group recognises that the protection of the health and safety of its employees and others affected by its operations, is an essential element in delivering business performance, as are the security of physical and intellectual assets and the protection of the natural environment.

In recent years, the increased threats from international terrorism and violent crime have presented challenges.

Policies and measures at international and national level to tackle climate change will increasingly affect business conditions, presenting environmental regulatory risks but also possible opportunities for gas, as a relatively low carbon fuel.

COMMODITY PRICES
The Group’s results are sensitive to US dollar denominated crude oil prices and US dollar and Sterling denominated natural gas prices. Crude oil and natural gas prices are volatile, depending on shifts in world supply and demand, Organisation of the Petroleum Exporting Countries policies and the general economic and political climate. In 2004, a significant part of the Group’s upstream revenues had some indexation to US dollar denominated oil prices. The Group’s exposure to short-term changes in commodity prices is mitigated by the predominance of gas in its portfolio and the use of long-term gas contracts, not directly or immediately linked to short-term changes in commodity prices.

Commodity risk
The Group’s exposure to commodity prices also varies according to a number of factors including the mix of production and sales. Management estimates that, other factors being constant, a $1.00 rise (or fall) in the Brent oil price would increase (or decrease) operating profit (pre-tax) in 2005 by around £30 million to £40 million.

The Group does not, as a matter of course, hedge all commodity prices, but may hedge certain gas and oil revenue streams from time to time. The Group uses forward commodity contracts, including forward, derivative and option contracts, to partially offset the exposure of certain of its forecast oil and gas revenues to commodity price variations. As part of marketing its gas supply portfolio, the Group undertakes commodity hedging and trading activities. The fair value of the Group’s commodity derivative contracts is calculated using forward price curves for the relevant commodity. As at 31 December 2004, the potential change in the fair value of the aggregation of outstanding commodity

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derivative contracts was £14 million (2003 £22 million) assuming a 10% change in the forward price curve. To the extent that these derivative contracts are hedging commodity price exposure, this potential change in fair value is offset by the change in value of the underlying commodity.

The results of the LNG business operations involved in the import, shipping and marketing of LNG are sensitive to movements in US dollar denominated natural gas prices. The exposure to fluctuations in natural gas sales prices is mitigated within certain LNG purchase contracts as the gas suppliers share price risk with BG Group. The exposure is further managed using a combination of natural gas futures contracts, financial and physical forward-based contracts and swap contracts.

TREASURY
The Group’s principal treasury risks are those risks associated with refinancing, interest rates, exchange rates and counterparty credit. These risks are all managed in accordance with policies approved by the Finance Committee. The use of derivative financial instruments is controlled by policy guidelines set by the Board. The Group’s principal treasury risks and associated policies are summarised below.

Refinancing risk
Refinancing risk is managed principally by limiting the amount of borrowings maturing within any specific period. The maturity profile of the Group’s borrowings appears in note 18 on page 86.

Interest rate risk
Interest rate risk is managed by the use of fixed and floating rate borrowings, and interest rate derivatives.

The Group’s principal interest rate risk management policy is to seek to minimise total financing costs (i.e. interest costs plus changes in the market value of debt). During 2004, the Group revised its interest rate management policy in respect of BGEH Borrowers such that the obligations of these borrowers are now required to be substantially floating rate. Prior to this change, BGEH Borrowers were permitted to fix interest rates on up to 50% of their long-term borrowings. As a result, during 2004, the proportion of BGEH Borrowers’ long-term debt that was fixed rate varied between 0% and 50%.

Exchange rate risk
The cashflow, profit and loss account and balance sheet of the Group, which are all reported in Sterling, may be significantly affected by exchange rate fluctuations.

The Group’s exposure to foreign exchange rates varies according to a number of factors including the timing of revenues and costs including capital investment. Compared to 2003, Sterling strengthened in 2004 against the US dollar, the Argentine Peso and the Brazilian Real.

A substantial proportion of the Group’s business activity is conducted in US dollars, and the Group holds substantial dollar-denominated assets. The Group mitigates its exposure to the US dollar by borrowing in, or swapping the majority of its borrowings into, US dollars up to a maximum of 100% of the book value of US dollar-denominated assets.

In general, the Group does not hedge US dollar-denominated transactions, although it may do so for specific transactions with the authorisation of the Finance Committee. Details of transaction hedge amounts appear in note 21, page 90.

Management estimates that in 2005, other factors being constant, a 10 cent strengthening (or weakening) of the US dollar would increase (or decrease) operating profit by approximately £70 million. Such a change would not be expected to have a significant effect on cash flow before financing activities, excluding disposals, since a large proportion of the Group’s capital expenditure in 2005 will be denominated in US dollars.

The Group’s net balance sheet exposure to currencies other than the US dollar principally comprises exposure to the Argentine Peso, Brazilian Real and Indian Rupee. These net exposures are managed on a case-by-case basis with the objective of protecting economic value subject to practicality and cost considerations.

Subsidiary undertakings which borrow without recourse to the Group are generally required to borrow in, or swap borrowings into, their functional currency of operation.

The Group mitigates its exposure to transactions in currencies other than the US dollar or Sterling by hedging certain expected cash flows into Sterling or US dollars.

Counterparty risk
Treasury counterparty risk arises principally from the investment of surplus funds, from cash balances held in bank accounts, and from the use of derivative instruments. Such risk is controlled through credit limits (principally credit rating-based) and monitoring procedures. Derivatives can, to varying degrees, carry both counterparty and market risk. Where multiple transactions are undertaken with a single counterparty or group of related counterparties, a netting arrangement can reduce the Group’s exposure to credit risk of that counterparty or group. The extent of the reduction depends on the number and type of transactions within each netting arrangement.

Currently the Group makes wide use of standard International Swap Dealers Association (ISDA) documentation, which provides for netting in respect of all transactions governed by a specific ISDA, when transacting interest rate and currency derivative instruments. For commodity trading activities, the Group seeks to put in place bespoke Master Netting Agreements which provide for netting across multiple trading and derivative arrangements, typically ISDAs and physical UK and European Oil and Gas trading agreements. The Group also seeks to implement bespoke Gas Netting Agreements with counterparties with whom only gas is traded.

Derivative financial instruments held for purposes other than trading
As part of its business operations, the Group is exposed to risks arising from fluctuations in interest rates and exchange rates. The Group uses derivative financial instruments (derivatives) in order to manage exposures of this type in accordance with Treasury policies. The Group enters into interest rate swaps or forward rate agreements to manage the composition of floating and fixed rate debt. The Group enters into forward exchange contracts and currency swaps to hedge certain foreign currency cashflows, and to adjust the currency composition of its assets and liabilities. Certain agreements are combined foreign currency and interest rate swap transactions. Such agreements are shown as cross-currency swaps.

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Operating and financial review
 Risk factors continued

The Group’s policy is not to use interest rate and exchange rate derivatives for speculative purposes.

Valuation and sensitivity analysis
The Group calculates the fair value of medium and long-term debt and derivative instruments by using market valuations where available or, where not available, by discounting all future cash flows by the market yield curve at the balance sheet date. In the case of instruments with optionality, the Black’s variation of the Black-Scholes model is used to calculate fair value.

The Group utilises a sensitivity analysis technique to evaluate the effect that changes in relevant rates or prices will have on the market value of debt and derivative instruments. As at 31 December 2004, the potential change in the fair value of the aggregation of medium and long-term debt and exchange rate and interest rate derivative instruments, assuming a 10% change in exchange rates, was £115 million (2003 £92 million). The potential change in the fair value of the above, assuming a 10% change in the level of interest rates was £8 million (2003 £9 million), of which £6 million related to finance leases and derivative instruments related to them.

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Corporate governance
Governance Framework

BG Group has an established governance framework built upon our Statement of Business Principles and the supporting Group Policies. The Group Policy on corporate governance describes how the Group is directed and controlled.

The governance framework, which is overseen by the Board of Directors, consists of three core elements: the organisational structure, the Group’s internal control framework and the review and assurance processes.

This report sets out how the governance framework is implemented across the Group and, accordingly, the extent to which the Board of Directors believes that the Group complies with the corporate governance requirements of the principal regulators in the UK and the USA and the exchanges on which the Group’s shares are listed.

A statement of the Directors’ responsibilities for preparing the Financial Statements, including a statement regarding the status of the Company as a going concern, is set out on page 50. The statement from the independent external auditors on their reporting responsibilities to shareholders and their audit opinion on the accounts are on page 61.

COMPLIANCE STATEMENT WITH THE PROVISIONS OF THE COMBINED CODE
 The Company’s shares are listed on the London Stock Exchange (LSE) and it is required to comply with the Listing Rules of the UK Listing Authority (UKLA). The Listing Rules require companies listed in the UK to include a statement on corporate governance in their annual reports. That statement must include an explanation of how BG Group has applied the principles set out in Section 1 of the Combined Code and whether or not it has complied throughout the year with its provisions.

The Directors consider that the Company has complied throughout the year ended 31 December 2004 with the provisions of Section 1 of the Combined Code.

Further details of how the principles of the Combined Code have been applied during the year are set out below.

US CORPORATE GOVERNANCE RULES
The Company’s shares are also listed on the New York Stock Exchange (NYSE) in the form of American Depositary Shares and therefore it is also required to comply with the NYSE’s listing rules. Under the

NYSE corporate governance standards approved by the US Securities and Exchange Commission (SEC) in November 2003, foreign private issuers, such as BG Group, are obliged to disclose any significant ways in which their corporate governance practices differ from those followed by US domestic companies under NYSE listing standards.

The Directors consider that there are no significant differences in the corporate governance practices followed by BG Group compared to those required of US domestic companies listed on the NYSE.

SEC STATEMENT ON CONTROLS
AND PROCEDURES
 The Chief Executive and the Chief Financial Officer have evaluated the effectiveness of the Group’s disclosure controls and procedures (as defined in the Securities Exchange Act 1934, Rule 13a – 15(e)) as at 31 December 2004, the end of the period covered by this Annual Report. As a result of that evaluation, they have concluded that, as of such date, the Group’s disclosure controls and procedures were effective.

In addition, the Directors confirm that there were no changes in the Group’s internal controls over financial reporting that occurred during the year ended 31 December 2004 that have materially affected, or are reasonably likely to affect, the Group’s internal control over financial reporting.

SARBANES-OXLEY ACT 2002 (SARBANES-OXLEY)
Sarbanes-Oxley was implemented to protect investors by improving the accuracy and reliability of corporate disclosure by US domestic companies and foreign private issuers. A project was initiated during 2003 to ensure compliance with the reporting requirements prescribed by Section 404 of Sarbanes-Oxley relating to internal controls over financial reporting. Progress on that project is well advanced.

GMI REPORT
In a 2004 report by Governance Metrics International (GMI), a global corporate governance ratings agency, BG Group was among the top UK companies. The report also compared more than
 2 600 companies worldwide and BG Group was given a rating of nine out of a possible ten.

THE BOARD
The Board is responsible for setting the Group strategy and providing leadership within a governance framework which it oversees. This responsibility extends to ensuring that the appropriate level of financial and human resources are made available to management in the delivery of the agreed strategy, whilst also taking oversight responsibility for financial performance, internal controls and risk management of the Group.

A list detailing the matters specifically reserved to the Board for approval is set out on page 40.

Directors
The Board is made up of a non-executive Chairman, the Chief Executive, Deputy Chief Executive, Chief Financial Officer and eight independent non-executive Directors. A list of the individual Directors, their biographies and details of their committee membership is provided on pages 44 and 45. Collectively, the Board believes it possesses all of the necessary range of qualities, skills and experience to lead the Company effectively.

The posts of the Chairman and the Chief Executive are separated and their responsibilities are clearly established, set out in writing and have been agreed by the Board. The Chairman, Sir Robert Wilson, is responsible for the workings and leadership of the Board and for the balance of its membership, subject to Board and shareholder approval. The Chief Executive, Frank Chapman, is responsible for leading and managing the business within the authorities delegated by the Board. The independent non-executive Directors help develop strategy and review and monitor the performance of management, the integrity of financial information and control and risk management. They are also responsible for executive remuneration and Board succession.

Keith Mackrell is the Deputy Chairman and is also the Senior Independent Director nominated by the Board. He is available to shareholders as an alternative point of contact to the Chairman, Chief Executive and Chief Financial Officer.

All Directors are subject to election by shareholders at the first AGM following their appointment by the Board. Thereafter, in accordance with the Combined Code and the Company’s

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Corporate governance
Governance Framework continued

Matters reserved to the Board

1	Approval of the Group vision, values and overall governance framework.

2	Approval of the Company’s Annual Report, Remuneration Report and Accounts and Quarterly Financial Statements.

3	Approval of any interim dividend and recommendation of the final dividend.

4	Approval of Group financial policy.

5	Approval of material capital projects, investments, acquisitions and disposals by any Group company.

6	Approval of the Company’s long-term finance plan and annual capital and revenue budget.

7	Approval of any significant change in Group accounting policies or practices.

8	Approval of all circulars, listing particulars, resolutions and corresponding documentation sent to shareholders.

9	Approval of changes in the capital structure of the Company or its status as a plc and, in particular, the issue or allotment of shares in the Company otherwise than pursuant to Company-approved employee share schemes.

10	Approval of material changes to the Company’s pension schemes rules, any change of Trustee or material changes to funding and management arrangements.

11	Appointment, re-appointment and removal of the Chairman and Directors and the recommendation to shareholders of their election or re-election under the Articles of Association; the appointment and removal of the Company Secretary.

12	Approval of the division of responsibilities between the Chairman and Chief Executive.

13	Establishing committees of the Board, approving their terms of reference (including membership and financial authority), reviewing their activities and, where appropriate, ratifying their decisions.

14	Recommendation to shareholders for the appointment, re-appointment or removal of the auditors.

15	Approval of this schedule of Matters reserved to the Board.

Articles of Association, they are subject to re-election at least once every three years.

BG Group maintains, for its Directors and officers, liability insurance with a cover limit of $250 million for each claim or series of claims against them in that capacity. The Company also indemnifies its Directors and officers to the extent permitted by law.

Director independence
In the opinion of the Board, each of its non-executive Directors is independent in character and judgement. In accordance with the guidelines set out in the Combined Code, none of the Company’s non-executive Directors:

•	has been an employee of the Company or Group within the last five years;

•	has, or has had within the last three years, a material business relationship with the Company either directly, or as a partner, shareholder, director or senior employee of a body that has such a relationship with the Company;

•	has received or receives additional remuneration from the Company apart from a director’s fee, participates in the Company’s share option or a performance-related pay scheme, or is a member of the Company’s pension scheme;

•	has close family ties with any of the Company’s advisers, Directors or senior employees;

•	holds cross-directorships or has significant links with other Directors through involvement in other companies or bodies;

•	represents a significant shareholder; or

•	has served on the Board for more than nine years from the date of their first election, with the exception of Keith Mackrell.

Keith Mackrell, who has served on the Board for ten years, is considered to retain independence of character and judgement by the Board, notwithstanding that period of service.

Company Secretary
 On 9 November 2004, the Board approved the appointment of Ben Mathews as Company Secretary. All Directors have full access to the advice and services of the Company Secretary, who is responsible to the Board for: ensuring that correct Board procedures are followed; ensuring effective communication flows within the Board, its committees and between senior management and non-executive Directors; and facilitating induction and assisting with the professional development of Directors. The Company Secretary is also responsible for advising the Board through the Chairman on all governance matters.

Any Director who believes that it may be necessary in the furtherance of his or her duties, may take independent professional advice at the cost of the Group.

Board meetings
Wherever possible, the Directors are expected to attend all Board meetings and the AGM.

The Board has regular scheduled meetings throughout the year. Additional meetings of the Board are held as and when deemed necessary. During the year ended 31 December 2004, the Board met nine times. A table detailing the individual Directors’ attendance at each of the Company’s Board and Board committee meetings is set out on page 43. In addition to those meetings, the Board focuses on BG Group’s strategy at an annual two day planning conference.

Guidelines are in place concerning the content, timeliness and presentation of Board and committee papers to Directors from management to ensure that they are properly briefed.

Board effectiveness
Directors’ induction and professional development
All new Directors appointed to the Board receive an induction briefing tailored to their individual needs, taking into account their qualifications and experience. Ongoing professional development is provided to Directors to meet their particular requirements. During 2004, regular briefings were given to all Directors on relevant issues including legislative, corporate governance and financial reporting matters such as the introduction of International Financial Reporting Standards. Workshops, seminars and teach-ins on issues specifically relating to BG Group’s business were also organised.

Board evaluation
During the year, a comprehensive and rigorous evaluation was conducted of the performance of the Board, its principal committees, individual Directors and the Chairman. The Board evaluation was led by the Chairman and supported by the

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Company Secretary using a detailed questionnaire and a series of one-to-one interviews between the Chairman and each non-executive Director. The questionnaire focused on matters such as Group strategy, performance, delegation and accountability, corporate responsibility, succession, relations with shareholders, development and reward, Board and committee composition, Board induction and professional development, Board communication, internal control and risk management. The results of the reviews were considered during one-to-one discussions with the Chairman and collectively at a Board meeting and applicable committee meetings.

The performance of individual non-executive Directors was evaluated by the Chairman, with input from the committee chairmen and the Executive Directors. The performance of the Chief Executive is evaluated by the Chairman and non-executive Directors. The performance of the two other Executive Directors is evaluated by the Chief Executive in consultation with the Chairman and other non-executive Directors. The evaluation of the Chairman was defined and led by Keith

Mackrell, the Senior Independent Director and included interviews with each member of the Board.

The Directors have concluded that the Board and its committees operate effectively and consider that each Director is contributing to the overall effectiveness and success of the Group.

Relationship with shareholders and Annual General Meeting
The Board of Directors is committed to, and recognises the importance of, maintaining an ongoing relationship based on regular disclosure with the Company’s shareholders. The BG Group website is updated with all announcements and presentations as and when they are released and also contains investor relations information, which is updated on a regular basis. The Company also holds regular meetings with institutional shareholders following the announcement of quarterly and annual results. In addition, the Board monitors the views of shareholders and the Chairman and non-executive Directors are also given the opportunity to meet institutional shareholders.

The Company’s AGM will be held on 4 May this year. The AGM provides shareholders with the opportunity to ask questions of the full Board of Directors. Full details of the AGM are set out in the Notice of AGM on pages 140 to 145.

Organisational structure
Under the governance framework, the Board has established an organisational structure which is designed to allow for effective and efficient decision-making across the organisation. The Board has delegated authority to the committees described below on specific matters, which are set out in their terms of reference. These authorities are reviewed annually by the Board. The terms of reference of the Audit, Remuneration and Nominations Committees are published on the Company’s website and copies are available on request. Minutes of committee meetings are circulated to all Directors.

Detailed above is the BG Group Board and committee structure. The current membership of each of the principal committees is shown on page 42.

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Corporate governance
Governance Framework continued

Board committees

Set out below are reports from each of the	During the year ended 31 December 2004,	During the year ended 31 December 2004,
principal Board committees:	the principal activities of the Committee	the Committee:
included consideration of the following:
Audit Committee		• evaluated the balance of skills, knowledge
Comprises Lord Sharman (Chairman), Peter	• quarterly, interim and full year	and experience on the Board and prepared
Backhouse, Elwyn Eilledge, Keith Mackrell	financial results;	a description of the role and capabilities
and, since 27 January 2005, Baroness Hogg.		required for planning Board succession;
The Secretary to the Committee is Ben	• the 2004 internal audit plan;
Mathews. All members of the Committee		• identified, using external boardroom
are deemed independent and, specifically,	• quarterly and full year internal control	search consultants, potential new
the Committee has concluded that its	and assurance reports from the internal	non-executive Director candidates;
membership meets the requirements of the	audit function;
Combined Code, Sarbanes-Oxley and NYSE		• adopted revised Terms of Reference
listing rules. During 2004, the Board	• the effectiveness of the internal	for the Committee; and
reviewed the membership of the	audit function;
Committee and has determined that Lord		• recommended to the Board the
Sharman and Elwyn Eilledge are the Audit	• the effectiveness of the external	appointment of Baroness Hogg as a
Committee financial experts for the	audit process;	non-executive Director of the Company.
purposes of the Sarbanes-Oxley Act 2002.
	• the independence and objectivity of the	The other Board committees are:
The Committee assists the Board in	external auditors and revisions to its policy
fulfilling its responsibilities in respect of:	on the engagement of the external auditors	Chairman’s Committee
	(including review and monitoring of any	Comprises Sir Robert Wilson (Chairman),
• overseeing the Group’s financial reporting	non-audit services they provide);	Keith Mackrell, Frank Chapman, William
process, including the internal control		Friedrich and Ashley Almanza. The Secretary
structure and procedures for financial	• the budget and framework for the supply	to the Committee is Ben Mathews. The role
reporting and monitoring the integrity	of non-audit services by the external	of the Chairman’s Committee is to advise
and appropriateness of the Group’s	auditors, and approval of such budget	and assist the Chairman in the preparation
financial statements;	and framework;	for Board meetings. The Committee also
acts on behalf of the Board between
• the manner in which the Group’s	• the 2004 external audit plan and	scheduled meetings.
management ensures and monitors the	associated audit fees;
adequacy of financial, operational and		Group Executive Committee
compliance internal controls and risk	• the Group’s internal control framework	The Committee has primary authority for
management processes designed to	including the risk management process	the day-to-day management of the Group’s
manage significant risk exposures;	and progress on the management of key	operations within limits set by the Board.
	risks identified by the Group;	It is chaired by the Chief Executive and
• the selection, compensation,		membership comprises the Executive
independence and performance of the	• the introduction of International Financial	Directors and those senior managers whose
Group’s external auditors; and	Reporting Standards;	details are set out on pages 46 and 47. The
Secretary to the Committee is Ben Mathews.
• the independence and performance	• compliance with Section 404 of the
of the Group’s internal auditors.	Sarbanes-Oxley Act 2002;	Finance Committee
Comprises Sir Robert Wilson (Chairman),
Specifically, the Audit Committee:	• the Annual Report disclosure items	Frank Chapman, William Friedrich and Ashley
	relevant to the Audit Committee; and	Almanza. The Secretary to the Committee is
• regularly reviews the external and internal		Ben Mathews. The Committee is responsible
audit work plans;	• revised Terms of Reference for	for financing and treasury policy decisions.
	the Committee.	During the year, the Committee adopted
• requests, receives and reviews reports		revised Terms of Reference.
from management on actions taken	Remuneration Committee
to address risk areas identified by	Comprises Elwyn Eilledge (Chairman), Peter
management and/or the internal	Backhouse, Paul Collins, Sir John Coles,	Corporate Responsibility Committee
audit process;	Dame Stella Rimington and, since	Comprises Sir John Coles (Chairman) and
	27 January 2005, Baroness Hogg. The	Sir Robert Wilson. The Secretary to the
• receives and reviews an annual report on	Secretary to the Committee is Ben	Committee is Ben Mathews. Established
the changes in the nature and potential	Mathews. The Committee is responsible for	in February 2005, the role of the Committee
impact of the significant risks to the	setting, reviewing and recommending to	is to assist the Board in providing strategic
Group, identified at an annual Group	the Board for approval BG Group’s overall	leadership, direction and oversight and
Executive risk workshop, and the internal	remuneration policy and strategy. Full	setting the policy on Corporate
controls in place to manage them; and	details are set out in the Remuneration	Responsibility and Health, Safety, Security
	Report on pages 51 to 60.	and Environment within the Group.
• annually evaluates on behalf of the Board
the design and effectiveness of the	Nominations Committee
internal control structure and procedures	Comprises Sir Robert Wilson (Chairman),
of the Group for the purposes of financial	Paul Collins, Dame Stella Rimington and
reporting and the Group’s disclosure	Keith Mackrell. The Secretary to the
controls and procedures.	Committee is Ben Mathews. The role of the
Committee is to review the structure and
composition of the Board, to identify
candidates to fill Board vacancies, including
their election by shareholders and to review
its own performance on an annual basis.

42	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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2004 Board and committee attendance

								Group
			Chairman’s	Audit	Finance	Nominations	Remuneration	Executive
		Board	Committee	Committee[2]	Committee	Committee	Committee[3]	Committee

Number of meetings		9	14	6	4	3	5	12

Sir Robert Wilson		9	14		4	3

Frank Chapman		9	9		4			10

William Friedrich		8	12		3			11

Ashley Almanza		9	13		4			10

Peter Backhouse		8		5			5

Sir John Coles		8		1			5

Paul Collins		8		1		3	5

Elwyn Eilledge		9		5			5

Keith Mackrell		9	12	5		3	1

Dame Stella Rimington		8		1		3	5

Lord Sharman		9		6			1

David Benson[1]		2

1.	David Benson retired on 21 May 2004.
2.	Sir John Coles, Paul Collins and Dame Stella Rimington ceased to be members on 6 May 2004.
3.	Keith Mackrell and Lord Sharman ceased to be members on 17 March 2004.

THE INTERNAL CONTROL
FRAMEWORK AND REVIEW
AND ASSURANCE PROCESSES

Internal controls
Under the governance framework, the Board is also responsible for the Group’s system of internal control and has oversight responsibility for the Group’s review and assurance processes. These responsibilities are undertaken in accordance with the guidance set out in the Combined Code and as set out in the US recognised control framework, COSO ERM, which was adopted by the Audit Committee during 2004. The system of internal control is designed to manage, rather than to eliminate, the risk of failure to achieve business objectives. Accordingly, it provides reasonable rather than absolute assurance, against material loss or misstatement.

At the end of each year, the Board, through the Chief Executive ask each member of the Group Executive Committee (GEC) to complete a Letter of Assurance (LOA), which provides confirmation that those functions and assets within their areas of responsibility have complied with the elements of the internal control framework.

Similar LOAs and a Governance Self-Assessment (GSA) questionnaire are completed by senior management to complement and support the LOA. The issues raised by the GSA are collated and analysed to determine whether they represent a material weakness or significant deficiency in the effectiveness of the internal control framework during the year.

In addition, the Chief Executive and the Chief Financial Officer completed an evaluation of the Group’s internal controls including formal and systematic enquiries of, and interviews with senior BG Group executives. This evaluation was supported by the General Counsel, Company Secretary and the Head of Internal Audit.

Having reviewed its effectiveness this year, the Board has determined that it is not aware of any significant deficiency or material weakness in the Group’s system of internal controls.

Risk management
There is a continuous process for identifying, evaluating and managing the significant business risks faced by the Group, which are set out on pages 35 to 38 of this report. This process was in place throughout 2004.

The business risk management process adopted has promoted both a bottom-up and top-down assessment of key risks. The top-down assessment has involved the GEC and a number of senior managers in identifying key Group risks. These risks are communicated to the regions and assets.

The bottom-up assessment is undertaken by the assets and regional management teams and aims to assess and categorise their key risks using the Group categories as a template. This results in detailed analysis of risks by the assets which is captured in the asset risk registers. The risks and mitigation plans are updated quarterly and reviewed at quarterly performance reviews.

BG Group views risk management as integral to good business practice. Risk assessment and evaluation are incorporated into the key business processes including strategy and business planning, investment appraisal, performance management and health, safety, security and environmental management processes. The process is reviewed annually by the Audit Committee on behalf of the Board and details of its role in this respect are set out on page 42.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	43

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Corporate governance
Board of Directors

1 Sir Robert Wilson KCMG (61)
Chairman
Sir Robert Wilson was appointed Chairman with effect from 1 January 2004, having been a non-executive Director since September 2002. He was chairman of Rio Tinto plc from 1997 to 2003 and prior to that was chief executive between 1991 and 1997. He is also chairman of The Economist Group and a non-executive director of GlaxoSmithKline plc. He has previously been a non-executive director of Diageo plc, BP plc and The Boots Company PLC. (b), (d), (e), (g)

2 Frank Chapman (51)
Chief Executive
Frank Chapman was appointed Chief Executive with effect from 23 October 2000, having been appointed to the Board of BG plc in February 1997. He joined British Gas plc in November 1996 as Managing Director, Exploration and Production. He is an engineer and has worked in the oil and gas industry for 30 years. Prior to joining British Gas plc, he spent 22 years with Shell and BP. (a), (b), (d)	3 William Friedrich (56)
Deputy Chief Executive and General Counsel William Friedrich was appointed Deputy Chief Executive with effect from 23 October 2000. He is also responsible for the Group’s operations in North and South America and for Health, Safety, Security and Environment. He joined British Gas plc in December 1995 as General Counsel after a 20 year career with Shearman & Sterling, where he became a partner in 1983. Whilst with the firm, he practised as a general corporate lawyer, working mainly on international transactions, and ultimately headed the firm’s worldwide project development and project finance practice. (a), (b), (d)

4 Ashley Almanza (41)
Chief Financial Officer
Ashley Almanza was appointed Chief Financial Officer with effect from 1 August 2002. He is responsible for Group finance, tax, treasury, investor relations and internal audit. He joined British Gas plc in 1993 and has held a number of Corporate and Business Unit roles including Finance Director of BG International Downstream and Deputy Finance Director of BG
International. He acted as Group Finance Director from October 2000 to January 2001 before he was appointed Group Financial Controller. Prior to joining British Gas plc he trained as a chartered accountant, working in South Africa and London. (a), (b), (d)	5 Keith Mackrell (72)
Deputy Chairman and Senior
Independent Director
Keith Mackrell was appointed Deputy Chairman on 23 October 2000, having been appointed to the Board of British Gas plc as a non-executive Director in June 1994. The Board nominated him Senior Independent Director on 1 January 2001. He is also a non-executive director of Gartmore Asia Pacific Trust plc. He is a governor of the London School of Economics. He is a former director of Shell International Petroleum Company Limited with which he had a career spanning 35 years. Keith Mackrell will stand down as a Director at the conclusion of the Annual General Meeting on 4 May 2005.(b), (c), (e)

6 Peter Backhouse (53)
Non-Executive Director
Peter Backhouse was appointed to the Board as a non-executive Director in July 2000. He was formerly executive vice president, refining and marketing at BP Amoco plc. Previous roles at BP included deputy chief executive of BP Oil and chief executive of BP Oil Europe. He gained considerable gas experience in international LNG and in UK natural gas as head of BP’s UK gas marketing business. He is also a member of the Advisory Board of Carlyle/Riverstone Energy Partners, a US private equity fund. (c), (f)

44	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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7 Sir John Coles GCMG (67)
Non-Executive Director
Sir John Coles was appointed to the Board of BG plc as a non-executive Director in March 1998. He had a 37 year career with the Foreign and Commonwealth Office (FCO) and retired as Permanent Under Secretary of State in the FCO and Head of the Diplomatic Service in November 1997. He is chairman of Sight Savers International. (f), (g)

8 Paul Collins (68)
Non-Executive Director
Paul Collins was appointed to the Board as a non-executive Director with effect from 23 October 2000 after a long career with Citigroup Inc. He joined Citicorp in 1961 and subsequently served as the chief investment officer, headed the financial markets division, corporate planning, finance and administration, and Europe, Africa and the Middle East. He was appointed a director of Citicorp and its principal subsidiary, Citibank, in 1985 and vice-chairman in 1988. He is a director of Actis Capital LLP, The Enstar Group and a director and vice chairman of Nokia Corporation. (e), (f)

9 Elwyn Eilledge CBE (69)
Non-Executive Director
Elwyn Eilledge was appointed to the Board of BG plc as a non-executive Director in February 1997. He is also chairman of the Financial Reporting Advisory Board to the Treasury and former chairman of BTR plc. A chartered accountant, he was previously chairman of Ernst and Young International Limited, with which he worked for nearly 30 years. Elwyn Eilledge will stand down as a Director at the conclusion of the Annual General Meeting on 4 May 2005. (c), (f)

10 Baroness Hogg (58)
Non-Executive Director
Baroness Hogg was appointed to the Board as a non-executive Director on 27 January 2005. She is a former head of the Prime Minister’s Policy Unit and has extensive experience of business, government and the media. She is chairman of 3i Group plc and Frontier Economics Ltd, deputy chairman and senior independent director of GKN plc, a non-executive director of Carnival plc and Carnival Corporation and is a member of the Financial Reporting Council. (c), (f)

11 Dame Stella Rimington DCB (69)
Non-Executive Director
Dame Stella Rimington was appointed to the Board of BG plc as a non-executive Director in February 1997. She had a career with the Security Service spanning 27 years. She was the first woman Director General of MI5 and the first person to hold the post to have her name made public. Dame Stella Rimington will stand down as a Director at the conclusion of the Annual General Meeting on 4 May 2005. (e), (f)

12 Lord Sharman (62)
Non-Executive Director
Lord Sharman was appointed to the Board as a non-executive Director with effect from 23 October 2000. He is currently non-executive chairman of Aegis Group plc, deputy chairman of Group 4 Securicor plc, and non-executive director of Reed Elsevier plc and Aviva plc. He is also a member of the Supervisory Board of ABN Amro NV. A chartered accountant, he was chairman of KPMG International from 1997 to 1999, having been a senior partner since 1994. (c)

Membership of committees
	(a)	Group Executive
	(b)	Chairman’s
	(c)	Audit
	(d)	Finance
	(e)	Nominations
	(f)	Remuneration
	(g)	Corporate Responsibility

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	45

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Corporate governance
Group Executive Committee and Company Secretary

A description of the Group Executive
Committee is given on page 42.

1 Frank Chapman (51)*
Chief Executive

2 William Friedrich (56)*
Deputy Chief Executive and
General Counsel

*See page 44 for biographical details.

3 Ashley Almanza (41)*
Chief Financial Officer

4 Charles Bland (55)
Executive Vice President Policy &
Corporate Affairs
Charles Bland joined BG plc in 1999. He is responsible for government and public affairs, brand and marketing, communications, corporate responsibility policy and community affairs. He was appointed to his current position in 2002 having previously been President, BG Kazakhstan, and Vice President, Government Affairs. Before joining BG he worked in UK government, holding various posts in the Ministry of Defence.

5 Jørn Berget (52)
Executive Vice President
BG Advance
Jørn Berget joined BG Group plc in November 2004 when he was appointed Executive Vice President, BG Advance. He is responsible for the continuing development of the Group’s strategic technical and commercial capabilities. Before joining BG Group he worked with Shell in various roles and has previously worked in Argentina, the Netherlands, Peru, Oman, Brunei and the UK as well as the US and Norway.

6 Peter Duffy (43)
Executive Vice President
Human Resources
Peter Duffy joined BG Group plc in 2001, when he was appointed to his current position with responsibility for all matters relating to human resources strategy and policy. He has extensive international human resource management experience, particularly in the area of organisation development, performance and change management. He previously worked for TRW Inc., LucasVarity plc, and British Aerospace plc.

46	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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7 Stuart Fysh (48)
Executive Vice President & Managing
Director Mediterranean Basin and Africa
Stuart Fysh joined BG plc in 1998 and was appointed Executive Vice President in November 2003 with responsibility for the Group’s activities in Egypt, Tunisia, Italy and Spain and development activities elsewhere in the region. He was appointed Vice-President BG Egypt in June 2001 and prior to that he was Vice-President BG Thailand, Singapore and Malaysia. He previously spent 17 years with the mining, steel and petroleum conglomerate BHP, where his various roles included commercial, business development, corporate planning and research & development. He has lived and worked in Australia, Pakistan, India, Singapore and Egypt.

8 Martin Houston (47)
Executive Vice President & Managing
Director North America, Caribbean and Global LNG
Martin Houston joined British Gas in 1983 and was appointed Executive Vice President in 2000. He was appointed to his current position in September 2003 and is based in Houston. Prior to his first EVP appointment in 2000, he held a number of technical and commercial posts predominantly with an international focus. He played a leading role in the development of the LNG industry in Trinidad and was chairman of Atlantic LNG from 1996 to 2000. His most recent positions have included President and General Manager of BG Trinidad and Tobago, Director of LNG and Vice President of Strategy and Portfolio Development. He is a non-executive director of Severn Trent Plc and a fellow of the Geological Society of London.	9 Dave Roberts (44)
Executive Vice President & Managing
Director Asia and the Middle East and
Acting Executive Vice President and
Managing Director North West Europe
Dave Roberts joined BG Group plc in January 2003 when he was appointed to his current position, with responsibility for the Group’s activities in India, South East Asia, the Middle East and Kazakhstan. He assumed his acting EVP role for North West Europe from January 2005. He was previously adviser to Chevron Texaco’s vice chairman and director of strategy management for Texaco’s worldwide upstream business. He has extensive experience in surface and sub-surface engineering and technical leadership, operations and general management.

10 Peter Hughes (48)
Executive Vice President
Group Strategy and Development
Peter Hughes joined BG Group plc in January 2005 when he was appointed to his current position. His primary responsibility is for developing BG Group’s long-term strategy. Prior to joining BG Group, he was Vice President, Strategy and Portfolio for BP Gas, Power & Renewables. Before this he worked in a range of other international roles, including working for the European Commission in Brussels and for Cambridge Energy Research Associates (CERA) as Head of their European Energy and PanEurAsia Groups, based in Paris. He also held a number of different positions during a previous association with BP, including international assignments in Japan and Belgium.	11 Rick Waddell (45)
Executive Vice President & Managing
Director South America
Rick Waddell joined BG Group plc in 2002 when he was appointed to his current position. Based in São Paulo, he is responsible for all upstream and downstream activities in South America, including Comgas in São Paulo and MetroGAS in Buenos Aires. He is a former senior vice president of Enron Corporation for Latin America and was regional logistics manager for South America with Wal-Mart International.

12 Ben Mathews (38)
Company Secretary
Ben Mathews joined BG Group plc in 2002 and is responsible for all matters relating to the Board, its committees, governance and risk management. He was appointed Company Secretary on 9 November 2004. He previously worked for National Grid Group plc, British American Tobacco plc and PricewaterhouseCoopers.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	47

Contents

49	Directors’ report
51	Remuneration report
61	Auditors’ report
62	Principal accounting policies
64	Consolidated profit and loss account
65	Consolidated statement of total recognised gains and losses
66	Balance sheets
67	Movement in BG Group shareholders’ funds
68	Consolidated cash flow statement
68	Reconciliation of net borrowings
69	Analysis of changes in financing during the year

69	Analysis of cash movement
70	Notes to the accounts
120	Supplementary information – gas and oil
125	Historical production
126	Five year financial summary
132	Shareholder information
140	Notice of meeting
146	Cross-reference to Form 20-F
147	Index
148	Presentation of non-GAAP measures and glossary
149	Definitions

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Directors’ report

The Directors present their report and the audited financial statements for the year ended 31 December 2004. A report from the Directors on corporate governance is set out on pages 39 to 43 and their report on remuneration is on pages 51 to 60.

PRINCIPAL ACTIVITIES
BG Group is an integrated gas company with activities across the whole range of gas operations from exploration to the end consumer. Broadly, these activities are:

EXPLORATION AND PRODUCTION (E&P)
E&P comprises exploration, development, production and marketing of hydrocarbons with a focus on gas.

LIQUEFIED NATURAL GAS (LNG)
The LNG business combines the development and use of LNG import and export facilities with the purchase, shipping and sale of LNG and regasified natural gas.

TRANSMISSION AND DISTRIBUTION (T&D)
T&D develops, owns and operates major pipelines and distribution networks, and supplies gas through these to the end customer.

POWER GENERATION (POWER)
Power develops, owns and operates natural gas-fired power generation plants around the world.

The Operating and Financial Review (pages 6 to 38) reports on the Group’s performance during the past year and its future prospects.

RESULTS AND DIVIDEND
The profit on ordinary activities before taxation was £1 544m compared with £1 290m in 2003. A final dividend of 2.08p per ordinary share is proposed (2003 1.86p), making a total dividend for 2004 of 3.81p (2003 3.46p). £769m (2003 £646m) has been transferred to reserves from the profit and loss account. The results are dealt with fully in the Financial Statements (pages 62 to 109) and in the Operating and Financial Review (pages 6 to 38).

SIGNIFICANT EVENTS SUBSEQUENT TO 31 DECEMBER 2004
The significant events affecting the Company or its subsidiaries which have occurred since the end of the financial year are given on page 70.

SUBSTANTIAL SHAREHOLDERS
At 4 March 2005, the following interests in the ordinary share capital of the Company which are disclosable under Part VI of the Companies Act 1985 have been notified to the Directors.

FMR Corp. and Fidelity
International Limited	172 719 627 ordinary shares – 4.88%

Barclays PLC	123 417 385 ordinary shares – 3.49%

Legal and General Plc
and/or its subsidiaries	118 852 292 ordinary shares – 3.36%

During 2004 the Capital Group Companies, Inc. (Capital) had a notifiable interest in the ordinary share capital of the Company. On 8 February 2005 the Directors were advised that Capital ceased to have a notifiable interest.

ANNUAL GENERAL MEETING
The Annual General Meeting (AGM) will be held at 11.00 am on Wednesday 4 May 2005 at the International Convention Centre,

Birmingham. The Notice of AGM is set out on pages 140 to 145 of this document. Included in the proposed resolutions are four special resolutions (numbers 10 to 13). An explanation of the proposed resolutions is set out on pages 142 to 144 of this document.

A summary of the business carried out at the AGM will be published on the BG Group website.

AUDITORS
Resolutions to reappoint PricewaterhouseCoopers LLP as auditors to the Company and to authorise the Audit Committee to determine their remuneration will be proposed at the AGM.

SHARE CAPITAL
The Company was given authority at the 2004 AGM to make market purchases of up to 353 190 078 of its own ordinary 10p shares at a maximum price per share of 105% of the middle market price. This authority will expire at the 2005 AGM and similar approval from shareholders will again be sought at that meeting to renew the authority for a further year. No market purchases of ordinary shares were made in 2004. Details of shares issued during the year are shown in note 25 to the accounts (pages 92 and 93).

DIRECTORS AND OFFICERS
The names of the current Directors and their biographical details are given on pages 44 and 45.

Baroness Hogg was appointed to the Board as a non-executive Director on 27 January 2005. Directors appointed by the Board are required to retire at the first AGM following their appointment and to seek election by shareholders. Baroness Hogg will therefore be seeking election by shareholders at the 2005 AGM.

David Benson was a non-executive Director until his retirement on 21 May 2004.

Details of the Executive Directors’ service contracts and the letters of appointment for the non-executive Directors, their emoluments and share interests can be found in the Remuneration Report on pages 51 to 60.

The executive officers of the Company at 31 December 2004 (being those members of the Group Executive Committee who are not Directors and the Company Secretary) and their biographical details are given on pages 46 and 47.

The aggregate remuneration of the executive officers in 2004 was £5 197 546 (2003 £3 658 294) and aggregate pension contributions were £54 655 (2003 £36 161). At 4 March 2005, executive officers had the following aggregate beneficial interests in the Company’s shares: ordinary shares 133 895; long-term incentive schemes 3 400 777 (notional allocation). For the allocation made in November 2001, the performance period ended on 21 November 2004. BG Group’s performance meant that 100% of the original allocation was put into trust on behalf of participating executive officers and will be transferred to them in November 2005.

As at 4 March 2005, executive officers held options under the Sharesave Scheme over a total of 28 629 ordinary shares at exercise prices of £2.19, £2.29 or £2.74 per share, exercisable between March 2006 and April 2010; under the Company Share Option Scheme they held options over a total of 2 865 928 ordinary shares at exercise prices between £2.3575 and £3.9658 per share, exercisable between November 2003 and February 2015. A description of the Company’s employee share schemes is given on pages 53 to 55.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	49

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Directors’ report

EMPLOYEES
The Group had 5 175 employees worldwide at 31 December 2004, of which 3 912 were based outside the UK. Employees are informed about significant business issues and the Group’s performance using electronic mail, the Company’s intranet and in-house publications, as well as videos, DVDs and briefing meetings at each business location. When necessary, consultation with employee and union representatives also takes place.

The Group takes the issues of equality and diversity seriously and encourages its partners to do likewise. By using the talent and skills available in all groups and communities in the countries in which it operates, the Group is able to build a strong foundation for the lasting success of its business. The Group seeks to achieve this by using appropriate recruitment and selection techniques, ensuring equality of employment opportunity and equal access to development opportunities.

The Group is also committed to providing a work environment free from harassment and discrimination and remains committed to fair treatment of people with disabilities in relation to job applications, training, promotion and career development. Every effort is made to find appropriate alternative jobs for those who are unable to continue in their existing job because of disability. Equally, the Group encourages its partners to take a similar approach to these issues where Group policies are not able to be implemented directly.

Employees are encouraged to become shareholders in the Company and a significant number are members of its Sharesave Scheme and the Share Incentive Plan (SIP).

COMMUNITY INVOLVEMENT
During 2004, the Group donated £337 000 to registered charities in the UK. Adding contributions of cash, employee time and equipment to community groups in the UK (in accordance with the London Benchmarking Group model), this figure rises to £1.2m. Under the Group’s Statement of Business Principles, it is the Group’s policy not to make political donations. No donations were made in the EU for political purposes, as defined in Section 347A of the Companies Act 1985. For further information on BG Group’s social investment, see page 33.

SUPPLIERS
The Group aims to pay all its creditors promptly and in accordance with contractual and other legal obligations. It is the Group’s policy to agree the payment terms at the start of business with each supplier and to ensure that they are aware of the terms of payment.

The Group had 23 days’ purchases outstanding at 31 December 2004 based on the average daily amount invoiced by suppliers during the year.

GOING CONCERN
After making enquiries, the Directors have a reasonable expectation that the Company has adequate resources to continue in operational existence for the forseeable future. For this reason, they continue to adopt the going concern basis in preparing the financial statements.

STATEMENT OF DIRECTORS’ RESPONSIBILITIES FOR PREPARING
THE FINANCIAL STATEMENTS
The Directors are required by the Companies Act 1985 to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and of the Group at the end of the financial year and of the profit or loss of the Company and the Group for the financial year. The Company is also required to prepare Financial Statements for US shareholders in accordance with the requirements of the US Securities and Exchange Commission.

The Directors consider that, in preparing the Financial Statements on pages 62 to 109, the Company has used appropriate accounting policies, consistently applied and supported by reasonable and prudent judgements and estimates and all applicable accounting standards have been followed. The Company has complied with UK and US disclosure requirements in this report in order to present a consistent picture to all shareholders.

The Directors have responsibility for ensuring that the Company keeps accounting records which disclose with reasonable accuracy the financial position of the Company and of the Group and which enable them to ensure that the Financial Statements comply with the Companies Act 1985.

The Directors have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities and have adopted a control framework for application across the Group.

The Directors, having prepared the Financial Statements, have asked the auditors to take whatever steps and to undertake whatever inspections they consider to be appropriate for the purposes of enabling them to give their audit report.

The Directors confirm that the Audit Committee continues to review the adequacy of the system of internal control adopted by the Group.

A copy of the Financial Statements of the Company is placed on the BG Group website. The maintenance and integrity of the BG Group website is the responsibility of the Directors. The work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the Financial Statements since they were initially presented on the website.

Legislation in the UK governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

By order of the Board
Ben Mathews
Company Secretary

7 March 2005

Registered office:
100 Thames Valley Park Drive
Reading
Berkshire RG6 1PT

Registered in England & Wales No. 3690065

50	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Remuneration report

This report is made by the Board on the recommendation of the Remuneration Committee. The first part of the report provides details of BG Group’s remuneration policy. The second part provides details of the remuneration, service contracts and share interests of the Directors for the year ended 31 December 2004. The report has been approved by the Board and signed on its behalf by Elwyn Eilledge, Chairman of the Remuneration Committee.

A resolution will be put to shareholders at the Annual General Meeting of the Company to be held on 4 May 2005 inviting them to approve this report.

Our remuneration policy is designed to ensure that executives of the highest calibre are recruited and retained and that our strong performance ethic is reinforced. BG Group continues to look to performance related incentives rather than base salaries for employees to achieve above average reward.

In accordance with Schedule 7A of the Companies Act 1985, as inserted by the Directors’ Remuneration Report Regulations 2002 (the ‘Regulations’), the following sections of the report have been audited: Directors’ Remuneration; Directors’ Interests in Shares under the BG Group Long Term Incentive Scheme; Options; and the table and notes in the Pensions section of the report. The remaining sections are not subject to audit.

REMUNERATION COMMITTEE

The Committee’s principal responsibilities are:

•	setting, reviewing and recommending to the Board for approval the Company’s overall remuneration policy and strategy;

•	setting, reviewing and approving individual remuneration packages for Executive Directors and the Chairman including terms and conditions of employment and any changes to the packages;

•	reviewing the salary structure and terms, conditions and benefits of employment of other Group Executive Committee members and the Company Secretary; and

•	approving the rules, and launch, of any Company share, share option or cash based incentive scheme and the grant, award, allocation or issue of shares, share options or payments under such scheme.

The full terms of reference of the Committee can be found on the BG Group website and copies are available on request.

The Committee consists exclusively of independent non-executive Directors and meets on at least four occasions each year. The members are:

To 12 February 2004

Elwyn Eilledge (Chairman)	David Benson

Peter Backhouse	Keith Mackrell

Sir John Coles	Lord Sharman

Paul Collins

Dame Stella Rimington

Baroness Hogg (from 27 January 2005)

Ben Mathews, Company Secretary, attends meetings as Secretary to the Committee. His predecessor, Emma Nichol, attended meetings until November 2004.

Frank Chapman, Chief Executive, Peter Duffy, Executive Vice President Human Resources, and Natarajan Sundar, Head of Performance and Reward, (and his predecessor Cathy Aldwinckle until September 2004) attend meetings by invitation and provide advice and services to the Committee to enable it to make informed decisions. No Director is present when his or her own remuneration is being discussed.

The Committee also meets without management and receives information and independent executive remuneration advice from external consultancy firms appointed by the Committee. During 2004, Kepler Associates(a)(b) and Towers Perrin(b) provided advice to the Committee on market trends, long-term incentive schemes and other remuneration issues. In addition, Towers Perrin(a) provided general compensation and benefits advice and information to BG Group management and was responsible for the administration of some of the share schemes. In December 2004, the Committee appointed Kepler Associates as its independent executive remuneration advisers. Towers Perrin continue to provide general advice and assistance to BG Group management on executive remuneration.

Other external advisers also provide support and advice in relation to executive remuneration to the Committee. Herbert Smith(a)(b) provides legal advice and services on share schemes (as well as other legal services to the Group and to the trustees of the Ballylumford Power Pension Scheme) and Watson Wyatt(a)(b) provides actuarial advice to the Committee, the Group and to the trustees of the BG Pension Scheme and of the Ballylumford Power Pension Scheme as well as other general consultancy services to the Group. These advisers are appointed by management or the relevant trustees as appropriate.

Remuneration policy
BG Group needs to be able to employ and retain international employees of the highest calibre with the necessary skills, capabilities and experience to execute its business strategy and thereby deliver strong growth. The catchment area for recruitment is increasingly outside the UK and the required talent is scarce.

The overriding objectives of our remuneration policy are:

•	to enable the recruitment and retention of this limited resource; and

•	to reinforce our strong performance ethic.

The central premise of the policy is that, while reward arrangements should be market competitive, employees should look to performance related incentives rather than base salaries to earn above average reward. Performance related incentive schemes form a significant proportion of the total reward package for executives and are designed to align their interests with those of shareholders and establish a clear link between pay and performance.

In defining BG Group’s remuneration policy, the Committee takes into account advice received from external consultants and also best practice guidelines set by institutional shareholder bodies, including the principles and guidelines on executive remuneration

(a)	Kepler Associates, Towers Perrin, Herbert Smith and Watson Wyatt have given, and not withdrawn, their written consent to the issue of this document with the inclusion of the reference to their respective names in the form and content in which they appear. A copy of each consent letter is available for inspection at BG Group plc, 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT.
(b)	Other than in the provision of the services outlined above, none of Kepler Associates, Towers Perrin, Herbert Smith or Watson Wyatt provides any services to the Group or has any connection with the Group.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	51

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Remuneration report continued

issued by the Association of British Insurers (ABI).

To implement our policy, we have a well-developed, Group-wide performance management system and we operate three complementary performance related incentive schemes for executives:

•	the Annual Incentive Scheme (AIS) – designed to focus executives on the business priorities of the financial year and to reinforce our individual and Company performance ethic;

•	the Long Term Incentive Scheme (LTIS) – aims to motivate participants to maximise total shareholder return (TSR)(a) as measured against a comparator group of international oil and gas companies over a period of three years; and

•	the Company Share Option Scheme (CSOS) – aims to drive real earnings growth over the long term. The mechanism used for measuring this is the growth in the Group’s earnings per share (EPS)(b) relative to the growth in the retail price index, excluding mortgage interest repayments (RPIX).

The varying performance periods and performance conditions of the three schemes combine and complement each other to enable the measurement and reward of both short- and long-term performance as well as absolute (AIS), sustained (CSOS) and comparative (LTIS) financial performance.

The Committee reviews the remuneration policy on a regular basis and recommends changes as and when appropriate. During the year, changes were made to the CSOS. Changes were also made to the way that the Company operates the CSOS and the LTIS together. Details of these changes can be found on pages 53 to 54. During 2005 the Company plans to continue its review of the CSOS, in particular its use as the primary share-based incentive vehicle for the broader employee population below senior management level.

Components of remuneration
The current remuneration package for Executive Directors comprises performance related and non-performance related components. The performance related components are the incentive schemes referred to above and the non-performance related components are base salary, taxable benefits and pension entitlements. In addition, the Executive Directors are eligible to participate in the Company’s all-employee share schemes. Pay and employment conditions elsewhere in the Group have been taken into account by the Committee in determining the remuneration packages for Executive Directors and the Committee has also followed the provisions of Schedule A to the Combined Code which relates to the design of performance related remuneration.

The proportion of each Executive Director’s total remuneration that is performance related is significant even for target performance. For stretch performance, the proportion of total remuneration that is performance related is higher, as is the total amount of remuneration payable.

In determining the relative importance of those elements of remuneration which are, and those which are not, performance related as required by the Regulations, we have made a number of assumptions about the Company’s share price growth and TSR,

(a)	TSR is defined as the return on investment obtained from holding a company’s shares over a period. It includes dividends paid, the change in the capital value of the shares and other payments to, or by, shareholders within the period.
(b)	EPS is calculated by dividing the earnings for the financial year (excluding exceptional items) by the weighted average number of ordinary shares in issue and ranking for dividend during the year. EPS is published quarterly when relative to the Company’s comparator group, over the next three years. These assumptions have not changed from last year. Pension values can vary quite significantly from year to year and from person to person and are shown separately on page 60. The average proportion of remuneration (excluding pension) that is performance related is:

•	for target performance – 62%;

•	for stretch performance – 81%.

This is illustrated by the chart below.

Base salaries
Executive Directors’ salaries are reviewed each year with any changes taking effect from 1 April. This review takes into account individual performance and market competitiveness. Pensionable salary is derived from base salary only.

In line with our remuneration policy, the Committee benchmarks Executive Directors’ salaries against a comparator group. Given BG Group’s international presence and position roughly in the middle of the FTSE 50, the Committee considered it appropriate to reference Executive Directors’ base salaries for the 2004 salary review against the median of the FTSE 50. We intend to use the same comparator group for the 2005 review.

Annual Incentive Scheme (AIS)
The Company operates a cash based annual incentive scheme, which provides an incentive opportunity in the range of 0% to 100% of base salary.

At the start of the incentive year (1 January), based on the Company’s business priorities, the Committee sets the performance measures and the Board sets challenging stretch and budget financial performance targets. Incentives at the higher end of the range are payable only for demonstrably superior Company and individual performance. During the transition to International Financial Reporting Standards, the comparison between actual performance and the targets will be on a consistent basis.

For the Executive Directors, the financial performance measures for the 2004 incentive year were EPS and return on average capital

BG Group reports its results. For grants made on or after 21 July 2004, the Group’s published EPS is adjusted to take into account the volatility of both commodity prices and exchange rates. See page 54 for further details.

52	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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employed (ROACE)*(a). Both these measures were adjusted to take into account the volatility of upstream prices and the US$/UK£ exchange rate. These measures will also apply for 2005. Stretch performance was achieved in 2004 on both these measures.

When determining actual incentive payments, the Committee considers:

•	overall Group performance, including financial performance and health, safety, security and environmental performance;

•	Group performance relative to peers; and

•	individual performance.

For the 2004 incentive year, taking into account the stretch financial performance and the above factors, the Committee decided that the Executive Directors should be awarded AIS payments of 100% of base salary, representing overall stretch performance. Payments in respect of the 2004 incentive year were made in February 2005. Payments under the AIS are non-pensionable.

Long-term incentives

Estimated Present Value (EPV)
EPV is a measure which describes the value, at the time of grant or allocation, of long-term incentives which may, or may not, pay out in the future.

This measure, which is based on generally accepted remuneration practice, takes account of the performance conditions and the risk that grants and allocations may be forfeited. This EPV is then used to determine the appropriate levels of face value CSOS grants and LTIS allocations.

As agreed by shareholders at our Annual General Meeting in 2002, the Committee is able to make awards under both schemes, up to a maximum combined EPV of 175% of base salary each year. The actual maximum combined EPV granted during 2004 was 167%.

Blend of CSOS and LTIS
Each year, the Committee decides on the appropriate blend of CSOS grants and LTIS allocations to be made to Executive Directors within the maximum combined EPV. Awards will always be made under both schemes. During 2004, the Committee reviewed this blend of CSOS grants and LTIS allocations. For 2001, 2002 and 2003 the Committee restricted the mix such that not less than one-third and not more than two-thirds of the total combined EPV was delivered by either scheme. To provide more flexibility in the future, the Committee considered it appropriate to modify the restriction on the mix between LTIS and CSOS so that not less than 20% and not more than 80% of the total combined EPV will be delivered by either scheme. The maximum combined EPV of 175% of base salary has not changed.

When making the decision on the exact mix, the Committee takes into consideration a number of factors including cost, the performance conditions considered to be key to BG Group’s strategy at the time of the allocation or grant and the need to remain within scheme dilution limits.

Long Term Incentive Scheme (LTIS)
A limited number of employees are allocated Company shares under the LTIS. This allocation marks the beginning of a three year performance period. The Company’s TSR performance against that of a comparator group over the three year period will determine what proportion of the allocated shares will be transferred into the ownership of the employee. The Committee considers that measuring performance against a comparator group of companies ensures that executives are rewarded based on BG Group’s performance relative to the performance of the other companies in the comparator group. During 2004, the TSR performance was measured by the independent TSR monitoring service of Alithos Limited and reviewed by Kepler Associates.

The LTIS comparator group for the 2002, 2003 and 2004 allocations comprises 21 international oil and gas companies (including BG Group plc) of which 12 are headquartered in the USA, three in the UK and six elsewhere in Europe(b). This group has been chosen because the Committee believes that it comprises our major business competitors – in other words, those companies against which BG Group is compared by shareholders.

The other companies in the comparator group are as follows:

Amerada Hess	El Paso Corporation	Repsol YPF SA
Corporation

Anadarko Petroleum	ENI SpA	Royal Dutch
Corporation		Petroleum Co.

BP plc	Exxon Mobil	Shell Transport &
	Corporation	Trading Co. plc

Burlington	Kerr-McGee	Statoil ASA
Resources Inc.	Corporation

Chevron Texaco	Marathon Oil	Total SA
Corporation	Corporation

ConocoPhillips	Norsk Hydro ASA	Unocal
Corporation

Duke Energy	Occidental Petroleum
Corporation	Corporation

The Committee has set the following performance conditions for the 2002, 2003 and 2004 allocations:

BG Group’s TSR position in
comparator group	% of allocated shares transferred

Top	100

Upper Quartile	75

Median	30

Below Median	All allocated shares are forfeited

Where performance is between Upper Quartile (UQ) and Top (T), or between Median (M) and UQ, the percentage of shares to be transferred is determined on a proportionate basis.

* See presentation of non-GAAP measures, page 148
(a)	Average capital employed consists of total shareholders’ funds plus net borrowings averaged between the start and end of year. ROACE represents profits before tax (excluding exceptional items) plus net interest payable on net borrowings as a percentage of average capital employed.
(b)	A different comparator group was used for the 2001 allocation.

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Remuneration report continued

These performance conditions are illustrated by the graph below:

LTIS performance conditions
% of allocated shares transferred

Shares allocated under the 2000 LTIS scheme were transferred to eligible employees on 11 November 2004 when the one year retention period ended.

The performance period for the 2001 allocation ended on 21 November 2004. BG Group’s final TSR for this period relative to the TSRs of companies in the relevant comparator group placed it in the upper quartile. The Committee decided, in accordance with the performance conditions for the 2001 allocation, that 100% of the original allocation of shares had vested and, accordingly, these shares were put into trust on behalf of participating employees. Subject to the rules of the LTIS, these shares will be transferred to those employees at the end of the retention period in November 2005.

There is no retention period for the 2002, 2003 and 2004 LTIS allocations.

There is no retest provision under the LTIS rules. In the event of a change of control, vesting of shares under the LTIS is not automatic and would depend upon the extent to which the performance conditions had been met at the time.

Company Share Option Scheme (CSOS)
Approximately 1 600 employees are currently eligible to participate in the CSOS, including UK payroll employees and overseas employees above a certain level of seniority.

The Company grants an option over its shares to each eligible employee and the option price is set at the fair market value at the time of the grant. As described below, the CSOS measures performance according to EPS growth relative to the growth in the Retail Price Index, excluding mortgage interest repayments (RPIX). The Committee considers that an EPS performance measure ensures that executives receive rewards only when the Company has achieved sustained earnings growth during the performance period. In July 2004, the Committee decided to adjust the calculation of EPS growth for future grants by using constant commodity prices and constant exchange rates. The Committee considers that these adjustments will strengthen the link between performance and reward by reducing sensitivity to external uncontrollable factors.

During the transition to International Financial Reporting Standards, EPS growth figures will be calculated on a consistent basis.

To the extent that the performance target has been met three years from the date of grant, the option may be exercised (in whole or in part) at any time up to the expiry of ten years from the date of grant.

The Committee has decided to remove retests for grants made on or after 21 July 2004. For grants made in 2002 and 2003, fixed point retesting is currently allowed in years four and five, but in this event EPS growth of RPIX plus 40% or 50% respectively must be achieved for all of the options to become exercisable. At the end year five, the options will be exercisable only to the extent that the performance condition has been met.

As in 2003, the levels of grant made to individual employees in 2004 were differentiated based on each individual’s performance to date and expectation of future contributions. For the 2004 grant, the Committee set the following performance targets:

EPS growth over RPIX (over 3 years)	% of option that is exercisable

30% or greater	100

15%	50

Less than 15%	Option is forfeited

A proportion of between half and all of the option will be exercisable if the Company achieves EPS growth over three years of RPIX plus between 15% and 30%.

These are the same as the targets which apply to the 2002 and 2003 grants (and applied to the 2001 grant) and are considered by the Committee to be particularly demanding. These performance targets are illustrated by the graph below:

% EPS growth over three years in excess of RPIX

CSOS performance conditions
% of option exercisable

Over the three year performance period for the 2001 CSOS grant, the Company’s EPS growth above the growth in the RPIX exceeded 30%. As a result, 100% of the shares under option granted to employees in November 2001 are exercisable prior to November 2011. For the 2000 grant, the performance achieved resulted in 100% of the shares under option becoming exercisable prior to November 2010.

In the event of a change of control, exercise of the option under the CSOS is not automatic and would depend upon the extent to which the performance condition had been satisfied at the time.

No CSOS options were exercised by Directors during the year.

All-Employee Share Schemes
In order to encourage share ownership, the Company currently provides two all-employee share schemes for its UK employees, the Share Incentive Plan and the Sharesave Scheme.

Share Incentive Plan (SIP)
The BG Group SIP is approved by the Inland Revenue. There are two parts to the SIP – the Partnership Shares Plan and the Free Shares Plan.

(a) Partnership Shares
Eligible employees are offered the opportunity to buy Company shares from pre-tax earnings as part of a regular share purchase plan. Shares are currently purchased every six months using employees’ accumulated deductions and are placed in trust.

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At 31 December 2004, 63% of eligible employees were participating in this plan, contributing an average monthly payment of £107. Of those participating, 75% were contributing the maximum of £125 per month.

(b) Free Shares
A Free Shares award of 904 shares, representing the value of the £3 000 statutory limit, was made on 7 April 2004 to all eligible employees in the UK based on the Group’s performance during 2003. These shares will be held in trust for up to five years.

For 2004, the Committee may approve the award of Free Shares in the Company up to the statutory limit for each individual. All eligible employees will receive the same number of shares. This number will be determined based on the Group’s performance during 2004.

Sharesave Scheme
The Company continued to operate the BG Group Sharesave Scheme in 2004. The scheme is approved by the Inland Revenue and enables eligible employees to acquire the Company’s shares with the proceeds of a monthly savings contract. The contract period is three or five years. At 31 December 2004, 78% of eligible employees were participating in the Sharesave Scheme, contributing an average monthly payment of £200. Of those participating, 62% were contributing the statutory maximum of £250 per month.

Employee Profit Sharing Scheme
This scheme ceased to operate at the end of 2000. During 2004, shares allocated to participants in respect of the 2000 scheme were released and transferred into their names.

Dilution
The ABI has published guidelines relating to the disclosure of the percentage of a company’s issued share capital that can be issued to employees under share schemes. In the event of all shares outstanding as at 31 December 2004 under BG Group’s CSOS and Sharesave Schemes (which involve the issue of new shares) becoming exercisable, the resulting issue of shares would represent less than 1.62% of the issued share capital as at that date.

Shareholding guidelines
The Committee has adopted guidelines for Executive Directors, Group Executive Committee members and certain other senior employees to encourage substantial long-term share ownership. These require that, over a period of five years from the introduction of the guidelines in 2002 (or date of appointment, if later), Executive Directors build up, and then retain, a holding of shares with a value equivalent to 200% of base salary. The required holding for other members of the Group Executive Committee is 100% of base salary and for certain other senior employees is 50% of base salary. The guidelines require that, in relation to the 2002 and later LTIS allocations, vested shares (net of tax) should be retained by the individual until the required shareholding level is reached.

Service contracts
The Executive Directors’ service contracts, including arrangements for early termination, are carefully considered by the Remuneration Committee and are designed to recruit, retain and motivate Directors of the quality required to manage the Company. The Committee considers that a notice period of one year is appropriate.

The Executive Directors’ service contracts contain change of control provisions. Should the Directors’ employment be terminated within 12 months of a change of control, they are entitled to liquidated damages. The amount of liquidated damages is equal to one year’s gross salary and a credit of one year’s pensionable service (less any deductions the employer is required to make), which the Committee considers to be a genuine pre-estimate of loss. The Committee considers that these provisions assist with recruitment and retention and that their inclusion is therefore in the best interests of shareholders.

Other than change of control, the Executive Directors’ service contracts do not contain provisions for compensation in the event of early termination. When calculating termination payments the Committee takes into account a variety of factors, including individual and Company performance, the obligation for the Director to mitigate his or her own loss (for example, by gaining new employment) and the Director’s age and length of service. Further details of the Executive Directors’ service contracts can be found on page 57.

Senior Executives below the Executive Directors
The Committee reviews and approves the individual remuneration packages for the Group Executive Committee members and the Company Secretary in accordance with the overriding objectives of our remuneration policy. Our policy and practice with regard to the remuneration of employees below the Executive Directors is entirely consistent with that for the Executive Directors. These senior executives all have a significant portion of their reward package linked to performance. They all qualify for AIS, CSOS and LTIS, and their financial targets are the same as or cascaded from the targets for the Executive Directors. Their individual performance is reviewed and their base salary increases, AIS payments, and CSOS and LTIS awards are subject to approval by the Committee each year.

Non-Executive Directors
The Board aims to recruit non-executive Directors of a high calibre with broad commercial, international or other relevant experience. Non-executive Directors are appointed by the Board on the recommendation of the Nominations Committee. Their appointment is for an initial term of three years, subject to election by shareholders at the first Annual General Meeting (AGM) following their appointment. They are generally reappointed for a second term of three years, subject to re-election by shareholders. There is no notice period and no provision for termination payments. The terms of engagement of the non-executive Directors are set out in a letter of appointment.

Non-executive Directors (other than the Chairman) are paid a basic annual fee of £55 000. Additional fees are also payable, for example, for membership of, or chairing, a committee of the Board or acting as Deputy Chairman. Fees are reviewed annually, taking into account time commitment, competition for high quality non-executive Directors and market movements.

Non-executive Directors are not eligible to participate in any of the Company’s share schemes, incentive schemes or pension schemes.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	55

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Remuneration report continued

Chairman
Sir Robert Wilson was appointed as Chairman with effect from 1 January 2004. In line with the other non-executive Directors, Sir Robert’s appointment is for an initial three year term and there is no notice period and no provision for payment in the event of early termination. Sir Robert Wilson is paid a fee of £500 000 per annum, which is next subject to review in July 2005.

Performance graph
 The graph on the right shows BG Group’s TSR performance for the five year period ended 31 December 2004 (calculated in accordance with the Regulations) against the performance of the FTSE 100. We have chosen the FTSE 100 because this is a recognised broad equity market index of which the Company is a member.

Historical TSR Performance
Growth in the value of a hypothetical £100 holding of BG Group plc shares over the five year period ended 31 December 2004.

BG Group (based on spot values)	Source: Towers Perrin
FTSE 100 (based on spot values)

The following section of this report provides details of the remuneration, service contracts or letters of appointment and share interests of all the Directors for the year ended 31 December 2004.

DIRECTORS’ REMUNERATION

INDIVIDUAL REMUNERATION FOR THE YEAR TO 31 DECEMBER

	Salary/fees		Taxable benefits(a)		Bonus		Total

	2004	2003	2004	2003	2004	2003	2004	2003
	£	£	£	£	£	£	£	£

Sir Robert Wilson(b)	500 000	47 500	1 175	–	–	–	501 175	47 500

Ashley Almanza(d)(e)(f)	420 747	353 248	1 175	1 683	420 000	345 000	841 922	699 931

Frank Chapman(d)(e)(f)	711 372	615 398	3 610	26 595	710 000	627 000	1 424 982	1 268 993

William Friedrich(d)(e)(g)	592 997	553 998	40 134	44 176	600 000	560 000	1 233 131	1 158 174

Peter Backhouse(c)	57 500	47 500	–	–	–	–	57 500	47 500

Sir John Coles(c)(h)	60 000	47 500	–	–	–	–	60 000	47 500

Paul Collins(c)	57 500	47 500	–	–	–	–	57 500	47 500

Elwyn Eilledge(c)	65 000	56 250	–	–	–	–	65 000	56 250

Keith Mackrell(c)(i)	125 000	100 000	–	–	–	–	125 000	100 000

Dame Stella Rimington(c)	57 500	47 500	–	–	–	–	57 500	47 500

Lord Sharman(c)	65 000	56 250	–	–	–	–	65 000	56 250

Former Directors
Sir Richard Giordano(j)	–	1 707 500	42 930	83 054	–	–	42 930	1 790 554

David Benson(c)(k)	19 489	47 500	–	–	–	–	19 489	47 500

(a)	Taxable benefits include items such as company car, fuel, driver, financial advice and medical insurance.
(b)	In line with the non-executive Directors (other than Sir Richard Giordano), Sir Robert Wilson was paid a fee of £35 000 per annum from 1 January 2003 until 30 June 2003. From 1 July 2003, this increased to £50 000 per annum until his appointment as Chairman on 1 January 2004.
(c)	Each non-executive Director, other than Sir Robert Wilson, was paid a fee of £50 000 per annum until 30 June 2004. From 1 July 2004, this increased to £55 000 per annum together with a membership fee of £5 000 per committee, other than for the chairmen of the Audit and Remuneration committees. The chairmen of the Audit and Remuneration committees received an additional fee of £10 000 per annum until 30 June 2004. From 1 July 2004, this increased to £15 000 per annum for chairing the Audit Committee and remained at £10 000 for chairing the Remuneration Committee.
(d)	Bonus figures for 2003 represent payments under the AIS in respect of the 2003 incentive year which were made in February 2004. Bonus figures for 2004 represent payments under the AIS in respect of the 2004 incentive year which were made in February 2005.
(e)	Salary figures for Executive Directors include Free Shares to the value of £2 998 received under the SIP in April 2003 and £2 997 in April 2004. In 2005, Ashley Almanza, Frank Chapman and William Friedrich will be eligible to receive up to a further £3 000 worth of Free Shares under the SIP.
(f)	Salary figures for Ashley Almanza for both 2003 and 2004 include a cash allowance in lieu of a company car. Frank Chapman had a cash allowance in lieu of a company car from October 2003 and the value of this is included in his salary figure for 2003 and in 2004.
(g)	William Friedrich, who is a US citizen, is covered by long-term care insurance if he returns to the USA. The value of the taxable benefit for 2004 was £9 082. Cover is being paid by ten instalments, the first of which was paid in 2002.
(h)	In 2004, Sir John Coles received a payment of £5 000 in respect of an overseas trip.
(i)	Keith Mackrell is Deputy Chairman of the Company, for which he receives £70 000 per annum in addition to his fee as a non-executive Director.
(j)	Sir Richard Giordano retired as Chairman and Director on 31 December 2003. His contract of employment provided that, for the duration of his chairmanship, he was entitled to the use of a car and driver. He was also entitled to accident and private medical insurance upon terms agreed by the Board of the Company and the Company paid reasonable fees incurred by his tax advisers. Sir Richard gave notice of his resignation on 30 June 2003. His employment terminated by agreement on 31 December 2003 and the Company paid him the sum of £250 000 in lieu of basic salary for the balance of his one year notice entitlement. In addition, the Company paid Sir Richard the sum of £970 000, representing the cost of providing an office (with full-time secretary and use of a car and driver) in New York for a period of five years in accordance with his contract of employment. The Company continues to pay reasonable fees incurred by his tax advisers and, as provided in his contract of employment, this benefit will continue for a period of two years following the cessation of his employment. Sir Richard also continues to be entitled to private medical insurance and long-term care insurance. The long-term care insurance is being paid by ten instalments.
(k)	David Benson retired as a Director on 21 May 2004.

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DIRECTORS’ SERVICE CONTRACTS

EXECUTIVE DIRECTORS

Details of the service contracts of the Executive Directors who served during the year are set out below.
Compensation
payable
	Contract	Unexpired	Notice	upon early
	date	term	period	termination	(a)

Ashley Almanza	01 Aug 02	rolling 1yr	1yr	n/a

Frank Chapman	14 Sep 00	rolling 1yr	1yr	n/a

William Friedrich	14 Sep 00	rolling 1yr	1yr	n/a

(a) Other than the change of control provisions, the Executive Directors’ service contracts do not contain provisions for compensation payable upon early termination.

Change of control As described on page 55, the Executive Directors’ service contracts contain change of control provisions.

For the purposes of these provisions, a change of control is deemed to occur if the Company becomes a subsidiary of another company; or if 50% or more of the voting rights of the Company or the right to appoint or remove the majority of the Board of the Company become vested in any individual or body or group of individuals or bodies acting in concert; or if all or substantially all of the business, assets and undertakings of the Company become owned by any person, firm or company (other than a subsidiary or associated company). A change of control is also deemed to occur if the whole of the issued capital of BG Energy Holdings Limited or a substantial part of the undertaking of that company (including its subsidiaries) is transferred to another company, unless that transferee company is a subsidiary of the Company, or a company ultimately owned by substantially the same shareholders as are the ultimate owners of the Company.

However, a change of control does not occur if (and only if) through a process of reconstruction the Company becomes a subsidiary of another company owned by substantially the same shareholders as are the shareholders of the Company. The Executive Directors’ service contracts provide that any payments made pursuant to these provisions will be made less any deductions the employer is required to make. Any such payments shall be in full and final settlement of any claims the Executive Director may have against the employer or any associated company arising out of the termination of employment except for any personal injury claim, any claim in respect of accrued pension rights or statutory employment protection claims.

CHAIRMAN AND NON-EXECUTIVE DIRECTORS

	Date of letter	Unexpired
	of appointment	term

Sir Robert Wilson(a)	30 Jun 03	1yr 10mths

Peter Backhouse(b)	5 Mar 04	2yrs 2mths

Sir John Coles	15 Feb 03	1yr 2mths

Paul Collins(b)	2 Mar 04	2yrs 2mths

Elwyn Eilledge	17 Feb 03	1yr 2mths

Keith Mackrell(b)	4 Mar 04	2mths

Dame Stella Rimington	15 Feb 03	1yr 2mths

Lord Sharman(b)	25 Feb 04	2yrs 2mths

Former Director
David Benson(c)	18 Feb 03	n/a

In addition, Baroness Hogg was appointed as a non-executive Director on 27 January 2005. Her appointment will continue until the 2008 AGM, subject to her election by shareholders at the 2005 AGM.

The non-executive Directors’ letters of appointment do not contain any notice period or provision for compensation in the event of early termination of their appointment.

(a)	Sir Robert Wilson was appointed as Chairman with effect from 1 January 2004. His unexpired term is subject to re-election by shareholders at the 2006 AGM.
(b)	Peter Backhouse, Paul Collins and Lord Sharman were appointed for a further three year term, commencing on the date of the 2004 AGM. Keith Mackrell’s appointment was for a term of one year from the date of the 2004 AGM.
(c)	David Benson retired from the Board as a Director on 21 May 2004.

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Remuneration report continued

DIRECTORS’ INTERESTS IN SHARES UNDER THE BG GROUP LONG TERM INCENTIVE SCHEME

							Shares
							vested during
							the year
				Notional	Number of		(including
			Notional	allocations	shares added		shares added							Notional
		Market price	allocations of	of shares	through dividend		through		End of					allocation of
		at date of	shares as at	made during	reinvestment(c)		dividend		performance					shares as at
Award date		award	1 Jan 2004	the year	28 May 04	10 Sep 04	reinvestment	)	period	(d)	Vesting date		Value vested	31 Dec 2004

Ashley Almanza

03 Nov 00	(a)	£2.6550	3 936		21	19	3 976		02 Nov 03		03 Nov 04	(e)	£13 916	–

22 Nov 01	(b)	£2.6100	29 848						21 Nov 04		22 Nov 05			29 848

05 Sep 02		£2.5175	274 272						04 Sep 05		05 Sep 05			274 272

05 Sep 03		£2.6600	324 935						04 Sep 06		05 Sep 06			324 935

03 Sep 04		£3.0741		400 000					02 Sep 07		03 Sep 07			400 000

Totals			632 991	400 000										1 029 055

Frank Chapman

03 Nov 00	(a)	£2.6550	94 484		509	458	95 451		02 Nov 03		03 Nov 04	(e)	£334 079	–

22 Nov 01	(b)	£2.6100	225 706						21 Nov 04		22 Nov 05			225 706

05 Sep 02		£2.5175	611 286						04 Sep 05		05 Sep 05			611 286

05 Sep 03		£2.6600	688 956						04 Sep 06		05 Sep 06			688 956

03 Sep 04		£3.0741		750 000					02 Sep 07		03 Sep 07			750 000

Totals			1 620 432	750 000										2 275 948

William Friedrich

03 Nov 00	(a)	£2.6550	93 854		506	455	94 815		02 Nov 03		03 Nov 04	(e)	£331 853	–

22 Nov 01	(b)	£2.6100	223 403						21 Nov 04		22 Nov 05			223 403

05 Sep 02		£2.5175	450 881						04 Sep 05		05 Sep 05			450 881

05 Sep 03		£2.6600	549 407						04 Sep 06		05 Sep 06			549 407

03 Sep 04		£3.0741		580 000					02 Sep 07		03 Sep 07			580 000

Totals			1 317 545	580 000										1 803 691

(a)	As a result of the performance criteria measured in November 2003, 52% of the November 2000 notional allocation was subject to the one year retention period (the remainder of the allocation having lapsed). These shares were transferred to the Executive Directors on 11 November 2004, after the end of the retention period.
(b)	As a result of the performance criteria measured in November 2004, 100% of the November 2001 notional allocation is now subject to the one year retention period. These shares will be transferred to the Executive Directors on 22 November 2005, when the retention period ends.
(c)	Dividends paid on shares held in trust may, at the discretion of the trustees, be reinvested in BG Group plc shares by the trustees and held on behalf of the Executive Directors until the normal release date of the respective allocations. The market price at the dates of reinvestment during 2004 were as follows: 28 May 2004 – £3.32 and 10 September 2004 – £3.52.
(d)	The transfer of shares is dependent on the achievement of performance criteria at the end of a three year performance period. In the case of awards made in 2000 and 2001, there is a retention period of one year following the end of that performance period. No retention period applies to awards made in 2002, 2003 and 2004. The performance conditions for the scheme are set out on pages 53 and 54.
(e)	The market price on 11 November 2004, the date of transfer, was £3.50.

The Directors also have a deemed beneficial interest in 2 083 430 shares as potential beneficiaries in the BG Group New Employees Share Trust.

DIRECTORS’ INTERESTS IN ORDINARY SHARES None of the Executive Directors hold options under the Executive Share Option Scheme and no grants have been made under that scheme since 1994.

OPTIONS The number of share options held by the Directors under the BG Group Sharesave Scheme was as follows:

	Options					Options		Earliest
	as at					as at		normal
	1 Jan	Exercised		Granted	Lapsed	31 Dec	Exercise	exercise	Expiry
	2004	in year		in year	in year	2004	price	date	date

Ashley Almanza	4 230	4 230	(a)	3 458	–	3 458	£2.74	Nov 07	May 08

Frank Chapman	4 286	–		–	–	4 286	£2.26	Nov 04	May 05

William Friedrich	7 368	–		–	–	7 368	£2.29	Mar 06	Sep 06

(a)	The market price on 8 April 2004, the date of exercise, was £3.45. The total gain on exercise was £4 907.

58	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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The number of share options held by the Directors under the BG Group Company Share Option Scheme was as follows:

	Options	Options		Options			Earliest
	as at	granted		as at			normal
	1 Jan	during	Lapsed	31 Dec		Exercise	exercise	Expiry
	2004	the year	in year	2004	(a)	price	date	date

Ashley Almanza	33 519	–	–	33 519		£2.685	Nov 03	Nov 10
	50 557	–	–	50 557		£2.5634	Nov 04	Nov 11
	196 623	–	–	196 623		£2.5175	Sep 05	Sep 12
	204 066	–	–	204 066		£2.705	Sep 06	Sep 13
	–	250 000	–	250 000		£3.4733	Sep 07	Sep 14

Frank Chapman	167 597	–	–	167 597		£2.685	Nov 03	Nov 10
	382 304	–	–	382 304		£2.5634	Nov 04	Nov 11
	409 136	–	–	409 136		£2.5175	Sep 05	Sep 12
	440 406	–	–	440 406		£2.705	Sep 06	Sep 13
	–	500 000	–	500 000		£3.4733	Sep 07	Sep 14

William Friedrich	166 480	–	–	166 480		£2.685	Nov 03	Nov 10
	378 403	–	–	378 403		£2.5634	Nov 04	Nov 11
	343 435	–	–	343 435		£2.5175	Sep 05	Sep 12
	362 292	–	–	362 292		£2.705	Sep 06	Sep 13
	–	380 000	–	380 000		£3.4733	Sep 07	Sep 14

(a)	No options were exercised during the year.

The performance measure for the CSOS is set out on page 54.

The closing price of an ordinary share on 31 December 2004 was £3.54. The range during the year was £3.80 (high) and £2.7375 (low). All market price figures are derived from the Daily Official List of the London Stock Exchange.

ORDINARY SHARES
The Directors’ beneficial interests in ordinary shares of the Company at the end of the financial year were as follows:
Beneficial interests in ordinary shares(a)

	As at 1 Jan 2004	As at 31 Dec 2004

Sir Robert Wilson	32 000	70 000

Ashley Almanza	25 889	33 896

Frank Chapman	223 117	224 549

William Friedrich(b)	245 776	316 673

Peter Backhouse	20 500	20 500

Sir John Coles	5 829	5 829

Paul Collins(c)	100 000	100 000

Elwyn Eilledge	9 443	9 443

Keith Mackrell	10 148	10 148

Dame Stella Rimington	3 751	3 751

Lord Sharman	1 956	1 956

(a)	Beneficial interests including shares acquired pursuant to the BG Group Employee Profit Sharing Scheme and the BG Group Share Incentive Plan.
(b)	William Friedrich holds 77 740 ordinary shares in the form of 15 548 American Depositary Receipts (ADRs). Each ADR represents five ordinary shares.
(c)	Paul Collins’ holding is in the form of 20 000 ADRs.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	59

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Remuneration report continued

On 28 February 2005, Baroness Hogg notified the Company that she has a beneficial interest in 5 904 ordinary shares of the Company. There have been no other changes in the interests of the Directors in the share capital of the Company or any of its subsidiary undertakings between 1 January 2005 and 7 March 2005.

As of 7 March 2005, the Directors’ interests in the share capital of the Company represent less than 1% of the issued share capital of the Company.

PENSIONS
Frank Chapman, William Friedrich and Ashley Almanza were members of the BG Pension Scheme throughout the year. The benefits provided for them under the BG Pension Scheme are subject to the earnings cap, which is a restriction on the amount of pay that can be used to calculate pensions payable from a UK tax approved pension scheme. Consequently, retirement benefits (including contingent death benefits) that are not covered by the BG Pension Scheme are provided by the Company under an unapproved arrangement, the BG Supplementary Benefits Scheme. Provision has been made in respect of the additional obligations for these post-retirement benefits.

The arrangements for all the Executive Directors have not changed during the year. They provide an accrual of benefits designed to target a pension equivalent to two-thirds of their final 12 months’ salary on retirement from BG Group at age 60, inclusive of retained benefits.

As for all members of the BG Pension Scheme, if the Company consents to retirement, no actuarial reduction is applied to pensions payable from age 55, provided 10 years’ service has been completed with the Group (which includes pensionable service transferred from previous employment). Pensions in payment are increased in line with retail price inflation. An adult dependant’s pension is payable on death in service, equal to two-thirds of that payable to the pension scheme member based on potential service to retirement age. On death in retirement, an adult dependant’s pension is payable equal to two-thirds of the member’s pension prior to exchanging any of it for a cash lump sum.

A new pensions taxation regime comes into force from April 2006 and the Company is reviewing the effect that this will have on its current arrangements.

Directors’ pension provisions were as follows:
			Increase in accrued		Total
	Directors’ contributions in year to 31 Dec 2004	Age at	annual pension in year to 31 Dec 2004 £000 pa		accrued annual pension at 31 Dec 2004	Retirement
	£000	31 Dec 2004	(a)	(b)	£000pa	age

Ashley Almanza	12	41	21	20	75	60

Frank Chapman	15	51	52	45	307	60

William Friedrich	15	55	45	38	279	60

(a)	Actual increase
(b)	Increase net of price inflation

	Transfer value of accrued pension as at 31 Dec 2003 (c) £000	Transfer value of accrued pension as at 31 Dec 2004 (c) £000	Increase in transfer value over the year less Director’s own contributions £000

Ashley Almanza	468	693	213

Frank Chapman	3 487	4 433	931

William Friedrich	3 749	4 803	1 039

(c) The transfer values shown at the end of 2003 and 2004 represent the value of each Executive Director’s accrued pension based on total service completed to the relevant date. The accrued pensions are the amounts that would have been paid if the Executive Director had left service at the relevant date. The transfer values have been calculated in accordance with guidance note ‘GN11’ issued by the Institute of Actuaries and Faculty of Actuaries.

EXTERNAL APPOINTMENTS
To broaden the experience of Executive Directors, it is Company policy to allow each of them to accept one external appointment as a non-executive director of another company, the fees for which would be retained by the individual Director.

By order of the Board Elwyn Eilledge Chairman of the Remuneration Committee

7 March 2005

Registered office: 100 Thames Valley Park Drive Reading Berkshire RG6 1PT

Registered in England & Wales No. 3690065

60	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Principal accounting policies

The accounts for the year ended 31 December 2004 have been prepared under UK GAAP. These policies will be replaced by International Financial Reporting Standards (IFRS) with effect from 1 January 2005 and BG Group will publish its 2005 Annual Report and Accounts and quarterly interim statements during 2005 in accordance with IFRS.

BASIS OF PREPARATION AND ACCOUNTING PRINCIPLES
The preparation of Financial Statements in conformity with generally accepted accounting principles requires management to make judgements and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the Financial Statements and the reported revenues during the reporting period. Actual results could differ from these estimates.

These accounts have been prepared in accordance with applicable accounting standards using historical cost principles. The accounting policies, where applicable, are materially in accordance with a Statement of Recommended Practice (SORP) issued by the Oil Industry Accounting Committee entitled ‘Accounting for Oil and Gas Exploration, Development, Production and Decommissioning Activities’, other than those areas shown in the sections entitled ‘Depreciation’, ‘Impairment of Fixed Assets’ and ‘Exploration Expenditure’ (see below).

BASIS OF CONSOLIDATION
The accounts comprise a consolidation of the accounts of the Company and its subsidiary undertakings and incorporate the results of its share of joint ventures and associated undertakings. The results of undertakings acquired or disposed of are consolidated from or to the date when control passes to or from the Company. Most of BG Group’s exploration and production activity is conducted through joint arrangements. BG Group accounts for its own share of the assets, liabilities and cash flows associated with these joint arrangements.

GOODWILL AND OTHER INTANGIBLE ASSETS
On the acquisition of a subsidiary undertaking, joint venture or associated undertaking, fair values are attributed to the net assets acquired. Goodwill, which represents the difference between the purchase consideration and the fair value of the net assets acquired, is capitalised.

Goodwill eliminated against Group reserves prior to the implementation of Financial Reporting Standard (FRS) 10, ‘Goodwill and Intangible Assets’, has not been reinstated, but will be charged to the profit and loss account on any subsequent disposal of the net assets to which it is related. When goodwill is denominated in a foreign currency, it is translated into Sterling in line with the Group’s accounting policy on foreign currencies (see below).

AMORTISATION
Goodwill which has a limited useful economic life is amortised over an appropriate period on a straight-line basis not exceeding 20 years. Intangible assets in respect of contractual rights are amortised over the term of the related contracts.

TANGIBLE FIXED ASSETS EXCLUDING DECOMMISSIONING ASSETS
All tangible fixed assets are carried at depreciated historical cost. Additions represent extensions to, or significant increases in, the capacity of tangible fixed assets.

Contributions received towards the cost of tangible fixed assets (including government grants) are included in creditors as deferred income and credited to the profit and loss account over the life of the assets.

Interest charges on borrowings used to finance major capital projects are capitalised up to the point of commissioning.

DEPRECIATION
Freehold land is not depreciated. Other tangible fixed assets, except exploration and production assets, are depreciated on a straight-line basis at rates sufficient to write off the historical cost of individual assets over their estimated useful economic lives. The depreciation periods for the principal categories of assets are as follows:

Freehold and leasehold buildings	up to 50 years

Mains and services	up to 60 years

Plant and machinery	5 to 30 years

Meters	up to 20 years

Motor vehicles and office equipment	up to 10 years

Exploration and production assets are depreciated from the commencement of production in the fields concerned, using the unit of production method based on the proved developed reserves of those fields, except that a basis of total proved reserves is used for acquired interests and for facilities. BG Group applies SEC definitions for proved reserves and proved developed reserves. Changes in these estimates are dealt with prospectively.

Asset lives are kept under review and complete asset life reviews are conducted periodically.

IMPAIRMENT OF FIXED ASSETS
Any impairment of fixed assets is calculated as the difference between the carrying values of income generating units (including associated goodwill) and the estimated value in use at the date the impairment loss is recognised. Value in use represents the net present value of expected future cash flows discounted on a pre-tax basis.

Impairments of fixed assets are recognised in the profit and loss account within operating costs.

BG Group utilises proved plus probable reserves estimates in performing impairment testing on its gas and oil reserves.

STOCKS
Stocks, including stocks of gas and oil, are stated at weighted average historical cost less provision for deterioration and obsolescence or, if lower, net realisable value.

REVENUE RECOGNITION
Revenue recognition associated with exploration and production sales (of crude oil, petroleum and chemical products) is recorded when title passes to the customer. Revenue from the production of natural gas and oil in which the Group has an interest with other producers is recognised on the basis of the Group’s working interest (entitlement method). Differences between production sold and the Group’s share of production are not significant.

Sales of liquefied natural gas (LNG) and associated products are recognised when title passes to the customer as the LNG passes the delivery point at the loading or discharge port or the tailgate of the regasification terminal. LNG shipping revenue is recognised over the period of the relevant contract.

Revenue from transportation and distribution activities is recognised in the same period in which the related volumes are delivered to the customer.

Power generation revenues are recognised based on the availability status of the power station to produce at a given point in time. Revenue associated with the costs of actual production is recognised whenever power is generated.

All other revenue is recognised when title passes to the customer.

62	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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EXPLORATION EXPENDITURE
The SORP (see basis of preparation and accounting principles, above) requires depreciation of licence acquisition costs on a straight-line basis. It also permits capitalisation of all costs incurred as intangible fixed assets. BG Group accounts for exploration expenditure under the successful efforts method which differs from the SORP as described below.

Exploration expenditure, including licence acquisition costs, is capitalised as an intangible fixed asset when incurred and certain expenditure, such as geological and geophysical exploration costs, is expensed. A review of each licence or field is carried out, at least annually, to ascertain whether proved reserves have been discovered. When proved reserves are determined, the relevant expenditure, including licence acquisition costs, is transferred to tangible fixed assets and depreciated on a unit of production basis. Expenditure deemed to be unsuccessful is written off to the profit and loss account.

BG Group considers this application of the successful efforts method to be appropriate as it provides comparability with the Group’s peer group and because it treats licence acquisition costs in a manner which is consistent with the treatment of other exploration assets within intangible fixed assets.

DECOMMISSIONING COSTS
Provision is made for the net present value of the estimated cost of decommissioning at the end of the producing lives of fields. When this provision gives access to future economic benefits, an asset is recognised and then subsequently depreciated in line with the life of the underlying producing field, otherwise the costs are charged to the profit and loss account. The unwinding of the discount on the provision is included in the profit and loss account as a financial item and is included within the net interest charge.

FOREIGN CURRENCIES
Assets and liabilities denominated in foreign currencies are translated into Sterling at closing rates of exchange. Trading results of overseas subsidiary undertakings, joint ventures and associated undertakings are translated into Sterling at average rates of exchange or, where hedged, at the contract rate of exchange. Differences resulting from the retranslation of the opening net assets and the results for the year are taken to reserves.

Exchange differences on monetary assets and liabilities are taken to the profit and loss account, except that exchange differences on foreign currency net borrowings used to finance foreign currency net investments are taken to reserves. All other exchange movements are dealt with through the profit and loss account.

DEFERRED TAX
Provision is made in full, on an undiscounted basis, for the deferred tax arising on the difference between the accounting treatment and tax treatment for depreciation in respect of accelerated capital allowances and other timing differences. Deferred tax assets are recognised to the extent that they are regarded as recoverable. Provision for deferred petroleum revenue tax is shown net of allowable corporation tax relief (reflected in the deferred corporation tax balance) and is made in respect of applicable fields based on current forecasts.

LEASES
Assets held under finance leases are capitalised and included in tangible fixed assets at the present value of the minimum lease payments. The obligations relating to finance leases, net of finance charges in respect of future periods, are included within borrowings. The interest element of the rental obligation is allocated to accounting periods during the lease term to reflect the constant rate of interest on the remaining balance of the obligation for each accounting period. Rentals under operating leases are charged to the profit and loss account as incurred.

FINANCIAL INSTRUMENTS
Derivative financial instruments utilised by the Group are interest rate swaps, currency swaps, forward rate agreements, and forward exchange contracts.

A derivative financial instrument is considered to be used for hedging purposes when it alters the risk profile of an existing underlying exposure of the Group in line with the Group’s risk management policies. Derivatives used for hedging are accounted for on an accruals basis. During the year there were no interest rate or exchange rate derivatives used for trading purposes.

Termination payments made or received in respect of derivatives are spread over the shorter of the life of the original instrument or the life of the underlying exposure in cases where the underlying exposure continues to exist. Where the underlying exposure ceases to exist, any termination payments are taken to the profit and loss account.

Interest differentials on derivative instruments are recognised by adjusting the net interest charge. Premiums or discounts on derivative instruments are amortised over the shorter of the life of the instrument or the underlying exposure.

Currency swap agreements and forward exchange contracts are retranslated at the rates ruling in the agreements and contracts. Resulting gains or losses are offset against foreign exchange gains or losses on the related borrowings or, where the instrument is used to hedge a committed future transaction, are deferred until the transaction occurs.

COMMODITY INSTRUMENTS
The Group uses various commodity based derivative instruments to manage some of the risks arising from fluctuations in commodity prices. Such contracts include physical- and cash-settled forwards, futures, swaps and options.

Under specified conditions, certain gains and losses attributable to cash-settled derivative contracts designated as hedging particular gas price exposures are deferred and recognised in the profit and loss account when the underlying hedged transaction crystallises. All other gains and losses relating to cash-settled commodity derivatives are taken to the profit and loss account on the maturity or termination of the instrument.

Upstream gas trading contracts and related derivative instruments that are settled by the physical purchase and re-sale of third-party gas are presented on a net basis within E&P’s costs. As these activities are incidental and different in nature to E&P’s ordinary activities, this treatment is in conformity with the Companies Act 1985.

PENSIONS
The cost of providing retirement pensions and related benefits is charged to the profit and loss account over the periods benefiting from the employees’ services. The regular pension cost, variations from the regular pension cost and interest are all charged within employee costs. The difference between the charge or credit to the profit and loss account and the contributions paid to the pension schemes in which the Group participates is shown as an increase or decrease in the provision. Deferred tax on this provision has been accounted for in full. The transitional disclosure requirements of FRS 17, ‘Retirement benefits’, are included within the pensions note (note 28, page 95).

RESEARCH AND DEVELOPMENT AND ADVERTISING EXPENDITURE
All research and development and advertising expenditure is written off as incurred.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	63

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Consolidated profit and loss account

for the year ended 31 December		2004

			Exceptional		Business
		Total	items	*	performance *
	Notes	£m	£m		£m

Turnover – Group and share of joint ventures

– continuing operations		4 265	–		4 265

– acquisitions		55	–		55

		4 320	–		4 320

Less: share of joint ventures’ turnover – continuing operations		(238)	–		(238)

Group turnover	2	4 082	–		4 082

Operating costs – continuing operations		(2 695)	–		(2 695)

– acquisitions		(58)	–		(58)

	4	(2 753)	–		(2 753)

Group operating profit		1 329	–		1 329

– continuing operations		1 332	–		1 332

– acquisitions		(3)	–		(3)

Share of operating profits less losses in:

joint ventures – continuing operations		82	–		82

associated undertakings – continuing operations		111	–		111

Total operating profit	2	1 522	–		1 522

– continuing operations		1 525	–		1 525

– acquisitions		(3)	–		(3)

Profit/(loss) on disposal of subsidiary and associated undertakings

– continuing operations	6	–	–		–

Profit/(loss) on disposal of other fixed assets – continuing operations	6	92	92		–

Profit on ordinary activities before interest	2	1 614	92		1 522

Net interest	7	(70)	–		(70)

Profit on ordinary activities before taxation		1 544	92		1 452

Tax on profit on ordinary activities	8	(612)	(30)		(582)

Profit on ordinary activities after taxation		932	62		870

Minority shareholders’ interest		(28)	–		(28)

Profit for the financial year	2	904	62		842

Dividends	9	(135)	–		(135)

Transfer to reserves	25	769	62		707

Earnings per ordinary share:	10

Basic		25.6p	1.8p		23.8p

Diluted		25.6p	1.8p		23.8p

*See presentation of non-GAAP measures, page 148.
The accounting policies on pages 62 to 63 together with the notes on pages 70 to 109 form part of these accounts.

64	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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	for the year ended 31 December	2003			2002

			Exceptional	Business		Exceptional		Business
		Total	items*	performance*	Total	items*		performance*
		£m	£m	£m	£m	£m		£m

	Turnover – Group and share of joint ventures

	– continuing operations	3 834	–	3 834	2 792	–		2 792

	– acquisitions	–	–	–	–	–		–

		3 834	–	3 834	2 792	–		2 792

	Less: share of joint ventures’ turnover	(247)	–	(247)	(182)	–		(182)

	Group turnover	3 587	–	3 587	2 610	–		2 610

Operating costs	– continuing operations	(2 530)	–	(2 530)	(1 877)	–		(1 877)

	– acquisitions	–	–	–	–	–		–

		(2 530)	–	(2 530)	(1 877)	–		(1 877)

	Group operating profit	1 057	–	1 057	733	–		733

	– continuing operations	1 057	–	1 057	733	–		733

	– acquisitions	–	–	–	–	–		–

	Share of operating profits less losses in:

	joint ventures – continuing operations	91	–	91	83	–		83

	associated undertakings – continuing operations	103	–	103	72	–		72

	Total operating profit	1 251	–	1 251	888	–		888

	– continuing operations	1 251	–	1 251	888	–		888

	– acquisitions	–	–	–	–	–		–

	Profit/(loss) on disposal of subsidiary and associated undertakings

	– continuing operations	40	40	–	(7)	(7)		–

	Profit/(loss) on disposal of other fixed assets – continuing operations	77	77	–	(7)	(7)		–

	Profit on ordinary activities before interest	1 368	117	1 251	874	(14)		888

	Net interest	(78)	–	(78)	(80)	–		(80)

	Profit on ordinary activities before taxation	1 290	117	1 173	794	(14)		808

	Tax on profit on ordinary activities	(502)	(32)	(470)	(374)	–		(374)

	Profit on ordinary activities after taxation	788	85	703	420	(14)		434

	Minority shareholders’ interest	(20)	–	(20)	(10)	–		(10)

	Profit for the financial year	768	85	683	410	(14)		424

	Dividends	(122)	–	(122)	(110)	–		(110)

	Transfer to reserves	646	85	561	300	(14)		314

	Earnings per ordinary share:

	Basic	21.8p	2.4p	19.4p	11.6p	(0.4	)p	12.0p

	Diluted	21.8p	2.4p	19.4p	11.6p	(0.4	)p	12.0p

Consolidated statement of total recognised gains and losses

	for the year ended 31 December				2004	2003		2002
					£m	£m		£m

	Profit for the financial year				904	768		410

	Currency translation adjustments				(146)	(37)		(385)

	Total recognised gains and losses for the financial year				758	731		25

Cumulative currency translation losses taken to reserves amounted to £825m as at 31 December 2004 (2003 £679m; 2002 £642m).

* See presentation of non-GAAP measures, page 148.
 The accounting policies on pages 62 to 63 together with the notes on pages 70 to 109 form part of these accounts.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	65

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Balance sheets

		The Group		The Company

as at 31 December		2004	2003	2004	2003
	Notes	£m	£m	£m	£m

Fixed assets

Intangible assets	11	1 215	840	–	–

Tangible assets	12	4 567	4 020	–	–

Investments in subsidiary undertakings	13			2 269	2 269

Investments in joint ventures:				–	–

Share of gross assets		650	654

Share of gross liabilities		(440)	(471)

	13	210	183

Loans	13	130	136

Investments in associated undertakings:				–	–

Share of net assets	13	247	231

Loans	13	475	478

Other investments	13	1	10	–	–

		6 845	5 898	2 269	2 269

Current assets

Stocks	15	99	119	–	–

Debtors: amounts falling due within one year	16	1 212	749	256	17

Debtors: amounts falling due after more than one year	16	96	88	18	17

		1 308	837	274	34

Investments	17	208	201	–	1

Cash at bank and in hand		132	112	–	–

		1 747	1 269	274	35

Creditors: amounts falling due within one year

Borrowings	18 to 21	(577)	(495)	–	–

Other creditors	22	(1 394)	(988)	(78)	(288)

		(1 971)	(1 483)	(78)	(288)

Net current (liabilities)/assets		(224)	(214)	196	(253)

Total assets less current liabilities		6 621	5 684	2 465	2 016

Creditors: amounts falling due after more than one year

Borrowings	18 to 21	(762)	(539)	–	–

Other creditors	22	(156)	(154)	–	–

		(918)	(693)	–	–

Provisions for liabilities and charges	23	(1 113)	(1 075)	(60)	(57)

		4 590	3 916	2 405	1 959

Capital and reserves

Called up equity share capital	24, 25	354	353	354	353

Share premium account	25	59	47	59	47

Other reserves	25	1 702	1 702	756	756

Profit and loss account	25	2 250	1 630	1 236	803

Joint ventures and associated undertakings	25	205	193

BG Group shareholders’ funds	25	4 570	3 925	2 405	1 959

Minority shareholders’ interest		20	(9)

		4 590	3 916	2 405	1 959

All inter-company transactions are eliminated on consolidation. Commitments and contingencies are shown in note 26, page 93.

The accounts on pages 62 to 109 were approved by the Board and signed on its behalf on 7 March 2005 by:

Ashley Almanza, Chief Financial Officer

The accounting policies on pages 62 to 63 together with the notes on pages 70 to 109 form part of these accounts.

66	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Movement in BG Group shareholders’ funds

	The Group			The Company

for the year ended 31 December	2004	2003	2002	2004	2003	2002
	£m	£m	£m	£m	£m	£m

Profit/(loss) for the financial year	904	768	410	559	197	(3)

Dividends	(135)	(122)	(110)	(135)	(122)	(110)

	769	646	300	424	75	(113)

Issue of shares	13	2	3	13	2	3

Adjustment in respect of employee share schemes	10	–	–	10	–	–

Purchase of own shares	(1)	–	–	(1)	–	–

Reclassification(a)	–	(10)	–	–	(10)	–

Currency translation adjustments	(146)	(37)	(385)	–	–	–

Net movement in BG Group shareholders’ funds
for the financial year	645	601	(82)	446	67	(110)

BG Group shareholders’ funds as at 1 January	3 925	3 324	3 406	1 959	1 892	2 002

BG Group shareholders’ funds as at 31 December	4 570	3 925	3 324	2 405	1 959	1 892

(a) In 2003 own shares of £10m were reclassified from debtors to shareholders’ funds in line with accounting guidance (UITF 38).

The accounting policies on pages 62 to 63 together with the notes on pages 70 to 109 form part of these accounts.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	67

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Consolidated cash flow statement

for the year ended 31 December		2004	2003	2002
	Notes	£m	£m	£m

Cash flow from operating activities	29(A)	1 582	1 444	1 015

Dividends from joint ventures and associated undertakings		81	88	68

Returns on investments and servicing of finance	29(B)	(15)	(30)	(32)

Taxation		(387)	(332)	(240)

Capital expenditure and financial investment	29(C)	(880)	(783)	(1 114)

Acquisitions and disposals(a)	29(D)	(336)	(116)	(265)

Equity dividends paid		(124)	(112)	(106)

Management of liquid resources	29(E)	(15)	(76)	191

Net cash flow before financing		(94)	83	(483)

Financing	29(F)	112	(113)	540

Net increase/(decrease) in cash in the year		18	(30)	57

(a)	In 2004, includes cash acquired of £10m on the purchase of BG Canada Exploration and Production, Inc. and cash acquired of £2m on the purchase of Aventura Energy,Inc. In 2002, includes cash acquired of £57m on the purchase of BG Exploration and Production India Limited.

Reconciliation of net borrowings

		2004	2003	2002
	Notes	£m	£m	£m

Net borrowings as at 1 January		(721)	(1 002)	(538)

Net increase/(decrease) in cash in the year(a)		18	(30)	57

Cash outflow/(inflow) from the management of liquid resources	29(E)	15	76	(191)

Cash(inflow)/outflow from change in borrowings	29(F)	(99)	120	(528)

Inception of finance leases		(283)	–	–

Exchange adjustments		71	115	198

Net borrowings as at 31 December		(999)	(721)	(1 002)

Represented by:

Cash at bank and in hand		132	112	141

Current asset investments	17	208	201	127

Gross borrowings:

Short-term borrowings	18	(577)	(495)	(580)

Long-term borrowings	18	(762)	(539)	(690)

		(1 339)	(1 034)	(1 270)

		(999)	(721)	(1 002)

(a)	In 2004, includes cash acquired of £10m on the purchase of BG Canada Exploration and Production, Inc. and cash acquired of £2m on the purchase of Aventura Energy, Inc. In 2002, includes cash acquired of £57m on the purchase of BG Exploration and Production India Limited.

The accounting policies on pages 62 to 63 together with the notes on pages 70 to 109 form part of these accounts.

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Analysis of changes in financing during the year

	Share capital and share premium

	2004	2003	2002
	£m	£m	£m

As at 1 January	400	398	395

Net cash inflow from issue of shares	13	2	3

As at 31 December	413	400	398

		Gross borrowings

		2004	2003	2002
	Notes	£m	£m	£m

As at 1 January		(1 034)	(1 270)	(956)

Cash (inflow)/outflow from change in borrowings	29(F)	(99)	120	(528)

Inception of finance leases		(283)	–	–

Exchange adjustments		77	116	214

As at 31 December	18	(1 339)	(1 034)	(1 270)

Gross borrowings exclude cash at bank and in hand and current asset investments.

Analysis of cash movement

	2004	2003	2002
	£m	£m	£m

As at 1 January	112	141	92

Net increase/(decrease) in cash in the year	18	(30)	57

Exchange adjustments	2	1	(8)

As at 31 December	132	112	141

The accounting policies on pages 62 to 63 together with the notes on pages 70 to 109 form part of these accounts.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	69

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Notes to the accounts

1	NEW ACCOUNTING STANDARDS AND POST BALANCE SHEET EVENTS

INTERNATIONAL FINANCIAL REPORTING STANDARDS
BG Group will publish its 2005 Annual Report and Accounts and quarterly interim statements during 2005 in accordance with International Financial Reporting Standards (IFRS). The section set out on pages 110 to 119 has been prepared in order to provide additional information on the impact of IFRS in advance of its adoption.

POST BALANCE SHEET EVENTS
In 2002, at the request of the Northern Ireland Authority for Energy Regulation, the shareholders of Premier Transmission Limited (PTL) (BG Group 50%) commenced discussions to sell PTL to a purchaser, funded 100% by debt under a “mutual” structure designed to deliver cost savings to Northern Ireland’s gas consumers. On 25 February 2005, BG Group with the other PTL shareholders (KeySpan CI Ltd and KeySpan (UK) Limited) signed a conditional share sale and purchase agreement to sell the entire issued share capital of PTL to Premier Transmission Financing Company Limited. This transaction is not expected to have a material impact on the Group’s financial position.

2	SEGMENTAL ANALYSIS

The reporting segments for BG Group’s operations in 2004 comprise Exploration and Production (E&P), Liquefied Natural Gas (LNG), Transmission and Distribution (T&D), Power Generation (Power) and Other activities. E&P comprises exploration, development, production and marketing of hydrocarbons with a focus on natural gas. LNG combines the development and use of LNG import and export facilities with the purchase, shipping and sale of LNG and regasified natural gas. T&D develops, owns and operates major pipelines and distribution networks, and supplies natural gas through these to the end customer. Power develops, owns and operates natural gas-fired power generation plants around the world. Other activities primarily comprises New Business development expenditure and certain corporate costs.

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2   SEGMENTAL ANALYSIS continued

Turnover, total operating profit/(loss), profit/(loss) on ordinary activities before interest, net and gross assets, depreciation and amortisation and capital investment attributable to BG Group activities are shown below.

GROUP TURNOVER AND TOTAL OPERATING PROFIT/(LOSS)
Analysed by business segment
	Group turnover			Total operating profit/(loss)(a)

for the year ended 31 December	2004	2003	2002	2004	2003	2002
	£m	£m	£m	£m	£m	£m

Exploration and Production	2 153	1 794	1 555	1 204	959	731

Liquefied Natural Gas	1 098	945	309	94	77	8

Transmission and Distribution	644	678	541	134	116	50

Power Generation	201	184	189	121	129	124

Other activities	8	3	66	(31)	(30)	(25)

Less: intra-group sales	(22)	(17)	(50)	–	–	–

	4 082	3 587	2 610	1 522	1 251	888

Analysed by geographical segment by source
	Group turnover			Total operating profit/(loss)(a)

for the year ended 31 December	2004	2003	2002	2004	2003	2002
	£m	£m	£m	£m	£m	£m

North West Europe	1 360	1 316	1 310	668	576	565

South America	574	566	452	99	76	8

Asia and Middle East	548	380	343	326	200	177

North America and the Caribbean	1 323	1 089	341	254	231	48

Mediterranean Basin and Africa	277	236	164	175	168	90

	4 082	3 587	2 610	1 522	1 251	888

There is no material difference between turnover and total operating profit/(loss) by source and by destination.

(a)	Total operating profit/(loss) includes BG Group’s share of operating profits less losses in joint ventures and associated undertakings of £193m (2003 £194m; 2002 £155m) attributable to segments as follows: LNG £65m (2003 £56m; 2002 £29m); T&D £40m (2003 £42m; 2002 £33m) and Power £88m (2003 £96m; 2002 £93m).

PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE INTEREST
Analysed by business segment

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

Exploration and Production	1 254	1 036	725

Liquefied Natural Gas	114	83	8

Transmission and Distribution	134	148	50

Power Generation	121	129	124

Other activities	(9)	(28)	(33)

	1 614	1 368	874

Analysed by geographical segment by source

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

North West Europe	667	687	555

South America	99	76	8

Asia and Middle East	419	200	174

North America and the Caribbean	254	231	47

Mediterranean Basin and Africa	175	174	90

	1 614	1 368	874

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	71

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Notes to the accounts continued

2   SEGMENTAL ANALYSIS continued

RECONCILIATION TO PROFIT FOR THE FINANCIAL YEAR
Profit on ordinary activities before interest can be reconciled to profit for the financial year as follows:

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

Profit on ordinary activities before interest	1 614	1 368	874

Net interest	(70)	(78)	(80)

Tax	(612)	(502)	(374)

Minority shareholders’ interest(a)	(28)	(20)	(10)

Profit for the financial year	904	768	410

(a)	The minority interest charge for all years is attributable to the T&D segment.

NET ASSETS AND GROSS ASSETS
Analysed by business segment
	Net assets/(liabilities)		Gross assets

as at 31 December	2004	2003	2004	2003
	£m	£m	£m	£m

Exploration and Production	4 354	3 875	5 331	4 571

Liquefied Natural Gas	1 118	598	1 211	627

Transmission and Distribution	746	738	873	868

Power Generation	471	458	648	664

Other activities	(61)	(144)	124	90

Net borrowings, net interest, tax and dividends	(2 038)	(1 609)	405	347

	4 590	3 916	8 592	7 167

Analysed by geographical segment
	Net assets/(liabilities		Gross assets

as at 31 December	2004	2003	2004	2003
	£m	£m	£m	£m

North West Europe	1 616	1 567	2 044	1 983

South America	713	660	982	920

Asia and Middle East	1 980	1 638	2 166	2 093

North America and the Caribbean	1 272	775	1 498	694

Mediterranean Basin and Africa	1 047	885	1 497	1 130

Net borrowings, net interest, tax and dividends	(2 038)	(1 609)	405	347

	4 590	3 916	8 592	7 167

DEPRECIATION AND AMORTISATION
Analysed by business segment

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

Exploration and Production	385	376	337

Liquefied Natural Gas	13	5	4

Transmission and Distribution	39	41	43

Power Generation	27	19	10

Other activities	4	3	1

	468	444	395

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2   SEGMENTAL ANALYSIS continued

DEPRECIATION AND AMORTISATION
Analysed by geographical segment

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

North West Europe	264	286	253

South America	40	37	41

Asia and Middle East	74	59	53

North America and the Caribbean	45	23	6

Mediterranean Basin and Africa	45	39	42

	468	444	395

CAPITAL INVESTMENT
Analysed by business segment
	Capital expenditure(a)			Capital investment(b)

for the year ended 31 December	2004	2003	2002	2004		2003	2002
	£m	£m	£m	£m		£m	£m

Exploration and Production	1 010	654	991	1 380	(c)	654	1 238

Liquefied Natural Gas	254	58	45	417		301	117

Transmission and Distribution	66	74	75	66		76	81

Power Generation	2	2	44	3		3	50

Other activities	23	20	23	28		20	24

	1 355	808	1 178	1 894		1 054	1 510

Analysed by geographical segment
	Capital expenditure(a)			Capital investment(b)

for the year ended 31 December	2004	2003	2002	2004		2003	2002
	£m	£m	£m	£m		£m	£m

North West Europe	230	150	338	247		150	338

South America	97	74	63	102		76	69

Asia and Middle East	302	312	464	302		313	717

North America and the Caribbean	310	80	47	664		174	120

Mediterranean Basin and Africa	416	192	266	579	(c)	341	266

	1 355	808	1 178	1 894		1 054	1 510

(a)	Comprises expenditure on intangible and tangible fixed assets.
(b)	Comprises expenditure on intangible and tangible fixed assets and fixed asset investments, including acquisitions of subsidiary companies.
(c)	Includes £15m in relation to the purchase of an additional 40% interest in the Rosetta field, Egypt, included in working capital.

3 UPSTREAM MARKETING AND TRADING ACTIVITY
As part of managing its UK E&P gas supply portfolio, BG Group undertakes gas trading activities (the purchase and re-sale of third-party gas). The components of the results of gas trading activity, which are presented on a net basis within costs, are shown below.

	2004	2003	2002
	£m	£m	£m

Gas trading turnover	987	727	254

Related costs	(994)	(712)	(255)

Net (loss)/profit on gas trading activities	(7)	15	(1)

In 2004, 3 747m therms (2003 3 687m therms; 2002 1 701m therms) of third-party gas were purchased and re-sold.

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Notes to the accounts continued

4	OPERATING COSTS

Included within the Group’s operating costs charged to the profit and loss account were the following items:

				2004	2003	2002
				£m	£m	£m

Raw materials and consumables				1283	1172	607

Employee costs (see note 5(B), page 75)				221	206	170

Less:

Own work capitalised				(31)	(29)	(21)

Employee costs included within other exploration
expenditure and research and development below				(10)	(13)	(8)

				180	164	141

Amounts written off intangible and tangible fixed assets:

Depreciation (see note 12, page 82)				450	427	374

Amortisation (see note 11, page 81)				18	17	21

				468	444	395

Unsuccessful exploration expenditure written off				52	46	12

Other operating charges:

Other exploration expenditure				74	36	65

Lease rentals:

Plant, machinery and equipment				36	48	48

Other assets				12	11	8

Research and development				7	8	11

The remuneration of the Group’s and Company’s auditors comprised:

		The Group			The Company

	2004	2003	2002	2004	2003	2002
	£m	£m	£m	£m	£m	£m

Audit	2.6	1.7	1.4	0.5	0.5	0.5

Audit related	0.4	0.1	0.2	–	–	–

Tax	0.4	0.4	0.7	–	–	–

Non-audit – system implementation(a)	–	–	3.9	–	–	–

– other	–	0.2	0.1	–	–	–

	3.4	2.4	6.3	0.5	0.5	0.5

(a)	In 2002, includes £3.3m in relation to services provided by the consulting business unit of PricewaterhouseCoopers which was sold to IBM United Kingdom Limited on 30 September 2002. Subsequent to this date, fees for these services have been paid to IBM United Kingdom Limited.

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5	DIRECTORS AND EMPLOYEES

A) DIRECTORS’ REMUNERATION	2004	2003	2002
	£000	£000	£000

Fees to non-executive Directors(a)	988	498	355

Salaries(b)	1 716	2 001	1 872

Benefits(c)	56	370	222

Bonus	1 730	1 532	1 111

Fees and benefits to former Directors(c)	62	1 220	–

Share Incentive Plan – Free Shares	9	9	9

	4 561	5 630	3 569

(a)	In 2004 includes the Chairman’s fee.
(b)	In 2003 and 2002 includes the salary of the previous Chairman, Sir Richard Giordano.
(c)	Sir Richard Giordano and William Friedrich, who are US citizens, are covered by post-retirement medical benefits and long-term care insurance if they return to the US. The amounts charged to the profit and loss account for the year in respect of these benefits are £22 661 (2003 £192 783; 2002 £46 366) for Sir Richard Giordano and £18 631 (2003 £22 047; 2002 £19 916) for William Friedrich. In 2004 three Directors (2003 three) had benefits accruing under defined benefit schemes.

B) EMPLOYEE COSTS	2004	2003	2002
	£m	£m	£m

Wages and salaries	150	133	117

Social security costs	16	16	14

Pension charge(a)	23	25	16

Incentive Schemes (see note 5(D) page 76)	29	29	20

Share Incentive Plan – Free Shares (see note 5(E) page 76)	3	3	3

	221	206	170

(a)	The pension charge for the year ended 31 December includes £6m (2003 £10m; 2002 £6m) in respect of payments made for pension curtailments in redundancy, £5m (2003 £5m; 2002 £nil) of which has been provided in prior years as part of a restructuring provision.

In 2004, employee costs of £182m (2003 £177m; 2002 £149m) were charged to the profit and loss account and £29m (2003 £29m; 2002 £21m) were capitalised.

C) AVERAGE NUMBER OF EMPLOYEES DURING THE YEAR	Employed in the UK			Employed outside the UK

	2004	2003	2002	2004	2003	2002
	Number	Number	Number	Number	Number	Number

Exploration and Production	843	854	694	873	688	641

Liquefied Natural Gas	75	125	51	143	66	44

Transmission and Distribution	75	67	346	2 139	2 143	2 281

Power Generation	168	224	235	37	28	11

Other activities	69	40	42	414	361	146

	1 230	1 310	1 368	3 606	3 286	3 123

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Notes to the accounts continued

5	DIRECTORS AND EMPLOYEES continued

D) INCENTIVE SCHEMES
Details of the BG Group Long Term Incentive Scheme (LTIS) and the BG Group Annual Incentive Scheme (AIS) are given on pages 53 and 52 respectively. Details of notional allocations to Executive Directors and aggregate notional allocations to executive officers under the BG Group Long Term Incentive Scheme are given on pages 58 and 49 respectively.

Notional allocations under the LTIS were made in April 2002 (0.1m ordinary shares), August 2002 (0.03m ordinary shares), September 2002 (3.8m ordinary shares), February 2003 (0.1m ordinary shares), September 2003 (5.4m ordinary shares), December 2003 (0.1m ordinary shares), March 2004 (0.03m ordinary shares), September 2004 (4.9m ordinary shares) and November 2004 (0.23m ordinary shares) to eligible participants. Costs of this scheme are charged to the profit and loss account over the life of the allocation, based upon the fair value of the shares at the date of allocation and the likelihood of allocations vesting under the scheme. In 2004, the charge in respect of the LTIS was £7m (2003 £6m; 2002 £4m).

£18m has been provided in the year ended 31 December 2004 (2003 £23m; 2002 £16m) in order to make bonus payments to eligible employees in 2005 under bonus schemes, including the AIS.

In addition, a further charge of £3m has been made in respect of social security costs on employee share option schemes.

E) SHARE INCENTIVE PLAN
Details of the BG Group Share Incentive Plan (SIP) are given on page 54. During the year, 1.0m ordinary shares were awarded as Free Shares under the plan (2003 1.3m ordinary shares; 2002 1.1m ordinary shares).

F) SHARESAVE SCHEME
Details of the BG Group Sharesave Scheme are given on page 55. Details of options held by Executive Directors and aggregate options held by executive officers under the scheme are given on pages 58 and 49 respectively. Under the scheme, options of 1.5m ordinary shares were granted during the year (2003 0.4m; 2002 0.5m).

Options were outstanding over 3.6m ordinary shares under the Sharesave Scheme as at 31 December 2004 (2003 4.3m; 2002 4.5m). The outstanding options are exercisable at varying dates up to 30 April 2010, at prices ranging from £2.19 to £2.85 per ordinary share. During the year, options were exercised by employees as described in note 5(J) below.

G) EMPLOYEE PROFIT SHARING SCHEME
Following legislative changes, the Company discontinued the BG Employee Profit Sharing Scheme at the end of 2000. No ordinary shares (2003 10m; 2002 20m) of the Company were held in trust as at 31 December 2004 on behalf of the participants in the scheme.

H) EXECUTIVE SHARE OPTION SCHEME
No grants of options have been made to Executive Directors or senior employees under the Executive Share Option Scheme since 1994 (when the scheme was replaced by the Long Term Incentive Scheme). No options over ordinary shares in the Company were outstanding as at 31 December 2004 (2003 0.06m; 2002 0.1m). Options over 0.06m (2003 0.07m) ordinary shares were exercised during the year.

None of the Executive Directors held options under the Executive Share Option Scheme.

I) COMPANY SHARE OPTION SCHEME
Details of the Company Share Option Scheme (CSOS) are given on page 54. Details of options held by Executive Directors and aggregate options held by executive officers under the CSOS are given on pages 59 and 49 respectively.

The first grants under the CSOS were made in November 2000. Further grants have been made in all subsequent years up to and including 2004.

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5    DIRECTORS AND EMPLOYEES continued

J) SUMMARY OF MOVEMENTS IN SHARE OPTIONS
		Executive Share	Company Share
	Sharesave	Option Scheme	Option Scheme
	Scheme options	options	options
	m	m	m

2002

Outstanding as at 1 January 2002	5.6	0.2	18.1

Granted	0.5	–	12.3

Exercised	(0.5)	(0.1)	(0.7)

Lapsed	(1.1)	–	(1.5)

Outstanding as at 31 December 2002	4.5	0.1	28.2

Exercisable as at 31 December 2002	0.1	0.1	0.5

Option price range as at 31 December 2002 (£)	2.19–2.85	1.39–1.54	2.51–3.08

Option price range for exercised options (£)	1.36–2.85	1.15–1.54	2.56–2.685

2003

Outstanding as at 1 January 2003	4.5	0.1	28.2

Granted	0.4	–	15.9

Exercised	(0.2)	(0.1)	(0.5)

Lapsed	(0.4)	–	(1.3)

Outstanding as at 31 December 2003	4.3	–	42.3

Exercisable as at 31 December 2003	0.1	–	5.4

Option price range as at 31 December 2003 (£)	2.19–2.85	1.39	2.35–3.08

Option price range for exercised options (£)	2.19–2.85	1.39–1.54	2.52–2.685

2004

Outstanding as at 1 January 2004	4.3	–	42.3

Granted	1.5	–	16.0

Exercised	(2.0)	–	(3.1)

Lapsed	(0.2)	–	(1.7)

Outstanding as at 31 December 2004	3.6	–	53.5

Exercisable as at 31 December 2004	–	–	8.2

Option price range as at 31 December 2004 (£)	2.19-2.85	–	2.35-3.54

Option price range for exercised options (£)	2.19-2.85	–	2.52-2.705

Lapses of Sharesave Scheme options during the year ended 31 December 2004 include 0.1m (2003 0.1m; 2002 0.1m) in respect of options that had expired.

K) WEIGHTED AVERAGE EXERCISE PRICE OF SHARE OPTIONS
		Executive Share	Company Share
	Sharesave	Option Scheme	Option Scheme
	Scheme options	options	options
	£	£	£

Outstanding as at 1 January 2004	2.29	1.39	2.62

Granted	2.74	–	3.47

Exercised	2.33	1.39	2.64

Forfeited	2.27	–	2.66

Expired options	2.51	–	–

Outstanding as at 31 December 2004	2.46	–	2.87

Exercisable as at 31 December 2004	2.29	–	2.62

L) BG GROUP LONG TERM INCENTIVE SCHEME ALLOCATIONS
Notional shares outstanding as at 31 December 2004 were 15m (2003 12m; 2002 9m). A proportion of the allocations made in 2002 will, subject to performance, be transferred to the ownership of the participants following a three year performance period in 2005. Five million notional shares were allocated in 2004 (2003 5m; 2002 4m).

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	77

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Notes to the accounts continued

5   DIRECTORS AND EMPLOYEES continued

M) ANALYSIS OF SHARE OPTIONS AS AT 31 DECEMBER 2004
			Weighted		Weighted
		Number of	average	Normal	average
	Date of	shares	option price	exercisable	remaining
	grant	m	£	date	contractual life

Sharesave Scheme options

	1999	0.01	2.85	2004	0yrs 2mths

	2000	1.1	2.29	2006	1yr 8mths

	2001	0.2	2.26	2004/6	1yr 11mths

	2002	0.4	2.19	2005/7	2yrs 2mths

	2003	0.4	2.19	2006/8	3yrs 1mth

	2004	1.5	2.74	2007/9	3yrs 11mths

Company Share Option Scheme options

	2000	3.39	2.685	2010	5yrs 10mths

	2001	0.04	2.5925	2011	6yrs 2mths

	2001	7.79	2.5634	2011	6yrs 10mths

	2002	0.08	3.08	2012	7yrs 3mths

	2002	0.02	2.5125	2012	7yrs 7mths

	2002	11.05	2.5175	2012	7yrs 8mths

	2003	0.08	2.3575	2013	8yrs 2mths

	2003	15.05	2.705	2013	8yrs 8mths

	2003	0.06	2.785	2013	8yrs 11mths

	2004	0.02	3.17	2014	9yrs 2mths

	2004	15.79	3.4733	2014	9yrs 8mths

	2004	0.15	3.5383	2014	9yrs 10mths

6   EXCEPTIONAL ITEMS

DISPOSAL OF SUBSIDIARY AND ASSOCIATED UNDERTAKINGS AND FIXED ASSETS

2004
During 2004, BG Group disposed of its interest in the Muturi Production Sharing Contract in Indonesia. The sale realised proceeds of £142m, resulting in a £71m pre-tax and £43m post-tax profit on the sale.

In addition, BG Group disposed of its 1.21% holding of shares in a listed company, GAIL (India) Limited (formerly Gas Authority of India Limited). The sale realised proceeds of £32m resulting in a pre-tax profit on disposal of £22m. Tax of £2m arose on the profit on disposal, based on the effective rate of capital gains tax in India for long-term investments.

£1m of pre- and post-tax expenditure was incurred relating to a prior year disposal.

2003
During 2003, BG Group disposed of its 51% investment in its subsidiary undertaking, Phoenix Natural Gas Limited (Phoenix), a Northern Ireland natural gas distribution company. The sale realised proceeds of £120m, resulting in a £32m pre- and post-tax profit on disposal.

In addition, the Group disposed of a number of North Sea gas production assets. The sale realised proceeds of £72m, resulting in a £77m pre-tax and £45m post-tax profit on disposal.

The Group also disposed of 50% of its 100% investment in BG Brindisi LNG S.p.A, realising a £6m pre- and post-tax profit.

A £2m pre- and post-tax profit was realised following the release of a provision made for costs relating to a prior year disposal.

2002
During 2002, BG Group disposed of its 100% investment in Iqara EcoFuels Limited, realising a pre- and post-tax loss of £7m.

78	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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7   NET INTEREST
	2004	2003	2002
	£m	£m	£m

Interest payable:

On loans wholly repayable within five years	43	69	55

On loans any partrepayable after five years	19	15	15

Finance lease charges	10	–	–

Interest receivable(a)	(42)	(34)	(35)

Other net interest(b)	4	(10)	–

Less: interest capitalised(c)	(13)	(22)	(11)

	21	18	24

Unwinding of discount on provisions (see note 23, page 90)	10	12	12

Unwinding of discount on deferred income	5	7	8

Net interest payable – Group	36	37	44

– joint ventures	23	28	25

– associated undertakings	11	13	11

	70	78	80

(a)	Includes £16m (2003 £17m; 2002 £19m) receivable from joint ventures and associated undertakings.
(b)	In 2004, comprises £4m interest payable in respect of tax underpayments. In 2003, comprises £10m net interest receivable in respect of tax overpayments.
(c)	Interest has been capitalised at a rate of up to 3% per annum, before the deduction of any tax relief.

8   TAXATION

	2004	2003	2002
	£m	£m	£m

Current tax
UK – corporation tax at 30% and 40% (2003 30% and 40%; 2002 30% and 40%)(a)	378	335	208

– less: double tax relief	(116)	(90)	(50)

– petroleum revenue tax at 50%	16	–	–

UK tax charge	278	245	158

Overseas tax charge	264	148	89

Current tax charge – Group	542	393	247

– joint ventures and associated undertakings	36	23	20

	578	416	267

Deferred corporation tax:
Timing differences(a)	32	83	79

Effect of increased tax rate on opening liability(a)	–	–	51

Deferred petroleum revenue tax at 50% (2003 50%; 2002 50%)	2	3	(23)

Tax charge	612	502	374

The tax charge relating to exceptional items is £30m (2003 £32m; 2002 £nil) and relates to the disposal of fixed assets and subsidiary undertakings.

(a)	The tax charge in all years incorporates the rate changes enacted in the Finance Act 2002, including a 10% surcharge on North Sea profits. This surcharge gave rise to a £51m charge in 2002 relating to opening UK deferred tax balances as well as increasing the current year tax charge for all years.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	79

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Notes to the accounts continued

8 TAXATION continued

The current tax charge and the total tax charge reconcile with the charge calculated using the statutory rates of UK corporation tax as follows:

	2004	2003	2002
	£m	£m	£m

Profit before taxation – UK	622	707	500

– Overseas	922	583	294

	1544	1290	794

Corporation tax at UKstatutory rates on profit(a)	508	439	268

Effect on tax charge of

Depreciation and other timing differences	(28)	(110)	(56)

Overseas taxes atdifferent rates	49	47	(7)

Prior year and other adjustments including unrelieved overseas tax losses	49	40	62

Current tax charge	578	416	267

Deferred corporation tax – timing differences(a)	32	83	79

– effect of increased tax rate on opening liability(a)	–	–	51

Deferred petroleum revenue tax	2	3	(23)

Tax charge	612	502	374

(a)	See footnote (a) to previous table.

The following table reconciles the UK corporation tax rate and the historical cost effective tax rate, computed by taking the various elements of the tax reconciliation as a percentage of profit before taxation:

	2004%	2003%	2002%

UK corporation tax rate(a)	32.9	34.0	33.8

Depreciation and other timing differences	(1.8)	(8.5)	(7.0)

Overseas taxes at different rates	3.2	3.7	(0.9)

Prior year and other adjustments including unrelieved overseas tax losses	3.2	3.1	7.8

Deferred corporation tax – timing differences(a)	2.0	6.4	9.9

– effect of increased tax rate on opening liability(a)	–	–	6.4

Deferred petroleum revenue tax	0.1	0.2	(2.9)

Effective tax rate	39.6	38.9	47.1

(a)	See footnote (a) to previous table.

9 DIVIDENDS

	2004		2003		2002

	£m	Pence per ordinary share	£m	Pence per ordinary share	£m	Pence per ordinary share

Interim dividend	61	1.73	56	1.60	55	1.55

Proposed final dividend	74	2.08	66	1.86	55	1.55

	135	3.81	122	3.46	110	3.10

The interim dividend was paid on 10 September 2004 to shareholders (17 September 2004 to American Depositary Receipt (ADR) holders) and the proposed final dividend is payable on 13 May 2005 to shareholders (20 May 2005 to ADR holders) on the register at the close of business on 1 April 2005.

80	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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10 EARNINGS PER ORDINARY SHARE

Earnings per ordinary share have been calculated by dividing the earnings for the financial year for the Group of £904m (2003 £768m; 2002 £410m) by 3 531m (2003 3 527m; 2002 3 524m), being the weighted average number of ordinary shares in issue and ranking for dividend during the year. Earnings per ordinary share excluding exceptional items have been presented in order to reflect the underlying performance of the Group.

	2004		2003		2002

	£m	Pence per ordinary share	£m	Pence per ordinary share	£m	Pence per ordinary share

Earnings – basic	904	25.6	768	21.8	410	11.6

(Profit)/loss on disposals	(92)	(2.6)	(117)	(3.3)	14	0.4

Tax impact of exceptional items	30	0.8	32	0.9	–	–

Earnings excluding exceptional items	842	23.8	683	19.4	424	12.0

The earnings figure used to calculate diluted earnings per ordinary share is the same as that used to calculate earnings per ordinary share given above, divided by 3 540m (2003 3 527m; 2002 3 527m), being the weighted average number of ordinary shares in issue during the year as adjusted for share options. There is no difference between basic and diluted earnings per share. A reconciliation of the weighted average number of ordinary shares used as the denominator in calculating the basic and diluted earnings per ordinary share is given below:

	2004 Shares m	2003 Shares m	2002 Shares m

Basic	3 531	3 527	3 524

Dilutive potential ordinary shares:

Options outstanding throughout the year	9	–	2

Options granted during the year	–	–	1

Diluted basis	3 540	3 527	3 527

11 INTANGIBLE FIXED ASSETS

THE GROUP

	Expenditure on
	unproved gas
	and oil reserves	(a)	Goodwill (b)	Other (c)	Total
	£m		£m	£m	£m

Cost as at 1 January 2004	545		361	43	949

Additions	266		–	28	294

Acquisition of subsidiary undertakings(d)	233		–	–	233

Disposals and transfers(e)	(131)		–	–	(131)

Currency translation adjustments	(3)		4	(3)	(2)

Cost as at 31 December 2004	910		365	68	1 343

Amortisation as at 1 January 2004	–		(109)	–	(109)

Charge for the year	–		(16)	(2)	(18)

Currency translation adjustments	–		(1)	–	(1)

Amortisation as at 31 December 2004	–		(126)	(2)	(128)

Net book value as at 31 December 2004	910	(f)	239	66	1 215

Net book value as at 31 December 2003	545	(f)	252	43	840

(a)	The balance of £910m of expenditure on unproved gas and oil reserves includes £498m in relation to the North Caspian area and which is subject to a pending sales agreement.
(b)	All goodwill is included within the T&D segment.
(c)	Other represents the contractual rights in respect of the purchase of LNG, regasification services and related gas sales at Elba Island in the USA.
(d)	See note 14 page 84.
(e)	Disposals and transfers include transfer to tangible fixed assets of £35m (see note 12, page 82), £39m within expenditure on unproved gas and oil reserves in respect of the disposal of the Muturi Production Sharing Contract in Indonesia (see note 6, page 78) and £52m in respect of unsuccessful exploration expenditure.
(f)	Capitalised exploratory well costs included within Intangible Fixed Assets:

	2004 £m	2003 £m	2002 £m

Cost as at 1 January	437	435	281

Additions	97	99	237

Disposals	(34)	–	(10)

Transfer to tangible fixed assets	–	(62)	(51)

Unsuccessful exploration wells written off	(50)	(25)	(10)

Currency translation adjustments	(3)	(10)	(12)

Cost as at 31 December	447	437	435

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	81

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Notes to the accounts continued

11	INTANGIBLE FIXED ASSETS continued

Cost as at 31 December 2004 includes £310m (2003 £268m; 2002 £213m) in relation to the North Caspian area and which is subject to a pending sales agreement. The remaining balance of well costs as at 31 December 2004 is further analysed as follows:
	£m	Number of wells

Wells in areas requiring major capital expenditure before production could begin:

Drilling programme not yet completed or completed within one year ago	43	6

Drilling programme completed between one and three years ago(a)	42	9

Drilling programme completed more than three years ago(a)(b)	22	6

Wells in areas not requiring major capital expenditure before production could begin:

Drilling programme not yet completed or completed within one year ago	23	6

Drilling programme completed between one and three years ago(a)	7	1

	137	28

(a)	Exploration well costs held for more than one year relate to offshore and frontier areas where further work is being undertaken on geological and geophysical assessment, development design and commercial arrangements.
(b)	Includes expenditure relating to the major gas discovery offshore Gaza, sanction of which is dependant upon the outcome of negotiations and has been delayed through circumstances outside of BG Group’s control; and expenditure relating to unbooked reserves awaiting sanction under existing gas sales contracts.

12	TANGIBLE FIXED ASSETS

THE GROUP

				Cost

		As at		Disposals		Currency	Acquisition		As at
		1 Jan		and		translation	of subsidiary		31 Dec
		2004	Additions	transfers		adjustments	undertakings	(a)	2004
		£m	£m	£m		£m	£m		£m

Land and buildings		56	1	–		(1)	–		56

Mains and services		295	43	–		(11)	–		327

Plant and machinery		386	256	(42	)(b)	(8)	5		597

Meters		44	8	–		–	–		52

Motor vehicles and office equipment		235	32	(3)		(3)	–		261

Exploration and production		5 568	721 (h)	25	(c)	(227)	87		6 174

		6 584	1 061	(20)		(250)	92		7 467

	Depreciation						Net cost

	As at	Provision	Disposals	Currency		As at	As at		As at
	1 Jan	for the	and	translation		31 Dec	31 Dec		31 Dec
	2004	year	transfers	adjustments		2004	2004	(d)	2003	(d)
	£m	£m	£m	£m		£m	£m		£m

Land and buildings	36	1	–	–		37	19	(e)	20	(e)

Mains and services	25	12	–	(3)		34	293		270

Plant and machinery	114	43	(18)	–		139	458	(g)	272	(g)

Meters	7	3	–	–		10	42		37

Motor vehicles and office equipment	106	18	(1)	(3)		120	141		129

Exploration and production	2 276	373	–	(89)		2 560	3 614	(f)	3 292	(f)

	2 564	450	(19)	(95)		2 900	4 567		4 020

Details of BG Group’s gas and oil reserves are given in Supplementary Information – gas and oil (unaudited) on page 120.

(a)	See note 14, page 84.
(b)	Disposals include £20m within plant and machinery in respect of the disposal of the Muturi Production Sharing Contract in Indonesia (see note 6, page 78).
(c)	Includes transfer from intangible fixed assets of £35m (see note 11, above). Also includes £5m in respect of the disposal of the Muturi Production Sharing Contract in Indonesia (see note 6, page 78).
(d)	The Group’s net cost includes capitalised interest of £108m (2003 £111m) comprising exploration and production £98m (2003 £104m) and plant and machinery £10m (2003 £7m).
(e)	The net cost of the Group’s land and buildings as at 31 December 2004 comprises long leasehold of £19m (2003 £20m).
(f)	Includes the net book value of decommissioning assets of £77m (2003 £97m).
(g)	Assets held under finance leases, capitalised and included in plant and machinery:

		As at 31 Dec 2004 £m	As at 31 Dec 2003 £m

	Cost	206	–

	Currency translation adjustment	(10)	–

	Accumulated depreciation	(5)	–

	Net cost	191

(h)	Includes £101m for the acquisition of the further 40% interest in the Rosetta gas field, Egypt. Also included in the acquisition was £4m recorded as an intangible fixed asset addition and £15m incremental increases in working capital.

82	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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13   FIXED ASSET INVESTMENTS
Fixed asset investments represent long-term investments.

THE GROUP
	Joint ventures		Associated undertakings

	Share of		Share of		Other
	net assets	Loans	net assets	Loans	investments	(a)	Total
	£m	£m	£m	£m	£m		£m

As at 1 January 2004	101	136	118	478	10		843

Investments	17	5	2	140	–		164

Disposals and transfers	–	(11)	–	(131)	(9)		(151)

Currency translation adjustments	(8)	–	(13)	(12)	–		(33)

As at 31 December 2004	110	130	107	475	1		823

Retained profits less losses as at 1 January 2004	82	–	113	–	–		195

Share of retained profits less losses during the year(b)	18	–	27	–	–		45

As at 31 December 2004	100	–	140	–	–		240

Carrying value as at 31 December 2004	210	130	247	475	1		1 063

Carrying value as at 31 December 2003	183	136	231	478	10		1 038

(a)	The market value of listed investments as at 31 December 2004 was £nil (2003 £32m).
(b)	Comprises share of results for the year of £123m, offset by share of dividends receivable by BG Group of £78m.

THE COMPANY
Subsidiary
undertakings
shares
£m

As at 1 January 2004	2 269

Investments	–

Carrying value as at 31 December 2004	2 269

An analysis of BG Group’s share of turnover and net assets in associated undertakings is shown below:

	for the year ended 31 December	2004	2003
		£m	£m

	Share of turnover	461	458

	as at 31 December	2004	2003
		£m	£m

	Share of assets – fixed assets	628	617

	– current assets	182	157

		810	774

Share of liabilities	– amounts falling due within one year	(237)	(173)

	– amounts falling due after more than one year	(326)	(370)

		(563)	(543)

	Share of net assets	247	231

Further information on principal subsidiary undertakings, joint ventures and associated undertakings is given in note 31, page 108.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	83

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Notes to the accounts continued

14   ACQUISITION OF SUBSIDIARY UNDERTAKINGS

The acquisition of BG Canada Exploration and Production, Inc. (formerly El Paso Oil and Gas Canada, Inc.), which was completed for cash consideration on 24 March 2004, was accounted for under the acquisition method. Details of the acquisition balance sheet are as follows:

	Book	Fair value	Fair value
	value	revaluation	at acquisition
	£m	£m	£m

Fixed assets

Intangible assets(a)	–	74	74

Tangible assets	214	(132)	82

Current assets

Stocks	1	–	1

Debtors: amounts falling due within one year	15	–	15

Debtors: amounts falling due after more than one year	22	3	25

Cash at bank and in hand	10	–	10

Creditors: amounts falling due within one year	(17)	–	(17)

Provisions for liabilities and charges	(1)	–	(1)

Net assets	244	(55)	189

Fair value of consideration	–	–	189

The adjustments relate primarily to the revaluation of exploration and production fixed assets to fair value.

The losses of BG Canada Exploration and Production, Inc., prior to the date of acquisition were as follows:

	1 Jan to	Year ended
	24 Mar 2004	31 Dec 2003
	£m	£m

Loss after taxation	(2)	(43)

If BG Canada Exploration and Production, Inc. had been acquired at the beginning of the year, it is estimated that BG Group’s consolidated profit on ordinary activities before taxation would not have been materially different.

In addition, BG Group acquired Mauritania Holdings BV on 31 March 2004, Aventura Energy, Inc. on 5 May 2004 and other minor entities. All were for cash consideration, except for £3m relating to Mauritania which was deferred consideration. These were accounted for under the acquisition method. Details of the combined balance sheets are as follows:

	Book	Fair value	Fair value
	value	revaluation	at acquisition
	£m	£m	£m

Fixed assets

Intangible assets(a)	43	116	159

Tangible assets	26	(16)	10

Current assets

Debtors: amounts falling due within one year	2	–	2

Cash at bank and in hand	2	–	2

Creditors: amounts falling due within one year	(1)	–	(1)

Provisions for liabilities and charges	(5)	4	(1)

Net assets	67	104	171

Fair value of consideration	–	–	171

The adjustments relate primarily to the revaluation of exploration and production fixed assets to fair value.

The losses of the combined entities prior to the date of acquisition were as follows:

	Since	Year ended
	1 Jan 2004	31 Dec 2003
	£m	£m

Loss after taxation	(1)	–

If the combined entities had been acquired at the beginning of the year, it is estimated that BG Group’s consolidated profit on ordinary activities before taxation would not have been materially different.

(a)	Intangible assets comprise expenditure on unproved gas and oil reserves.

84	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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15   STOCKS

THE GROUP
	2004	2003
	£m	£m

Raw materials and consumables	99	119

Stocks are stated at cost less provision for deterioration and obsolescence of £3m (2003 £5m).

16   DEBTORS

	The Group		The Company

	2004	2003	2004	2003
	£m	£m	£m	£m

Amounts falling due within one year

Trade debtors	385	291	–	–

Amounts owed by group undertakings	–	–	243	–

Amounts owed by joint ventures and associated undertakings	2	–	–	–

Other debtors	226	90	13	17

Prepayments and accrued income(a)	599	368	–	–

	1 212	749	256	17

Amounts falling due after more than one year

Other debtors	46	66	–	–

Deferred corporation tax(b)	50	22	18	17

	96	88	18	17

Total debtors	1 308	837	274	34

Debtors are stated net of provisions for doubtful debts of £19m (2003 £48m). Amounts credited to the profit and loss account in respect of doubtful debts were £5m (2003 charge of £2m).

(a)	Includes non-refundable deposits on LNG ships advanced in 2004.
(b)	The movement in the deferred corporation tax asset is analysed below:

		The Group			The Company

		Pension			Pension
		costs	Other	Total	costs
		£m	£m	£m	£m

	As at 1 January 2004	17	5	22	17

	Profit and loss account movement	1	1	2	1

	Acquisition of subsidiary undertakings	–	25	25	–

	Currency translation adjustments	–	1	1	–

	As at 31 December 2004	18	32	50	18

17	CURRENT ASSET INVESTMENTS
		The Group		The Company

		2004	2003	2004	2003
		£m	£m	£m	£m

Money market investments		208	201	–	1

The effective interest rates of the Group’s investments as at 31 December 2004 were between 1% and 18% (2003 1% and 18%).

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	85

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Notes to the accounts continued

18   BORROWINGS

The Group’s treasury policy and other borrowings information disclosed on page 37 as part of the Operating and Financial Review form part of this note.

THE GROUP

	2004	2003
	£m	£m

Amounts falling due within one year

Other loans – commercial paper	251	18

– bonds	279	363

Bank loans and overdrafts	46	86

Obligations under finance leases	1	–

Bills of exchange payable	–	28

	577	495

Amounts falling due after more than one year

Other loans – bonds	404	458

Bank loans and overdrafts	94	81

Obligations under finance leases	264	–

	762	539

Gross borrowings	1 339	1 034

Undrawn committed borrowing facilities are as follows:

	2004	2003
	£m	£m

Expiring:

Within one year	296	293

Between one and two years	36	–

Between two and three years	288	273

	620	566

BG Energy Capital plc, a wholly-owned subsidiary undertaking, issued £33m of fixed rate notes from its European Medium Term Note programme in 2004 (2003 £50m).

MATURITY PROFILE OF THE GROUP’S FINANCIAL LIABILITIES
The following table analyses the Group’s financial liabilities comprising gross borrowings plus any long-term contractual obligations to deliver cash or other financial assets to another entity, after taking account of currency and interest rate swaps. These are repayable as follows:

THE GROUP

	Total financial liabilities		Gross borrowings

	2004	2003	2004	2003
	£m	£m	£m	£m

Within one year	577	495	577	495

Between one and two years	17	56	14	48

Between two and three years	45	13	45	13

Between three and four years	150	46	150	46

Between four and five years	54	157	54	157

After five years	499	275	499	275

	1 342	1 042	1 339	1 034

Further information on total financial liabilities is given in note 19, below.

Obligations under finance leases, included above, are as follows: within one year £1m; between one and two years £1m; between two and three years £1m; between three and four years £2m; between four and five years £2m; after five years £258m.

86	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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19   CURRENCY AND INTEREST RATE COMPOSITION OF THE GROUP’S FINANCIAL LIABILITIES AND ASSETS

The following tables analyse the currency and interest rate composition of the Group’s gross borrowings of £1 339m (2003 £1 034m) and net borrowings of £999m (2003 £721m) before and after taking swaps into account.

Net borrowings comprise gross borrowings less current asset investments and cash at bank and in hand.

For the purpose of the tables below, debt with a maturity within one year, such as commercial paper, bills of exchange and other money market borrowings, has been treated as floating.

CURRENCY COMPOSITION OF THE GROUP’S BORROWINGS

	Gross borrowings				Netborrowings

	%after taking swaps		% before taking swaps		% after taking swaps		% before taking swaps
	into account		into account		into account		into account

	2004	2003	2004	2003	2004	2003	2004	2003

Currency:

Sterling	–	–	41	47	(14)	(12)	42	53

US$	86	80	30	23	104	98	28	18

Euros	6	7	20	18	8	10	26	25

Brazilian Reals	7	12	2	5	9	15	2	5

Other	1	1	7	7	(7)	(11)	2	(1)

INTEREST RATE COMPOSITION OF THE GROUP’S BORROWINGS
	Gross borrowings				Net borrowings

	% after taking swaps		% before taking swaps		% after taking swaps		% before taking swaps
	into account		into account		into account		into account

	2004	2003	2004	2003	2004	2003	2004	2003

Basis:

Fixed rate	16	48	49	63	22	26	63	49

Floating rate	84	52	51	37	78	74	37	51

The effective interest rates as at 31 December 2004 were between 1% and 22% (2003 1% and 28%). For short-term borrowings the effective interest rates were between 1% and 14% (2003 1% and 28%).

CURRENCY AND INTEREST RATE COMPOSITION OF FINANCIAL LIABILITIES OF THE GROUP
The following table analyses the currency and interest rate composition of the Group’s financial liabilities after the effect of swaps.

	Fixed rate	Fixed rate
	weighted	weighted			Other
	average	average	Fixed	Floating	financial	2004	2003
	period	interest rate	borrowings	borrowings	liabilities	Total	Total
	years	%	£m	£m	£m	£m	£m

Currency:

US$	11.1	10.6	141	1 016	–	1 157	825

Euros	–	7.7	78	–	–	78	77

Brazilian Reals	–	–	–	99	3	102	132

Other	–	–	–	5	–	5	8

			219	1 120	3	1 342	1 042

12% (2003 57%) of the Group’s borrowings falling due after more than one year of £762m (2003 £539m) (after currency and interest rate swaps) are subject to fixed interest rates with the remainder being subject to floating interest rates.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	87

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Notes to the accounts continued

19   CURRENCY AND INTEREST RATE COMPOSITION OF THE GROUP’S FINANCIAL LIABILITIES AND ASSETS continued

CURRENCY AND INTEREST RATE COMPOSITION OF FINANCIAL ASSETS OF THE GROUP

	Fixed rate	Fixed rate
	weighted	weighted	Fixed rate	Floating rate	Non
	average	average	financial	financial	interest	2004	2003
	period	interest rate	assets	assets	bearing	Total	Total
	years	%	£m	£m	£m	£m	£m

Currency:

Sterling	11.0	9.1	116	136	–	252	219

US$	–	–	–	328	303	631	658

Euros	–	–	–	11	7	18	16

Other	–	–	–	86	5	91	110

			116	561	315	992	1 003

The Group’s financial assets consist of loans made to joint ventures and associated undertakings of £605m (2003 £614m), other fixed asset investments of £1m (2003 £10m), debtors due after more than one year of £46m (2003 £66m), current asset investments of £208m (2003 £201m) and cash of £132m (2003 £112m).

The effective interest rates of the loans to joint ventures and associated undertakings as at 31 December 2004 were between 0% and 9.95% (2003 0% and 9.95%).

The maturity profile of the non-interest bearing financial assets, being primarily loans to joint ventures and associated undertakings, cannot be practicably estimated as repayments are based on the performance of the individual joint venture or associated undertaking.

The interest rates on those Group financial assets and liabilities which are at floating rates are determined mainly by the prevailing London Interbank Offered Rate (LIBOR) for the relevant currency and maturity at the time of determination plus or minus an agreed margin.

20   CURRENCY ANALYSIS OF THE GROUP’S NET ASSETS

The following table analyses the currency composition of BG Group’s net assets before and after gross borrowings (after the effect of swaps).

CURRENCY COMPOSITION OF THE GROUP’S NET ASSETS

	2004			2003

	Net assets	Gross	Net assets	Net assets	Gross	Net assets
	before gross	borrowings	after gross	before gross	borrowings	after gross
	borrowings	after swaps	borrowings	borrowings	after swaps	borrowings
	£m	£m	£m	£m	£m	£m

Currency:

Sterling	1 242	–	1242	1757	–	1 757

US$	3 517	(1 157)	2 360	2 344	(825)	1 519

Other	1 170	(182)	988	849	(209)	640

	5 929	(1 339)	4 590	4 950	(1 034)	3 916

BG Group manages the translation exposure of its major overseas net assets by seeking to match a portion of the currency of its borrowings with that of such assets. As at 31 December 2004, after taking into account currency derivatives, 28% of non-Sterling assets were hedged (2003 32%).

CURRENCY EXPOSURE OF THE GROUP’S NET MONETARY ASSETS/(LIABILITIES)
The currency exposure (i.e. those transactional exposures that give rise to the net currency gains and losses recognised in the profit and loss account) of the Group’s net monetary assets/(liabilities) is shown below. Such exposures comprise the monetary assets and liabilities of the Group that are not denominated in the operating (or ‘functional’) currency of the operating unit involved.

	2004				2003

	Sterling	US$	Other	Total	Sterling	US$	Other	Total
	£m	£m	£m	£m	£m	£m	£m	£m

Functional currency of Group operations:

Sterling	–	75	(1)	74	–	90	(24)	66

US$	–	–	2	2	(3)	–	(3)	(6)

Other	(3)	50	–	47	–	92	–	92

	(3)	125	1	123	(3)	182	(27)	152

88	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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21   FINANCIAL INSTRUMENTS

DERIVATIVES
For an explanation of the policy on derivatives, see the Operating and Financial Review on page 37.

The notional principal amounts of derivatives are:

	2004	2003
	£m	£m

Cross-currency swap agreements and foreign exchange contracts	1 257	1 205

Interest rate swap agreements	579	503

The notional amounts included above do not necessarily represent the amounts to be exchanged by the parties and therefore are not a measure of the exposure of the Group through the use of derivatives. The amounts actually exchanged are based upon all the terms of the derivatives, including interest rates, exchange rates and notional amounts. The value of the derivatives is based upon these underlying parameters and changes in the relevant rates or prices.

COUNTERPARTY RISK
The Group’s counterparty exposure under cross-currency swaps and foreign exchange contracts was £166m (2003 £142m) and interest rate swaps £31m (2003 £20m).

FAIR VALUES OF FINANCIAL INSTRUMENTS
	2004		2003

	Book value	Fair value	Book value	Fair value
	£m	£m	£m	£m

Primary financial instruments held or issued to finance the Group’s operations:

Short-term borrowings	(601)	(529)	(527)	(527)

Long-term borrowings	(904)	(977)	(649)	(673)

Current asset investments	208	208	201	201

Cash at bank and in hand	132	132	112	112

Other financial liabilities	(3)	(3)	(8)	(8)

Other financial assets	652	675	690	738

Derivative financial instruments held to manage the Group’s treasury and commodity risks:

Interest rate related derivatives	–	10	–	9

Currency exchange rate related derivatives	166	156	142	133

Cash-settled commodity contracts	–	(6)	–	2

Total net gains (see Gains and Losses on Hedges, page 90)	166	160	142	144

For the purpose of the above table, the fair value of current asset investments and cash at bank and in hand approximates book value due to the short maturity of these instruments.

The fair value of the fixed rate borrowings and joint venture and associated undertaking loans has been estimated on the basis of quoted market prices. The fair value of floating rate borrowings and joint venture and associated undertaking loans approximates book value as interest rates on these instruments reset on a frequent basis.

Fair values have not been obtained for the non-interest bearing loans to joint ventures and associated undertakings as repayment of these loans is linked to the performance of the individual joint venture or associated undertaking and it is therefore not practicable to assign fair values.

The amount for cash-settled commodity contracts represents the Group’s estimated liability based on forward price curves for a number of gas and oil contracts.

Short-term debtors and creditors have been excluded from the disclosures in the table above.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	89

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Notes to the accounts continued

21   FINANCIAL INSTRUMENTS continued

HEDGES OF FUTURE TRANSACTIONS
As at 31 December 2004, the notional value of future transactions hedged in respect of currency exchange risk was £56m (2003 £181m).

GAINS AND LOSSES ON HEDGES
The table below shows the extent to which the Group has off-balance sheet (unrecognised) and on-balance sheet (deferred) gains and losses in respect of hedges at the beginning and end of the year.

	Unrecognised			Deferred

			Net			Net
	Gains	Losses	total	Gains	Losses	total
	£m	£m	£m	£m	£m	£m

Gains/(losses) on hedges as at 1 January 2004	41	(39)	2	1	(3)	(2)

(Gains)/losses arising in previous years that were recognised in 2004	(34)	25	(9)	(1)	–	(1)

Gains/(losses) arising before 1 January 2004	7	(14)	(7)	–	(3)	(3)

Gains/(losses) arising in 2004	19	(18)	1	–	2	2

Gains/(losses) on hedges as at 31 December 2004	26	(32)	(6)	–	(1)	(1)

Of which:

Gains/(losses) expected to be included in 2005 income	12	(13)	(1)	–	(1)	(1)

Gains/(losses) expected to be included in 2006 income or later	14	(19)	(5)	–	–	–

22   OTHER CREDITORS

	The Group		The Company

	2004	2003	2004	2003
	£m	£m	£m	£m

Amounts falling due within one year

Trade creditors	450	238	–	–

Amounts owed to group undertakings	–	–	–	222

Taxation and social security	264	108	–	–

Other creditors	36	51	4	–

Accruals and deferred income	570	525	–	–

Proposed dividend	74	66	74	66

	1 394	988	78	288

Amounts falling due after more than one year

Accruals and deferred income	156	154	–	–

Total other creditors	1 550	1 142	78	288

23   PROVISIONS FOR LIABILITIES AND CHARGES

	As at	Profit and	Unwinding		Transfers	As at
	1 Jan	loss charge/	of		and other	31 Dec
	2004	(credit)	discount	Paid	adjustments	2004
	£m	£m	£m	£m	£m	£m

The Group

Decommissioning costs	238	–	10	–	(12)	236

Pension and post-retirement costs	73	23	–	(20)	–	76

Deferred petroleum revenue tax	27	2	–	–	–	29

Deferred corporation tax	688	34	–	–	(39)	683

Other	49	13	–	–	27	89

	1 075	72	10	(20)	(24)	1 113

The Company

Pension costs	57	21	–	(18)	–	60

	57	21	–	(18)	–	60

90	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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23   PROVISIONS FOR LIABILITIES AND CHARGES continued

	As at	Profit and	Unwinding			Transfers	As at
	1 Jan	loss charge/	of		Disposal	and other	31 Dec
	2003	(credit)	discount	Paid	of assets	adjustments	2003
	£m	£m	£m	£m	£m	£m	£m

The Group

Decommissioning costs	221	–	12	(1)	(50)	56	238

Pension and post-retirement costs	70	25	–	(23)	–	1	73

Deferred petroleum revenue tax	24	3	–	–	–	–	27

Deferred corporation tax	621	80	–	–	–	(13)	688

Other	40	(12)	–	–	–	21	49

	976	96	12	(24)	(50)	65	1 075

The Company

Pension costs	54	25	–	(22)	–	–	57

	54	25	–	(22)	–	–	57

A brief description of each provision together with estimates of the timing of expenditure is given below:

DECOMMISSIONING COSTS
The estimated cost of decommissioning at the end of the producing lives of fields is reviewed periodically and is based on engineering estimates and reports, including a review by an independent expert. Provision is made for the estimated cost of decommissioning at the balance sheet date. The payment dates of total expected future decommissioning costs are uncertain but are currently anticipated to be between 2005 and 2041. During 2004 BG Group completed a full review of its exploration and production decommissioning liabilities.

PENSION AND POST-RETIREMENT COSTS
Pension costs represent the difference between the charge or credit to the profit and loss account in respect of pension costs and the contributions to the pension schemes (see Principal Accounting Policies, page 62 and note 28, page 95). Post-retirement costs relate to a healthcare plan in respect of Comgas. The provision is being amortised over the expected future life of remaining employees.

DEFERRED PETROLEUM REVENUE TAX
The provision for tax on gas and oil activities is calculated on a unit of production basis and represents liabilities expected to crystallise on certain North Sea fields. The first payment is expected to be made in 2005. The calculation is based upon estimated remaining production of 96 mmboe.

DEFERRED CORPORATION TAX
This represents the provision for the tax attributable to timing differences between profits and losses compiled for tax purposes and results as stated in the Financial Statements. Deferred tax is provided for in full on certain timing differences. The provision has been calculated as follows:

	2004	2003
	£m	£m

Accelerated capital allowances	793	804

Other timing differences	(110)	(116)

	683	688

In the event of the distribution of the unappropriated profits or reserves of certain overseas subsidiary undertakings, joint ventures and associated undertakings, additional liabilities to UK and overseas tax of approximately £235m (2003 £231m) might arise. Such potential deferred tax liabilities have not been provided because it is currently not intended to remit the profits.

OTHER
The balance as at 31 December 2004 includes restructuring costs arising from the renegotiation of power purchase agreements at Premier Power Limited of £13m (2003 £17m), field-related payments of £11m (2003 £nil) and provisions for onerous contracts £23m (2003 £11m). The expected payment dates are uncertain but are expected to be between 2005 and 2020.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	91

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Notes to the accounts continued

24   SHARE CAPITAL

	2004	2003	2004	2003
	Number of	Number of
	shares	shares
	m	m	£m	£m

Authorised

Equity:

Ordinary shares of 10p each	5 000	5 000	500	500

	2004	2003	2004	2003
	Number of	Number of
	shares	shares
	m	m	£m	£m

Allotted and fully paid up

Equity:

Ordinary shares of 10p each	3 536	3 530	354	353

25 CAPITAL AND RESERVES
					Profit		Joint
	Called up	Share			and loss		ventures and
	share	premium	Other		account		associated
	capital	account	reserves	(a)	reserve	(b)	undertakings	(b)	Total
	£m	£m	£m		£m		£m		£m

The Group

As at 1 January 2004	353	47	1 702		1 630		193		3 925

Transfer from profit and loss account	–	–	–		724		45		769

Issue of shares(d)	1	12	–		–		–		13

Adjustment in respect of employee share schemes	–	–	–		10		–		10

Purchase of own shares	–	–	–		(1)		–		(1)

Currency translation adjustments	–	–	–		(113)		(33)		(146)

As at 31 December 2004	354	59	1 702		2 250	(c)	205		4 570

							Profit
		Called up	Share				and loss
		share	premium		Other		account
		capital	account		reserves		reserve		Total
		£m	£m		£m		£m		£m

The Company

As at 1 January 2004		353	47		756		803		1 959

Transfer from profit and loss account		–	–		–		424		424

Issue of shares(d)		1	12		–		–		13

Adjustment in respect of employee share scheme		–	–		–		10		10

Purchase of own shares		–	–		–		(1)		(1)

As at 31 December 2004		354	59		756		1 236	(c)	2 405

(a)	Other reserves, which is not distributable, represents the difference between the carrying value of subsidiary undertaking investments and their respective capital structures following the restructuring and refinancing in 1999.
(b)	In the event of the distribution of the unappropriated profits or reserves of certain overseas subsidiary undertakings, joint ventures and associated undertakings, additional liabilities to UK and overseas tax might arise (see note 23, page 90).
(c)	Included within the profit and loss account reserve is an amount for own shares purchased at a cost of £8m (2003 £10m). The number of own shares held at 31 December 2004 was 2.5m (2003 3.7m) with a nominal value of £249 012 (2003 £367 587). The market value of these shares as at 31 December 2004 was £9m (2003 £11m). There were no purchases of BG Group ordinary shares in either 2004 or 2003 by the Trustees of the BG Group Long Term Incentive Scheme. During 2004 0.5m shares were transferred to eligible employees in accordance with the terms of the Scheme. At 31 December 2004, 2.1m shares (2003 2.6m) were held in this trust including 1.4m shares in respect of the 2001 LTIS allocation, which, subject to the LTIS rules, will be transferred to employees in November 2005. The remainder will be released to eligible Executive Directors and employees in accordance with the terms of the Scheme (see note 5(D), page 76). The nominal value of these shares was £208 343 (2003 £256 180). During 2004, the BG Group Share Incentive Plan acquired 0.3m BG Group ordinary shares at a cost of £0.9m. During 2004 1.0m shares were transferred to employees in accordance with the terms of the Plan. As at 31 December 2004, 0.4m shares (2003 1.1m) were held in the trust. These shares will be used for future employee share schemes. The nominal value of these shares is £40 669 (2003 £111 407).
(d)	The issue of shares related to amounts issued to employee reward schemes.

92	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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25   CAPITAL AND RESERVES continued

Exchange gains/(losses) of £71m (2003 £115m; 2002 £198m) on foreign currency net borrowings have been offset in reserves against exchange adjustments on the net investment in overseas subsidiary undertakings, joint ventures and associated undertakings.

As at 31 December 2004, cumulative goodwill amounting to £232m (2003 £232m; 2002 £232m) has been eliminated against BG Group’s profit and loss account reserve in accordance with the accounting policy prior to the implementation of FRS 10, ‘Goodwill and Intangible Assets’, in 1998. This goodwill will be charged to the profit and loss account on any subsequent disposal of the businesses to which it relates. No goodwill was transferred from reserves and charged against the profit and loss account for either 2004, 2003 or 2002.

The profit/(loss) for the financial year, dealt with in the accounts of the Company, was £559m (2003 £197m; 2002 £(3)m). As permitted by section 230(3) of the Companies Act 1985, no profit and loss account is presented for the Company.

26   COMMITMENTS AND CONTINGENCIES

A) CAPITAL EXPENDITURE
As at 31 December 2004, the Group had placed contracts for capital expenditure amounting to £1 525m (2003 £480m) of which £nil (2003 £nil) related to the Company. As at 31 December 2004, BG Group’s joint ventures and associated undertakings had placed contracts for capital expenditure, BG Group’s share of which amounted to £58m (2003 £722m), of which £13m (2003 £14m) is guaranteed by the Group.

B) DECOMMISSIONING COSTS
BG Group has contingent liabilities in respect of the future decommissioning costs of gas and oil assets disposed of to third parties should they fail to meet their remediation obligations. While the amounts of future costs could be significant, the Group has obtained indemnities against the estimated amount of these potential liabilities.

C) FUTURE WELL COSTS
As at 31 December 2004, certain petroleum licences granted to BG Group contained outstanding obligations to drill exploration wells, some of which were firm commitments and others contingent. The cost attributable to the Group of drilling such firm commitment wells is estimated to be £68m (2003 £47m).

D) LEASE COMMITMENTS
Commitments for the following year under operating leases were as follows:

	Land and buildings		Other

	2004	2003	2004	2003
	£m	£m	£m	£m

The Group

Expiring:

Within one year	2	1	1	1

Between one and five years	2	2	28	2

Thereafter	8	7	9	40

	12	10	38	43

Commitments under operating leases as at 31 December were as follows:
	Land and buildings		Other

	2004	2003	2004	2003
	£m	£m	£m	£m

The Group

Amounts due:

Within one year	12	10	38	43

Between one and two years	10	9	37	41

Between two and three years	9	8	36	40

Between three and four years	9	8	25	40

Between four and five years	8	8	23	40

Thereafter	122	123	12	50

As at 31 December 2004, the Company had no commitments under operating leases (2003 £nil). Certain expenditure under operating leases is recovered from third parties under partnership agreements.

As at 31 December 2004, the Group had entered into commitments under finance leases commencing after that date of £142m (2003 £198m).

BG Group’s headquarters are located at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT, where it leases and occupies office space with a gross internal area of approximately 20 924 square metres.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	93

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Notes to the accounts continued

26   COMMITMENTS AND CONTINGENCIES continued

E) GUARANTEES
The Group has guaranteed its share of the repayment of principal, any associated premium and interest on certain loans taken out by joint ventures and associated undertakings. As at 31 December 2004, the Sterling equivalent amounted to £258m (2003 £113m). A subsidiary undertaking, BG Energy Holdings Limited, has guaranteed the repayment of principal, any associated premium and interest on loans due by its subsidiary undertakings. As at 31 December 2004, the Sterling equivalent amounted to £821m (2003 £661m).

F) LEGAL PROCEEDINGS
First Gas Power Corporation (FGPC), in which the Group has a 40% shareholding, is in dispute with Siemens AG, Siemens Power Generation, Asia Pacific Sdn Bhd and Siemens Inc. (collectively Siemens) relating to Siemens’ construction for FGPC of the Santa Rita power station. The dispute arises from delays in project completion. FGPC is claiming liquidated damages of approximately £62m owing from Siemens to FGPC and has withheld approximately £59m from its milestone payments to Siemens. Siemens is claiming that FGPC is not entitled to any remedy (including additional damages) for the delay in completion of the project and is seeking payment of the amounts withheld by FGPC and an additional £34m for costs, loss of profit and finance charges arising from the delay. FGPC has counterclaimed in the arbitration in relation to defects in the works in the sum of approximately £115m. Both Siemens and FGPC claim interest from each other and the legal costs involved in pursuing claims and counterclaims. The dispute was submitted to arbitration in January 2003 and is being heard in three tranches. Legal and preliminary issues were heard at Tranche 1 in March 2004 and the award was favourable to FGPC. Tranche 2 will be heard in March 2005 and will consider Siemens’ claims. Tranche 3 is scheduled for September 2005 to consider FGPC’s counterclaims.

In addition, various Group undertakings are parties to legal actions and claims which arise in the ordinary course of business. While the outcome of some of these matters cannot readily be foreseen, it is considered that they will be resolved without material effect on the net asset position as shown in these Financial Statements.

G) OTHER
Other commitments and contingencies include purchase obligations, indemnities to third parties and guarantees in respect of contractual obligations.

Purchase obligations included contracts for the purchase of long-term LNG supplies and other purchase commitments. Amounts payable under these contracts are as follows: less than one year £1 527m (2003 £1 145m); between one and three years £3 118m (2003 £2 069m); between three and five years £2 980m (2003 £2 045m); and thereafter £17 384m (2003 £10 397m). These commitments have been calculated using the closing US$/UK£ exchange rate and a US natural gas price of $4.75 / mmbtu.

Also included within purchase obligations are service contracts for the provision of capacity at Lake Charles and Elba Island, two LNG importation terminals in the USA. Amounts payable under these contracts are due as follows: less than one year £53m (2003 £50m); between one and three years £192m (2003 £136m); between three and five years £195m (2003 £160m) and thereafter £1 385m (2003 £1 197m). BG Energy Holdings Limited, a subsidiary undertaking, has guaranteed these commitments.

The amount of other contingencies and commitments as at 31 December 2004 (mainly the provision of indemnities to third parties in respect of the Company and its subsidiary undertakings, in the normal course of business) amounted to £3 349m (2003 £3 009m), of which £1 015m (2003 £744m) related to the Company. Within the total, £1 637m related to guarantees and indemnities given in respect of a number of exploration and production developments and £1 080m related to a number of downstream investments, most of which expire after five years.

The exploration and production indemnities include guarantees given by the Company to the Republic of Kazakhstan (RoK) and the Closed Joint Stock Company National Oil and Gas Company Kazakoil (now KazMunaiGas) under PSAs in respect of contractual obligations and related contractual documents for the Karachaganak and North Caspian fields (£858m; 2003 £587m). The latest date for the expiry of these guarantees is the end of the PSAs (2038-2040).

In addition, £521m (2003 £559m) related to guarantees given in respect of contractual obligations for the sale of LNG at the Brindisi importation terminal, Italy, which expire in 2027 and £421m (2003 £421m) related to an indemnity in respect of warranties given on the sale of a business, the last of which expires in 2008. These amounts represent the maximum sum payable. The balance relates to various guarantees and contingencies arising in the ordinary course of business. BG Group’s share of other commitments and contingencies in respect of its joint ventures and associated undertakings amounted to £56m (2003 £102m).

H) CROSS INDEMNITY
Effective from demerger, BG Energy Holdings Limited entered into an indemnity in favour of Transco Holdings plc (a subsidiary undertaking of Lattice) in relation to any liability incurred by it which relates to the business of BG Group and which arises as a result of guarantees given by Transco plc (a subsidiary undertaking of Lattice) prior to demerger. The obligations guaranteed by Transco plc as at 31 December 2004 amounted to £13m (2003 £13m).

94	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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27   RELATED PARTY TRANSACTIONS

BG Group provides goods and services to and receives goods and services from its joint ventures and associated undertakings. In the year ended 31 December 2004, the Group incurred charges of £428m (2003 £249m; 2002 £71m) and, in turn, received income of £94m (2003 £113m; 2002 £29m) under these arrangements.

In addition, BG Group provides financing to some of these parties by way of loans. As at 31 December 2004, loans of £605m (2003 £614m) were due from joint ventures and associated undertakings. These loans are accounted for as part of BG Group’s investment in joint ventures and associated undertakings and disclosed in note 13, page 83. Interest of £16m (2003 £17m; 2002 £19m) was charged on these loans during the year at interest rates of between 0% and 9.95% (2003 0% and 9.95%). The maximum debt outstanding during the year was £683m (2003 £614m).

During 2004, MetroGAS, a non wholly-owned subsidiary undertaking, received charges of £18m (2003 £17m; 2002 £8m) from another of its shareholders, in respect of trading transactions. As at 31 December 2004, MetroGAS owed £2m (2003 £1m) to this party.

During 2004, Comgas, a non wholly-owned subsidiary undertaking, received charges of £1m (2003 £1m; 2002 £1m) from another of its shareholders, in respect of trading transactions. As at 31 December 2004 a balance of £nil (2003 £nil) was outstanding with this party.

There were also a number of transactions during the year between the Company and its subsidiary undertakings, which are eliminated on consolidation and therefore not disclosed.

28   PENSIONS AND POST-RETIREMENT BENEFITS

The majority of the Group’s UK employees participate in the BG Pension Scheme (the Scheme). The Scheme is of the defined benefit type. It is exempt approved and established under Trust. The Trustee is BG Group Pension Trustees Limited. The Scheme is funded to cover future pension liabilities in respect of service up to the balance sheet date. It is subject to an independent valuation at least every three years, on the basis of which the independent qualified actuary certifies the rate of employers’ contributions which, together with the specified contributions payable by the employees and proceeds from the Scheme’s assets, are expected to be sufficient to fund the benefits payable under the Scheme.

Employees contribute to the Scheme at a rate of 3% of pensionable pay. Participating employers’ contributions, including Scheme expenses, are certified by the Scheme’s independent qualified actuary. For the year ended 31 December 2004, the employers’ contribution rate was 19.9% of pensionable pay.

Higher paid employees may be subject to the ‘earnings cap’ which is a restriction on the amount of pay which can be used to calculate pensions from a tax approved pension scheme. The Company has agreed that on becoming capped, employees may, at the Company’s discretion, be offered membership of the BG Supplementary Benefits Scheme, an unfunded, unapproved arrangement under which their benefits (including contingent death benefits) would be increased to at least the level that would otherwise have been provided under the BG Pension Scheme had they not been subject to an earnings cap. Provision has been made in respect of the additional obligations for those post-retirement benefits for members of the BG Supplementary Benefits Scheme.

A subsidiary undertaking operates a defined benefit pension scheme (the Ballylumford Power Pension Scheme) which is closed to new entrants. The scheme is funded to cover future pension liabilities in respect of service up to the balance sheet date.

There is an unfunded post-retirement employee benefit plan for healthcare in respect of employees of Comgas. Provision has been made in respect of these post-retirement benefits.

The Group also has a number of defined contribution schemes and smaller defined benefit schemes for its local employees in overseas businesses. These are not material in Group terms.

UK GAAP
SSAP 24 ‘ACCOUNTING FOR PENSION COSTS’
An independent actuarial valuation of the Scheme was undertaken as at 31 March 2002 using the Projected Unit valuation method. The financial assumptions used in this valuation are as follows:

Valuation 31 Mar 2002%

Rate of price inflation and pensions increase	2.5

Discount rate for Scheme’s accrued liabilities	6.1

Future increases in pensionable pay	4.5

Discount rate for future service costs	7.0

The independent actuarial valuation showed that the aggregate market value of the Scheme’s assets as at 31 March 2002 was £241m, representing some 99% of the accrued liabilities in respect of BG Group employees on the assumptions set out above. The level of employers’ contributions from 1 January 2003 was revised to adjust the funding level (on a straight-line basis) to 100% over time.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	95

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Notes to the accounts continued

28 PENSIONS AND POST-RETIREMENT BENEFITS continued

The last independent actuarial review of the Ballylumford Power Pension Scheme was undertaken as at 30 June 2002 based on salary and service at the date of valuation with no allowance for future salary increases, reflecting the expected cost of purchasing annuity policies to cover the scheme’s accrued liabilities with an insurance company. This showed that the aggregate value of the scheme’s assets was £7m, which represented 122% of the scheme’s accrued liabilities. During 2004, a number of members of the Ballylumford Power Pension Scheme transferred into the Scheme. This resulted in a transfer of cash from the Ballylumford Power Pension Scheme to the Scheme of £6m.

The costs of the Scheme, assessed in accordance with independent actuarial advice, together with unfunded and other schemes’ benefit costs and the reconciliation to the balance sheet provision, were as follows:

	2004	2003
	£m	£m

Regular benefit cost	25	27

Amortisation of surplus	(5)	(6)

	20	21

Interest on balance sheet provision	3	4

Net benefit charge	23	25

Contributions paid	(20)	(23)

Foreign exchange movements	–	1

Movement in provision	3	3

Balance sheet provision as at 1 January	73	70

Balance sheet provision as at 31 December (see note 23, page 90)	76	73

The regular benefit cost for the year ended 31 December 2004 includes £6m (2003 £10m) in respect of payments made for pension curtailments on redundancy, £5m (2003 £5m) of which has been provided in prior years as part of a restructuring provision (see note 23, page 90).

FRS 17 ‘RETIREMENT BENEFITS’
The following information in respect of the Scheme, the BG Supplementary Benefits Scheme, the Ballylumford Power Pension Scheme and the Comgas post-retirement healthcare plan has been provided in accordance with the transitional arrangements of FRS 17. A full independent actuarial valuation of the Scheme was carried out as at 31 March 2002. A valuation of the schemes’ assets and expected liabilities as at 31 December 2004, and healthcare plan liabilities, was carried out by independent actuaries in accordance with the requirements of FRS 17 based on the following assumptions:

	2004		2003		2002

		Comgas		Comgas		Comgas
		healthcare		healthcare		healthcare
	BG schemes	plan	BG schemes	plan	BG schemes	plan
	%	%	%	%	%	%

Rate of price inflation and benefit increases(a)	2.8	5.0	2.7	5.0	2.3	5.0

Future increases in earnings	4.8	n/a	4.7	n/a	4.3	n/a

Discount rate	5.3	11.3	5.4	11.3	5.6	11.3

Healthcare cost trend rate(b)	n/a	9.4	n/a	9.6	n/a	9.7

(a)	Rate of increase of deferred pensions and pensions in payment in excess of any Guaranteed Minimum Pension element.
(b)	The rate for the Comgas healthcare plan is initially at 9.4% trending to 6.8% over 45 years (2003 9.6% trending to 6.8%; 2002 9.7% trending to 6.8%).

As at 31 December 2004, the value of the schemes’ assets and expected rates of return, together with the liabilities in the schemes, were as follows:

	2004				2003				2002

	Expected		Percentage		Expected		Percentage		Expected		Percentage
	rate of		of schemes’		rate of		of schemes’		rate of		of schemes’
	return	(a)	assets	Value	return	(a)	assets	Value	return	(a)	assets	Value
	%		%	£m	%		%	£m	%		%	£m

Equities	8.2		83	258	8.0		82	210	8.4		80	154

Index-linked gilts	4.5		5	15	4.8		6	17	4.5		5	10

Corporate bonds	5.2		11	33	5.4		10	25	5.5		11	22

Cash	3.8		1	3	3.7		2	4	3.8		4	8

Total market value of assets				309				256				194

Present value of liabilities				(464)				(394)				(298)

Deficit in schemes(b)				(155)				(138)				(104)

Deferred tax asset at 30%				46				41				31

Net benefit liability under FRS 17				(109)				(97)				(73)

(a)	Long-term expected rate of return.
(b)	Includes liabilities for two unfunded schemes – both of which are provided in the consolidated accounts.

96	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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28 PENSIONS AND POST-RETIREMENT BENEFITS continued

FRS 17 ‘RETIREMENT BENEFITS’ continued
If the above deficit had been recognised in the Financial Statements, the Group’s net assets and profit and loss account reserve would be as follows:

	2004	2003	2002
	£m	£m	£m

Net assets

Consolidated net assets	4 590	3 916	3 348

Net benefit liability under FRS 17	(109)	(97)	(73)

Equivalent liabilities already provided in the accounts (net of deferred tax)	53	51	47

Consolidated net assets including benefit liability	4 534	3 870	3 322

	2004	2003	2002
	£m	£m	£m

Profit and loss account reserve

Group profit and loss account reserve	2 250	1 630	1 038

Net benefit liability under FRS 17	(109)	(97)	(73)

Equivalent liabilities already provided in the accounts (net of deferred tax)	53	51	47

Group profit and loss account reserve including benefit liability	2 194	1 584	1 012

The following amounts would have been recognised in the consolidated profit and loss account and consolidated statement of total recognised gains and losses in the year to 31 December 2004 under the requirements of FRS 17:

	2004	2003
	£m	£m

Consolidated profit and loss account

Operating profit:

Current service cost	22	18

Loss on curtailment	6	10

Total charge to operating profit	28	28

Net interest:

Expected return on the schemes’ assets	(20)	(15)

Interest on the schemes’ liabilities	22	17

Net charge to interest	2	2

	2004	2003
	£m	£m

Consolidated statement of total recognised gains and losses

Actual return less expected return on the schemes’ assets	16	28

Experience losses arising on the schemes’ liabilities	(4)	(6)

Changes in assumptions underlying the present value of the schemes’ liabilities	(19)	(48)

Foreign exchange movements	–	(1)

Actuarial loss recognised in the consolidated statement of total recognised gains and losses	(7)	(27)

	2004	2003
	£m	£m

Movement in surplus/(deficit) during the year

Deficit in schemes as at 1 January	(138)	(104)

Movement in year:

Current service cost	(22)	(18)

Contributions	20	23

Curtailment costs	(6)	(10)

Other finance charges	(2)	(2)

Actuarial loss	(7)	(26)

Foreign exchange movements	–	(1)

Deficit in schemes as at 31 December	(155)	(138)

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	97

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Notes to the accounts continued

28	PENSIONS AND POST-RETIREMENT BENEFITS continued
	2004	2003	2002

Details of experience gains and (losses) for all schemes for the year to 31 December 2004

Difference between the expected and actual return on the schemes’ assets:

Amount (£m)	16	28	(38)

Percentage of the schemes’ assets (%)	5.1	11.0	19.6

Experience losses on the schemes’ liabilities:

Amount (£m)	(4)	(6)	(13)

Percentage of the present value of the schemes’ liabilities (%)	0.9	1.5	4.4

Total amount recognised in the consolidated statement of total recognised gains and losses:

Amount (£m)	(7)	(27)	(57)

Percentage of the present value of the schemes’ liabilities (%)	1.5	6.8	19.1

Aggregate expected contributions for the year ended 31 December 2005 are expected to be £15m. The next independent actuarial valuation for the BG Pension Scheme is expected to be undertaken as at 31 March 2005. Following this valuation the rate of employers’ contributions will be reviewed and adjusted if necessary.

US GAAP
Calculations in respect of the US GAAP pension disclosures for the BG Pension Scheme, the Ballylumford Power Pension Scheme and the BG Supplementary Benefits Scheme for the years ended 31 December 2004 and 31 December 2003 have been prepared using a measurement date of 31 December. For 2002, as permitted by Financial Accounting Standard (FAS) 87, ‘Employers’ Accounting for Pensions’, calculations in respect of US GAAP pension disclosures have been prepared using a measurement date of 30 September. The 31 December measurement date more accurately reflects the plans’ funded status and net periodic pension cost for each year presented and provides a more useful comparison with the disclosures prepared under the UK accounting standard FRS 17. The change in measurement date in 2003 did not have a material impact on the numbers presented under FAS 87.

The long-term assumptions used in accounting for pension costs under US GAAP (see note 30, page 102) were as follows:

	2004	2003	2002
	%	%	%

Expected long-term rate of return on assets	7.5	7.5	7.7

Rate of pension increase	2.8	2.7	2.3

Rate of salary increase	4.8	4.7	4.3

Discount rate	5.3	5.4	5.5

The expected long-term rate of return on assets has been determined following advice from the plans’ independent actuary and is based on the expected return on each asset class together with consideration of the long-term asset strategy. The percentage of fair value of total assets in the plan for each major category of assets for the BG Pension Scheme and the Ballylumford Power Pension Scheme is set out in the FRS 17 disclosure on page 96.

The Trustees of the pension plans are responsible for setting the investment strategy after consultation with the Company and professional advisors. The Trustees consider that an appropriate strategy is achieved by adopting the following asset allocation as a benchmark for the BG Pension Scheme: an equity/bond split of 85/15; within equities, a UK/overseas split of 40/60; and within bonds, an index-linked/fixed interest split of 30/70. In addition, the Trustees have undertaken to ensure that there is sufficient investment in liquid or readily realisable assets to meet cash flow requirements so that the overall investment policy is not disrupted.

Assets of the Ballylumford Power Pension Scheme are invested in index-linked gilts.

The information required to be disclosed in accordance with FAS 87 and FAS 132, ‘Employers’ Disclosure about Pensions and Other Post-Retirement Benefits’ concerning the funded status of the pension plans is given below:

	2004	2003
	£m	£m

Change of benefit obligation

Projected benefit obligation as at 1 January	386	291

Service cost (employers’ share)	23	18

Interest cost	21	16

Plan participants’ contributions	3	3

Actuarial loss	21	54

Benefits paid	(5)	(6)

Termination payments	6	10

Projected benefit obligation as at 31 December	455	386

98	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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28	PENSIONS AND POST-RETIREMENT BENEFITS continued
US GAAP continued
	2004	2003
	£m	£m

Change in the plans’ assets

Fair value of the plans’ assets as at 1 January	256	180

Actual return on the plans’ assets	36	57

Employers’ contributions	19	22

Plans’ participants’ contributions	3	3

Benefits paid	(5)	(6)

Fair value of the plans’ assets as at 31 December	309	256

	2004	2003
	£m	£m

Prepaid/(Accrued) benefit cost

Funded status as at 31 December	(146)	(130)

Unrecognised prior service costs	1	1

Unrecognised actuarial net loss	105	110

Accrued benefit cost as at 31 December	(40)	(19)

	2004	2003
	£m	£m

Adjustment for additional minimum liability

Accumulated benefit obligation as at 31 December(a)	333	289

Fair value of the plans’ assets as at 31 December(a)	(309)	(256)

Adjustment for additional minimum liability:

Accrued benefit cost as at 31 December(b)	40	19

Intangible asset as at 31 December	–	1

Accumulated other comprehensive income	6	15

Net amount recognised as at 31 December	46	35

(a)	In 2004, includes £1m of liabilities and £2m of assets (in 2003 £4m of liabilities and £6m of assets) in respect of a plan where the assets exceed the accumulated benefit obligation.
(b)	In 2004 includes £33m in respect of a plan whose unfunded accumulated benefit obligation was £12m.

	2004	2003
	£m	£m

Reconciliation of accrued benefit

Balance sheet provision under UK GAAP (see note 23, page 90)	(76)	(73)

US GAAP reconciliation adjustment (see note 30, page 102)	14	24

Other post-retirement liabilities recognised under US GAAP and included in the
balance sheet provision under UK GAAP, above	16	15

Accrued benefit in respect of pension plans as at 31 December	(46)	(34)

	2004	2003	2002
	£m	£m	£m

Net periodic benefit cost

Service cost (employers’ share)	23	18	17

Interest cost	21	16	12

Expected return on plan’s assets	(20)	(14)	(10)

Amortisation of transition asset	–	–	(1)

Recognised actuarial loss	6	6	1

Recognised loss due to termination payments	11	10	–

Net periodic pension cost in respect of pension plans	41	36	19

Net cost/(credit) in respect of post-retirement healthcare plan	2	(1)	–

Net periodic benefit cost (US GAAP)	43	35	19

Less: net periodic benefit cost (UK GAAP)	(23)	(25)	(16)

US GAAP adjustment to net periodic benefit cost	20	10	3

Expected future benefit payments in respect of the pension and post-retirement benefit plans as at 31 December 2004 were as follows: within one year £7m; between one and two years £8m; between two and three years £9m; between three and four years £10m; between four and five years £12m; and for the five year period to 2014, £82m.

Aggregate expected contributions for future years are discussed in the FRS 17 disclosure on page 96.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	99

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Notes to the accounts continued

28	PENSIONS AND POST-RETIREMENT BENEFITS continued
US GAAP continued

The projected benefit obligation for the Comgas post-retirement employee benefit plan for healthcare was £16m (2003 £15m). A one percentage point increase or decrease in the assumed healthcare cost trend rates (with all other assumptions remaining constant) on the aggregate service and interest costs for the Comgas plan would be an increase or decrease of £300 000 and on the accumulated post-retirement benefit obligation would be an increase of £3m and a decrease of £2m.

POST-RETIREMENT BENEFITS
The Group has no other material post-retirement benefits other than those discussed above.

29	NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT

A) CASH FLOW FROM OPERATING ACTIVITIES

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

Group operating profit	1 329	1 057	733

Depreciation and amortisation	468	444	395

Unsuccessful exploration expenditure written off	52	46	12

Provisions for liabilities and charges	14	(8)	(14)

Movements in working capital:

Stocks – increase	(25)	(9)	(38)

Trade and sundry debtors – increase	(380)	(149)	(105)

Trade and sundry creditors – increase	120	85	85

Long-term creditors – increase/(decrease)	4	(22)	(53)

	(281)	(95)	(111)

Cash inflow from operating activities	1 582	1 444	1 015

B) RETURNS ON INVESTMENTS AND SERVICING OF FINANCE

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

Interest received	35	40	42

Interest paid(a)	(47)	(64)	(70)

Dividends paid to minority shareholders	(3)	(6)	(4)

	(15)	(30)	(32)

(a)	Includes capitalised interest of £13m (2003 £22m; 2002 £11m).

C) CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

Payments to acquire intangible fixed assets(a)(c)	(322)	(216)	(273)

Payments to acquire tangible fixed assets(a)(c)	(700)	(639)	(848)

Receipts from disposal of intangible and tangible fixed assets(b)	142	72	7

	(880)	(783)	(1 114)

(a)	In 2002, includes a total of £22m in respect of a swap of certain UK assets.
(b)	In 2004, represents proceeds of the disposal of BG Group’s interest in Muturi Production Sharing Contract in Indonesia for £142m.
(c)	In 2004, includes a total of £105m in respect of additional Rosetta assets of which £101m relates to tangible assets and £4m relates to intangible assets.

D) ACQUISITIONS AND DISPOSALS

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

Purchase of subsidiary undertakings and fixed asset investments(a)	(364)	(3)	(218)

Proceeds from disposal of subsidiary undertakings and fixed asset investments(b)	32	119	–

Loans to joint ventures and associated undertakings	(4)	(232)	(47)

	(336)	(116)	(265)

(a)	In 2004, includes cash acquired of £10m on the purchase of BG Canada Exploration and Production, Inc. and cash acquired of £2m on the purchase of Aventura Energy, Inc. In 2002, includes cash acquired of £57m on the purchase of BG Exploration and Production India Limited.
(b)	In 2004, represents cash received on the disposal of 1.21% shares in Gas Authority of India Limited for £32m. In 2003, represents cash received on the disposal of Phoenix Natural Gas Limited of £120m, offset by cash disposed of £6m; and cash received on the partial disposal of Brindisi LNG S.p.A. of £5m.

100	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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29	NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT continued

E) MANAGEMENT OF LIQUID RESOURCES(a)

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

Payments to acquire investments with an original maturity date of less than one year	(8 402)	(4 611)	(7 540)

Receipts from disposal of investments with an original maturity date of less than one year	8 387	4 535	7 731

	(15)	(76)	191

(a)	Includes acquisitions and disposals of current asset investments, namely money market, listed and unlisted investments.

F) FINANCING

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

Net increase/(decrease) in short-term borrowings	167	(141)	–

Net (decrease)/increase in long-term borrowings	(68)	21	528

Cash inflow/(outflow) from change in borrowings	99	(120)	528

Issue of ordinary share capital	13	2	3

Issue of shares to minority shareholders	–	5	9

	112	(113)	540

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	101

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Notes to the accounts continued

30	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

BG Group prepares its consolidated Financial Statements in accordance with generally accepted accounting principles applicable in the UK (UK GAAP), which differ in certain significant respects, as set out below, from those applicable in the USA (US GAAP).

EFFECT ON NET INCOME OF DIFFERENCES BETWEEN UK AND US GAAP

for the year ended 31 December	2004	2003	2002
£m	£m	£m

Net income (UK GAAP)	904	768	410

US GAAP adjustments:

Pension costs(a)	(20)	(10)	(3)

Goodwill(b)	16	17	21

Impairment of goodwill(c)	–	–	(16)

Share options(d)	(14)	(2)	(2)

Decommissioning costs(e)	7	(3)	–

Liquidated damages(f)	(1)	(21)	–

Commodity contracts(g)	(278)	(170)	(38)

Currency and interest rate derivative instruments(g)	60	115	52

Profit/(loss) on disposal(h)	(5)	10	–

Currency translation adjustments(i)	(4)	17	(70)

Taxes(j)	66	65	39

Income before cumulative effect of a change in accounting principle	731	786	393

Cumulative effect on prior periods of adoption of FAS 143 (2003 net of tax of £(9)m)(e)	–	(20)	–

Net income (US GAAP)	731	766	393

Currency translation adjustments (net of tax of £1m; 2003 £nil; 2002 £nil)	(201)	(163)	(380)

Adjustment for additional minimum pension liability (net of tax of £3m; 2003 £1m; 2002 £(5)m)(a)	7	1	(12)

(Realised)/unrealised gains on listed investments (net of tax of £(7)m; 2003 £7m)(k)	(16)	16	–

Other comprehensive income	521	620	1

Analysis of net income between:

– continuing operations (net of tax of £519m; 2003 £395m; 2002 £331m)	693	676	395

– discontinued operations (net of tax of £25m; 2003 £41m; 2002 £(1)m)(l)	38	90	(2)

Net income (US GAAP)	731	766	393

Earnings per ADS(m):

Basic	– continuing operations (£)	0.98	0.96	0.56

– discontinued operations (£)(l)	0.05	0.13	–

1.03	1.09	0.56

Diluted	– continuing operations (£)	0.98	0.96	0.56

– discontinued operations (£)(l)	0.05	0.13	–

1.03	1.09	0.56

102	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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30	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

EFFECT ON SHAREHOLDERS’ FUNDS OF DIFFERENCES BETWEEN UK AND US GAAP

as at 31 December		2004	2003
		£m	£m

BG Group shareholders’ funds (UK GAAP)		4 570	3 925

US GAAP adjustments:

Pension costs(a)		14	24

Goodwill(b)		114	98

Share options(d)		6	–

Decommissioning costs(e)		(14)	(21)

Liquidated damages(f)		(22)	(21)

Commodity contracts(g)		(547)	(269)

Currency and interest rate derivative instruments(g)		(3)	–

Listed equity investments(k)		–	23

Taxes(j)		85	147

Fair value adjustments on acquisitions(j)		131	–

Dividends(n)		74	66

BG Group shareholders’ funds (US GAAP)		4 408	3 972

	2004	2003	2002
	£m	£m	£m

BG Group shareholders’ funds (US GAAP) at 1 January	3 972	3 458	3 553

Net income for the year ended 31 December	731	766	393

Other comprehensive income for the year ended 31 December	(210)	(146)	(392)

Dividends	(127)	(110)	(106)

Share option movements in equity	30	2	2

Issue of BG Group shares (net of repurchase)	12	2	3

Own shares included within treasury stock	–	–	5

BG Group shareholders’ funds (US GAAP) at 31 December	4 408	3 972	3 458

EXPLANATION OF UK/US RECONCILING DIFFERENCES
a)	Under UK GAAP, pension costs charged against profits relating to the Group’s pension schemes are accounted for in accordance with UK Statement of Standard Accounting Practice (SSAP) 24, ‘Accounting for pension costs’. Under US GAAP, Financial Accounting Standard (FAS) 87, ‘Employers’ Accounting for Pensions’, prescribes the method and assumptions that may be used to calculate pension costs. This method recognises the surplus/deficit falling outside a 10% fluctuation ‘corridor’. The supplementary disclosures required by FAS 87 and FAS 132, ‘Employers’ Disclosure about Pensions and Other Post retirement Benefits’ are given in note 28, page 95. The US GAAP pension costs and disclosures incorporate the requirements of FAS 88, ‘Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits’.

b)	On 1 January 2002, BG Group adopted FAS 142, ‘Goodwill and Other Intangible Assets’. Under UK GAAP, prior to the publication of FRS 10, ‘Goodwill and Intangible Assets’, goodwill was taken to Group reserves immediately on acquisition. As a result of the adoption of FRS 10, goodwill is now capitalised as an intangible fixed asset and amortised. Before the adoption of FAS 142, goodwill under US GAAP was accounted for in line with FRS 10. Under FAS 142, goodwill is allocated to reporting units. It is no longer amortised but is instead reviewed annually for impairment and the UK amortisation charge for the period has therefore been reversed within US net income. On adoption in 2002, an impairment review of assets was undertaken in order to ascertain any transitional adjustment required and no adjustment was considered necessary.

c)	Under US GAAP, BG Group recognised goodwill relating to assets held in Argentina. Following the devaluation of the Argentine Peso, this goodwill was reviewed and deemed irrecoverable from future cash flows.

d)	Under US GAAP, as permitted under FAS 123, ‘Accounting for Stock-Based Compensation’, BG Group accounts for stock options under Accounting Principles Board statement (APB) 25, ‘Accounting for Stock Issued to Employees’ as clarified by Financial Accounting Standards Board (FASB) Interpretation No. 44, ‘Accounting for Certain Transactions Involving Stock Compensation’ (FIN 44) and FIN 28, ‘Accounting for Stock Appreciation and Other Variable Stock Option or Award Plans’. In any ten year period, not more than 10% of the issued ordinary share capital of the Company may be issued or issuable under all schemes.

Under UK GAAP, BG Group accrues for social security payments on share options over the vesting period. US GAAP requires these amounts to be accounted for when paid; therefore there is a reconciling item within shareholders’ funds to reverse the UK GAAP accrual.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	103

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Notes to the accounts continued

30	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

Details of the BG Group Company Share Option Scheme (CSOS) are given on page 54. In any ten year period, not more than 5% of the issued share capital of the Company may be issued or be issuable under discretionary share option schemes, including the CSOS. Under UK GAAP, Urgent Issues Task Force Abstract 17 (UITF 17), there is no profit and loss account charge in respect of these options as the exercise price is the same as the market price of the underlying shares on the date of grant. Under US GAAP, variable accounting is applied to this scheme and compensation expense, recognised rateably over the vesting period, is equal to the difference between the market value of the underlying share relating to the option and the exercise price. At each reporting period, compensation expense is adjusted for subsequent changes in the market value of the shares since the date of grant.

The fair value of share options granted during the year in respect of the CSOS is estimated using a Black-Scholes option pricing model with the following assumptions: dividend yield of 1.0% (2003 1.2%; 2002 1.2%), volatility of 22% (2003 32%; 2002 38%), risk-free rate of 4.96% (2003 4.47%; 2002 4.35%) and an expected life of 5 years (2003 5 years; 2002 5 years). The average fair value of share options granted during the year was £0.95 per share (2003 £0.85 per share; 2002 £0.92 per share).

Details of the BG Group Sharesave Scheme are given on page 55. In any five year period, not more than 5% of the issued ordinary share capital of the Company may be issued or be issuable under all-employee share schemes. Under UK GAAP, no profit and loss account charge is incurred in respect of this scheme as Save As You Earn schemes are exempt from the provisions of UITF 17. In accordance with FIN 44, the 20% discount on the option price compared with the market price on the date of grant must be recognised as compensation expense over the saving period. No significant compensation expense has been recognised for any of the prior periods presented.

The fair value of share options granted during the year in respect of the Sharesave Scheme is estimated using a Black-Scholes option pricing model with the following assumptions: dividend yield of 1.0% (2003 1.2%; 2002 1.2%), volatility of 22% (2003 31%; 2002 39%), a weighted average risk-free rate of 4.84% (2003 4.34%; 2002 4.42%) and a weighted average expected life of 3.6 years (2003 3.8 years; 2002 3.8 years). The average fair value of share options granted during the year was £1.17 per share (2003 £0.99 per share; 2002 £1.04 per share).

Details of the BG Group Long Term Incentive Scheme (LTIS) are given on page 53. Notional allocations of shares under the LTIS scheme are made each year to eligible employees. Under UK GAAP, costs of this Scheme are charged to the profit and loss account over the life of the allocation, based upon the likelihood of the allocation vesting under the Scheme and the fair value of shares acquired to fulfil the allocation. Under US GAAP, the profit and loss account charge is based upon the likelihood of the allocation vesting under the Scheme and the current market value of the shares required to fulfil the allocation.

The fair value of shares allocated during the year in respect of the LTIS is estimated using a Black-Scholes option pricing model with the following assumptions: dividend yield of 1.0% (2003 1.2%; 2002 1.2%), volatility of 22% (2003 32%; 2002 38%), a risk-free rate of 4.87% (2003 4.32%; 2002 4.18%) and an expected life of 3 years (2003 3 years; 2002 3 years). The fair value includes an allowance in respect of market performance conditions. The fair value of shares allocated during the year was £1.70 per share (2003 £1.30 per share; 2002 £1.22 per share).

Details of the BG Group Share Incentive Plan (SIP) are given on page 54. Free Shares awards were made under the SIP in 2004 and 2003. Under both UK GAAP and US GAAP, the charge to the profit and loss account in respect of the award is based on the market value of the shares at the date of the allocation. The fair value of the shares awarded during the year was £3.32 per share (2003 £2.51 per share; 2002 £3.05 per share).

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FAS 123 to stock-based employee compensation:

	for the year ended 31 December	2004	2003	2002
		£m	£m	£m

	Net income as reported	731	766	393

	Add: charges to net income under APB 25 (net of tax)	19	8	6

	Deduct: charges determined under the fair value basis of FAS 123 (net of tax)	(12)	(12)	(9)

	Pro-forma net income	738	762	390

	Earnings per ADS as reported:

	Basic (£)	1.03	1.09	0.56

	Diluted (£)	1.03	1.09	0.56

	Pro-forma earnings per ADS:

	Basic (£)	1.05	1.08	0.55

	Diluted (£)	1.05	1.08	0.55

e)	On 1 January 2003, BG Group adopted FAS 143, ‘Accounting for Asset Retirement Obligations’. The standard requires that the fair value of a liability for an asset retirement obligation be recognised in the period in which it is incurred, if capable of estimation, concurrent with an increase in the related asset’s carrying value. The increase in this carrying value is then amortised over its useful life. Although similar to UK GAAP FRS 12, ‘Provisions, Contingent Liabilities and Contingent Assets’, FAS 143 requires entities to use a credit-adjusted discount rate. BG Group has used a rate of 5.5%. Further details on decommissioning are given on page 90.

f)	Under UK GAAP, where the Group has contractual rights to liquidated damages to reimburse income lost as a result of delays to commissioning of assets under construction, the liquidated damages are accounted for as income. Liquidated damages recognised during 2004 and 2003 have been accounted for under US GAAP as a reduction in the value of the asset constructed.

104	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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30	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

g)	FAS 133, ‘Accounting for Derivative Instruments and Hedging Activities’, as amended by FAS 138 and FAS 149, establishes accounting and reporting standards for derivative instruments and hedging activities. In general, FAS 133 requires that companies recognise all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value.

BG Group uses derivative instruments to manage the risk of fluctuations in commodity prices, interest rates and foreign currencies. The terms of the instruments range between 1 and 15 years. Commodity contracts accounted for as derivatives under FAS 133 are marked-to-market and the fair value has been determined based on the present value of estimated future cash flows using a risk-free discount rate. The £547m (2003 £269m) reconciling difference between net assets under UK and US GAAP in respect of the valuation of these contracts comprises assets of £12m (2003 £30m) offset by liabilities of £559m (2003 £299m), £nil (2003 £nil) of which is included within net assets under UK GAAP.

On adoption of FAS 133, the current US GAAP hedging relationships for BG Group’s existing currency and interest rate swaps were de-designated and marked-to-market. The fair value of these instruments has been determined based on quoted market prices for the same or similar instruments. The currency and interest rate derivative instruments are included within net assets under US GAAP as a £177m asset (2003 £150m asset), comprising assets of £208m (2003 £167m) offset by liabilities of £31m (2003 £17m). Under UK GAAP, assets of £180m (2003 £151m) and liabilities of £nil (2003 £1m) have been recognised leading to a net asset of £180m (2003 £150m).

There are a number of issues pending before the FASB, which may have a material impact on the application of FAS 133; and BG Group’s results under US GAAP will continue to see volatility due to the requirements of this standard to mark-to-market a number of instruments and contracts at a point in time.

Emerging Issues Task Force (EITF) Issue 02-03, ‘Accounting for Contracts Involved in Energy Trading and Risk Management Activities’, was issued in January 2002 and is effective from 25 October 2002 for all new contracts entered into after that date and for fiscal periods beginning after 15 December 2002 for contracts that remain in effect as of the date of the adoption of this standard. EITF 02-03 replaces EITF 98-10 and addresses certain issues related to energy trading activities, including gross versus net presentation in the income statement, whether the initial fair value of an energy trading contract can be other than the price at which it was exchanged, mark-to-market accounting when a contract does not meet the definition of a derivative under FAS 133 and additional disclosure requirements for energy trading activities. The adoption of this Issue has not had a material impact on BG Group’s 2003 or 2004 Financial Statements.

During 2004 and 2003, energy trading activities, as defined by FAS 133, comprised forward based physical- and cash-settled gas contracts consisting of forwards, futures and options; and cash-settled oil futures contracts. The fair value, based on external market quotes, of such commodity contracts included within net assets under US GAAP includes an asset of £1m (2003 £8m liability) relating to energy trading contracts. The table below shows the reconciliation between the opening and closing values of BG Group’s energy trading contracts:

		2004	2003
		£m	£m

	Value of energy trading contracts as at 1 January	(8)	9

	Realised (gains)/losses	8	(9)

	Unrealised gains/(losses) arising in year	1	(8)

	Value of energy trading contracts as at 31 December	1	(8)

	The closing balance includes assets of £1m attributable to energy trading contracts maturing in 2005.

h)	The disposal of the Group’s interests in the Muturi Production Sharing Contract in 2004 included an element of unrealised foreign exchange losses previously recognised through other comprehensive income as currency translation adjustments. On disposal, these foreign exchange losses are recycled through the income statement as a loss on disposal and removed from other comprehensive income.

	The disposal in 2003 of a number of UK North Sea gas production assets included an element of decommissioning obligations. The difference between these obligations under UK and US GAAP has resulted in a difference in profit on disposal.

i)	Under UK GAAP, currency translation adjustments on borrowings are taken to reserves to offset the foreign exchange exposure on foreign investments. Under US GAAP, the currency translation adjustment on those borrowings would be expensed through the income statement.

j)	Under UK GAAP, provision for deferred income tax is required on a full provision basis in accordance with FRS 19, ‘Deferred Tax’. US GAAP FAS 109, ‘Accounting for Income Taxes’, similarly requires deferred tax to be provided on a full liability basis. The balance sheet adjustment is calculated under FAS 109 and the deferred tax balances carried forward under US GAAP are shown below:

as at 31 December	2004	2003
	£m	£m

Capital allowances for property, plant and equipment	793	804

Temporary differences in respect of US GAAP adjustments	(85)	(147)

Petroleum revenue tax	29	27

	737	684

Deferred tax assets	(160)	(138)

Net deferred tax liabilities under US GAAP	577	546

Net deferred tax recognised under UK GAAP	(662)	(693)

Net US GAAP adjustment	(85)	(147)

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	105

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Notes to the accounts continued

30	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

A deferred tax provision of £131m in respect of intangible and tangible fixed assets adjusted to fair value on the acquisition of entities is recognised under US GAAP; under UK GAAP, deferred tax is not provided on fair value adjustments arising on acquisitions.

k)	In accordance with FAS 115, ‘Accounting for Certain Investments in Debt and Equity Securities’, BG Group’s listed investments are revalued at each period end, with differences charged or credited to other comprehensive income. Under UK GAAP, investments are held at cost less any provision for impairment. The aggregate fair value of the Group’s available-for-sale equity securities as at 31 December 2004 was £nil (2003 £32m). There was no material difference between UK and US GAAP in 2004 or 2002.

l)	Under UK GAAP, FRS 3, ‘Reporting Financial Performance’, requires that the disposal of businesses meeting specific criteria be reported as discontinued operations. Operations not satisfying all these conditions are classified as continuing. Under US GAAP, FAS 144 requires a different set of conditions to be fulfilled in order to classify a disposal of a business as discontinuing. In 2004, BG Group disposed of its interests in the Muturi Production Sharing Contract. In addition, management is committed to a plan to dispose of Premier Transmission Limited, a UK joint venture. In 2003, the Group disposed of a number of UK North Sea gas production assets, Phoenix Natural Gas Limited and, in 2002, Iqara EcoFuels Limited (see note 6, page 78). Also in 2003, BG Group’s management committed to sell its investments in the North Caspian Sea Production Sharing Agreement. Management expects this sale to complete in 2005. These are classified as discontinued operations under US GAAP.

m)	A reconciliation of basic and diluted earnings per ordinary share is arrived at by adjusting both the numerator and denominator with the adjustments given in note 10, page 81.

n)	Under UK GAAP, dividends are recorded in the year in respect of which they are declared or proposed. Under US GAAP, dividends are recorded only in the period in which they are formally declared.

EXPLANATION OF UK/US RECONCILING DIFFERENCES NOT QUANTIFIED

A)	Under FRS 3, income and expenses from non-recurring and significant transactions arising other than in the course of the Group’s ordinary activities are recorded as exceptional items. Items classified by BG Group as exceptional under UK GAAP (see note 6, page 78) do not meet the definition of ‘extraordinary’ under US GAAP and would be classified as operating items. This difference does not result in a difference in net income under UK GAAP and US GAAP.

B)	Under UK GAAP, the Group’s Financial Statements include a consolidated profit and loss account, presented in accordance with the Companies Act 1985 and FRS 3. Under US GAAP, certain items are included in different lines on the income statement than under UK

GAAP. Set out below, for illustrative purposes, is a consolidated income statement in a US GAAP format, but using UK GAAP figures:

	2004	2003	2002
	£m	£m	£m

Total revenue	4 082	3 587	2 610

Operating costs	(2 763)	(2 542)	(1 889)

Profit/(loss) on disposal of fixed assets	92	117	(14)

Operating income	1 411	1 162	707

Net interest	(26)	(25)	(32)

Profit before income taxes	1 385	1 137	675

Income taxes	(576)	(479)	(354)

Share of net income in affiliates	123	130	99

Minority interests in income of consolidated entities	(28)	(20)	(10)

Net income	904	768	410

The adjustments included in the income statement above include the following items: an increase in operating costs and a reduction in interest in connection with the interest charge on the unwinding of the Group’s decommissioning provisions; and a reduction in operating income, interest and income taxes and a corresponding increase in net income from affiliates, to show the presentation of this item below income taxes.

C)	In 2000, BG Group received proceeds of £168m in connection with the securitisation of receivables under the Premier Power CCGT transaction. US GAAP treats these proceeds as debt compared to deferred revenue under UK GAAP. No adjustment is required to the reconciliation of shareholders’ funds since the difference between the UK and US GAAP treatment is not significant as at 31 December 2004. Under US GAAP, this would give rise to debt of £137m, as at 31 December 2004, bearing interest at a rate of 7.62% and maturing in March 2012. The increase in US GAAP interest expense would be offset by increased turnover. The maturity profile is as follows: 2005 £20m; 2006 £21m; 2007 £19m; 2008 £15m; 2009 £17m; and thereafter £45m.

106	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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30 US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

D)	Under UK GAAP, the balance sheets are presented in ascending order of liquidity, whereas under US GAAP assets are presented in descending order of liquidity. Also under UK GAAP, the balance sheet is analysed between net assets and shareholders’ funds. Under US GAAP, the analysis is between total assets and total liabilities plus shareholders’ equity. Certain items which are disclosed in the notes under UK GAAP would be disclosed on the face of the balance sheet under US GAAP. Also under US GAAP, debtors due after more than one year of £96m (2003 £88m) (included within current assets in UK GAAP) would be classified under long-term debtors.

E)	Under UK GAAP, BG Group’s Financial Statements include a cash flow statement in accordance with FRS 1 (revised 1996), ‘Cash Flow Statements’. This statement presents substantially the same information as that required under FAS 95, ‘Statement of Cash Flows’. FAS 95 only requires presentation of cash flows from operating, investing and financing activities. Set out below, for illustrative purposes, is a summary consolidated statement of cash flows:

for the year ended 31 December	2004	2003	2002
	£m	£m	£m

Net cash provided by operating activities	1 180	1 082	745

Net cash used in investing activities	(1 135)	(811)	(1 311)

Net cash (used in)/provided by financing activities	(27)	(301)	623

Net increase/(decrease) in cash and cash equivalents	18	(30)	57

Cash and cash equivalents at the start of the year	112	141	92

Foreign exchange	2	1	(8)

Cash and cash equivalents at the end of the year	132	112	141

Cash and cash equivalents are cash in hand and deposits repayable on demand with a maturity or period of notice of 24 hours or one working day.

F)	In May 2003, the EITF reached a consensus on Issue 01-08, ‘Determining Whether an Arrangement Contains a Lease’. This Issue provides guidance for determining whether an arrangement for the right of use of property, plant and equipment contains a lease in accordance with FAS 13, ‘Accounting for Leases’. If it is determined that a lease exists, the lease and non-lease components of a combined arrangement must be accounted for separately. EITF 01-08 is effective for all arrangements initiated, modified or acquired in the first reporting period beginning after 28 May 2003. The adoption of EITF 01-08 has not had an impact on BG Group’s 2003 or 2004 Financial Statements.

G)	In November 2002, the FASB issued FIN 45, ‘Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others’, which addresses the disclosure to be made by a guarantor in its financial statements about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees. It requires the guarantor to recognise a liability for the non-contingent component of the guarantee. This is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. BG Group has adopted the disclosure requirements and has applied the recognition and measurement provisions for all guarantees entered into or modified after 31 December 2002. The adoption of this Interpretation did not affect shareholders’ funds or net income.

Since 1 January 2003, BG Group has issued or modified guarantees to joint ventures and associated undertakings with a maximum exposure of £233m. Their fair value as at 31 December 2004 was £5m (2003 £5m). These guarantees relate to the Group’s Egyptian LNG facilities. Further disclosures about BG Group’s guarantees, commitments and contingencies are given in note 26, page 93.

H)	In January 2003, the FASB issued FIN 46, ‘Consolidation of Variable Interest Entities’, which interprets Accounting Research Bulletin (ARB) 51, ‘Consolidated Financial Statements’. FIN 46 was replaced by FIN 46(R), containing significant revisions to the original Interpretation, in December 2003. FIN 46(R) clarifies the application of ARB 51 with respect to the consolidation of certain entities (variable interest entities – ‘VIEs’) to which the usual condition for consolidation described in ARB 51 does not apply because the controlling financial interest in VIEs may be achieved through arrangements that do not involve voting interests. In addition, FIN 46(R) requires the primary beneficiary of VIEs and the holder of a significant variable interest in VIEs to disclose certain information relating to their involvement with the VIEs.

BG Group adopted FIN 46 for all entities created between 31 January 2003 and 31 December 2003 and adopted FIN 46(R) for all entities created before 1 February 2003 and after 1 January 2004. The impact of the adoption of FIN 46 and FIN 46(R) has not had an effect on BG Group’s 2003 or 2004 Financial Statements.

I)	Following the devaluation of the Argentine Peso, MetroGAS and its holding company Gas Argentino announced in 2002 that they were suspending payments of principal and interest on their financial indebtedness of approximately $450m for MetroGAS and a further $70m for Gas Argentino. These debts are without recourse to BG Group. These subsidiaries are now in the process of a capital restructuring. It is expected that this will lead to a change in the ownership structure and this in turn could result in BG Group ceasing to consolidate these reporting units as subsidiaries. On 7 November 2003, MetroGAS announced an offer to restructure its financial obligations pursuant to an out of court agreement. Work on restructuring the MetroGAS debt continues.

Since the beginning of the debt restructuring, BG Group has publicly announced that it has no obligation to financially support, nor will it financially support, either Gas Argentino or MetroGAS. As the Group has no obligation to make good the losses in either company, it has not recognised the losses of the minority interests within BG Group shareholders’ funds.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	107

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Notes to the accounts continued

30 US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

NEW US GAAP ACCOUNTING STANDARDS
On 16 December 2004, the FASB issued FAS 123(R), ‘Share-Based Payment’, which is a revision of FAS 123, ‘Accounting for Stock-Based Compensation’. FAS 123(R) supersedes APB Opinion 25, ‘Accounting for Stock Issued to Employees’, and amends FAS 95, ‘Statement of Cash Flows’. Generally, the approach in FAS 123(R) is similar to the approach described in FAS 123. However, FAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognised in the income statement based on their fair values. Proforma disclosure is no longer an alternative. FAS 123(R) is effective from the first interim or annual period beginning after 15 June 2005. BG Group is currently assessing the impact of adopting FAS 123(R) on the Group’s consolidated Financial Statements.

In November 2004, the FASB issued FAS 151, ‘Inventory Costs an amendment of ARB No.43 Chapter 4’. This new standard is effective for inventory costs incurred in annual periods beginning after 15 June 2005. BG Group does not believe that the application of FAS 151 will have a material impact on the Group’s consolidated Financial Statements.

In December 2004, the FASB issued FAS 153, ‘Exchanges on Nonmonetary Assets an amendment of APB Opinion No. 29’. FAS 153 eliminates the exception from fair value measurement of nonmonetary exchanges of similar productive assets in APB 29, ‘Accounting for Nonmonetary Transactions’, and replaces it with an exception for exchanges that do not have commercial substance. The standard is effective for nonmonetary asset exchanges occurring in annual periods beginning after 15 June 2005. BG Group is currently assessing the impact of adopting FAS 143 on its consolidated Financial Statements.

31 PRINCIPAL SUBSIDIARY UNDERTAKINGS, JOINT VENTURES AND ASSOCIATED UNDERTAKINGS

PRINCIPAL SUBSIDIARY UNDERTAKINGS

as at 31 December 2004	Country of		Group holding
	incorporation	Activity	%	(a)

BG Energy Holdings Limited*	England	Group holding company	100.0

BG International Limited	England	Exploration and production	100.0

BG International (CNS) Limited	England	Exploration and production	100.0

BG International (NSW) Limited	England	Exploration and production	100.0

BG Karachaganak Limited	England	Exploration and production	100.0

British Gas Tunisia Limited	England	Exploration and production	100.0

British Gas Trinidad and Tobago Limited	England	Exploration and production	100.0

British Gas Asia Pacific Pte Limited	Singapore	Exploration and production	100.0

BG North Sea Holdings Limited	England	Exploration and production	100.0

BG Egypt S.A.	Cayman Islands	Exploration and production	100.0

BG Exploration and Production India Limited	Cayman Islands	Exploration and production	100.0

BG Canada Exploration and Production, Inc.	Canada	Exploration and production	100.0

Mauritania Holdings BV	Netherlands	Exploration and production	100.0

BG LNG Services, LLC	USA	LNG shipping and marketing	100.0

BG Gas Marketing Limited	England	LNG marketing	100.0

Companhia de Gás de São Paulo – COMGAS(b)	Brazil	Gas distribution	72.9

MetroGAS S.A.(c)	Argentina	Gas distribution	45.1

Gujarat Gas Company Limited	India	Gas distribution	65.1

Premier Power Limited	Northern Ireland	Power generation	100.0

*	Shares are held by the Company; others are held by subsidiary undertakings.

(a)	There is no difference between the Group holding of ordinary shares and the Group’s share of net assets attributable to equity shareholders, except for COMGAS where the Group’s share of net assets is 60.1%.
(b)	BG Group holds its interest in Companhia de Gás de São Paulo – COMGAS (Comgas) indirectly through its wholly-owned subsidiary undertaking BG São Paulo Investments B.V. which holds a 95.8% interest in Integral Investments B.V. which, in turn, holds ordinary shares in Comgas.
(c)	Although BG Group only has a 45.1% holding in MetroGAS S.A. (MetroGAS) it has a controlling interest through a 54.7% holding in Gas Argentino S.A., which has a 70% interest in MetroGAS, together with a 6.8% holding in MetroGAS via wholly-owned subsidiary undertakings.

108	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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31   PRINCIPAL SUBSIDIARY UNDERTAKINGS, JOINT VENTURES AND ASSOCIATED UNDERTAKINGS continued

The distribution of the profits of Comgas are restricted by Corporation Law in Brazil and the company’s by-laws which require 5% of the profit for the year to be transferred to the Legal Reserve, until it reaches 20% of the subscribed capital. The distribution of the profits of Gas Argentino and its principal subsidiary undertaking, MetroGAS, are restricted by the Commercial Companies Law in Argentina, and the company’s by-laws which require 5% of the profit for the year to be transferred to the Legal Reserve, until it reaches 20% of the subscribed capital. Distribution of the profits of BG Group’s other subsidiary undertakings are not materially restricted.

All principal subsidiary undertakings operate in their country of incorporation with the exception of British Gas Tunisia Limited which operates in Tunisia, British Gas Trinidad and Tobago Limited which operates in Trinidad and Tobago, British Gas Thailand (Pte) Limited which operates in Thailand, BG Egypt S.A. which operates in Egypt, BG Karachaganak Limited which operates in Kazakhstan, BG Exploration and Production India Limited which operates in India, Mauritania Holdings BV which operates in Mauritania, BG Gas Marketing Limited which operates across several countries and BG International Limited which operates in the UK and several other countries worldwide.

PRINCIPAL JOINT VENTURES AND ASSOCIATED UNDERTAKINGS

as at 31 December 2004	Country of				Group
	incorporation and				holding
	operation	Activity	Issued share capital		%

Joint ventures

Premier Transmission Limited	Northern Ireland	Gas transportation	860 928 shares of £1		50.0

Mahanagar Gas Limited	India	Gas distribution	89 341 600 shares of Rupees 10		49.75

Seabank Power Limited	England	Power generation	5 280 shares of £1	(a)	50.0

First Gas Holdings Corporation	Philippines	Power generation	126 084 100 shares of Peso 10		40.0

Associated undertakings

Atlantic LNG Company of Trinidad and
Tobago Unlimited	Trinidad and Tobago	LNG manufacture	243 851 shares of $1 000		26.0

Atlantic LNG 2/3 Company of Trinidad and
Tobago Unlimited	Trinidad and Tobago	LNG manufacture	139 253 shares of $1 000		32.5

El Behera Natural Gas Liquefaction Company S.A.E.	Egypt	LNG manufacture	30 000 shares of $100		35.5

Interconnector (UK) Limited	England	Gas transportation	11 785 680 shares of £1	(b)	25.0

SERENE S.p.A.	Italy	Power generation	5 000 000 shares of €5.16		33.7

Genting Sanyen Power Sdn Bhd	Malaysia	Power generation	20 000 000 shares of Ringgit 1		20.0

(a)	Comprises 2 640 A ordinary and 2 640 B ordinary shares. The Group holding is 2 640 A ordinary shares. The rights attached to each class of share are the same.
(b)	Ordinary shares. Interconnector (UK) Limited also has 969 000 issued preference shares of £1 each of which the Group holds 26.3%.

The companies listed are those which principally affect the profits and assets of BG Group plc. A full list of subsidiary undertakings, joint ventures and associated undertakings will be included in the next Annual Return filed with the Registrar of Companies.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	109

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Supplementary information – gas and oil (unaudited)

A) PROVED RESERVES
BG Group utilises SEC definitions of proved reserves and proved developed reserves in preparing estimates of its gas and oil reserves.

Proved reserves are the estimated quantities of gas and oil which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those quantities that are expected to be recovered from new wells on undrilled acreage or from existing wells where relatively major expenditure is required for completion.

Gas and oil reserves cannot be measured exactly since estimation of reserves involves subjective judgment. Therefore, all estimates are subject to revision.

The presentation of this supplementary information has been changed in this Annual Report and Accounts, including with respect to the prior years' disclosures set out below. These changes reflect the international growth of BG Group's proved gas and oil reserves and the greater range of markets into which they are sold. BG Group's strategy aims to connect competitively priced gas to high value markets. Hydrocarbon reserves, and gas in particular, are developed in relation to the markets which they are intended to supply. Based on the above, the information below is disclosed on the basis of the following geographic areas: (i) the United Kingdom, (ii) Atlantic Basin, (iii)Asia and the Middle East, and (iv) the Rest of the World. The countries in the Atlantic Basin and Asia and the Middle East geographic areas are grouped to reflect the nature of markets for BG Group's proved gas and oil reserves in those countries.

The allocation of the countries within these areas is:

Atlantic Basin – Canada, Egypt, Trinidad and USA

Asia and the Middle East – India, Kazakhstan, Thailand, Israel and the Areas of Palestinian Authority

Rest of the World – Bolivia, Brazil, Italy, Mauritania, Norway, Spain, Tunisia and Venezuela

ESTIMATED NET PROVED RESERVES OF NATURAL GAS

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	bcf	bcf	bcf	bcf	bcf

As at 31 December 2001	1 477	2 719	851	964	6 011

Movement during the year:

Revisions of previous estimates	142	(209)	695	223	851

Extensions, discoveries and reclassifications	97	1 578	–	70	1 745

Production	(282)	(63)	(126)	(91)	(562)

Purchase of reserves-in-place	51	–	415	–	466

Sale of reserves-in-place	(126)	–	–	–	(126)

	(118)	1 306	984	202	2 374

As at 31 December 2002	1 359	4 025	1 835	1 166	8 385

Movement during the year:

Revisions of previous estimates	50	317	579	99	1 045

Extensions, discoveries and reclassifications	116	–	–	–	116

Production	(299)	(175)	(128)	(76)	(678)

Purchase of reserves-in-place	7	–	–	–	7

Sale of reserves-in-place	(117)	–	–	–	(117)

	(243)	142	451	23	373

As at 31 December 2003	1 116	4 167	2 286	1 189	8 758

Movement during the year:

Revisions of previous estimates	184	162	249	75	670

Extensions, discoveries and reclassifications	8	–	–	–	8

Production	(269)	(216)	(149)	(85)	(719)

Purchase of reserves-in-place	–	359	–	–	359

Sale of reserves-in-place	–	–	–	–	–

	(77)	305	100	(10)	318

As at 31 December 2004	1 039	4 472	2 386	1 179	9 076

Proved developed reserves of natural gas:

As at 31 December 2001	1 244	635	417	615	2 911

As at 31 December 2002	1 194	834	545	720	3 293

As at 31 December 2003	949	1 484	1 732	789	4 954

As at 31 December 2004	867	1 393	2 038	665	4 963

Note: Conversion factor of 6 bcf of gas to 1 mmboe.

120	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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A) PROVED RESERVES continued

ESTIMATED NET PROVED RESERVES OF OIL
‘Oil’ includes crude oil, condensate and natural gas liquids.

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	mmbbl	mmbbl	mmbbl	mmbbl	mmbbl

As at 31 December 2001	102.4	2.1	335.4	24.4	464.3

Movement during the year:

Revisions of previous estimates	18.1	–	24.5	7.2	49.8

Extensions, discoveries and reclassifications	8.6	7.8	–	5.1	21.5

Production	(22.7)	(0.5)	(16.9)	(2.3)	(42.4)

Purchase of reserves-in-place	4.4	–	29.2	–	33.6

Sale of reserves-in-place	(4.9)	–	–	–	(4.9)

	3.5	7.3	36.8	10.0	57.6

As at 31 December 2002	105.9	9.4	372.2	34.4	521.9

Movement during the year:

Revisions of previous estimates	5.7	0.5	85.8	(0.9)	91.1

Extensions, discoveries and reclassifications	74.6	–	–	–	74.6

Production	(23.5)	(0.1)	(17.4)	(2.0)	(43.0)

Purchase of reserves-in-place	0.3	–	–	–	0.3

Sale of reserves-in-place	(0.3)	–	–	–	(0.3)

	56.8	0.4	68.4	(2.9)	122.7

As at 31 December 2003	162.7	9.8	440.6	31.5	644.6

Movement during the year:

Revisions of previous estimates	21.7	–	(3.1)	6.1	24.7

Extensions, discoveries and reclassifications	1.3	–	–	9.8	11.1

Production	(21.2)	(0.3)	(23.3)	(2.2)	(47.0)

Purchase of reserves-in-place	–	1.4	–	–	1.4

Sale of reserves-in-place	–	–	–	–	–

	1.8	1.1	(26.4)	13.7	(9.8)

As at 31 December 2004	164.5	10.9	414.2	45.2	634.8

Proved developed reserves of oil:

As at 31 December 2001	93.9	0.1	171.5	12.9	278.4

As at 31 December 2002	99.0	0.1	290.9	16.1	406.1

As at 31 December 2003	86.3	0.9	404.8	18.5	510.5

As at 31 December 2004	87.1	1.6	382.3	20.4	491.4

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	121

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Supplementary information – gas and oil (unaudited) continued

B) STANDARDISED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
The following tables set out the standardised measure of discounted future net cash flows relating to proved gas and oil reserves and report the causes of changes in the standardised measure of the cash flows relating to reserves.

Future cash inflows have been computed by reference to the Group’s estimate of third-party prices ruling at the year end and estimates of future production of net proved gas and oil reserves at the end of each year.

The standardised measure of discounted future net cash flow information presented below is not intended to represent the replacement cost or fair market value of the Group’s gas and oil properties. The disclosures shown are based on estimates of proved reserves, future production schedules and costs which are inherently imprecise and subject to revision.

The standardised measure is as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£bn	£bn	£bn	£bn	£bn

As at 31 December 2002:

Future cash inflows	5.83	6.26	7.91	2.83	22.83

Future production and development costs	(2.01)	(1.49)	(2.34)	(0.91)	(6.75)

Future income tax expenses	(1.54)	(2.02)	(1.84)	(0.68)	(6.08)

Future net cash flows	2.28	2.75	3.73	1.24	10.00

10% annual discount for estimated timing of cash flows	(0.50)	(1.47)	(1.94)	(0.59)	(4.50)

	1.78	1.28	1.79	0.65	5.50

As at 31 December 2003:

Future cash inflows	6.04	6.43	7.46	2.33	22.26

Future production and development costs	(2.36)	(1.55)	(2.32)	(0.65)	(6.88)

Future income tax expenses	(1.58)	(2.11)	(1.68)	(0.60)	(5.97)

Future net cash flows	2.10	2.77	3.46	1.08	9.41

10% annual discount for estimated timing of cash flows	(0.56)	(1.46)	(1.77)	(0.46)	(4.25)

	1.54	1.31	1.69	0.62	5.16

As at 31 December 2004:

Future cash inflows	7.06	7.06	7.69	2.74	24.55

Future production and development costs	(2.54)	(1.33)	(2.57)	(0.98)	(7.42)

Future income tax expenses	(1.91)	(2.41)	(1.73)	(0.79)	(6.84)

Future net cash flows	2.61	3.32	3.39	0.97	10.29

10% annual discount for estimated timing of cash flows	(0.65)	(1.42)	(1.60)	(0.42)	(4.09)

	1.96	1.90	1.79	0.55	6.20

The following were the main sources of change in the standardised measure of discounted cash flows in the three accounting years preceding 31 December 2004:

	2004	2003	2002
	£bn	£bn	£bn

Standardised measure at the beginning of the year	5.16	5.50	3.47

Sale of gas and oil produced net of production costs	(1.82)	(1.54)	(1.30)

Net changes in prices and production costs(a)	0.79	(0.98)	1.75

Extensions, discoveries, reclassifications and improved recovery less related costs	0.07	0.25	0.33

Changes in estimated future development costs	(0.34)	(0.31)	(0.28)

Development costs incurred in the period	0.62	0.49	0.70

Purchase of reserves-in-place	0.19	0.02	0.32

Sale of reserves-in-place	–	(0.03)	(0.07)

Revisions to previous estimates	1.35	0.79	1.04

Accretion of discount	0.80	0.82	0.51

Net change in income taxes	(0.66)	0.15	(0.99)

Other	0.04	–	0.02

Standardised measure at the end of the year(b)	6.20	5.16	5.50

(a)	Includes the effect of foreign exchange movements.
(b)	Based on the following:	2004	2003	2002

	Brent oil price ($/bbl)	40	30	30

	US$/UK£ exchange rate	1.92	1.79	1.59

	Standardised measure at the end of the year ($bn)	11.90	9.24	8.75

122	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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C) CAPITALISED COSTS
Capitalised costs incurred using the successful efforts method and net of depreciation were as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£m	£m	£m	£m	£m

As at 31 December 2002:

Proved gas and oil properties	2 981	535	1 320	569	5 405

Unproved gas and oil properties	107	35	298	121	561

	3 088	570	1 618	690	5 966

Accumulated depreciation	(1 766)	(35)	(130)	(235)	(2 166)

Net Capitalised Costs	1 322	535	1 488	455	3 800

As at 31 December 2003:

Proved gas and oil properties	2 934	673	1 373	588	5 568

Unproved gas and oil properties	20	10	404	111	545

	2 954	683	1 777	699	6 113

Accumulated depreciation	(1 809)	(58)	(174)	(235)	(2 276)

Net Capitalised Costs	1 145	625	1 603	464	3 837

As at 31 December 2004:

Proved gas and oil properties	3 114	1 092	1 332	636	6 174

Unproved gas and oil properties	29	201	512	168	910

	3 143	1 293	1 844	804	7 084

Accumulated depreciation	(2 037)	(105)	(186)	(232)	(2 560)

Net Capitalised Costs	1 106	1 188	1 658	572	4 524

D) COSTS INCURRED IN GAS AND OIL ACTIVITIES
Aggregate costs incurred under the historical cost convention, comprising amounts capitalised to exploration and development and amounts charged to the profit and loss account in respect of exploration and appraisal, were as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£m	£m	£m	£m	£m

Year ended 31 December 2002:

Acquisition of properties:
Proved(a)	45	–	248	–	293

Unproved(b)	38	–	85	–	123

Exploration	73	28	100	55	256

Development	190	161	277	76	704

Year ended 31 December 2003:

Acquisition of properties:
Proved(c)	6	–	–	–	6

Exploration	23	15	113	41	192

Development	113	130	184	59	486

Year ended 31 December 2004:

Acquisition of properties:
Proved	–	188	–	–	188

Unproved	–	163	–	87	250

Exploration	47	58	163	55	323

Development	165	271	131	53	620

(a)	UK includes £45m which has been accounted for as a swap.
(b)	UK includes £38m which has been accounted for as a swap.
(c)	UK includes £6m which has been accounted for as a swap.

The proportion of exploration costs capitalised in the period was 77.9% (2003 81.1%; 2002 80.8%).

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	123

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Supplementary information – gas and oil (unaudited) continued

E) RESULTS OF OPERATIONS
The results of operations under the historical cost convention for the gas and oil producing activities (excluding general office overheads and interest costs) were as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£m	£m	£m	£m	£m

Year ended 31 December 2002:

Revenues	1 015	87	265	188	1 555

Production costs	(165)	(6)	(46)	(31)	(248)

Other operating costs	(3)	–	(20)	(14)	(37)

Exploration expenses	(12)	(12)	(24)	(29)	(77)

Depreciation	(234)	(17)	(46)	(32)	(329)

Other costs	(37)	(5)	(12)	(31)	(85)

	564	47	117	51	779

Taxation	(174)	(16)	(58)	(21)	(269)

Results of operations	390	31	59	30	510

Year ended 31 December 2003:

Revenues	1 084	247	286	177	1 794

Production costs	(174)	(10)	(49)	(22)	(255)

Other operating costs	–	–	(24)	(10)	(34)

Exploration expenses	(35)	(8)	(5)	(34)	(82)

Depreciation	(255)	(32)	(55)	(24)	(366)

Other costs	(19)	(6)	(19)	(15)	(59)

	601	191	134	72	998

Taxation	(249)	(74)	(58)	(26)	(407)

Results of operations	352	117	76	46	591

Year ended 31 December 2004:

Revenues	1 141	362	466	184	2 153

Production costs	(173)	(22)	(70)	(21)	(286)

Other operating costs	–	(12)	(26)	(11)	(49)

Exploration expenses	(31)	(34)	(13)	(48)	(126)

Depreciation	(228)	(50)	(69)	(26)	(373)

Other costs	(14)	(15)	(17)	(18)	(64)

	695	229	271	60	1 255

Taxation	(272)	(114)	(111)	(30)	(527)

Results of operations	423	115	160	30	728

In accordance with the SORP (see Principal Accounting Policies, page 62) turnover includes all invoiced sales. Net royalty payments are charged to cost of sales.

Revenues, representing gas and oil sold, include intra-group sales at contract prices of £22m for the year ended 31 December 2004 (2003 £17m; 2002 £63m).

The accretion interest expense resulting from changes in the liability for decommissioning due to the passage of time, which is not included in the above table, was £10m (2003 £12m; 2002 £12m).

124	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Historical production (unaudited)

	Gas production (net) bcf			Oil & liquids production (net) ‘000 barrels

	2004	2003	2002	2004	2003	2002

UKCS

Amethyst	3.8	7.6	6.9	32	36	64

Armada and Seymour(a)	59.2	62.1	65.1	2 910	3 038	3 048

Blake(a)	1.7	1.7	1.7	4 997	5 532	6 468

Easington Catchment Area(d)	69.5	71.2	54.2	249	249	187

Elgin/Franklin	25.5	25.2	22.2	6 236	6 618	5 539

Everest	30.9	34.6	27.3	988	1 226	1 012

J-Block and Jade(e)	42.4	41.8	30.4	4 761	5 891	4 399

Lomond	35.8	31.8	30.9	979	866	947

Bacton Assets – disposed (2003)(b)	–	22.9	33.9	–	24	38

Brae Assets – disposed (2002)(c)	–	–	9.6	–	–	923

UKCS sub-total	269	299	282	21 152	23 480	22 625

International

Bolivia(a)	21.6	14.2	29.7	517	396	721

Canada(h)	15.8	–	–	208	–	–

Egypt(a)	84.7	50.5	21.6	89	39	44

India(a)	31.7	28.4	24.3	2 854	2 634	2 418

Kazakhstan(f)	70.0	59.1	57.0	18 991	13 503	13 236

Thailand(g)	47.6	40.6	44.6	1 501	1 282	1 264

Trinidad(a)	114.5	124.8	44.5	36	–	–

Tunisia(a)	63.8	61.8	61.1	1 675	1 623	1 611

International sub-total	450	379	283	25 871	19 477	19 294

Total	719	678	565	47 023	42 957	41 919

				2004	2003	2002

Total mmboe gas, oil & liquids(i)				166.8	156.0	136.1

(a)	Operated by BG Group at 31 December 2004.
(b)	Fields that have been disposed of.
(c)	Fields that have been disposed of as part of the UK asset swap.
(d)	Easington Catchment Area includes Mercury, Minerva, Neptune and Wollaston & Whittle fields.
(e)	J-Block includes Judy and Joanne.
(f)	Joint operated in partnership with Agip.
(g)	Includes Ton Sak.
(h)	New fields in 2004.
(i)	BG Group assumes that 6 bcf of gas is equivalent to 1 mmboe.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	125

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Five year financial summary (unaudited)

These accounts have been prepared using the historical cost principle for continuing operations and using historical cost principles modified through the revaluation of certain fixed assets for discontinued operations.

CONSOLIDATED PROFIT AND LOSS ACCOUNT(a)
for the year ended 31 December

	2004	2003	2002	2001	2000
	£m	£m	£m	£m	£m

Turnover

– continuing operations(b)	4 082	3 587	2 610	2 508	2 272

– discontinued operations	–	–	–	–	2 427

Group turnover excluding exceptional items	4 082	3 587	2 610	2 508	4 699

Operating costs

– continuing operations	(2 753)	(2 530)	(1 877)	(1 815)	(1 717)

– discontinued operations	–	–	–	–	(1 620)

	(2 753)	(2 530)	(1 877)	(1 815)	(3 337)

Exceptional items

– continuing operations	–	–	–	34	(314)

– discontinued operations	–	–	–	–	(43)

	–	–	–	34	(357)

Group operating profit after exceptional items

– continuing operations	1 329	1 057	733	727	241

– discontinued operations	–	–	–	–	764

	1 329	1 057	733	727	1 005

Share of operating profits less losses in joint ventures
and associated undertakings

– continuing operations	193	194	155	140	133

– discontinued operations	–	–	–	–	(1)

	193	194	155	140	132

Total operating profit

– continuing operations(b)	1 522	1 251	888	867	374

– discontinued operations	–	–	–	–	763

	1 522	1 251	888	867	1 137

Profit/(loss) on disposal of subsidiary and associated undertakings

– continuing operations	–	40	(7)	77	280

– discontinued operations	–	–	–	–	2

Profit/(loss) on disposal of other fixed assets

– continuing operations	92	77	(7)	21	–

– discontinued operations	–	–	–	–	(6)

Profit on ordinary activities before interest	1 614	1 368	874	965	1 413

Net interest	(70)	(78)	(80)	(63)	(459)

Profit on ordinary activities before taxation	1 544	1290	794	902	954

Tax on profit on ordinary activities	(612)	(502)	(374)	(287)	(281)

Profit on ordinary activities after taxation	932	788	420	615	673

Minority shareholders’ interest	(28)	(20)	(10)	(29)	(19)

Profit for the financial year	904	768	410	586	654

Earnings per ordinary share (see note 10, page 81):

Basic	25.6p	21.8p	11.6p	16.7p	18.8p

Basic excluding exceptional items	23.8p	19.4p	12.0p	13.3p	19.1p

Diluted	25.6p	21.8p	11.6p	16.7p	18.8p

Diluted excluding exceptional items	23.8p	19.4p	12.0p	13.3p	19.1p

(a)	In October 2000, the Company’s shareholders approved the demerger of certain businesses to Lattice Group plc. On demerger, shareholders received one Lattice Group plc share for each BG Group plc share held. The activities demerged comprised Transco and BG Group’s property, leasing, technology and energy services businesses. All activities demerged to Lattice Group plc are presented as discontinued operations.
(b)	In 2004, turnover includes £55m and operating profit includes £3m loss relating to acquisitions in the year.

126	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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CONSOLIDATED BALANCE SHEET
as at 31 December

	2004 £m	2003 £m	2002 £m	2001 £m	2000 £m

Fixed assets	6 845	5 898	5 656	5 168	5 301

Current assets	1 747	1 269	1 127	1 257	910

Creditors: amounts falling due within one year	(1 971)	(1 483)	(1 579)	(1 340)	(1 152)

Net current liabilities	(224)	(214)	(452)	(83)	(242)

Total assets less current liabilities	6 621	5 684	5 204	5 085	5 059

Creditors: amounts falling due after more than one year	(918)	(693)	(880)	(691)	(490)

Provisions for liabilities and charges	(1 113)	(1 075)	(976)	(864)	(1 211)

	4 590	3 916	3 348	3 530	3 358

Capital and reserves

BG Group shareholders’ funds	4 570	3 925	3 324	3 406	3 158

Minority shareholders’ interest	20	(9)	24	124	200

	4 590	3 916	3 348	3 530	3 358

CONSOLIDATED CASH FLOW STATEMENT
for the year ended 31 December	2004	2003	2002	2001	2000
	£m	£m	£m	£m	£m

Operating activities:

Cash flow from operating activities	1 582	1 444	1 015	666	2 642

Cash flow relating to provisions for exceptional items	–	–	–	–	(20)

Net cash flow from operating activities	1 582	1 444	1 015	666	2 622

Dividends from joint ventures and associated undertakings	81	88	68	75	28

Dividend received from Lattice(a)	–	–	–	–	122

Other	(15)	(30)	(32)	(40)	(369)

Returns on investments and servicing of finance	(15)	(30)	(32)	(40)	(247)

Taxation	(387)	(332)	(240)	(261)	(423)

Capital expenditure and financial investment	(880)	(783)	(1 114)	(806)	(1 150)

Acquisitions and disposals	(336)	(116)	(265)	283	362

Equity dividends paid	(124)	(112)	(106)	(103)	(332)

Management of liquid resources	(15)	(76)	191	(201)	9

Net cash flow before financing	(94)	83	(483)	(387)	869

Financing	112	(113)	540	415	(898)

Net increase/(decrease) in cash in the year	18	(30)	57	28	(29)

(a)	Represents dividend received from Lattice in respect of the proportion of the 2000 Group interim dividend allocated to the businesses demerged.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	127

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Five year financial summary (unaudited) continued

OTHER INFORMATION

for the year ended 31 December		2004	2003	2002	2001	2000

Average capital employed(a)

– Group	£m	5 113	4 494	4 209	3 893	8 929

– continuing operations	£m	5 113	4 494	4 209	3 893	3 465

Return on average capital employed (before taxation)(b)

– Group	%	29.4	27.2	20.2	20.4	15.9

– continuing operations	%	29.4	27.2	20.2	20.4	18.1

Return on average capital employed (after taxation)(b)

– Group	%	17.6	16.3	10.9	13.4	10.5

– continuing operations	%	17.6	16.3	10.9	13.4	12.8

as at 31 December

Net borrowings	£m	(999)	(721)	(1 002)	(538)	(360)

Gearing ratio(c)%		17.9	15.5	23.0	13.2	9.7

Debt/equity ratio(d)%		21.8	18.4	29.9	15.2	10.7

Employee numbers (headcount)	thousands	5.2	4.5	4.6	4.2	4.2

(a)	Average capital employed consists of total shareholders’ funds plus net borrowings averaged between the start and end of year.
(b)	Return on average capital employed represents profit before tax (excluding exceptional items) plus net interest payable on net borrowings, as a percentage of average capital employed. The above table presents this before and after taxation applied at the Group’s effective tax rate. The 2002 effective tax rate includes the £51m adjustment to opening deferred tax balances resulting from the North Sea tax surcharge (see note 8, page 79).
(c)	Gearing ratio represents net borrowings as a percentage of total shareholders’ funds plus net borrowings.
(d)	Debt/equity ratio represents net borrowings as a percentage of total shareholders’ funds.

SELECTED US GAAP INFORMATION

for the year ended 31 December		2004	2003	2002	2001	2000

Operating income(a)	£m	1 027	868	695	715	1 368

Net income(a)	£m	731	766	393	294	949

Comprehensive income(a)	£m	521	620	1	196	994

Net income – continuing operations(a)	£m	693	676	395	276	741

Earnings per ordinary share		£0.21	0.22	0.11	0.08	0.27

Earnings per ADS		£1.03	1.09	0.56	0.42	1.36

Earnings per ordinary share – continuing operations		£0.20	0.19	0.11	0.08	0.21

Earnings per ADS – continuing operations		£0.98	0.96	0.56	0.39	1.07

as at 31 December

Gross assets	£m	8 790	7 239	6 854	6 493	6 494

Long-term obligations	£m	(2 471)	(1 859)	(1 848)	(1 528)	(1 732)

BG Group shareholders’ funds	£m	4 408	3 972	3 458	3 553	3 461

Number of allotted and fully paid up equity shares	m	3 536	3 530	3 530	3 528	3 528

Nominal value of allotted and fully paid up equity shares	£m	354	353	353	353	353

(a)	The reduction in income between 2000 and 2001 is primarily due to the transfer of certain businesses to Lattice Group plc in October 2000, together with adjustments to foreign exchange and profits on disposal.

128	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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ANNUAL DIVIDENDS
The table below sets out the amounts, on a UK GAAP basis, of interim, final and total dividends paid in respect of each of the years in the five years ended 31 December 2004 in Sterling per ordinary share. These amounts are also shown translated, solely for convenience (with the associated UK tax credit included, but after deduction of withholding tax), into US$ per ADS (each representing five ordinary shares) at the Noon Buying Rate on each of the respective payment dates for such interim and final dividends.

for the year ended 31 December		2004		2003	2002	2001	2000

Interim dividend per ordinary share		£0.0173		0.0160	0.0155	0.0150	0.0495

Final dividend per ordinary share		£0.0208	(a)	0.0186	0.0155	0.0150	0.0145

Total dividend per ordinary share		£0.0381		0.0346	0.0310	0.0300	0.0640

Interim dividend per ADS		$0.15455		0.1305	0.1232	0.1079	0.3663

Final dividend per ADS	$		(a)	0.1712	0.1247	0.1095	0.1017

Total dividend per ADS	$			0.3017	0.2479	0.2174	0.4680

(a)	To be paid on 13 May 2005 to shareholders of record on 1 April 2005. ADR holders will be entitled to receive the US$ equivalent of £0.104 per ADS on 20 May 2005.

The Company is not subject to any laws or agreements that materially restrict its ability to pay dividends from distributable reserves other than those disclosed in note 31, page 108. The Directors have proposed a final dividend of 2.08p, bringing the total for the year to 3.81p. Future dividends will be dependent on the cash flow, earnings and financial condition of the Company and other factors.

EXCHANGE RATE INFORMATION
The following table sets out for the periods and the dates indicated certain information concerning the Noon Buying Rate certified by the Federal Reserve Bank of New York expressed in US$ per £1.00.

for the year ended 31 December	2004	2003	2002	2001	2000

High	1.9482	1.7842	1.6095	1.5045	1.6538

Low	1.7572	1.5500	1.4074	1.3730	1.3997

Year end	1.9160	1.7842	1.6095	1.4543	1.4955

Average(a)	1.8356	1.6452	1.5084	1.4382	1.5125

	September	October	November	December	January	February
	2004	2004	2004	2004	2005	2005

High	1.8105	1.8404	1.9073	1.9482	1.9058	1.9249

Low	1.7733	1.7790	1.8323	1.9125	1.8647	1.8570

(a)	The average of the Noon Buying Rates on the last business day of each month during the year. The Noon Buying Rate on 1 March 2005 was $1.9206 per £1.00.

Dividends are paid by the Company in Sterling and exchange rate fluctuations will affect the US$ amounts received by ADR holders on conversion by JPMorgan Chase Bank as depository of such cash dividends paid. Moreover, fluctuations in the Sterling/US$ exchange rate will affect the US$ equivalent of the Sterling price of the ordinary shares on the London Stock Exchange and, as a result, are likely to affect the market price of the ADSs in the USA.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	129

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Five year financial summary (continuing operations only) (unaudited)

PROFIT AND LOSS ACCOUNT
for the year ended 31 December	2004		2003		2002		2001		2000
	£m		£m		£m		£m		£m

Group turnover excluding exceptional items(a)	4 082		3 587		2 610		2 508		2 272

Operating costs	(2 753)		(2 530)		(1 877)		(1 815)		(1 717)

Exceptional items	–		–		–		34		(314)

Group operating profit after exceptional items(a)	1 329		1 057		733		727		241

Share of operating profits less losses in joint ventures
and associated undertakings	193		194		155		140		133

Total operating profit	1 522		1 251		888		867		374

Profit/(loss) on disposal of subsidiary and associated undertakings	–		40		(7)		77		280

Profit/(loss) on disposal of other fixed assets	92		77		(7)		21		–

Profit on ordinary activities before interest	1 614		1 368		874		965		654

Net interest	(70)		(78)		(80)		(63)		(80)

Profit on ordinary activities before taxation	1 544		1 290		794		902		574

Tax on profit on ordinary activities	(612)		(502)		(374)		(287)		(114)

Profit on ordinary activities after taxation	932		788		420		615		460

Minority shareholders’ interest	(28)		(20)		(10)		(29)		(19)

Profit for the financial year	904		768		410		586		441

Earnings per ordinary share (see note 10, page 81):

Basic	25.6	p	21.8	p	11.6	p	16.7	p	12.7	p

Basic excluding exceptional items	23.8	p	19.4	p	12.0	p	13.3	p	11.8	p

Diluted	25.6	p	21.8	p	11.6	p	16.7	p	12.7	p

Diluted excluding exceptional items	23.8	p	19.4	p	12.0	p	13.3	p	11.8	p

(a)	In 2004, turnover includes £55m and operating profit includes £3m loss relating to acquisitions in the year.

NET ASSETS
as at 31 December	2004	2003	2002	2001	2000
	£m	£m	£m	£m	£m

Fixed assets	6 845	5 898	5 656	5 168	5 301

Current assets	1 747	1 269	1 127	1 257	910

Creditors: amounts falling due within one year	(1 971)	(1 483)	(1 579)	(1 340)	(1 152)

Net current liabilities	(224)	(214)	(452)	(83)	(242)

Total assets less current liabilities	6 621	5 684	5 204	5 085	5 059

Creditors: amounts falling due after more than one year	(918)	(693)	(880)	(691)	(490)

Provisions for liabilities and charges	(1 113)	(1 075)	(976)	(864)	(1 211)

Net assets	4 590	3 916	3 348	3 530	3 358

130	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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CASH FLOW STATEMENT
for the year ended 31 December	2004	2003	2002	2001	2000
	£m	£m	£m	£m	£m

Operating profit	1 329	1 057	733	727	241

Depreciation and amortisation	468	444	395	392	422

Non-cash exceptional items(a)	–	–	–	–	257

Unsuccessful exploration expenditure written off	52	46	12	13	–

Provisions for liabilities and charges	14	(8)	(14)	(217)	(6)

Movements in working capital	(281)	(95)	(111)	(249)	164

Net cash flow from operating activities	1 582	1 444	1 015	666	1 078

Dividends from joint ventures and associated undertakings	81	88	68	75	28

Dividends received from Lattice(b)	–	–	–	–	129

Other	(15)	(30)	(32)	(40)	(30)

Returns on investments and servicing of finance	(15)	(30)	(32)	(40)	99

Taxation	(387)	(332)	(240)	(261)	(200)

Capital expenditure and financial investment	(880)	(783)	(1 114)	(806)	(685)

Acquisitions and disposals	(336)	(116)	(265)	283	365

Equity dividends paid	(124)	(112)	(106)	(103)	(332)

Management of liquid resources	(15)	(76)	191	(201)	(30)

Net cash flow before financing	(94)	83	(483)	(387)	323

(a)	In 2000, represents £200m impairment charge and £57m relating to the termination of the Sharesave Schemes.
(b)	In 2000, represents dividend received from Lattice, mainly in respect of the proportion of the Group interim dividend allocated to the businesses demerged.

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Shareholder information

ANALYSIS OF REGISTERED HOLDINGS AS AT 31 DECEMBER 2004
Distribution of ordinary shares by type of shareholder	Number	Shares
	of holdings	m

Nominees and institutional investors	11 123	3 114

Individuals	833 768	422

	844 891	3 536

Range analysis of register	Number	Shares
	of holdings	m

1 – 500	599 488	152

501 – 1 000	159 344	106

1 001 – 5 000	78 441	134

5 001 – 10 000	4 663	32

10 001 – 50 000	1 651	30

50 001 – 100 000	269	20

100 001 – 1 000 000	678	243

1 000 001 and above	357	2 819

	844 891	3 536

Headquarters and Registered	Registrar and Transfer Office	American Depositary Receipts
Office Address	Lloyds TSB Registrars	ADR Depositary, JPMorgan Chase Bank
100 Thames Valley Park Drive	The Causeway, Worthing	PO Box 43013, Providence RI 02940-3013 USA
Reading, Berkshire RG6 1PT	West Sussex BN99 6DA	+1 800 990 1135 (US toll-free)
0118 935 3222	0870 600 3951	+1 781 575 4328 (outside USA)
www.bg-group.com	www.shareview.co.uk	www.adr.com/shareholder

AGENT FOR SERVICE OF PROCESS IN THE USA
CT Corporation
Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 USA

BG GROUP PLC CORPORATE INDIVIDUAL SAVINGS ACCOUNTS (ISAs)
Carr Sheppards Crosthwaite Ltd
2 Gresham Street, London EC2V 7QN
020 7597 1500

ELECTRONIC COMMUNICATIONS
Shareview, the electronic shareholder communications service from Lloyds TSB Registrars, gives you access to more information about your shareholding including balance movements, indicative share prices and information on recent dividend payments. It also allows you to change your registered address details, set up a dividend mandate or change your existing mandate details. To register for this free service, visit www.shareview.co.uk and follow the simple instructions. You will need your shareholder reference number which can be found on your dividend tax voucher. Through Shareview you can also register to receive Company communications electronically.

VOTING ELECTRONICALLY
All shareholders can submit proxies for the Annual General Meeting electronically at www.sharevote.co.uk

Alternatively, shareholders who have already registered with Shareview can appoint a proxy by logging on to Shareview and then clicking on ‘Company Meetings’.

CONSOLIDATED TAX VOUCHERS
Shareholders who have elected to have their dividends paid direct into their bank account receive just one tax voucher each year covering both the interim and final dividend payments. The consolidated tax voucher enclosed with this Annual Report covers all dividends paid during the 2004/2005 tax year. If you have more than one shareholder account in the same name(s) you will receive a separate letter in respect of the shareholdings in addition to the one shown on the consolidated tax voucher enclosed with this Annual Report. Shareholders wishing to receive a tax voucher in respect of each dividend payment should contact Lloyds TSB Registrars at the above address or call 0870 600 3951.

OVERSEAS DIVIDEND PAYMENTS
A service has been established to provide shareholders in over 30 countries with the opportunity to receive BG Group dividends in their local currency. For a small flat rate fee, shareholders can have their dividends automatically converted from Sterling and paid into their bank account, normally within five working days of the dividend payment date. For further details, please contact Lloyds TSB Registrars at the above address or call +44 (0)121 415 7029.

GIFTING YOUR SHARES
To transfer your shares to another member of your family as a gift, please ask the Registrar for a gift transfer form. The completed transfer form with the relevant share certificate(s) should be returned to the Registrar to record the change in ownership. If you have a small number of shares and would like to donate them to charity, please ask the Registrar for a ShareGift (charity donation scheme) transfer form. Information is also available on the ShareGift website at www.sharegift.org

LOW COST SHARE DEALING SERVICES
Information on a range of low cost share dealing services is available from Lloyds TSB Registrars on 0870 600 3951 or at www.bg-group.com/dealing

132	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Additional shareholder information

THIS REPORT AND ACCOUNTS INCORPORATES THE US FORM 20-F
BG Group plc is the legal and commercial name of the SEC registrant. BG Group plc is a public limited company listed on the London and New York Stock Exchanges and registered in England. This is the report and accounts for the year ended 31 December 2004. It complies with UK regulations and incorporates the annual report on Form 20-F (except for the US Report of Independent Accountants which is included in our Form 20-F filing with the US Securities and Exchange Commission) to meet US regulations. An Annual Review including the Summary Financial Statement for the year ended 31 December 2004 has been issued to all shareholders who have not elected to receive this report and accounts.

HISTORY AND DEVELOPMENT OF THE COMPANY
The Company is a public limited company incorporated in England and Wales on 30 December 1998 under the Companies Act 1985. It is of infinite duration.

The UK gas industry was nationalised in 1948 and the British Gas Corporation was established in 1973. In April 1986, British Gas was incorporated as a public limited company and in December 1986 the UK Government sold substantially all its shareholdings in British Gas to the public.

With effect from 17 February 1997, Centrica plc demerged from BG plc. Following the Centrica demerger, BG plc retained the gas transportation and storage businesses, the majority of the exploration and production business, the international downstream business, the research and technology business and the property division of British Gas plc. In connection with the Centrica demerger, British Gas plc’s gas sales, services and retail businesses, together with the gas production business of the North and South Morecambe gas fields and its direct interest in Accord Energy Limited, were transferred to Centrica plc.

With effect from 1 May 1999, BG plc combined its exploration and production and international downstream businesses which principally engaged in gas and oil exploration and production and the integrated development and supply of gas markets.

With effect from 13 December 1999, the Group was restructured so that the Company, a newly incorporated company, became the new parent company of the Group. The Company held the Transco business in a separate sub-group, including BG Transco plc (now called Transco plc), ring-fenced for regulatory purposes, from the sub-group containing the other Group businesses. The restructuring was accompanied by a refinancing under which BG Transco Holdings plc (now called Transco Holdings plc) issued around £1.5bn of bonds which were transferred together with new shares in the Company to shareholders in exchange for their existing shares in BG plc (now called Transco plc). The UK Secretary of State for Trade and Industry held a special rights redeemable preference share in the Company.

On 16 October 2000, the Company’s shareholders approved the demerger of certain businesses (principally Transco) to Lattice, effective on 23 October 2000. This demerger created a new listed company, Lattice Group plc (which has since merged with National Grid plc to become National Grid Transco plc). The principal business demerged to Lattice Group was Transco, which owns, operates and develops the substantial majority of the gas transportation system and all the LNG storage facilities in Great Britain. Following demerger, the Company continued to own BG Energy Holdings, comprising the business involved in the development, management and supply of existing and newly emerging gas markets around the world. The special rights redeemable preference share in the Company held by the UK Secretary of State for Trade and Industry was redeemed.

On 28 November 2001, BG Group’s Storage segment was sold to Dynegy Inc. of the USA for a consideration of £421m.

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Additional shareholder information continued

ORGANISATIONAL STRUCTURE
The Company is the ultimate parent of the Group. The following is a list of the Company’s principal subsidiary undertakings:

			Group
	Country of		holding
as at 31 December 2004	incorporation	Activity	% (a)

BG Energy Holdings Limited*	England	Group holding company	100.0

BG International Limited	England	Exploration and production	100.0

BG International (CNS) Limited	England	Exploration and production	100.0

BG International (NSW) Limited	England	Exploration and production	100.0

BG Karachaganak Limited	England	Exploration and production	100.0

British Gas Tunisia Limited	England	Exploration and production	100.0

British Gas Trinidad and Tobago Limited	England	Exploration and production	100.0

British Gas Asia Pacific Pte Limited	Singapore	Exploration and production	100.0

BG North Sea Holdings Limited	England	Exploration and production	100.0

BG Egypt S.A.	Cayman Islands	Exploration and production	100.0

BG Exploration and Production India Limited	Cayman Islands	Exploration and production	100.0

BG Canada Exploration and Production, Inc.	Canada	Exploration and production	100.0

Mauritania Holdings BV	Netherlands	Exploration and production	100.0

BG LNG Services, LLC	USA	LNG shipping and marketing	100.0

BG Gas Marketing Limited	England	LNG marketing	100.0

Companhia de Gás de São Paulo – COMGAS(b)	Brazil	Gas distribution	72.9

MetroGAS S.A.(c)	Argentina	Gas distribution	45.1

Gujarat Gas Company Limited	India	Gas distribution	65.1

Premier Power Limited	Northern Ireland	Power generation	100.0

* Shares are held by the Company where marked with an asterisk; others are held by subsidiary undertakings.

(a)	There is no difference between the Group holding of ordinary shares and the Group’s share of net assets attributable to equity shareholders with the exception of COMGAS, where the Group’s share of net assets is 60.1%.
(b)	BG Group holds its interest in Companhia de Gás de São Paulo – COMGAS (Comgas) indirectly through its wholly-owned subsidiary undertaking BG São Paulo Investments B.V. which holds a 95.8% interest in Integral Investments B.V. which, in turn, holds ordinary shares in Comgas.
(c)	Although BG Group only has a 45.1% holding in MetroGAS S.A. (MetroGAS) it has a controlling interest through a 54.7% holding in Gas Argentino S.A., which has a 70% interest in MetroGAS, together with a 6.8% holding in MetroGAS via wholly-owned subsidiary undertakings.

LISTING AND PRICE HISTORY
The principal trading market for the Company’s ordinary shares is the London Stock Exchange. American Depositary Shares (ADSs), each representing five ordinary shares and evidenced by ADRs, have been issued by JPMorgan Chase Bank as depositary and are listed on the New York Stock Exchange.

The table below sets out, for the periods indicated, the reported high and low quoted prices for the Company’s ordinary shares on the London Stock Exchange and the high and low quoted prices for the shares in the form of ADSs on the New York Stock Exchange. Past performance of the Company’s ordinary shares cannot be relied on as a guide to future performance.

		London Stock Exchange				New York Stock Exchange
		(Price per Share)				(Price per ADS)

		High		Low		High		Low
		(pence	)	(pence	)	($	)	($	)

2000		525		223		34.37		18.50

2001		308		241		21.75		17.24

2002		319		227		24.05		18.20

2003	First Quarter	266		218		21.40		18.25

	Second Quarter	283		238		24.10		19.50

	Third Quarter	278		252		23.26		20.87

	Fourth Quarter	290		254		26.23		21.69

	Full Year	290		218		26.23		18.25

2004	First Quarter	332		269		31.85		25.18

	Second Quarter	360		310		33.70		28.00

	Third Quarter	374		324		34.30		30.08

	September	374		344		34.30		30.81

	October	382		349		34.73		32.20

	November	369		344		35.30		32.15

	December	366		340		35.40		33.14

	Fourth Quarter	382		340		35.40		32.15

	Full Year	382		269		35.40		25.18

2005	January	377		345		35.69		32.80

	February	409		362		39.98		34.55

These prices have not been restated for the effect of the capital restructuring and refinancing effective in December 1999 or the demerger of Lattice in October 2000.

134	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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MAJOR SHAREHOLDERS
The Company’s authorised share capital consists of ordinary shares with a nominal value of 10p each. So far as the Company is aware, no person is the beneficial owner of 5% or more of the Company’s ordinary shares.

As at 4 March 2005, 11 580 979 ADSs (equivalent to 57 904 895 ordinary shares or approximately 1.64% of the total outstanding ordinary shares) were outstanding and held of record by 241 registered holders in the USA. The Company is aware that many ADSs are held of record by brokers and other nominees and, accordingly, the above numbers are not necessarily representative of the actual number of persons who are beneficial holders of ADSs or the number of ADSs beneficially held by such persons.

As at 4 March 2005, there were about 831 000 holders of record of BG Group plc ordinary shares. Of these holders, around 2 500 had registered addresses in the USA and held a total of some 1 140 162 BG Group plc ordinary shares, approximately 0.03% of the total outstanding ordinary shares. In addition, certain accounts of record with registered addresses other than in the USA hold BG Group plc ordinary shares, in whole or in part, beneficially for US persons.

As far as is known to the Company, it is not directly or indirectly owned or controlled by another company or by any government or any other natural or legal person, and there are no arrangements known to the Company, the operation of which may result in a change of control.

MEMORANDUM AND ARTICLES OF ASSOCIATION
The Company is incorporated in England and Wales under Company Number 3690065.

The Memorandum of the Company provides that the Company has general commercial objects including to act as a holding company or an investment holding company and to carry on the business of transporting, manufacturing, processing, storing and dealing in different forms of energy including natural gases, petroleum and electricity.

The Articles of Association (Articles) of the Company and applicable English law contain, among others, provisions to the following effect:

Directors
1. General
Unless otherwise determined by ordinary resolution of the Company, there must be at least four Directors. A Director need not be a shareholder, but a Director who is not a shareholder can still attend and speak at shareholders’ meetings.

At each Annual General Meeting (AGM), any Director who was elected or last re-elected a Director at or before the AGM held in the third calendar year before the current year shall automatically retire from office. A retiring Director is eligible for re-election by the shareholders.

No maximum age limit for Directors applies.

2. Directors’ interests
Unless otherwise provided in the Articles, a Director cannot cast a vote on any contract, arrangement or any other kind of proposal in which he knows he has a material interest. For this purpose, interests of a person who is connected with a Director under Section 346 of the Companies Act 1985 are added to the interests of the Director himself. Interests purely as a result of an interest in the Company’s shares, debentures or other securities are disregarded. In relation to an alternate Director, an interest of his appointor shall be treated as an interest of the alternate Director, in addition to any interest which the alternate Director has in his own right. A Director may not be included in the quorum of a meeting in relation to any resolution on which he is not allowed to vote.

3. Borrowing powers
So far as the relevant English law allows, the Directors can exercise all the powers of the Company to (a) borrow money, (b) issue debentures and other securities, and (c) give any form of guarantee and security for any debt, liability or obligation of the Company or of any third party.

The Directors must limit the Borrowings (as defined in the Articles) of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiary undertakings, so as to ensure that the total amount of all Borrowings by the Group (as defined in the Articles) outstanding at any time will not exceed twice the Adjusted Total Capital and Reserves (as defined in the Articles) at such time. This limit may be exceeded if the Company’s consent has been given in advance by an ordinary resolution passed at a general meeting.

Shareholder meetings
There are two types of meetings of shareholders, AGMs and Extraordinary General Meetings (EGMs). The Company must hold an AGM in each calendar year, not more than 15 months from the previous AGM. The Directors will decide when and where to hold the AGM. Any other general meeting is known as an EGM.

The Directors can decide to call an EGM at any time. In addition, an EGM must be called by the Directors promptly in response to a requisition by shareholders under the relevant English law. When an EGM is called, the Directors must decide when and where to hold it. At least 21 clear days’ notice in writing (or, where the relevant legislation permits, by electronic mail) must be given for every AGM and for any other meeting where it is proposed to pass a special resolution or to pass some other resolution of which special notice under the Companies Act 1985 has been given to the Company. For every other general meeting, at least 14 clear days’ notice in writing (or, where the relevant legislation permits, by electronic mail) must be given.

There must be a quorum present at every general meeting. Unless provided otherwise in the Articles, a quorum is two people who are entitled to vote.

Unless a poll is demanded, a resolution that is put to the vote at a general meeting will be decided by a show of hands.

Transfer of shares
Unless otherwise provided in the Articles or the terms of issue of any shares, any shareholder may transfer any or all of his shares. However, the Directors can refuse to register a transfer (a) in certificated form, if such shares are not fully paid up or the evidence of entitlement to such shares is missing, (b) if it is in respect of more than one class of share, (c) if it is in favour of more than four persons jointly, or (d) if it is not properly stamped where required. However, if any of those shares have been admitted to the Official List of the London Stock Exchange, the Directors cannot refuse to register a transfer if this would stop dealings in the shares from taking place on an open and proper basis.

If the Directors decide not to register a transfer, they must notify the person to whom the shares were to be transferred within two months.

The Directors can decide to suspend the registration of transfers by closing the Register, but the Register cannot be closed for more than 30 days per year. In the case of shares in uncertificated form,

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Additional shareholder information continued

the Register must not be closed without the consent of the operator of a relevant system (currently CRESTCo Limited, the operator of a relevant system under the UK CREST Regulations).

Share capital
The Company’s authorised share capital is £500 000 001, consisting of
5 000 000 010 ordinary shares of 10p each.

Shareholders’ rights
1. Voting rights
When a shareholder is entitled to attend a general meeting and vote, he has only one vote on a show of hands. A proxy cannot vote on a show of hands. Where there is a poll, subject to any special rights or restrictions attaching to any class of shares, a shareholder who is entitled to be present and to vote has one vote for every share which he holds.

To decide who can attend or vote at a general meeting, the notice of the meeting can give a time by which people must be entered on the Register which must not be more than 48 hours before the meeting. Unless provided otherwise in the Articles, the only people who can attend or vote at general meetings are shareholders who have paid the Company all calls, and all other sums, relating to the shares which are due at the time of the meeting.

2. Restrictions on shareholders’ rights
If a shareholder has been properly served with a notice under Section 212 of the Companies Act 1985 requiring information about interests in shares, and has failed to supply such information within 14 days of the notice, then (subject to the Articles and unless the Directors otherwise decide) the shareholder is not (for so long as the default continues) entitled to attend or vote at a shareholders’ meeting or to exercise any other right in relation to a meeting as holder of any shares held by the shareholder in default.

Any person who acquires shares in relation to which a default has occurred (Default Shares) is subject to the same restrictions unless:

–	the transfer was an approved transfer pursuant to a takeover or one which, to the Directors’ satisfaction, is a bona fide sale to a person unconnected with the shareholder; or

–	the transfer was by a shareholder who was not himself in default in supplying the information required by the notice and (a) the transfer is of only part of his holding and (b) the transfer is accompanied by a certificate in a form satisfactory to the Directors stating that, after due and careful enquiries, the shareholder is satisfied that none of the shares included in the transfer are Default Shares.

Where the Default Shares represent 0.25% or more of the existing shares of a class, the Directors can, in their absolute discretion, by notice to the shareholder direct that (a) any dividend or other money which would otherwise be payable on the Default Shares shall be retained by the Company (without any liability to pay interest when that dividend or money is finally paid to the shareholder) and/or (b) the shareholder will not be allowed to choose to receive shares in place of dividends and/or (c) no transfer of any of the shares held by the shareholder will be registered unless one of the provisos specified above is satisfied.

3. Variation of rights
If the Company’s share capital is split into different classes of shares, subject to the relevant English law and unless the Articles or rights attaching to any class of shares provide otherwise, the special rights which are attached to any of these classes can be varied or abrogated as provided by those rights or approved by an extraordinary resolution passed at a separate meeting of that class. Alternatively, the holders of at least three-quarters of the existing shares of the class (by nominal value) can give their consent in writing.

Alteration of share capital
The shareholders can by ordinary resolutions (a) increase the Company’s authorised share capital, (b) consolidate, or consolidate and then divide, all or any of the Company’s share capital into shares of a larger nominal amount than the existing shares, (c) cancel any shares which have not been taken, or agreed to be taken, by any person at the date of the resolution, and reduce the amount of the Company’s share capital by the amount of the cancelled shares, and (d) subject to the relevant English law divide some or all of the Company’s shares into shares which are of a smaller nominal amount than is fixed in the Memorandum.

The shareholders can, subject to the relevant English law, pass a special resolution to (a) reduce the Company’s authorised share capital in any way or (b) reduce any capital redemption reserve, share premium account or other undistributable reserve in any way.

The Company can, subject to the relevant English law, buy back, or agree to buy back in the future, any shares of any class. However, if the Company has existing shares which are admitted to the Official List of the London Stock Exchange and which are convertible into equity shares, then the Company can only buy back equity shares of that class if either the terms of issue of the convertible shares permit the Company to buy back equity shares or the buy back or agreement to buy back has been approved by an extraordinary resolution passed by such holders.

Dividends
The shareholders can declare final or interim dividends by ordinary resolution. No dividend can exceed the amount recommended by the Directors. No interim dividend shall be paid on shares which carry deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. Unless the rights attaching to shares or the terms of any shares provide otherwise, dividends are paid based on the amounts which have been paid up on the shares in the relevant period.

The Directors can recommend the shareholders to pass an ordinary resolution to direct all or part of a dividend to be paid by distributing specific assets. The Directors must give effect to such a resolution.

If a dividend has not been claimed for one year, the Directors may invest the dividend or use it in some other way for the benefit of the Company until the dividend is claimed. Any dividend which has not been claimed for 12 years may be forfeited and belong to the Company if the Directors so decide.

Winding up
If the Company is wound up, the liquidator can, with the authority of an extraordinary resolution and any other sanction required by relevant law, divide among the shareholders all or part of the assets of the Company or transfer any part of the assets to trustees on trust for the benefit of the shareholders. No past or present shareholder can be compelled to accept any shares or other property under the Articles which carries a liability.

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Rights of foreign shareholders
There are no limitations imposed by the relevant English law or the Articles on the rights to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities.

Notification of interest in shares
Section 198 of the Companies Act 1985 requires any shareholder, subject to exceptions, who acquires an interest of 3% or more or, in the case of certain interests, 10% or more in the shares to notify the Company of his interest within two business days following the day on which the obligation to notify arises. After the 3% or 10%, as the case may be, level is exceeded, similar notification must be made in respect of the whole percentage figure increases or decreases.

MATERIAL CONTRACTS
No contract other than those entered into in the ordinary course of business has been entered into in the two years preceding the date of this document by the Company or its subsidiary undertakings and is, or may be, material to the Company or the Group or has been entered into by the Company or its subsidiary undertakings and contains obligations or entitlements which are, or may be, material to the Group.

EXCHANGE CONTROLS
There are currently no UK exchange control laws, decrees or regulations that restrict or would affect the transfer of capital or payments of dividends, interest or other payments to US citizens or residents who are holders of the Company’s securities except as otherwise set out under ‘Taxation’ below.

TAXATION
The taxation discussion set out below is intended only as a summary of the principal US federal and UK tax consequences to US holders (as described below) of ADSs and does not purport to be a complete analysis or listing of all potential tax consequences of owning ADSs. A ‘US holder’ is a beneficial owner of ADSs who holds the ADSs as capital assets and is one of the following: (a) a citizen or individual resident of the United States, (b) a corporation (or certain other entities taxable as corporations for US federal income tax purposes) organised under the laws of the United States or any state thereof, (c) an estate whose income is subject to US federal income tax regardless of its source, or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust. If a partnership (or other entity treated as a partnership for US tax purposes) holds ADSs, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Investors are advised to consult their tax advisers with respect to the tax consequences of their holdings and sales, including the consequences under applicable US state and local law. The statements of US and UK tax laws set out below, except as otherwise stated, are based on the laws in force as of the date of this Annual Report and Accounts and are subject to any changes occurring after that date in US or UK law.

The discussion is also based on the US-UK Income Tax Convention that entered into force on 25 April 1980, as amended by Protocols (the ‘1980 Convention’) and the US-UK Income Tax Convention that entered into force on 31 March 2003, as amended by a Protocol (the ‘New Convention’), as both the 1980 Convention and the New Convention may be applicable to US holders depending on individual circumstances as described below.

US holders should be aware that the New Convention generally will have effect in respect of dividends paid in 2004. However, a US holder entitled to benefits under the 1980 Convention could elect to have the provisions of the 1980 Convention continue until 1 May 2004 if the election to apply the 1980 Convention would have resulted in greater benefits to the holder. If a US holder validly made this election in 2003, the discussion below with respect to dividend payments made pursuant to the 1980 Convention would continue to apply to any dividends paid by the Company prior to 1 May 2004. The discussion below notes the instances in which the relevant provisions of the New Convention would produce a materially different result for a validly electing US holder.

US holders should note that certain articles in the New Convention limit or restrict the ability of a US holder to claim benefits under the New Convention and that similar provisions were not contained in the 1980 Convention. US holders should consult their own tax advisors concerning the applicability of each convention.

This discussion does not address all aspects of US federal income taxation that may apply to holders subject to special tax rules, including US expatriates, insurance companies, tax-exempt organisations, banks and other financial institutions, regulated investment companies, securities broker-dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons subject to the alternative minimum tax, investors that own (directly, indirectly or by attribution) 10% or more of the outstanding share capital or voting stock of the Company, persons holding their ADSs as part of a straddle, hedging transaction or conversion transaction, persons who acquired their ADSs pursuant to the exercise of options or similar derivative securities or otherwise as compensation, or persons whose functional currency is not the US$, among others. Those holders may be subject to US federal income tax consequences different from those set forth below.

For the purposes of the conventions between the US and UK for the avoidance of double taxation with respect to taxes on dividend income and capital gains and estate and gift taxes and for the purposes of the US Internal Revenue Code of 1986 as amended, as discussed below, a US holder of ADSs will be treated as the beneficial owner of the underlying ordinary shares represented thereby.

Taxation of dividends

UK taxation of dividends
Under current UK tax legislation, no UK tax will be withheld from dividend payments made by the Company.

Under the 1980 Convention, subject to certain exceptions, a US holder of ADSs who is a resident of the US (and is not a resident of the UK) for the purposes of the 1980 Convention is generally entitled to receive, in addition to any dividend that the Company pays, a payment from the UK Inland Revenue in respect of such dividend equal to the tax credit to which an individual resident in the UK for UK tax purposes would have been entitled had that individual received the dividend (which is currently equal to one-ninth of the dividend received) reduced by a UK withholding tax equal to an amount not exceeding 15% of the sum of the dividend paid and the UK tax credit payment. At current rates, the withholding tax entirely eliminates the tax credit payment but no withholding in excess of the tax credit payment will be imposed upon the US holder. Thus, for example, a US holder who receives a £100 dividend will also be treated as receiving from the UK Inland Revenue a tax credit payment of £11.11 (one-ninth of the dividend received) but the entire £11.11 payment will be eliminated by UK withholding tax, resulting in a net receipt of £100.

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Additional shareholder information continued

Under the New Convention, there is no right to receive, in addition to any dividend that the Company pays, a payment from the UK Inland Revenue in respect of such dividend or any UK tax credit that may be associated with such dividend.

US federal income taxation of dividends
The gross amount of dividends (including any additional dividend income arising from a foreign tax credit claim as described below) paid to a US holder of ADSs will be taxable as ordinary income. The amount to be included in gross income will be the US$ value of the payment at the time the distribution is actually or constructively received by the ADS Depositary. For foreign tax credit limitation purposes, dividends paid by the Company will be income from sources outside the United States. Pounds Sterling received by a US holder of ADSs will have a tax basis equal to the value at the time of the distribution. Any gain or loss realised on a subsequent sale or other disposition of the pounds Sterling will be US source ordinary income or loss.

The US Treasury has expressed concern that parties to whom ADSs are released may be taking actions inconsistent with the claiming of foreign tax credits for US holders of ADSs. Accordingly, the analysis above of the creditability of the Withholding Tax could be affected by future actions that may be taken by the US Treasury.

Dividends paid will be treated as ‘passive income’ for purposes of computing allowable foreign tax credits for US federal income tax purposes or for certain US holders, as ‘financial services’ income. Under recently enacted legislation, for taxable years beginning 1 January 2007, dividend income generally will constitute ‘passive category income’, or in the case of certain US holders, ‘general category income’. Under the 1980 Convention, a US holder that is eligible for benefits with respect to income derived in connection with the ADSs (each such holder referred to as an ‘eligible US holder’) and that validly elected to claim the benefits of the 1980 Convention in 2003 with respect to a dividend from the Company will be entitled to a foreign tax credit for the UK tax notionally withheld with respect to such dividend paid before 1 May 2004. If an eligible US holder is so entitled, the foreign tax credit would be equal to one-ninth of any dividend received and would give rise to additional dividend income in the same amount. Each eligible US holder that relies on the 1980 Convention to claim a foreign tax credit under these circumstances must file IRS Form 8833 (Treaty-Based Return Position Disclosure) disclosing this reliance with its US federal income tax return for the year in which the foreign tax credit is claimed. In order to obtain this benefit in a particular year, a US holder generally must elect to claim the credit with respect to all foreign taxes paid (or treated as paid) in that year. US holders that do not elect to claim a credit with respect to any foreign taxes paid in a given taxable year may instead claim a deduction for foreign taxes paid. A deduction does not reduce US federal income tax on a dollar for dollar basis like a tax credit. The deduction, however, is not subject to the limitations described above. US holders are advised that under the New Convention there is no notional UK withholding tax applied to a dividend payment and it therefore will not be possible to claim a foreign tax credit in respect of any dividend payment made by the Company in 2004 (or after 1 May 2004 in the case of a US holder who effectively elected to extend the applicability of the 1980 Convention as described above). The rules governing the foreign tax credit are complex. Each US holder is urged to consult its own tax advisor concerning whether the holder is eligible for benefits under the 1980 Convention and the New Convention, and whether, and to what extent, a foreign tax credit will be available with respect to dividends received from the Company.

If a US holder is a non-corporate US holder the US$ amount of any dividends paid to it prior to 1 January 2009 that constitute qualified dividend income generally will be taxable at a maximum rate of 15%, provided that the US holder meets certain holding period and other requirements. The Company currently believes that dividends paid with respect to its ADSs will constitute qualified dividend income for the US federal income tax purposes, however, this is a factual matter and subject to change. The US Treasury and the US Internal Revenue Service have announced their intention to promulgate rules pursuant to which US holders of ADSs, among others, will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. US holders of ADSs are urged to consult their own tax advisers regarding the availability to them of the reduced dividend rate in light of their own particular situation and the computations of the foreign tax credit limitation with respect to any qualified dividends paid to them, as applicable.

TAXATION OF CAPITAL GAINS
A holder of ADSs will be liable for UK tax on capital gains accruing on a disposal of ADSs only if such holder is resident or ordinarily resident for tax purposes in the UK or if such holder carries on a trade, profession or vocation in the UK through a branch, agency or permanent establishment and the ADSs are used, held or acquired for the purposes of the trade, profession or vocation of the branch, agency or permanent establishment. Special rules can also impose UK capital gains tax on disposals by individuals who recommence UK residence after a period of non-residence. US citizens or corporations who are so liable for UK tax may be liable for both UK and US tax in respect of a gain on the disposal of ADSs. However, such persons generally will be entitled to a tax credit against their US federal tax liability for the amount of the UK tax paid in respect of such gain (subject to applicable credit limitations).

For US federal income tax purposes, a US holder generally will recognise a capital gain or loss on the sale or other disposition of ADSs held as capital assets, in an amount equal to the difference between the US$ value of the amount realised on the disposition and the US holder’s adjusted tax basis, determined in US$, in the ADSs. Such gain or loss generally will be treated as US source gain or loss, and will be treated as a long-term capital gain or loss if the US holder’s holding period in the ADSs exceeds one year at the time of disposition. In the case of a US holder who is an individual, capital gains, if any, generally will be subject to US federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations.

US INFORMATION REPORTING AND BACKUP WITHHOLDING
A US holder who holds ADSs may in certain circumstances be subject to information reporting to the IRS and possible US backup withholding at a current rate of 28% with respect to dividends on ADSs and proceeds from the sale, exchange or other disposition of ADSs unless such holder furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or is otherwise exempt from backup withholding. US persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-US holders generally will not be subject to US information reporting or backup withholding. However, such holders may be required to provide certification of non-US status (generally on IRS Form W-8BEN) in connection with payments received in the US or through certain US-related financial intermediaries. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be

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credited against a holder’s US federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

INHERITANCE TAX
ADSs held by an individual, who is domiciled in the US for the purposes of the Convention between the US and the UK for the avoidance of double taxation with respect to taxes on estates and gifts (the Estate Tax Convention) and is not for the purposes of the Estate Tax Convention a national of the UK, will not be subject to UK inheritance tax on the individual’s death or on a transfer of the ADSs during the individual’s lifetime unless the ADSs form part of the business property of a permanent establishment situated in the UK or pertain to a fixed base in the UK used for the performance of independent personal services. In the exceptional case where ADSs are subject both to UK inheritance tax and to US federal gift or estate tax, the Estate Tax Convention generally provides for the tax paid in the UK to be credited against tax payable in the US or for the tax paid in the US to be credited against tax payable in the UK based on priority rules set forth in the Estate Tax Convention.

STAMP DUTY AND STAMP DUTY RESERVE TAX
No UK stamp duty will be payable on the acquisition or transfer of ADSs if there is no instrument of transfer. If there is an instrument of transfer then provided that the instrument of transfer is not executed in the UK and remains at all times outside the UK subsequently then in practice no UK stamp duty will be payable. Neither will an agreement to transfer ADSs in the form of ADRs give rise to a liability to stamp duty reserve tax. An agreement to purchase ordinary shares, as opposed to ADSs, will normally give rise to a charge to UK stamp duty or stamp duty reserve tax at the rate of 0.5% of the price. Stamp duty reserve tax is the liability of the purchaser and the stamp duty is normally also paid by the purchaser. Where such ordinary shares are later transferred to the depositary’s nominee, further stamp duty or stamp duty reserve tax will normally be payable at the rate of 1.5% of the price payable for the ordinary shares so acquired.

A transfer of ordinary shares by an instrument of transfer to the relative ADS holder without transfer of beneficial ownership will in principle give rise to UK stamp duty at the rate of £5 per transfer. Transfers that are not sales will generally be exempt from the £5 stamp duty charge if made under the CREST system for paperless share transfers.

DOCUMENTS ON DISPLAY
All reports and other information that BG Group files with the SEC may be inspected at their public reference facilities at Room 1200, 450 Fifth Street, NW, Washington, DC 20549, USA. These reports may also be accessed via the SEC’s website at www.sec.gov

ACCOUNTANTS’ FEES AND SERVICES
PricewaterhouseCoopers LLP has served as BG Group’s independent public accountants for each of the financial years in the three year period ended 31 December 2004, for which audited financial statements appear in this Annual Report on Form 20-F. The auditors are elected at the AGM.

The following table presents the aggregate fees for professional services and other services rendered by PricewaterhouseCoopers LLP to BG Group in 2004 and 2003.

	2004 £ m	2003 £m

Audit fees(a)	2.6	1.7

Audit-related fees(b)	0.4	0.1

Tax fees(c)	0.4	0.4

All other fees(d)	–	0.2

Total	3.4	2.4

(a)	Audit fees consist of fees billed for the annual audit services engagement and other audit services, which are those services that only the external auditor can reasonably provide, and include the Group audit, statutory audits, comfort letters and consents, attest services and assistance with and review of documents filed with the SEC.
(b)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s Financial Statements or that are traditionally performed by the external auditor, and include consultations concerning financial accounting and reporting standards; internal control reviews of new systems, programmes and projects, review of security controls and operational effectiveness of systems, review of plans and controls for shared service centres, due diligence related to acquisitions; accounting assistance and audits in connection with proposed or completed acquisitions and employee benefit plan audits.
(c)	Tax fees include fees billed for tax compliance services, including the preparation of original and amended tax returns and claims for refund, tax consultations, such as assistance and representation in connection with tax audits and appeals, tax advice related to mergers and acquisitions, transfer pricing, and requests for rulings or technical advice from taxing authorities, tax planning services, and expatriate tax planning and services.
(d)	All other fees include fees billed for training, forensic accounting, data security reviews, treasury control reviews and process improvement and advice, and environmental, sustainability and corporate social responsibility advisory services.

AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURES
The Audit Committee annually agrees a framework of non-audit activities, which are described with sufficient specificity to enable the Committee to ensure that the proposed activity will not compromise the independence of the external auditors. For each activity, the Committee approves a budget for the financial year. Accordingly, the Audit Committee is deemed to have given its pre-approval in respect of individual assignments where the fees fall within the agreed framework and agreed budget for that service. Pre-approval of assignments which are either outside the agreed framework, or are within the agreed framework but not within the agreed budget is delegated to the Audit Committee Chairman or, in his absence, any other member of the Committee. At each meeting, the Committee receives a list of all the non-audit services provided by the external auditors, the specific nature of the work and the fees involved, for their review.

During 2004, 100% of Audit-related fees, 100% of Tax fees and 100% of all other fees provided to BG Group by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to the pre-approval policy and procedures.

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Notice of sixth Annual General Meeting of BG Group plc

This document is important. If you are in any doubt about its content, you should consult an appropriate independent adviser.

If you have sold or transferred all of your shares in BG Group plc, please send this document and all accompanying documents to the purchaser or transferee, or to the stockbroker, bank or other agent through or to whom the sale or transfer was effected so that they can be passed on to the person who now owns the shares.

The sixth Annual General Meeting (AGM) of BG Group plc (the ‘Company’) will be held in Hall 1 of the International Convention Centre, Birmingham B1 2EA on Wednesday 4 May 2005 at 11.00am for the transaction of the business set out below.

This Notice contains the resolutions to be voted on at the Company’s AGM. Resolutions 1 to 9 below are ordinary resolutions which will be passed if more than 50% of the votes cast are in favour of the resolutions. Resolutions 10 to 13 are special resolutions which will be passed if not less than 75% of the votes cast are in favour of the resolutions.

The resolutions include proposals to amend the Memorandum and Articles of Association of the Company. The full terms and proposed text of the amendments will be available for inspection at the Meeting at the International Convention Centre, Birmingham B1 2EA from 10.00am until the conclusion of the Meeting and at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT from the date of this Notice until the conclusion of the Meeting.

A poll will be called on each of the resolutions set out below. Further detail is set out in the explanatory notes.

ORDINARY RESOLUTIONS

Resolution 1
To receive the accounts and reports of the Directors and the Auditors for the year ended 31 December 2004.

Resolution 2
To approve the Remuneration Report as set out on pages 51 to 60 of the BG Group Annual Report and Accounts for the year ended 31 December 2004.

Resolution 3
To declare a final dividend in respect of the year ended 31 December 2004 of 2.08 pence per ordinary share payable on 13 May 2005 to holders of ordinary shares on the register of shareholders of the Company at the close of business on 1 April 2005.

Resolution 4
To elect Baroness Hogg as a Director of the Company.

Resolution 5
To re-appoint PricewaterhouseCoopers LLP as Auditors of the Company, to hold office until the conclusion of the next general meeting at which accounts are laid before the Company.

Resolution 6
To authorise the Audit Committee to determine the remuneration of the Auditors.

Resolution 7
That in accordance with Part XA of the Companies Act 1985 as amended (the ‘Act’), the Company and its wholly-owned subsidiary BG International Limited each be and is hereby authorised:

(a)	to make donations to EU political organisations not exceeding £25 000 in total; and

(b)	to incur EU political expenditure not exceeding £25 000 in total, during the period commencing on the date of this resolution and ending on the date of the Annual General Meeting of the Company in 2006 or, if earlier, 4 August 2006.

For the purpose of this resolution, ‘donations’, ‘EU political organisations’ and ‘EU political expenditure’ have the meanings given to them in Section 347A of the Act.

Resolution 8
That the authority conferred on the Directors by Article 12.2 of the Company’s Articles of Association be renewed and for this purpose:

(a)	the Section 80 amount be £123 368 432; and

(b)	the prescribed period be the period ending on the date of the Annual General Meeting of the Company in 2006 or, if earlier,4 August 2006.

Resolution 9
That, in accordance with Article 82 of the Company’s Articles of Association, the maximum aggregate fees that can be paid each year to the Directors of the Company (excluding amounts paid as special pay (as defined) under Article 83, amounts paid as expenses under Article 84 and any payments under Article 85 of the Articles of Association) be increased from £500 000 to £1 000 000.

SPECIAL RESOLUTIONS

Resolution 10
That the Directors be empowered to allot equity securities (as defined in Section 94 of the Act), entirely paid for in cash:

(a)	of an unlimited amount in connection with a rights issue (as defined in the Company’s Articles of Association); and

(b)	otherwise than in connection with a rights issue, of an amount up to £17 692 165, free of the restrictions in Section 89(1) of the Act provided that:

(i) this power shall expire on the date of the Annual General Meeting of the Company in 2006 or, if earlier, 4 August 2006 and is in substitution for all previous such powers, which shall cease to have effect from the date of this

1	The following documents, which are available for inspection during normal business hours at the registered office of the Company on any weekday (Saturdays, Sundays and public holidays excluded), will also be available for inspection at the place of the AGM from 10.00am on the day of the Meeting until its conclusion:		2	The Company, pursuant to Regulation 41 of the Uncertificated Securities Regulations 1995, specifies that only those holders of ordinary shares registered in the register of members of the Company as at 6.00pm on2 May 2005 shall be entitled to attend or vote at the AGM in respect of the number of ordinary shares registered in their name at that time. Changes to entries on the register of members after 6.00pm on 2 May 2005 shall be disregarded in determining the rights of any person to attend or vote at the Meeting.
	(i)	copies of all Directors’ service contracts and letters of appointment;
	(ii)	the register of interests of the Directors in the share capital of the Company; and
	(iii)	the Memorandum and Articles of Association of the Company and the Memorandum and Articles of Association amended to reflect the changes proposed by Resolutions 12 and 13.

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Resolution, without affecting the validity of any allotment of securities already made under them; and

(ii)	during that period, the Directors can make offers and enter into agreements which would, or might, require equity securities to be allotted after that period.

In working out the maximum amount of equity securities for the purposes of paragraph (b) above, the nominal value of rights to subscribe for shares or to convert any securities into shares will be taken as the nominal value of the shares which would be allotted if the subscription or conversion takes place.

For the purposes of this Resolution:

(a)	references (except in paragraph (b) below) to an allotment of equity securities shall include a sale of treasury shares; and

(b)	the power granted by this Resolution, insofar as it relates to the allotment of equity securities rather than the sale of treasury shares, is granted pursuant to the authority under Section 80 of the Act conferred by Resolution 8.

Resolution 11
That the Company be generally and unconditionally authorised to make market purchases (within the meaning of Section 163(3) of the Act) of ordinary shares of 10 pence each of the Company (‘ordinary shares’) provided that:

(a)	the maximum number of ordinary shares hereby authorised to be acquired is 353 843 302;

(b)	the minimum price which may be paid for any such ordinary share is 10 pence, the nominal value of that share;

(c)	the maximum price which may be paid for any such ordinary share is an amount equal to 105% of the average of the middle market quotations for an ordinary share as derived from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which the share is contracted to be purchased; and

(d)	the authority hereby conferred shall expire on the date of the Annual General Meeting of the Company in 2006 or, if earlier,4 August 2006; but a contract for purchase may be made before such expiry which will or may be executed wholly or partly thereafter, and a purchase of ordinary shares may be made in pursuance of any such contract.

Resolution 12
That:

(a)	Clause 4.37 of the Company’s Memorandum of Association be amended:

	(i)	by the insertion of a new Clause 4.37.3 as follows:

		4.37.3	to provide a Director, former Director, Company Secretary or other officer of the Company with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with any application under those provisions of the Companies Act 1985 referred to in Section 337A of that Act and to do anything to enable a Director, former Director, Company Secretary or other officer of the Company to avoid incurring such expenditure;

	(ii)	by the deletion of ‘and’ from the end of Clause 4.37.1(iii); and
	(iii)	by the deletion of the full stop at the end of Clause 4.37.2 and the insertion of ‘; and’.

(b)	The Company’s Articles of Association be amended as follows:

	(i)	Article 107.2 be amended by the insertion of the following as the ninth bullet point:

		•	the funding of expenditure by one or more Directors in defending proceedings against him or them or doing anything to enable such Director or Directors to avoid incurring such expenditure.

and by the insertion of the following as the tenth bullet point:

		•	indemnities in favour of Directors which are consistent with, or no more onerous than, the provisions of these Articles;.

	(ii)	by the deletion of Article 148.1 and the insertion of a new Article 148.1 as follows:

		148.1	Subject to the provisions of, and so far as is permitted by and consistent with the legislation and the Listing Rules of the UK Listing Authority, every Director, Company Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against (a) any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any associated company (as defined in Section 309A(6) of the Companies Act 1985) (an ‘Associated Company’) other than (i) any liability to the Company or any Associated Company and (ii) any liability of the kind referred to in Sections 309B(3) or (4) of the Companies Act 1985; and (b) any other liability incurred by or attaching to him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

Where a Director, Company Secretary or other officer of the Company is indemnified against any liability in accordance with this Article 148.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto;

	(iii)	by the deletion of all of the provisions of Article 148.2 with the exception of the final sentence: “Article 148.1 also covers any liability to pay an amount in respect of shares acquired by a nominee of the Company.”, which shall remain;

	(iv)	by the insertion of a new Article 148.6 as follows:

		148.6	Subject to the provisions of, and so far as is permitted by and consistent with the legislation and the Listing Rules of the UK Listing Authority, the Company (i) shall provide a Director, Company Secretary or other officer of the Company with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with any application under the provisions mentioned in Section 337A(2) of the Companies Act 1985 and (ii) shall do anything to enable a Director, Company Secretary

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Notice of sixth Annual General Meeting of BG Group plc continued

or other officer of the Company to avoid incurring such expenditure, but so that the terms set out in Section 337A(4) to (6) of the Companies Act 1985 shall apply to any such provision of funds or other things done.

Resolution 13
That the Company’s Articles of Association be further amended by making the changes indicated in accordance with the document produced to the sixth Annual General Meeting of the Company and initialled by the Chairman for the purposes of identification.

Registered Office:	By order of the Board
100 Thames Valley Park Drive	Ben Mathews
Reading	Company Secretary
Berkshire RG6 1PT
Registered in England & Wales No. 3690065	7 March 2005

A shareholder entitled to attend and vote is entitled to appoint a proxy or proxies to attend and, on a poll, to vote instead of him/her. A proxy need not be a shareholder of the Company. Further details of proxy appointment are given on page 144.

EXPLANATORY NOTES
In line with the recommendations by Paul Myners and the Shareholder Voting Working Group issued in January 2004 (the ‘Myners Report’) and with emerging best practice, voting at the Meeting will be by poll rather than by show of hands. The Chairman will invite each shareholder and proxy present at the meeting to complete a poll card indicating how they wish to cast their votes in respect of each resolution. In addition, the Chairman will cast the votes for which he has been appointed as proxy. Poll cards will be collected at the end of the meeting and the preliminary results declared. Once the results have been verified by the Company’s Registrar, they will be notified to the UK Listing Authority and published on the Company’s website.

Annual Report and Accounts (Resolution 1)
The Directors must lay before the Meeting the accounts of the Company for the financial year ended 31 December 2004, the Directors’ Report, the Remuneration Report and the Auditors’ Report on the accounts and the auditable part of the Remuneration Report.

Remuneration Report (Resolution 2)
UK listed companies must put an ordinary resolution to shareholders at the Annual General Meeting seeking approval of the Remuneration Report. The vote is advisory in nature, in that payments made or promised to Directors will not have to be repaid in the event that the resolution is not passed.

Declaration of a Dividend (Resolution 3)
A final dividend for the year ended 31 December 2004 of 2.08 pence per ordinary share is recommended by the Directors. A final dividend can be paid only after it has been declared by the shareholders at a general meeting. It is proposed that shareholders declare this dividend by passing Resolution 3. If so declared, the final dividend will be paid on 13 May 2005 to ordinary shareholders who were on the register of the Company at the close of business on 1 April 2005. ADR holders will be entitled to receive the US$ equivalent of £0.104 per ADS on 20 May 2005.

An interim dividend for the year ended 31 December 2004 of 1.73 pence per ordinary share was paid on 10 September 2004.

Election of Baroness Hogg (Resolution 4)
The Company’s Articles of Association require any Director newly appointed by the Board to retire at the first Annual General Meeting following their appointment. Baroness Hogg was appointed to the Board as a non-executive Director on 27 January 2005. Biographical details of Baroness Hogg are given on page 45. In reviewing the recommendation of the Nominations Committee concerning this election, the Board has concluded that Baroness Hogg is independent in character and judgement and will make an effective and valuable contribution to the Board and demonstrate commitment to the role. The Board unanimously recommends her election.

Re-appointment and Remuneration of Auditors (Resolutions 5 and 6)
The Company is required to appoint auditors at each general meeting at which accounts are laid before the Company, to hold office until the next such meeting. Following the recommendation of the Audit Committee, the Directors propose that PricewaterhouseCoopers LLP be reappointed as Auditors of the Company. Resolution 6 proposes that the Audit Committee be authorised to determine the level of the Auditors’ remuneration.

Political Donations (Resolution 7)
As stated in the Company’s Statement of Business Principles, it is the Company’s policy not to make contributions to political parties. This policy is strictly adhered to and there is no intention to change it. Section 347A of the Companies Act 1985 (the ‘Act’) includes very broad definitions of ‘donations’ to ‘EU political organisations’ and of ‘EU political expenditure’ which may have the effect of covering a number of normal business activities that would not be thought to be political donations in the usual sense. To avoid any possibility of inadvertently contravening the Act, the Directors consider that it would be prudent to follow the procedure specified in the Act to obtain shareholder approval for the Company and BG International Limited each to make donations to EU political organisations of up to £25 000 and to incur EU political expenditure of up to £25 000 in the forthcoming year. BG International Limited is a wholly-owned subsidiary of the Company and is the largest employer in the Group. This authority will not be used to make any political donations as that expression would have been understood before Part XA of the Act became law.

Authority to Allot Shares (Resolution 8)
The Directors are currently authorised to allot relevant securities. However, this authority terminates on the date of the 2005 Annual General Meeting. This resolution proposes that such authority be renewed and that the Directors be authorised to allot up to 1 233 684 315 ordinary shares for the period ending on the date of the Company’s Annual General Meeting in 2006 or, if earlier, 4 August 2006. The authority represents one-third of the share capital of the Company in issue at 4 March 2005. This amount complies with guidelines issued by investor bodies. The Directors have no present intention of issuing any relevant securities other than pursuant to employee share schemes.

Directors’ Fees (Resolution 9)
This resolution relates to fees payable to non-executive Directors. It is proposed that the maximum aggregate Directors’ fees that can be paid each year under Article 82 be increased from £500 000 to £1 000 000. It is important for the Company to continue to attract and retain non-executive directors of the highest calibre and that they are adequately compensated for the vital role they play. The responsibilities of, and the time commitment expected from, non-executive directors have increased significantly in the

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last few years and fees paid to non-executive directors are increasing accordingly. This proposed increase of the aggregate fees limit will give the Company the flexibility, over time, to increase the non-executive Directors’ fees up to an aggregate total of £1 000 000 to ensure the retention of appropriately skilled and committed people. The amendment to the Article, if approved, will also provide the necessary flexibility for the appointment of any additional non-executive directors. Fees paid to Directors are fully disclosed each year in the Remuneration Report, which is put to the general meeting for approval (see Resolution 2).

Disapplication of Pre-emption Rights (Resolution 10)
The Directors are currently authorised to allot unissued shares for cash without first offering them to existing shareholders in proportion to their holdings (a pre-emptive offer). However, this authority terminates on the date of the 2005 Annual General Meeting. This resolution proposes that such authority be renewed and that the Directors be authorised to allot up to 176 921 651 ordinary shares for cash without a pre-emptive offer being made for the period ending on the date of the Company’s Annual General Meeting in 2006 or, if earlier, 4 August 2006. Following the introduction of the Treasury Shares Regulations, this authority will now also cover the sale of treasury shares for cash. The authority represents approximately 5% of the share capital in issue at 4 March 2005. This amount complies with guidelines issued by investor bodies.

Authority to Make Market Purchases of Own Ordinary Shares
(Resolution 11)
In certain circumstances, it may be advantageous for the Company to purchase its own ordinary shares and Resolution 11 seeks authority from shareholders to do so. The Directors intend to exercise this power only when, in the light of market conditions prevailing at the time, they believe that to do so would be in the best interests of shareholders generally. Before deciding on the course of action, the Directors would take into account the impact of any purchase on earnings per share, as well as other investment opportunities and the overall financial position of the Company.

Any shares purchased in this way will, unless the Directors determine that they are to be held as treasury shares (see below), be cancelled and the number of shares in issue will be reduced accordingly. Shares held in treasury will not automatically be cancelled and will not be taken into account in future calculations of earnings per share (unless they are subsequently resold or transferred out of treasury).

Following the implementation of the Treasury Shares Regulations, the Companies Act 1985 now allows companies to hold shares acquired by way of market purchase in treasury, rather than having to cancel them. The Company may now therefore consider holding any of its own shares that it purchases pursuant to the authority conferred by this resolution as treasury shares as an alternative to cancelling them. This would give the Company the ability to re-issue such treasury shares quickly and cost effectively, and would provide the Company with additional flexibility in the management of its capital base. The Directors believe that it is desirable for the Company to have this flexibility.

No dividends will be paid on shares whilst held in treasury and no voting rights will be exercisable in respect of treasury shares.

The resolution specifies the maximum number of shares which may be acquired (10% of the Company’s issued ordinary share capital) and the maximum and minimum prices at which they may be bought.

The total number of options to subscribe for equity shares outstanding at 4 March 2005 is 54.2 million. This represents 1.53% of the issued share capital at that date. If the Company bought back the maximum number of shares permitted pursuant to the passing of this resolution and cancelled them, then the total number of options to subscribe for equity shares outstanding at that date would represent 1.7% of the issued share capital as reduced following those repurchases. At 4 March 2005, there are no warrants to subscribe for ordinary shares outstanding and no ordinary shares held in treasury.

Articles of Association – Directors’ Indemnities and Funding
of Directors’ Defence Costs (Resolution 12)
The Companies (Audit, Investigations and Community Enterprise) Act 2004 inserts a new section 309A in the Companies Act 1985 which allows a company to indemnify its directors against any liability incurred by a director to any person (other than the Company or any associated company) in connection with any negligence, default, breach of duty or breach of trust in relation to the Company. This was previously prohibited under section 310 of the Companies Act 1985. It also inserts a new section 337A in the Companies Act 1985 which allows a company to provide its directors with funds to cover the costs incurred by a director in defending legal proceedings against him or her. Previously, a company has only been able to fund a director’s defence costs once final judgment in their favour has been reached.

Since directors are increasingly being added as defendants in legal actions against companies, and litigation is often very lengthy and expensive, the Board believes that the risk of directors being placed under significant personal financial strain is increasing. The Board believes that the provision of appropriate indemnities and the funding of directors’ defence costs as they are incurred, as permitted by the new legislation, are reasonable protection for the Directors, and are important to ensure that the Company continues to attract and retain the highest calibre of directors.

The Board therefore proposes that the Memorandum and Articles of Association be amended to reflect the new statutory provisions. The effect of the proposed resolution is:

(i)	To amend the wording of the existing indemnity in Article 148 to reflect the new provisions. The deleted provisions reflect the language of the old statutory provisions and are therefore out-of-date. The proposed amendment to Article 107.2 is to ensure that the Directors can collectively vote in respect of such indemnities.

(ii)	To amend the Memorandum of Association to insert a power to fund defence costs and to amend the Articles of Association to provide that the Company shall fund a director’s defence costs should an action be brought against him or her. The proposed amendment to Article 107.2 is to ensure that the Directors can collectively vote in respect of such funding.

Individual Directors of the Company would still be liable to pay any damages awarded to the Company in an action against them by the Company, and to repay their defence costs, to the extent funded by the Company, if their defence is unsuccessful.

The new legislation does not restrict the Company from indemnifying or funding the defence costs of the Company Secretary or other officers of the Company. The Board believes it is appropriate that such persons be indemnified in respect of their liabilities in such positions to the same extent as the Directors.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	143

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Notice of sixth Annual General Meeting of BG Group plc continued

Articles of Association – Other Amendments (Resolution 13)
Since April 2002, when the Company’s Articles of Association were last amended, there have been a number of legislative, regulatory and best practice developments which the Board believes should be reflected in the Articles. A number of further amendments to the Articles of Association are therefore being proposed to implement the various changes.

Details of the proposed changes are set out below. A copy of the Company’s Articles of Association, as amended to reflect these changes, and the other changes proposed pursuant to Resolution 12 above, will be available for inspection at the Meeting at the International Convention Centre, Birmingham B1 2EA from 10.00am until the conclusion of the AGM and at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT from the date of this Notice until the conclusion of the Meeting.

1.   Treasury shares
Treasury shares are shares in a listed company which have been purchased by that company out of its distributable profits and then held by that company in treasury for re-sale for cash, transfer in connection with an employee share scheme or cancellation.

The Articles of Association already permit the Company to buy back, or agree to buy back in the future, any shares of any class in accordance with the Companies Act 1985 and other applicable laws. If Resolution 11 is passed, the Company will continue to be authorised to make market purchases of its own ordinary shares. The amendments will specify that the Company may hold shares as treasury shares, and provide that the Company will not exercise any rights in connection with them whilst held in treasury.

2.   CREST voting by institutions
The Articles of Association already permit members of CREST to appoint proxies electronically. Some minor alterations to the Articles are proposed to clarify the provisions in the light of the underlying legislation introduced in 2003.

3.   Electronic archiving
The proposed amendments will allow the Company to keep electronic archives of various documents relating to shareholders rather than hard copy archives of such documents. The Board believes that electronic archiving will result in cost savings for the Company.

4.   Voting by poll
Under the Articles of Association, in the first instance votes at a general meeting are taken by a show of hands. The Chairman may exercise his discretion to call for a poll in relation to any resolution. At last year’s AGM, the Chairman called a poll on every resolution.

The Myners Report recommended that a poll should be called on all substantive resolutions at companies’ general meetings and recommended that listed companies consider including a provision to this effect in their articles of association. The Board considers that the use of polls for voting on substantive resolutions will usually be appropriate since it produces a more transparent method of voting and an exact and definitive result.

The proposed amendments to the Articles of Association will delete the requirement that resolutions first be put to a show of hands and will provide the flexibility to have all substantive resolutions voted on by way of a poll. Procedural resolutions may continue to be decided by a show of hands unless a poll is demanded.

5.   Proxies speaking at general meeting
The Myners Report also recommended that proxies should be permitted to speak at general meetings. The Articles of Association currently provide that proxies cannot speak at general meetings of the Company.

The proposed amendments delete the prohibition on proxies speaking at the Company’s general meetings and would therefore bring the Articles in line with the Myners Report recommendation.

6.   References to legislation
The Articles of Association include references to certain acts which have now been superseded. The proposed changes will update the Articles of Association to replace references to out-of-date legislation with references to current legislation.

Recommendation
Your Directors unanimously recommend that you vote in favour of all the above resolutions as they intend to do so themselves in respect of their own beneficial holdings, with the exception of Resolutions 9 and 12, where they will be abstaining.

Appointing a proxy
A proxy form is enclosed with this Notice and instructions for its use are shown on the form. Proxies must be submitted by 11.00am on Monday 2 May 2005 to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6BA. Details of how to submit your proxy electronically are given below.

Electronic proxy voting
Shareholders may register the appointment of a proxy for the AGM electronically at www.sharevote.co.uk, a website operated by the Company’s Registrar, Lloyds TSB Registrars. Shareholders are advised to read the terms and conditions, shown on the website, relating to the use of this facility before appointing a proxy. Any electronic communication sent by a shareholder that is found to contain a computer virus will not be accepted. Electronic communication facilities are available to all shareholders and those who use them will not be disadvantaged in any way.

Electronic proxy appointment through CREST
CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the AGM to be held on 4 May 2005 and any adjournment(s) thereof by using the procedures described in the CREST Manual. CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a ‘CREST Proxy Instruction’) must be properly authenticated in accordance with CRESTCo’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy, must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID 7RA01) by 11.00am on Monday 2 May 2005. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications

144	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that CRESTCo does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5) (a) of the Uncertificated Securities Regulations 2001.

Summary of AGM business
A summary of the business carried out at the meeting will be published on the Group’s website, www.bg-group.com

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	145

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Cross-reference to Form 20-F

Item		Page

1	Identity of Directors, Senior
	Management and Advisers
	Not applicable	–
2	Offer Statistics and Expected
	Timetable
	Not applicable	–
3	Key Information
	Five year financial summary
	(unaudited)	126-129
	Five year financial summary
	(continuing operations only)
	(unaudited)	130-131
	Risk Factors	35-38
4	Information on the Company
	BG Group’s global operations	6-7
	Financial Review
	– Exceptional items –
	Profit/(Loss) on disposals	23
	– Capital Investment	24-25
	– Cash Flow	25
	Shareholder information
	– Headquarters and
	Registered Office Address	132
	– Agent for Service of Process
	in the USA	132
	Additional shareholder information
	– This Report and Accounts
	Incorporates the US Form 20-F	133
	– History and Development
	of the Company	133
	– Organisational Structure	134
	Presentation of non-GAAP
	Measures	148
	Cautionary Note to Shareholders
	in Relation to Certain Forward-
	Looking Statements	149
	Business Overview	8
	Strategy	9-10
	Operating Review*	11-19
	Future Prospects	30
	Corporate Responsibility
	– Environmentally Responsible	33-34
	Supplementary information
	– gas and oil (unaudited)	120-124
	Historical Production
	(unaudited)	125
	Notes to the accounts
	– Note 2 (Segmental Analysis)	70-73
	– Note 12 (Tangible Fixed Assets)	82
5	Operating and Financial Review
	and Prospects
	Financial Review*	20-29
	Risk Factors
	– Treasury	37-38
	Presentation of non-GAAP
	Measures	148
	Cautionary Note to Shareholders
	in Relation to Certain Forward-
	Looking Statements	149
	Notes to the accounts
	– Notes 18 (Borrowings) to 21
	(Financial Instruments)	86-90
	– Note 26 (Commitments
	and Contingencies)	93-94
	Strategy	9-10
	Future Prospects	30
Item		Page

6	Directors, Senior Management
	and Employees
	Board of Directors	44-45
	Group Executive Committee
	and Company Secretary	46-47
	Directors’ Report	49-50
	Remuneration Report	51-60
	Governance Framework	39-43
	Corporate Responsibility
	– Responsible to Our People	31-32
	Notes to the accounts
	– Note 5 (Directors
	and Employees)	75-76
7	Major Shareholders and Related Party Transactions
	Additional shareholder information
	– Major Shareholders	135
	Financial Review
	– Related Party Transactions	29
	Notes to the accounts
	– Note 27 (Related
	Party Transactions)	95
8	Financial Information
	US Report of Independent
	Accountants – see item 18 of the
	Company’s Form 20-F filed with
	the US Securities and Exchange
	Commission
	Financial Review
	– Dividend	27
	Principal accounting policies*	62-63
	Consolidated profit and
	loss account	64-65
	Consolidated statement of total
	recognised gains and losses	65
	Balance sheets	66
	Movement in BG Group
	shareholders’ funds	67
	Consolidated cash
	flow statement	68
	Reconciliation of
	net borrowings	68
	Analysis of changes in
	financing during the year	69
	Analysis of cash movement	69
	Notes to the accounts	70-109
	Five year financial
	summary (unaudited)
	– Annual Dividends	129
	Directors’ Report
	– Significant Events Subsequent
	to 31 December 2004	49
	Notes to the accounts
	– Note 1 (Post Balance Sheet
	Events)	70
9	The Offer and Listing
	Additional shareholder information
	– Listing and Price History	134
10	Additional Information
	Additional shareholder information
	– Memorandum and Articles
	of Association	135-137
	– Material Contracts	137
	– Exchange Controls	137
	– Taxation	137-139
	– Documents on Display	139
11	Quantitative and Qualitative
	Disclosures about Market Risk
Item		Page

	Risk Factors
	– Commodity Prices
	to Treasury	36-38
	Principal accounting policies
	– Financial Instruments to
	Commodity Instruments	63
	Notes to the accounts
	– Note 21
	(Financial Instruments)	89-90
12	Description of Securities
	Other than Equity Securities
	Not applicable	–
13	Defaults, Dividend Arrearages
	and Delinquencies
	None	–
14	Material Modifications to the
	Rights of Security Holders and
	Use of Proceeds
	None	–
15	Controls and Procedures
	Governance Framework
	– SEC Statement on
	Controls and Procedures	39
16A	Audit Committee Financial Expert
	Governance Framework
	– Board committees –
	Audit Committee	42
16B	Code of Ethics
	Corporate Responsibility	31
16C	Principal Accountant Fees
	and Services
	Additional shareholder information
	– Accountants’ Fees and Services
	to Audit Committee
	Pre-Approval Policy and
	Procedures	139
16D	Exemptions from the Listing
	Standards for Audit Committees
	Not applicable	–
16E	Purchases of Equity Securities by the Issuer and Affiliated Purchasers
	See item 16E of the Company’s
	Form 20-F filed with the US Securities
	and Exchange Commission
17	Financial Statements
	Not applicable	–
18	Financial Statements
	US Report of Independent
	Accountants – see item 18 of the
	Company's Form 20-F filed with
	the US Securities and Exchange
	Commission
	Principal accounting policies*	62-63
	Consolidated profit and
	loss account	64-65
	Consolidated statement of total
	recognised gains and losses	65
	Balance sheets	66
	Movement in BG Group
	shareholders’ funds	67
	Consolidated cash
	flow statement	68
	Reconciliation of net borrowings	68
	Analysis of changes in
	financing during the year	69
	Analysis of cash movement	69
	Notes to the accounts	70-109
19	Exhibits
	See item 19 of the Company's
	Form 20-F filed with the US
	Securities and Exchange Commission

* Disclosures relating to finding and development costs (F&D costs) and proved reserve replacement rates (RRR), and specific references to pages 110-119 (Results restated under IFRS), have been redacted and excluded from our Form 20-F filing with the US Securities and Exchange Commission.

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Index

Item	Page

Accounting policies	62-63
Acquisition of subsidary undertakings	84
American Depositary Shares	27, 102, 128
Annual General Meeting	ifc, 40
Assets	66, 72
Gross	72, 128
Net	72, 130
Associated undertakings	83, 109
Auditors’ remuneration	74
Auditors’ Report	61
Balance sheets	66
Five Year Financial Summary	127, 130
Basis of consolidation	62
Basis of preparation	62
Borrowings	66, 86-89
Business overview	8
Capital and reserves	66, 92-93
Capital investment/expenditure	24-25, 73
Cash flow	25, 68, 100-101
Five Year Financial Summary	127, 131
Changes in financing during the year	69
Charitable donations	33
Commitments and contingencies	93-94
Committees	42
Community	50
Corporate Responsibility	31-34
Creditors	66, 90, 130
Cross-reference to Form 20-F	146
Debt/equity ratio	128
Debtors	66, 85
Decommissioning	28, 63
Deferred taxation	63, 80, 85, 90-91
Definitions	ibc
Depreciation and
amortisation	28, 62, 74, 81, 82
Derivatives	37-38, 89
Directors	44-45
Directors’ Report	49-50
Disposals	78
Item	Page

Dividends	27, 80, 129
Earnings/(loss) per
ordinary share	24, 81, 128, 130
Employees	50, 75, 128
Exceptional items	64, 78, 130
Exchange rate information	129
Exploration and Production
(E&P)	11-13, 21, 49, 70-73
Exploration expenditure	24, 28, 63, 74, 81-82
Financial calendar	ifc
Financial instruments	63, 89, 90
Financial Reporting Standards	62-63
Five Year Financial Summary	126-131
Fixed assets	66, 81-82, 127
Intangible	62, 66, 81-82
Tangible	62, 66, 82
Foreign currencies	63, 87-88
Future Prospects	30
Gearing	128
Glossary of terms	148
Going concern	50
Goodwill	62,81
Governance Framework	39-43
Group Executive Committee	46-47
Guarantees	94
Health, Safety, Security
and Environment	32-34
International Financial Reporting
Standards (IFRS)	29
Interest	23, 64, 79, 130
Internal control	43
Impairment	28
Investments	66
Current asset	66
Fixed asset	66
Joint ventures	66, 83
Leases	63, 86, 93
Liquefied Natural Gas
(LNG)	14-15, 21-22, 70-73
Litigation	94
Movement in BG Group
shareholders’ funds	67
Item	Page

Operating and Financial Review	6-38
Operating profit/(loss)	20, 23, 64-65
Other activities	19, 22, 70-73
Pensions and post-retirement
benefits	63, 95-100
Petroleum revenue tax	80, 90
Power Generation
(Power)	18, 22, 70-73
Principal Accounting Policies	62-63
Principal activities	49
Profit and loss account	64-65
Five Year Financial Summary	126, 130
Provisions for liabilities
and charges	90-91
Reconciliation of net borrowings	68
Related party transactions	29, 95
Remuneration Report	51-60
Research and development	63, 74
Reserves	66, 127
Return on average capital
employed	128
Risk factors	35-38
Segmental analysis	70-73
Share capital	66, 92-93
Shareholder Information	132-139
Shareholders’ funds	66, 67
Statement of total recognised
gains and losses	65
Stocks	62, 66, 85
Strategy	9-10
Subsidiary undertakings	108-109
Substantial shareholdings	49
Supplementary Information
– Gas and Oil	120-125
Suppliers	50
Taxation	64, 79, 126, 130
Transco	133
Transmission and Distribution
(T&D)	8, 16, 22, 70-73
Treasury policy	37
US GAAP	29, 98, 102, 128

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	147

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Presentation of non-GAAP measures and glossary

PRESENTATION OF NON-GAAP MEASURES
BG Group gives certain additional information in a non-statutory format in order to provide readers with an increased insight into the underlying performance of the business, in line with management’s own view. Where such non-GAAP information is given, this is clearly indicated and the comparable statutory figure is also provided.

The measures BG Group uses comprise:

• presentation of results excluding exceptional items (‘Business Performance’);
• results at constant US$/UK£ exchange rates and upstream commodity prices; and
• results normalised to reference conditions.

An explanation of each of these presentations is given below.

Results excluding exceptional items (‘Business Performance’) are presented because management believes that exclusion of these items facilitates understanding of the underlying performance of the business and improves the comparability of results for the periods concerned. For these reasons, BG Group uses Business Performance measures to manage the Group. The items excluded from Business Performance are exceptional items as defined by Financial Reporting Standard 3 – i.e. items which derive from events or transactions that fall within the ordinary activities of BG Group but which require separate disclosure in order to present a true and fair view of the performance during a period. All profits and losses on the disposal of fixed assets and investments are reported as exceptional items. For a reconciliation between the results including and excluding exceptional items, see the consolidated profit and loss account, pages 64 and 65, and for details of exceptional items, see note 6, page 78.

Results at constant US$/UK£ exchange rates and upstream (i.e. E&P) commodity prices are intended to provide additional information to explain further the underlying trends in the business. The disclosure recalculates the current year profit on the basis that the US$/UK£ exchange rate and the upstream commodity prices were the same as in the previous year – so providing a comparable base in respect of these two factors.

Return on average capital employed (ROACE) represents profit before tax (excluding exceptional items) plus net interest payable on net borrowings, as a percentage of average capital employed.
Term used in	US equivalent or
Annual Report	brief description

Accounts	Financial statements

Acquisition accounting	Purchase accounting

Advance corporation tax	No direct US equivalent –
tax paid on company
distribution recoverable from
UK taxes due on income

Allotted	Issued

Associated undertaking	20-50% owned investee

Called-up share capital	Common stock, issued
and fully paid

Capital allowances	Tax term equivalent to US tax
depreciation allowances

Class of business	Industry segment

Closing rate method	Current rate method

Consolidated accounts	Consolidated financial
statements

Creditors	Accounts payable/payables

Creditors: amounts falling due	Long-term accounts
after more than one year	payable/payables

Creditors: amounts falling due	Current accounts
within one year	payable/payables

Debtors	Accounts receivable/receivables

Finance lease	Capital lease

Financial year	Fiscal year

Freehold	Ownership with absolute rights
in perpetuity

Freehold land	Land owned

Gearing	Leverage

Interest receivable	Interest income

Interest payable	Interest expense

Loan capital	Debt

Net asset value	Book value

Nominal value	Par value

Pension scheme	Pension plan

Profit	Income (or earnings)

Profit and loss account reserve	Retained earnings

Profit and loss account	Income statement

Profit attributable to	Net income
ordinary shareholders

Reconciliation of movements	Statement of changes in
in shareholders’ funds	stockholders’ equity

Reserves	Stockholders’ equity other
than capital stock

Share capital	Capital stock or common stock

Share premium account	Additional paid-in capital

Share scheme	Share plan

Shares in issue	Shares outstanding

Shareholders’ funds	Stockholders’ equity

Stocks	Inventories

Tangible fixed assets	Property, plant and equipment

Turnover	Revenues (or sales)

148	BG GROUP ANNUAL REPORT AND ACCOUNTS 2004

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Definitions

For the purpose of this document the following definitions apply:

‘€’	Euros

‘$’	US dollars

‘£’	UK pounds Sterling

‘bcf’	Billion cubic feet

‘bcm’	Billion cubic metres

‘bcma’	Billion cubic metres per annum

‘BG’ or ‘BG Group’	The Company or the Group or any of its
subsidiary undertakings, joint ventures or
associated undertakings

‘BG Energy Holdings	BG Energy Holdings Limited,
Limited’ or ‘BGEH’	a subsidiary of the Company

‘BG Energy Holdings’	BG Energy Holdings Limited and its
subsidiary undertakings consolidated with its
share of joint ventures and associated
undertakings

‘BG Transco Holdings’	Transco Holdings plc (formerly named BG
Transco Holdings plc) and its
subsidiary undertakings consolidated with its
share of joint ventures and associated
undertakings

‘billion’ or ‘bn’	One thousand million

‘boe’	Barrels of oil equivalent

‘boed’	Barrels of oil equivalent per day

‘bopd’	Barrels of oil per day

‘CAGR’	Compound Annual Growth Rate

‘CPC’	Caspian Pipeline Consortium

‘CCGT’	Combined Cycle Gas Turbine

‘Combined Code’	The 2003 Combined Code on Corporate
Governance appended to the Listing Rules of the
UK Listing Authority

‘Company’	BG Group plc

‘demerger’	The demerger of certain businesses (principally
Transco) by BG to Lattice Group plc, which
became effective on 23 October 2000

‘DTI’	Department of Trade and Industry

‘EPC’	Engineer Procure Construct

‘EPIC’	Engineer Procure Install Construct

‘Finding and Development	The three year average unit finding and
Costs (F&D)’	development cost is calculated by dividing the
total exploration, development and unproved
acquisition costs incurred over the period by the
total changes in net proved reserves (excluding
purchases, sales and production) for that period

‘Group’	The Company and its subsidiary
undertakings

‘GW’	Gigawatt
‘km’	Kilometres

‘Lattice’ or	Lattice Group plc or any of its subsidiary
‘Lattice Group’	undertakings, joint ventures or
associated undertakings

‘Lattice Group plc’	Lattice Group plc, the ultimate parent company
of Lattice

‘m’	Million

‘mcmd’	Thousand cubic metres per day

‘mmbbl’	Million barrels

‘mmboe’	Million barrels of oil equivalent

‘mmbtu’	Million British thermal units

‘mmcm’	Million cubic metres

‘mmcmd’	Million cubic metres per day

‘mmscf’	Million standard cubic feet

‘mmscfd’	Million standard cubic feet per day

‘mmscm’	Million standard cubic metres

‘mmscmd’	Million standard cubic metres per day

‘mtpa’	Million tonnes per annum

‘MW’	Megawatt

‘Normalising’	Adjust to a comparable basis

‘OECD’	Organisation for Economic Co-operation
and Development

‘PSA’	Production Sharing Agreement

‘PSC’	Production Sharing Contract

‘Qbtu’	Quadrillion British thermal units

‘ROACE’	Return on Average Capital Employed

‘tcf’	Trillion cubic feet

‘three year proved	The three year average proved reserves
reserves replacement	replacement rate is the total net proved reserves
rate (RRR)’	changes over the three year period including
purchases and sales (excluding production)
divided by the total net production for that period

‘SEC’	The United States Securities and Exchange
Commission

‘SPE’	The Society of Petroleum Engineers

‘Transco’	The gas transportation business carried out by
Transco plc

‘Transco Holdings plc’	Transco Holdings plc (formerly known as BG
Transco Holdings plc), which became part of
Lattice on demerger

‘Transco plc’	Transco plc (formerly known as BG Transco plc
and before that as BG plc), a subsidiary of
Transco Holdings plc and which became part
of Lattice on demerger

‘UKCS’	United Kingdom Continental Shelf

CAUTIONARY NOTE TO SHAREHOLDERS IN RELATION TO CERTAIN FORWARD-LOOKING STATEMENTS
This Annual Report and Accounts includes ‘forward-looking information’ within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. Certain statements included in this Annual Report and Accounts, including without limitation, those concerning (a) strategies, outlook and growth opportunities, (b) positioning to deliver future plans and to realise potential for growth, (c) delivery of the performance required to meet the 2006 targets, (d) expectations regarding gas and oil prices, (e) development of new markets, (f) the development and commencement of commercial operations of new projects, (g) liquidity and capital resources, (h) gas demand growth, (i) plans for capital and investment expenditure, (j) the economic outlook for the gas and oil industries, (k) regulation, (l) qualitative and quantitative disclosures about market risk and (m) statements preceded by ‘expected’, ‘scheduled’, ‘targeted’, ‘planned’, ‘proposed’, ‘intended’ or similar statements, contain certain forward-looking statements concerning the Group’s operations, economic performance and financial condition. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results could differ materially from those set out in the forward-looking statements as a result of, among other factors, (a) changes in economic, market and competitive conditions, including gas and oil prices, (b) success in implementing business and operating initiatives, (c) changes in the regulatory environment and other government actions, including UK and international corporation tax rates, (d) a major recession or significant upheaval in the major markets in which the Group operates, (e) the failure to ensure the safe operation of the Group’s assets worldwide, (f) implementation risk, being the challenges associated with delivering capital intensive projects on time and on budget, including the need to retain and motivate staff, (g) commodity risk, being the risk of a significant fluctuation in gas and/or oil prices from those assumed, (h) fluctuations in exchange rates, in particular the US$/UK£ exchange rate being significantly different from that assumed, (i) risks encountered in the gas and oil exploration and production sector in general and (j) business risk management.

BG GROUP ANNUAL REPORT AND ACCOUNTS 2004	149

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BG Group plc 100 Thames Valley Park Drive Reading, Berkshire RG6 1PT www.bg-group.com

Registered in England & Wales No. 3690065

Designed and produced by Black Sun Plc. Printed by Butler and Tanner.

BG Group Annual Report and Accounts 2004